     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 2000



                                                      REGISTRATION NO. 333-95145

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                            THE SECURITIES ACT OF 1933

                            ------------------------

                                VIEW TECH, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    5065                                   77-0312442
      (STATE OR OTHER JURISDICTION              (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                            ------------------------

                           3760 CALLE TECATE, SUITE A
                        CAMARILLO, CALIFORNIA 93102-5041
                                 (805) 482-8277
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                DOUGLAS HOPKINS
                            CHIEF EXECUTIVE OFFICER
                                VIEW TECH, INC.
                           3760 CALLE TECATE, SUITE A
                        CAMARILLO, CALIFORNIA 93102-5041
                                 (805) 482-8277
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

                  ROBERT C. RIVES, JR., ESQ.                                      MICHAEL J.W. RENNOCK, ESQ.
                    BURNS & LEVINSON LLP                                           MORRISON & FOERSTER LLP
                      125 SUMMER STREET                                          1290 AVENUE OF THE AMERICAS
                 BOSTON, MASSACHUSETTS 02110                                       NEW YORK, NEW YORK 10104
                       (617) 345-3000                                                  (212) 468-8000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: At the effective time of the merger of the Registrant with All Communications Corporation, which shall occur as soon as practicable after the effective date of this Registration Statement and the satisfaction of all conditions to the closing of such merger.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: / /

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1993, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED MARCH 31, 2000


                             VIEWTECH INC. [LOGO]

                    ALL COMMUNICATIONS CORPORATION [LOGO]


                          YOUR VOTE IS VERY IMPORTANT


     The boards of directors of View Tech, Inc. and All Communications Corporation agreed on a merger of VTI and ACC. If we complete the merger, ACC shareholders will receive 3.3 shares of VTI common stock for each share of ACC common stock that they own, and will own approximately 74% on a fully diluted basis of the outstanding common stock of VTI after the merger. If the VTI stockholders approve the 2 for 1 reverse stock split described in this joint proxy statement/prospectus, the exchange ratio will be adjusted accordingly to
1.65 to 1. VTI common stock is traded on the Nasdaq National Market under the trading symbol "VUTK," and on March 28, 2000, the price of VTI common stock closed at $6 5/8 per share. VTI stockholders will continue to own their existing shares after the merger.


     We cannot complete the merger unless the shareholders of ACC approve the merger and the stockholders of VTI approve both the issuance of shares of VTI stock to ACC shareholders in the merger and an increase in VTI's authorized common stock. The board of directors of VTI also is submitting proposals to further increase the VTI's authorized common stock and for a 2 for 1 reverse stock split. We are also asking all ACC and VTI stockholders to approve a change in the name of the surviving corporation of the merger from VTI to "Wire One Technologies, Inc.," effective upon completion of the merger.


     This joint proxy statement/prospectus provides you with detailed information about the proposals. In addition, you may obtain information about our companies from documents that we have previously filed with the Securities and Exchange Commission. WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY. IN PARTICULAR, PLEASE CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" ON PAGE 13 OF THIS JOINT PROXY STATEMENT/PROSPECTUS.


     Whether or not you plan to attend a meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. YOUR VOTE IS VERY IMPORTANT.


Douglas Hopkins                         Richard Reiss
Chief Executive Officer                 President and Chief Executive Officer
View Tech, Inc.                         All Communications Corporation


NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORS HAS APPROVED THE VIEW TECH, INC. COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This joint proxy statement/prospectus is dated                , 2000, and was
first mailed to stockholders on or about                , 2000.

                         ALL COMMUNICATIONS CORPORATION
                                     (ACC)
                                225 LONG AVENUE
                           HILLSIDE, NEW JERSEY 07205

                            ------------------------

                    NOTICE OF SPECIAL SHAREHOLDERS' MEETING

                                Date:             , 2000

                                Time:  8:30 a.m.

                                Place: Offices of Morrison & Foerster LLP,
                                       1290 Avenue of the Americas,
                                       New York, New York 10104

     At the meeting you will consider and vote on a proposal to approve the merger agreement between VTI and ACC and to approve an amendment to the certificate of incorporation of the surviving corporation to change its corporate name to "Wire One Technologies, Inc." immediately following consummation of the merger. Under the merger agreement, each outstanding share of ACC common stock will convert into the right to receive 3.3 shares of VTI common stock. ACC warrants will convert into VTI warrants in accordance with the exchange ratio. If the VTI stockholders approve the 2 for 1 reverse stock split described in this joint proxy statement/prospectus, the exchange ratio will be adjusted accordingly to 1.65 to 1.

     We will transact no other business at the special meeting, except business which may be properly brought before the special meeting or any adjournment or postponement of the special meeting.

     Only holders of record of shares of ACC common stock at the close of business on January 11, 2000, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.

     Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. You may vote in person at the special meeting, even if you have returned a proxy. If you do not vote by proxy or in person at the special meeting, it will count as a vote against the merger agreement.

     PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARDS AT THIS
TIME.

                                          By Order of the Board of Directors,

                                          Andrea Grasso, Secretary

Hillside, New Jersey
            , 2000

                                VIEW TECH, INC.
                                     (VTI)
                           3760 CALLE TECATE, SUITE A
                          CAMARILLO, CALIFORNIA 93102

                            ------------------------

                    NOTICE OF SPECIAL STOCKHOLDERS' MEETING

                              Date:             , 2000


                              Time:  8:30 a.m.

                              Place: Offices of Burns & Levinson, LLP
                                     125 Summer Street
                                     Boston, Massachusetts

     At the meeting you will consider and vote on the following proposals:

     1. To approve the merger agreement between VTI and ACC;

     2. To approve the issuance of shares of VTI common stock to the shareholders of ACC in the merger of ACC with VTI. Under the merger agreement, each outstanding share of ACC common stock will convert into the right to receive 3.3 shares of VTI common stock;

     3. To approve an amendment to VTI's certificate of incorporation to provide for a 2 for 1 reverse split of the outstanding common stock, which approval will cause the exchange ratio to be adjusted accordingly to 1.65 to 1;

     4. To approve an amended and restated certificate of incorporation increasing the number of authorized shares of common stock by 80 million shares from 20 million to 100 million shares to enable us to consummate the merger and to provide additional shares for use in acquisitions and for other purposes;

     5. To approve amended and restated bylaws; and

     6. To approve an amendment to VTI's certificate of incorporation to change its corporate name to "Wire One Technologies, Inc." immediately following consummation of the merger.

     We will transact no other business at the special meeting, except business which may be properly brought before the special meeting or any adjournment or postponement of the special meeting.

     Only holders of record of shares of VTI common stock at the close of business on January 11, 2000, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.

     Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. You may vote in person at the special meeting, even if you have returned a proxy. If you do not vote by proxy or in person at the special meeting, it will count as a vote against the merger agreement.

     PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARDS.

                                          By Order of the Board of Directors,

                                          Mitchell J. Freedman, Secretary

Camarillo, California
            , 2000

                               TABLE OF CONTENTS


                                                                                                              PAGE
                                                                                                              ----
QUESTIONS & ANSWERS ABOUT THE MERGER.......................................................................      2

SUMMARY....................................................................................................      3
  The Companies............................................................................................      3
  The Combined Company.....................................................................................      3
  Structure of the Transactions............................................................................      4
  Reasons for the Merger...................................................................................      4
  The Special Meetings.....................................................................................      5
  The Merger...............................................................................................      6
  Summary Condensed Consolidated Financial Information.....................................................      9

FORWARD-LOOKING STATEMENTS.................................................................................     13

RISK FACTORS...............................................................................................     13
  ACC may not be able to successfully integrate VTI and achieve the benefits expected to result from the
     merger................................................................................................     13
  Because the exchange ratio in the merger is fixed, stockholders of VTI and ACC are exposed to the risk
     that the market price of the other company's stock will drop..........................................     13
  The combined company's operating results may suffer as a result of the impacts of amortization of the
     goodwill relating to the merger between VTI and ACC or unamortized debt issuance costs................     13
  General uncertainty related to the merger could cause customers to delay or defer their purchase
     decisions and could hinder the combined company's ability to attract and retain key personnel.........     14
  Wire One's future success is dependent on the continued employment of Richard Reiss......................     14
  The loss of our professionals would make it difficult to complete existing projects and bid for new
     projects, which could adversely affect our businesses and results of operations.......................     14
  Wire One's stock price may be volatile due to factors outside of its control.............................     14
  ACC has historically generated a large part of its revenues from a small number of customers and any cancellation, deferral or significant reduction in work performed for these customers or a significant number of smaller customers could materially harm our business, financial condition, results of
     operations and cash flows.............................................................................     14
  ACC and VTI each have contractual relationships with suppliers the loss of which could materially harm
     our business, financial condition, results of operation and cash......................................     15
  ACC has a limited history of profitable operations and VTI has been experiencing losses and there is no guarantee that the combined company will achieve revenue growth or profitability or generate positive
     cash flow on a quarterly or annual basis in the future, if at all.....................................     15
  A decrease in the number or size of our projects may cause our results to fall short of investors'
     expectations and adversely affect the price of Wire One common stock..................................     15
  We may be unable to implement our acquisition growth strategy, which could harm our business and
     competitive position in the industry..................................................................     15
  We compete in a highly competitive market and many of our competitors have greater financial resources
     and established relationships with major corporate customers..........................................     15
  We will be subject to the risks associated with the conduct of business in foreign markets including increased credit risks, trade restrictions, export duties and tariffs and fluctuations in exchange rates of foreign currency, any of which could have a material adverse effect on our operating margins
     and results of operations.............................................................................     16
  The conversion to the euro, which will require us to modify our information systems and may change the conduct of business in the principal European markets for our products and services, may adversely
     affect our business in Europe.........................................................................     16
  Wire One's anti-takeover defense provisions may deter potential acquirors of Wire One and may depress its
     stock price...........................................................................................     16

                                                                                                              PAGE
                                                                                                              ----
THE SPECIAL MEETING OF VTI.................................................................................     17
  Date; Time; Place........................................................................................     17
  Revocability of Proxies..................................................................................     17
  Record Date; Stock Entitled to Vote; Quorum..............................................................     17
  Voting Procedures........................................................................................     17
  Solicitation of Proxies..................................................................................     18
  VTI Voting Agreements....................................................................................     18

THE SPECIAL MEETING OF ACC.................................................................................     19
  Date; Time; Place........................................................................................     19
  Revocability Of Proxies..................................................................................     19
  Record Date; Stock Entitled to Vote; Quorum..............................................................     19
  Voting Procedures........................................................................................     19
  Solicitation of Proxies..................................................................................     20
  ACC Voting Agreement.....................................................................................     20

THE MERGER.................................................................................................     21
  Background of the Merger.................................................................................     21
  Reasons for the Merger; Recommendations of the Boards....................................................     23
  Opinion of VTI's Financial Advisor.......................................................................     27
  Opinion of ACC's Financial Advisor.......................................................................     31
  Interests of Management in the Merger....................................................................     36
  Effective Time...........................................................................................     36
  Anticipated Accounting Treatment.........................................................................     36
  Regulatory Approvals.....................................................................................     36
  Other Effects of The Merger; Delisting of ACC Shares.....................................................     37
  Restrictions on Sales of Shares by Affiliates of ACC and VTI.............................................     37
  Listing on the Nasdaq National Market of VTI Common Stock to Be Issued in the Merger.....................     37
  No Appraisal Rights......................................................................................     37
  Exchange of ACC Stock Certificates for VTI Stock Certificates............................................     37
  Material Federal Income Tax Consequences.................................................................     38
  Lockup Agreements........................................................................................     39
  Dividend Policy..........................................................................................     39

THE MERGER AGREEMENT.......................................................................................     40
  The Merger...............................................................................................     40
  Conversion of Securities.................................................................................     40
  Treatment of ACC Stock Options and ACC Warrants..........................................................     40
  Representations And Warranties...........................................................................     40
  Covenants................................................................................................     43
  No Solicitation..........................................................................................     44
  Reasonable Efforts.......................................................................................     44
  Conditions...............................................................................................     44
  Additional Conditions to the Obligations of ACC..........................................................     44
  Additional Conditions to the Obligations of VTI..........................................................     45

                                                                                                              PAGE
                                                                                                              ----
  Termination..............................................................................................     46
  Amendment................................................................................................     46

AMENDMENT AND RESTATEMENT OF VTI'S CERTIFICATE OF INCORPORATION............................................     47
  Amendment of VTI's Certificate of Incorporation..........................................................     47
  Vote Required............................................................................................     47
  Recommendation of the Board..............................................................................     47
  Amendment and Restatement of VTI's Certificate of Incorporation..........................................     47
  Vote Required............................................................................................     48
  Recommendation of the Board..............................................................................     48

AMENDMENT AND RESTATEMENT OF VTI'S BYLAWS..................................................................     49
  Number of Directors......................................................................................     49
  Notice of Stockholder Actions............................................................................     49
  Special Stockholder Meetings.............................................................................     50
  Vote Required............................................................................................     50
  Recommendation of the Board..............................................................................     50

DESCRIPTION OF VTI CAPITAL STOCK...........................................................................     51
  VTI's Transfer Agent And Registrar.......................................................................     51
  General..................................................................................................     51
  Common Stock.............................................................................................     51
  Preferred Stock..........................................................................................     51

COMPARISON OF RIGHTS OF ACC SHAREHOLDERS AND VTI STOCKHOLDERS..............................................     52
  Capitalization...........................................................................................     52
  Voting Rights............................................................................................     52
  Number, Election, Vacancy And Removal Of Directors.......................................................     52
  Amendments to Certificates of Incorporation..............................................................     53
  Amendments to Bylaws.....................................................................................     53
  Stockholder Action.......................................................................................     53
  Notice of Stockholder Actions............................................................................     54
  Special Stockholder Meetings.............................................................................     55
  Limitation of Personal Liability of Directors............................................................     55
  Dividends................................................................................................     56
  Conversion...............................................................................................     56
  Certain Business Combinations............................................................................     56
  Appraisal Rights.........................................................................................     57

BUSINESS OF ACC............................................................................................     58
  General..................................................................................................     58
  Industry Overview........................................................................................     58
  Employees, Consultants and Subcontractors................................................................     61
  Competition..............................................................................................     61
  Properties...............................................................................................     62
  Legal Proceedings........................................................................................     62

                                                                                                              PAGE
                                                                                                              ----
SELECTED CONSOLIDATED FINANCIAL INFORMATION OF ACC.........................................................     63

ACC--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.................     64
  Results of Operations....................................................................................     64
  Liquidity and Capital Resources..........................................................................     66

PRINCIPAL STOCKHOLDERS OF ACC..............................................................................     69

MANAGEMENT OF WIRE ONE FOLLOWING THE MERGER................................................................     71
  Directors and Executive Officers.........................................................................     71
  Board of Directors.......................................................................................     72
  Executive Committee......................................................................................     72
  Audit Committee..........................................................................................     73
  Compensation Committee...................................................................................     73
  Stock Option Committee...................................................................................     73
  Director Compensation....................................................................................     73
  Employment Agreements....................................................................................     73
  Executive Compensation...................................................................................     74
  Option Grants in 1999....................................................................................     74
  Aggregated Option Exercises in Fiscal 1999 and Fiscal Year-End Option Values.............................     75

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................................................     76

BUSINESS OF VTI............................................................................................     77
  General..................................................................................................     77
  Products.................................................................................................     78
  Employees................................................................................................     79
  Competition..............................................................................................     80
  Properties...............................................................................................     80
  Legal Proceedings........................................................................................     80

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF VTI.........................................................     81

VTI--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.................     82
  General..................................................................................................     82
  Results of Operations....................................................................................     82
  Liquidity and Capital Resources..........................................................................     84
  Recent Accounting Pronouncements.........................................................................     85

PRINCIPAL STOCKHOLDERS OF VTI..............................................................................     87

UNAUDITED PRO FORMA FINANCIAL INFORMATION..................................................................     89

EXPERTS....................................................................................................     94

LEGAL MATTERS..............................................................................................     94
DOCUMENTS INCORPORATED BY REFERENCE........................................................................     94
WHERE YOU CAN FIND MORE INFORMATION........................................................................     94

                                                                                                              PAGE
                                                                                                              ----
APPENDICES TO THE JOINT PROXY STATEMENT/PROSPECTUS
  APPENDIX A--Agreement and Plan of Merger.................................................................    A-1
  APPENDIX B--Opinion of H.C. Wainwright & Co., Inc........................................................    B-1
  APPENDIX C--Opinion of Alterity Partners, LLC............................................................    C-1
  APPENDIX D--Form of Amended and Restated Certificate of Incorporation of VTI.............................    D-1
  APPENDIX E--Form of Amended and Restated Bylaws of VTI...................................................    E-1
  APPENDIX F--Form of VTI Voting Agreement.................................................................    F-1
  APPENDIX G--Form of ACC Voting Agreement.................................................................    G-1

                      QUESTIONS & ANSWERS ABOUT THE MERGER


Q:         WHAT DO I NEED TO DO NOW?

A:         After carefully reading and considering the information contained in this joint proxy statement/prospectus, please complete and sign your proxy and return it in the enclosed return envelope as soon as possible, so that your shares may be represented at your special meeting of stockholders. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the proposals presented at the meeting.

Q:         IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:         Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not instruct your broker, your shares will not be voted.

Q:         CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A:         Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you hold your shares in your own name, you can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the
           Secretary of your company at the address set forth in the answer to the last question below. Third, you can attend your special meeting and vote in person. If you hold your shares in "street name," you should follow the directions provided by your broker regarding how to change your vote.

Q:         SHOULD ACC SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:         No. After the merger is completed, ACC shareholders will receive written instructions for exchanging ACC stock certificates. Please do not send in your stock certificates with your proxy.

Q:         WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:         We expect to complete the merger during the second calendar quarter of 2000.

Q:         WHO CAN HELP ANSWER MY QUESTIONS?

A:         If you have any questions about the merger or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy, you should contact:


         ACC SHAREHOLDER CONTACT:
         Attention: Kate Shuster
         225 Long Avenue
         Hillside, New Jersey
         Telephone: (973) 282-2000

         VTI STOCKHOLDER CONTACT:
         Attention: Mitchell J. Freedman
         3760 Calle Tecate, Suite A
         Camarillo, California 93102
         Telephone: (805) 482-8277

                                    SUMMARY


     This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document, including the appendices and other documents to which we have referred you. See "Where you can find more information" on page 94 for more details.


                                 THE COMPANIES

VTI
3760 CALLE TECATE, SUITE A
CAMARILLO, CALIFORNIA 93102
TELEPHONE: (805) 482-8277


     VTI is a single source provider for the equipment and services required to meet the video, voice and data communications requirements of its customers. VTI is a remarketer, integrator and service provider of video conferencing equipment. VTI currently has offices in Camarillo, Irvine, Sacramento and San Diego, California; New York, New York; Baton Rouge, Louisiana; Chicago, Illinois; Dallas and Houston, Texas; Englewood, Colorado; Nashville and Knoxville, Tennessee; Jacksonville, Florida; Salt Lake City, Utah and Chesterfield, Missouri.


     VTI maintains a site on the World Wide Web at www.viewtech.com; however, the information found on VTI's website is not a part of this joint proxy statement/prospectus. VTI is incorporated in Delaware.

ACC
225 LONG AVENUE
HILLSIDE, NEW JERSEY 07205
TELEPHONE: (973) 282-2000


     ACC is a provider of voice, video and network communications solutions to the commercial, medical and educational marketplace as well as local, state and federal government agencies. ACC incorporates state of the art technologies with complete life-cycle management to give clients a single source for all their communications needs. In addition to voice, video and network services, ACC offers data transmission solutions, video streaming and webcasting capabilities. ACC currently has offices in Hillside, New Jersey; Trumbull, Connecticut; Washington, D.C.; Chicago, Illinois; Los Angeles, California; New York, New York and Manassas, Virginia.


     ACC maintains a site on the World Wide Web at www.allcommunications.com; however, the information found on ACC's website is not a part of this joint proxy statement/prospectus. ACC is incorporated in New Jersey.


                              THE COMBINED COMPANY



     VTI and ACC have complementary operational and market strengths. ACC's digital subscriber line (DSL) network service will combine with VTI's internet protocol (IP) based network development enabling the combined company to be the first to market with a complete array of broadband-based technologies for applications requiring a high level quality of service. The combined company will be one of the largest videoconferencing and network systems integration companies and, as a result of the merger, will have a larger customer base and expanded geographic presence serving all major U.S. markets while combining the experienced sales and technical personnel of the two companies. The merged company will be a leader in the design, implementation and maintenance of complex video enabled communications networks, employing a full range of state of the art technologies. We believe the combined company will be able to deliver a higher quality and more efficient level of service than either of the individual companies could on a stand alone basis.

                          STRUCTURE OF THE TRANSACTION


     ACC will merge into VTI, with VTI as the surviving corporation. VTI was chosen to be the surviving entity in the merger because VTI is a Delaware corporation. In the merger, ACC shareholders will receive 3.3 shares of VTI common stock for each share of ACC common stock they own, and will own approximately 74%, on a fully diluted basis, of the outstanding common stock of VTI after the merger. If the VTI stockholders approve the 2 for 1 reverse split of the VTI common stock described in this joint proxy statement/prospectus, the exchange ratio will be adjusted accordingly to 1.65 to 1. Immediately following completion of the merger, the surviving corporation will change its name to Wire One Technologies, Inc. ("Wire One"). The officers and directors of ACC prior to the merger will be the officers and directors of Wire One following the merger.



     The merger is intended to qualify as a reorganization within the meaning of the Internal Revenue Code. ACC has received an opinion of counsel, and the completion of the merger is conditioned upon VTI receiving an opinion from its counsel, stating that the merger qualifies for U.S. federal income tax purposes as a reorganization within the meaning of the Internal Revenue Code. Assuming that the merger qualifies as a reorganization within the meaning of the Internal Revenue Code, holders of ACC common stock will generally not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of their ACC common stock for VTI common stock in the merger, except for cash received instead of fractional shares of VTI common stock. Neither ACC nor VTI stockholders are entitled under New Jersey or Delaware law to appraisal rights with respect to the merger.


                             REASONS FOR THE MERGER

     The ACC board of directors and the VTI board of directors each considered a number of factors in determining to approve the merger and recommend it to their respective stockholders. These considerations are described below under "The Merger--Reasons for the Merger; Recommendations of the Boards."

                                THE SPECIAL MEETINGS

  VTI

     The special meeting of VTI stockholders will take place on                ,
2000. At that meeting, VTI stockholders will be asked to vote on six proposals:

     1. To approve the merger agreement between VTI and ACC;

     2. To approve the issuance of shares of VTI common stock to the shareholders of ACC in the merger;

     3. To approve an amendment to VTI's certificate of incorporation to provide for a 2 for 1 reverse split of the outstanding common stock;

     4. To approve an amended and restated certificate of incorporation increasing the number of authorized shares of common stock by 80 million to 100 million shares, to enable VTI to consummate the merger and to provide additional shares for use in acquisitions and for other purposes;

     5. To approve amended and restated bylaws; and

     6. To approve an amendment to VTI's certificate of incorporation to change its corporate name to "Wire One Technologies, Inc." immediately following consummation of the merger.

     To approve these proposals, the holders of a majority of the outstanding shares of VTI common stock must vote in favor.

  ACC

     The special meeting of ACC shareholders will take place on                ,
2000. At that meeting, ACC shareholders will be asked to vote on the proposal to approve the merger agreement and to approve an amendment to the certificate of incorporation of the surviving corporation to change its corporate name to "Wire One Technologies, Inc." immediately following consummation of the merger.

     To approve these proposals, the holders of a majority of the outstanding shares of ACC common stock must vote in favor.


RECOMMENDATION TO STOCKHOLDERS (SEE PAGE 23)


  TO VTI STOCKHOLDERS:

     The VTI board of directors believes that the merger and the other proposals to be considered at its special meeting are in your best interest and unanimously recommends that you vote in favor of the proposals.


     VTI stockholders have entered into voting agreements in which they have agreed to vote shares representing approximately 18.9% of the outstanding VTI common stock in favor of the proposals set forth above.


  TO ACC SHAREHOLDERS:

     The ACC board of directors believes that the merger and the other proposal to be considered at its special meeting are in your best interest and unanimously recommends that you vote in favor of the proposals.


     Richard Reiss, the president and chief executive officer of ACC, has entered into a voting agreement in which he has agreed to vote shares representing approximately 28.9% of the outstanding ACC common stock in favor of the proposals.

                                     THE MERGER

     The merger agreement is attached as Appendix A to this joint proxy statement/prospectus. We encourage you to read the merger agreement, as it, rather than this joint proxy statement/prospectus, is the legal document that governs the merger.


  WHAT ACC SHAREHOLDERS WILL RECEIVE (SEE PAGE 40)


     In the merger, ACC shareholders will receive 3.3 shares of VTI common stock for each share of ACC common stock that they own. If the VTI stockholders approve the 2 for 1 reverse split of the VTI common stock described in this joint proxy statement/prospectus, the exchange ratio will be adjusted accordingly to 1.65 to 1. ACC shareholders will receive cash for any fractional share which they would otherwise receive in the merger. All outstanding warrants and options to purchase ACC common stock will become exercisable for VTI common stock in accordance with the exchange ratio and their current terms and conditions.

  OWNERSHIP OF VTI FOLLOWING THE MERGER


     Based on the number, as of March 17, 2000, of outstanding shares of ACC common stock and outstanding warrants and options to purchase ACC common stock exercisable prior to the merger, we anticipate that ACC shareholders will receive approximately 30,331,950 shares of VTI common stock or equivalents in the merger. Based on that number and on the number, as of January 14, 2000, of outstanding shares of VTI common stock and outstanding options and warrants to purchase VTI common stock which are exercisable prior to the merger, following the merger ACC shareholders will own approximately 73% of the outstanding shares of VTI common stock.



     On a fully diluted basis, which assumes the exercise of all warrants and options, following the merger, ACC shareholders will own approximately 74% of the outstanding shares of VTI common stock.



  INTERESTS OF ACC AND VTI DIRECTORS AND MANAGEMENT IN THE MERGER (SEE PAGE 36)



     The directors and officers of ACC and VTI have interests in the merger that differ from those of stockholders generally. Specifically, the directors and officers of ACC and VTI have continuing indemnification against liabilities that provide them with interests in the merger which may be different from, or are in addition to, your interests. In addition, at the time of the merger, Wire One will appoint Richard Reiss, ACC's Chairman and Chief Executive Officer, to be the Chairman and the President and Chief Executive Officer of Wire One, and all other current officers and directors of ACC will become the officers and directors of Wire One.



  CONDITIONS TO THE MERGER (SEE PAGE 44)



     VTI and ACC are not obligated to complete the merger unless a number of conditions are satisfied. These conditions are set forth under "The Merger Agreement--Conditions;" "The Merger Agreement--Additional Conditions to the Obligations of ACC" and "The Merger Agreement--Additional Conditions to the Obligations of VTI." Conditions which have not yet been satisfied include the following:


     o holders of the requisite majority of VTI common stock and ACC common stock must approve the merger agreement;


     o no court or administrative body will have issued or have pending an injunction or other order, decree or ruling that would prohibit or restrict the completion of the merger;


     o no order suspending approval of this joint proxy statement/prospectus shall have been issued and no action, suit, proceeding or investigation by the SEC to suspend such approval shall have been initiated and be continuing, and all necessary approvals under state securities laws and the Securities Exchange Act of 1934 relating to the issuance of the common stock to the ACC shareholders in the merger shall have been received;

     o ACC and VTI must have received opinions from Morrison & Foerster LLP and Burns & Levinson LLP that the merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code;




     o each current member of VTI Board of Directors shall have submitted his resignation;



     o VTI shall have provided evidence reasonably acceptable to ACC that it has no debt or liabilities other than (i) current liabilities incurred in the ordinary course of business; (ii) as disclosed in VTI's most recent quarterly report on Form 10-Q; (iii) under VTI's senior bank facility or
       (iv) as otherwise disclosed to ACC in writing;



     o ACC shall have received evidence satisfactory to it that those noteholders who provided subordinated debt to VTI pursuant to a subordinated loan and security agreement dated November 17, 1999 have agreed to forbear payments on such subordinated debt until its scheduled maturity date of June 30, 2000; and



     o the shares of VTI common stock to be issued to ACC shareholders under the merger agreement shall have been approved for listing on the Nasdaq National Market, subject only to official notice of issuance.





TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 46)


     VTI and ACC can jointly agree to terminate the merger agreement at any time. Either VTI or ACC can individually terminate the merger agreement before its completion under the following circumstances:


     o the merger is not completed by April 30, 2000 (unless VTI and ACC agree to extend the date);


     o in accordance with termination rights specifically provided in the merger agreement;

     o in the event that any condition precedent to the closing of the merger has not been or cannot be satisfied within the time periods (including any grace or cure periods) and in the manner provided in the merger agreement; and

     o in the event that the other party breaches in some material respect a representation, warranty or covenant contained in the merger agreement and such party fails to cure or demonstrate an ability to cure such breach within 15 days.


  TERMINATION FEES (SEE PAGE 46)


     VTI must pay ACC a termination fee of $1 million if VTI terminates the merger agreement because VTI or any of its directors or officers participates in discussions with third parties regarding takeover proposals or other business transactions in material breach of the merger agreement, and VTI enters into a definitive agreement with respect to a takeover proposal within nine months following the termination.

  REGULATORY APPROVALS

     The merger is not subject to the terms of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules. However, the merger cannot be completed until all authorizations specified in the merger agreement and all other authorizations required in connection with the execution and delivery of the merger agreement and the performance of the obligations thereunder have been made or obtained, except for those authorizations where the failure to have obtained the same could not reasonably be expected to have a material adverse effect on ACC or VTI.


  MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 38)



     The merger is intended to qualify as a reorganization within the meaning of the Internal Revenue Code. As a condition to the merger, each of VTI and ACC must receive an opinion from their legal counsel stating that the merger qualifies for U.S. federal income tax purposes as a reorganization within the meaning of the Internal Revenue Code. Assuming that the merger qualifies as a reorganization within the meaning of the Internal Revenue Code, holders of ACC common stock will generally not recognize gain or loss for U.S.

federal income tax purposes as a result of the exchange of their ACC common stock for VTI common stock in the merger, except for cash received instead of fractional shares of VTI common stock.

TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.


  FAIRNESS OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 27 AND 31)


     As a condition precedent to the closing of the merger agreement, VTI must receive a written opinion from H.C. Wainwright & Co., Inc., its financial advisor, that the financial terms of the merger are fair from a financial point of view to VTI and its shareholders. On January 20, 2000, H.C. Wainwright delivered to the VTI board of directors its opinion that, as of that date, the exchange ratio was fair to VTI and its stockholders, other than ACC and its affiliates, from a financial point of view. The full text of this opinion is attached as Appendix B to this joint proxy statement/prospectus. The opinion of H.C. Wainwright does not constitute a recommendation as to how any VTI stockholder should vote on the proposals related to the merger.

     As a condition precedent to the closing of the merger agreement, ACC must receive a written opinion from an investment banking firm that the financial terms of the merger are fair from a financial point of view to ACC and its shareholders. On January 19, 2000, ACC's financial advisor, Alterity Partners LLC, delivered to the ACC board of directors its opinion that, as of that date, the exchange ratio was fair to ACC and its shareholders, other than VTI and its affiliates, from a financial point of view. The full text of this opinion is attached as Appendix C to this joint proxy statement/prospectus. The opinion of Alterity Partners does not constitute a recommendation as to how any ACC shareholder should vote on the proposals related to the merger.

     We urge the VTI stockholders and the ACC shareholders to read these opinions carefully and in their entirety.

  THE VOTING AGREEMENTS


     VTI stockholders have signed voting agreements in which they have agreed to vote shares representing approximately 18.9% of the outstanding VTI common stock in favor of the merger and related proposals. They have also agreed to hold their shares until the merger closes or the merger agreement is terminated.



     Richard Reiss, president and chief executive officer of ACC, has signed a voting agreement in which he has agreed to vote shares representing approximately 28.9% of the outstanding ACC common stock in favor of the merger and the related transactions. He has also agreed to hold his shares until the merger closes or the merger agreement is terminated.


     The forms of the voting agreements are appended to this joint proxy statement/prospectus as Appendices F and G.


  APPRAISAL RIGHTS (SEE PAGE 37)


     Neither ACC nor VTI stockholders are entitled under New Jersey or Delaware law to appraisal rights with respect to the merger.

  EXPENSES

     Each of VTI and ACC will bear all expenses it incurs in connection with the merger, except that VTI and ACC will share equally the costs of filing with the Securities and Exchange Commission the registration statement of which this joint proxy statement/prospectus is a part and printing and mailing this joint proxy statement/prospectus.

              SUMMARY CONDENSED CONSOLIDATED FINANCIAL INFORMATION


     VTI and ACC are providing you the following information to aid you in your analysis of the financial aspects of the merger. The following summary of historical financial information of VTI and ACC has been derived from their audited historical financial statements, and you should read it in conjunction with those financial statements which are either included or incorporated by reference in this joint proxy statement/prospectus. The audited historical consolidated financial information for each of VTI and ACC are as of December 31, 1998 and 1999 and for the three years ended December 31, 1997, 1998 and 1999.


      VTI SUMMARY CONDENSED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)


                                                                                      YEAR ENDED DECEMBER 31,
                                                                                   ------------------------------
                                                                                    1997       1998        1999
                                                                                   -------    -------    --------
HISTORICAL CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION:
Revenues........................................................................   $31,014    $37,242    $ 35,480
Loss from continuing operations.................................................    (1,914)    (4,326)     (7,928)
Net income (loss)...............................................................       139     (2,814)    (11,990)
Diluted income (loss) from continuing operations per share......................      (.30)      (.63)      (1.01)
Diluted income (loss) per share.................................................       .02       (.41)      (1.53)
Diluted weighted average common shares outstanding..............................     6,372      6,888       7,843



                                                                                                 DECEMBER 31,
                                                                                              -------------------
                                                                                               1998        1999
                                                                                              -------    --------
HISTORICAL CONSOLIDATED BALANCE SHEET INFORMATION:
Working capital (deficiency)...............................................................   $ 8,931    $ (6,172)
Total assets...............................................................................    22,623      16,497
Long-term debt (including current portion).................................................     4,528       4,546
Total stockholders' equity(deficiency)....................................................      7,071      (3,574)


      ACC SUMMARY CONDENSED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)


                                                                                       YEAR ENDED DECEMBER 31,
                                                                                     ----------------------------
                                                                                      1997      1998       1999
                                                                                     ------    -------    -------
HISTORICAL CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION:
Revenues..........................................................................   $6,925    $13,217    $23,997
Net income (loss).................................................................     (892)      (777)     1,065
Diluted income (loss) per share...................................................     (.21)      (.16)       .17
Diluted weighted average common shares outstanding................................    4,201      4,910      6,169



                                                                                                  DECEMBER 31,
                                                                                               ------------------
                                                                                                1998       1999
                                                                                               -------    -------
HISTORICAL CONSOLIDATED BALANCE SHEET INFORMATION:
Working capital.............................................................................   $ 5,702    $ 4,526
Total assets................................................................................     8,923     10,867
Long-term debt (including current portion)..................................................     2,426      2,156
Total stockholders' equity..................................................................     3,968      5,194



     The following financial information of the combined company (Wire One Technologies, Inc.) is derived from the unaudited pro forma combined financial statements appearing elsewhere in this joint proxy statement/prospectus, which give effect to the merger in accordance with the purchase method of accounting for business combinations. You should read it in conjunction with those unaudited pro forma combined statements and the separate audited consolidated financial statements of VTI and ACC included or incorporated by reference in this joint proxy statement/prospectus. See "Unaudited Pro Forma Financial Information" on page 89, and "Where You Can Find More Information" on page 94.

     For purposes of the unaudited pro forma financial statements, VTI's consolidated financial statements for the year ended December 31, 1999 have been combined with the consolidated financial statements of ACC for the year ended December 31, 1999.



     The unaudited pro forma combined financial information is for informational purposes only and does not purport to indicate the operating results or financial position that would have occurred had the merger been consummated at the beginning of the period presented or at the balance sheet date, nor does this information necessarily indicate the future operating results or financial position of the combined company after the merger.



               VIEW TECH, INC. AND ALL COMMUNICATIONS CORPORATION
              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
                    (In thousands, except share information)



                                                                                                 YEAR ENDED
                                                                                               DECEMBER 31, 1999
                                                                                               ------------------
PRO FORMA STATEMENT OF OPERATIONS INFORMATION:
Revenues....................................................................................      $     59,477
Loss from continuing operations.............................................................      $     (9,551)
Basic and diluted loss from continuing operations per share.................................      $       (.40)
Basic and diluted weighted average common shares outstanding................................        24,045,518



                                                                                                   YEAR ENDED
                                                                                                DECEMBER 31, 1999
                                                                                                ------------------
PRO FORMA COMBINED BALANCE SHEET INFORMATION:
Working capital (deficit)....................................................................        $ (2,996)
Total assets.................................................................................          61,783
Long-term debt (including current portion)...................................................           8,202
Total stockholders'equity....................................................................          34,388


  Comparative Per Share Information


     The following table summarizes per share information for VTI and ACC on a historical, pro forma combined and equivalent basis. The pro forma information gives effect to the merger accounted for as a purchase. The information listed as "per equivalent ACC share" was obtained by multiplying the pro forma combined amounts by the exchange ratio of 3.3 to 1, which does not give effect to the contemplated 2 for 1 reverse split of VTI's outstanding common stock. You should read this information together with the historical financial statements included elsewhere in this joint proxy statement/prospectus or incorporated in it by reference. You should also read this information in connection with the unaudited pro forma financial information set forth starting on page 89. You should not rely on the unaudited pro forma financial information to indicate the results that would have been achieved had the companies combined at a prior date or the future results that the combined company will experience after the merger.


                                                                                                   YEAR ENDED
                                                                                                  DECEMBER 31,
                                                                                            ------------------------
                                                                                            1997     1998      1999
                                                                                            -----    -----    ------
HISTORICAL--VTI COMMON STOCK:
Loss from continuing operations per share:
  Basic..................................................................................   $(.30)   $(.63)   $(1.01)
                                                                                            -----    -----    ------
                                                                                            -----    -----    ------
  Diluted................................................................................   $(.30)   $(.63)   $(1.01)
                                                                                            -----    -----    ------
                                                                                            -----    -----    ------
Income (loss) per share:
  Basic..................................................................................   $ .02    $(.41)   $(1.53)
                                                                                            -----    -----    ------
                                                                                            -----    -----    ------
  Diluted................................................................................   $ .02    $(.41)   $(1.53)
                                                                                            -----    -----    ------
                                                                                            -----    -----    ------
Book value per share.....................................................................   $1.26    $ .92    $ (.45)
                                                                                            -----    -----    ------
                                                                                            -----    -----    ------
HISTORICAL--ACC COMMON STOCK:
Income (loss) per share:
  Basic..................................................................................   $(.21)   $(.16)   $  .22
                                                                                            -----    -----    ------
                                                                                            -----    -----    ------
  Diluted................................................................................   $(.21)   $(.16)   $  .17
                                                                                            -----    -----    ------
                                                                                            -----    -----    ------
Book value per share.....................................................................   $ .96    $ .81    $ 1.06
                                                                                            -----    -----    ------
                                                                                            -----    -----    ------
PRO FORMA COMBINED LOSS FROM CONTINUING OPERATIONS
  PER VTI SHARE:
Income (loss) per share:
  Basic..................................................................................                     $ (.40)
                                                                                                              ------
                                                                                                              ------
  Diluted................................................................................                     $ (.40)
                                                                                                              ------
                                                                                                              ------
PRO FORMA COMBINED LOSS FROM CONTINUING OPERATIONS
  PER EQUIVALENT ACC SHARE:
Income (loss) per share:
  Basic..................................................................................                     $(1.31)
                                                                                                              ------
                                                                                                              ------
  Diluted................................................................................                     $(1.31)
                                                                                                              ------
                                                                                                              ------



                                                                                                       DECEMBER 31,
                                                                                                         1999
                                                                                                       -----------
PRO FORMA COMBINED BOOK VALUE PER SHARE:
Per VTI share.......................................................................................      $ .77
                                                                                                          -----
                                                                                                          -----
Per equivalent ACC share............................................................................      $2.54
                                                                                                          -----
                                                                                                          -----


  Comparative Market Price Information

     The following tables present historical trading information for ACC common stock and VTI common stock.


                                                                                    VTI                ACC
                                                                                COMMON STOCK       COMMON STOCK
                                                                               --------------    ----------------
                                                                               HIGH      LOW      HIGH      LOW
                                                                               -----    -----    ------    ------
YEAR ENDED DECEMBER 31, 1998:
  First Quarter.............................................................   $5.87    $4.75    $ 1.44    $ 0.38
  Second Quarter............................................................    4.62     3.40      1.69      1.06
  Third Quarter.............................................................    3.25     1.50      1.13      1.06
  Fourth Quarter............................................................    3.00     1.53      1.06      0.50
YEAR ENDED DECEMBER 31, 1999:
  First Quarter.............................................................    3.63     1.88      2.25      0.69
  Second Quarter............................................................    2.06     1.63      5.88      1.81
  Third Quarter.............................................................    2.06     1.47      5.00      3.38
  Fourth Quarter............................................................    3.13     1.31     11.88      3.69
YEAR ENDING DECEMBER 31, 2000:
  First Quarter through March 28, 2000......................................    9.00     2.63     24.75     10.06

     VTI common stock is traded on the Nasdaq National Market under the symbol "VUTK." ACC common stock is traded on over the OTC Electronic Bulletin Board under the symbol "ACUC."


     On December 27, 1999, the last full trading day before the public announcement of the merger agreement, the last reported sale price of VTI common stock was $2.875 per share as reported on the Nasdaq National Market and the last reported sale price of ACC common stock was $10 1/2 per share, as reported on the OTC Electronic Bulletin Board. Based on the exchange ratio, the pro forma equivalent value of ACC common stock at the close of trading on December 27, 1999 was $9.4875 per share. For purposes of determining the value of consideration to be used in accounting for the merger, such value will be based, in part, on the fair market value of VTI stock for a period immediately before and after the public announcement of the merger.



     On March 28, 2000, the most recent practicable date prior to the printing of this joint proxy statement/prospectus, the last reported sale price of VTI common stock was $6 5/8 per share as reported on the Nasdaq National Market, and the last reported sale price of ACC common stock was $20 per share, as reported on the OTC Electronic Bulletin Board.


     Neither VTI nor ACC has ever paid dividends to its stockholders and neither VTI nor Wire One expects to pay dividends after the merger for the foreseeable future.

                           FORWARD-LOOKING STATEMENTS


     This joint proxy statement/prospectus contains forward-looking statements. Forward-looking statements include assumptions as to how the combined company may perform after the merger. When we use words like "believes," "expects," "anticipates" or similar expressions, we are also making forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined company or the price of its stock. These statements are subject to risks and uncertainties, including those described under "Risk Factors," and therefore may not prove to be correct.


                                  RISK FACTORS

     In addition to the other information included in this joint proxy statement/prospectus, you should carefully consider the following risk factors in determining how to vote. These matters should be considered in conjunction with the other information included or incorporated by reference in this joint proxy statement/prospectus.

  RISKS RELATED TO THE MERGER

ACC MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE VTI AND ACHIEVE THE BENEFITS EXPECTED TO RESULT FROM THE MERGER.

     Although VTI is technically the surviving corporation of the merger, ACC is effectively acquiring VTI and will be responsible for the combined company following the merger. The merger will present challenges to management, including the integration of the operations, technologies and personnel of VTI and ACC, and special risks, including possible unanticipated liabilities, unanticipated integration costs and diversion of management attention.

     We cannot assure you that ACC will successfully integrate or profitably manage VTI's businesses. In addition, we cannot assure you that, following the transaction, our business will achieve sales levels, profitability, efficiencies or synergies that justify the merger or that the merger will result in increased earnings for the combined companies in any future period. The combined company will also incur material charges related to the amortization of goodwill arising from the merger. Also, the combined company may experience slower rates of growth as compared to historical rates of growth of VTI and ACC independently.

BECAUSE THE EXCHANGE RATIO IN THE MERGER IS FIXED, STOCKHOLDERS OF VTI AND ACC ARE EXPOSED TO THE RISK THAT THE MARKET PRICE OF THE OTHER COMPANY'S STOCK WILL DROP.

     Under the merger agreement, each share of ACC common stock will convert into the right to receive 3.3 shares of VTI common stock. Although the exchange ratio will be adjusted to 1.65 to 1 if the VTI stockholders approve the 2 for 1 reverse stock split described in this joint proxy statement/prospectus, the exchange ratio will not be adjusted if the price of VTI common stock or ACC common stock increases or decreases. The prices of VTI common stock and ACC common stock at the closing of the merger may vary from their prices on the date of this joint proxy statement/prospectus and on the date of each special meeting.

     o These prices may vary because of changes in the business, operations or prospects of VTI or ACC, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the prospects of post-merger operations, regulatory considerations, general market and economic conditions and other factors.

     o Because the date that the merger is completed may be later than the date of the special meeting, the prices of VTI common stock and ACC common stock on the date of the special meetings may not be indicative of their respective prices on the date the merger is completed.

     o We urge ACC shareholders and VTI stockholders to obtain current market quotations for VTI common stock and ACC common stock, and to be aware that the relative prices of VTI and ACC common stock may change dramatically after the special meetings.


THE COMBINED COMPANY'S OPERATING RESULTS MAY SUFFER AS A RESULT OF THE IMPACTS OR AMORTIZATION OF THE GOODWILL RELATING TO THE MERGER BETWEEN ACC AND VTI OR UNAMORTIZED DEBT ISSUANCE COSTS.



     Based on pro forma information as of December 31, 1999, approximately 55% of the assets of Wire One will be allocated to goodwill. Goodwill will be amortized over a 15 year period. The amortization of goodwill in equal quarterly amounts over a 15 year period will result in an accounting charge attributable to goodwill of $569,000 per quarter and $2.3 million per year. The valuation of goodwill is subject to continued business growth, operating results, as well as technological and competitive factors. If there are factors or events that have any adverse effect on our operations and diminish the value of this asset in future periods, an impairment loss may be necessary.



     In addition, in the event that the combined company or VTI pays off or refinances outstanding debt obligations prior to the scheduled maturity date, there may be a charge relating to the value of unamortized debt issuance costs. Such charge could be material to VTI's or Wire One's operations.



GENERAL UNCERTAINTY RELATED TO THE MERGER COULD CAUSE CUSTOMERS TO DELAY OR DEFER THEIR PURCHASE DECISIONS AND COULD HINDER THE COMBINED COMPANY'S ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.


     VTI's or ACC's customers may, in response to the announcement of the merger, delay or defer purchasing decisions. Any delay or deferral in purchasing decisions by VTI's or ACC's customers could harm the business of the combined company. Similarly, VTI and ACC employees may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. This may adversely affect the combined company's ability to attract and retain key management, marketing and technical personnel.

  RISKS RELATED TO THE COMBINED BUSINESS OF VTI AND ACC

WIRE ONE'S FUTURE SUCCESS IS DEPENDENT ON THE CONTINUED EMPLOYMENT OF RICHARD REISS.

     Wire One's success will be highly dependent on the experience and continued employment of Richard Reiss, chairman of the board, chief executive officer and president of Wire One immediately following consummation of the merger, the loss of whose services would have a material adverse effect on Wire One's business. ACC has entered into an employment agreement with Mr. Reiss, which agreement expires on December 31, 2002 and may be terminated by Mr. Reiss upon 90 days' prior written notice without penalty, subject to a one-year non-compete clause.


THE LOSS OF OUR PROFESSIONALS WOULD MAKE IT DIFFICULT TO COMPLETE EXISTING PROJECTS, WHICH COULD ADVERSELY AFFECT OUR BUSINESSES AND RESULTS OF OPERATIONS.


     VTI's and ACC's businesses are labor intensive, and our success depends on identifying, hiring, training and retaining professionals. If a significant number of our current employees or any of our senior managers or key project managers leave, we may be unable to complete or retain existing projects.




WIRE ONE'S STOCK PRICE MAY BE VOLATILE DUE TO FACTORS OUTSIDE OF ITS CONTROL.


     Wire One's stock price could fluctuate due to the following factors, among others:

     o announcements of operating results and business conditions by our customers;

     o announcements by our competitors relating to new customers or technological innovations or new services;

     o economic developments in the telecommunications or multimedia industries as a whole;

     o political and economic developments in countries in which we have operations; and

     o general market conditions.


ACC HAS HISTORICALLY GENERATED A LARGE PART OF ITS REVENUES FROM A SMALL NUMBER OF CUSTOMERS AND ANY CANCELLATION, DEFERRAL OR SIGNIFICANT REDUCTION IN WORK PERFORMED FOR THESE CUSTOMERS OR A SIGNIFICANT NUMBER OF SMALLER CUSTOMERS COULD MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOWS.



     ACC has historically generated a significant portion of its revenues from a small number of customers. For example, for the year ended December 31, 1999, Universal Health Services ("UHS") accounted for approximately 14% of ACC's revenues while for the year ended December 31, 1998, UHS accounted for approximately 11% of ACC's revenues. Further, for the years ended December 31, 1999, 1998 and 1997 Cendant Corp. ("Cendant") accounted for approximately 15%, 12% and 15%, respectively of ACC's revenues.

     These customers may not sustain the volume of work performed for them from year to year, and there is a risk that these customers may not retain us in the future. Any cancellation, deferral or significant reduction in work performed for these customers or a significant number of smaller customers could materially harm our business, financial condition, results of operations and cash flows.


     ACC AND VTI EACH HAVE CONTRACTUAL RELATIONSHIPS WITH SUPPLIERS THE LOSS OF WHICH COULD MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH.


     In 1999, approximately 29% of VTI's revenues were attributable to the sale of equipment manufactured by PictureTel. In addition, many of the products sold by ACC are purchased under dealer agreements with various manufacturers, including Panasonic Communications & Systems Company, Lucent Technologies, Inc. and Polycom, Inc. The loss of any of these relationships could materially harm our business, financial condition, results of operations and cash.



ACC HAS A LIMITED HISTORY OF PROFITABLE OPERATIONS AND VTI HAS BEEN EXPERIENCING LOSSES AND THERE IS NO GUARANTEE THAT THE COMBINED COMPANY WILL ACHIEVE REVENUE GROWTH OR PROFITABILITY OR GENERATE POSITIVE CASH FLOW ON A QUARTERLY OR ANNUAL BASIS IN THE FUTURE, OR AT ALL.



     ACC reported moderate losses in the second half of 1997 and 1998. However, ACC began reporting profits in 1999. While VTI reported moderate profits in 1997, it reported a loss from continuing operations of $4,325,690 for the year ended December 31, 1998 and a loss from continuing operations of $7,927,715 for the year ended December 31, 1999. We cannot assure you that the combined company will achieve revenue growth or profitability or generate positive cash flow on a quarterly or annual basis in the future, or at all.


A DECREASE IN THE NUMBER AND/OR SIZE OF OUR PROJECTS MAY CAUSE OUR RESULTS TO FALL SHORT OF INVESTORS' EXPECTATIONS AND ADVERSELY AFFECT THE PRICE OF WIRE ONE COMMON STOCK.


     If the number or average size of our projects decreases in any quarter, then our revenues and operating results may also decrease. If our operating results fall short of investors' expectations, the trading price of Wire One common stock could decrease materially, even if the quarterly results do not represent any longer-term problems.


WE MAY BE UNABLE TO IMPLEMENT OUR ACQUISITION GROWTH STRATEGY, WHICH COULD HARM OUR BUSINESS AND COMPETITIVE POSITION IN THE INDUSTRY.

     Our business strategy includes making strategic acquisitions of other video conferencing companies. Our continued growth will depend on our ability to identify and acquire companies that complement or enhance our business on acceptable terms. We may not be able to identify or complete future acquisitions or realize the anticipated results of future acquisitions. Some of the risks that we may encounter in implementing our acquisition growth strategy include:

     o expenses and difficulties in identifying potential targets and the costs associated with incomplete acquisitions;

     o higher prices for acquired companies because of greater competition for attractive acquisition targets;

     o expenses, delays and difficulties of integrating the acquired company into our existing organization;

     o greater impact of the goodwill of acquired companies on our results of operations when pooling of interests accounting for acquisitions is eliminated;

     o ability of management to improve our operational and financial systems, procedures and controls and expand, train, retain and manage our employee base;


     o competition for qualified professionals;


     o dilution of the interest of existing stockholders if we sell stock to the public to raise cash for acquisitions;

     o diversion of management's attention;

     o expenses of amortizing the acquired companies' intangible assets;

     o impact on our financial condition due to the timing of the acquisition;
       and

     o expense of any undisclosed or potential legal liabilities of the acquired company.

     If realized, any of these risks could have a material adverse effect on our business, results of operations, financial condition and cash flows.

     WE COMPETE IN A HIGHLY COMPETITIVE MARKET AND MANY OF OUR COMPETITORS HAVE GREATER FINANCIAL RESOURCES AND ESTABLISHED RELATIONSHIPS WITH MAJOR CORPORATE CUSTOMERS.


     The video communications industry is highly competitive. ACC and VTI compete with, and Wire One will compete with, manufacturers of video communications equipment, which include PictureTel, VTEL Corporation and Lucent Technologies, and their networks of dealers and distributors, telecommunications carriers and other large corporations, as well as other independent distributors. Other telecommunications carriers and other corporations that have entered into the video communications market include AT&T, MCI, some of the Regional Bell Operating Companies ("RBOC's"), Minnesota Mining & Manufacturing Corporation, Intel Corporation, Microsoft, Inc., Sony Corporation and British Telecom. Many of these organizations have substantially greater financial and other resources than Wire One, furnish many of the same products and services provided by ACC and VTI and to be provided by Wire One, and have established relationships with major corporate customers that have policies of purchasing directly from them. We believe that as the demand for video communications systems continues to increase, additional competitors, many of which may have greater resources than Wire One, may continue to enter the video communications market.


WE WILL BE SUBJECT TO THE RISKS ASSOCIATED WITH THE CONDUCT OF BUSINESS IN FOREIGN MARKETS INCLUDING INCREASED CREDIT RISKS, TRADE RESTRICTIONS, EXPORT DUTIES AND TARIFFS AND FLUCTUATIONS IN EXCHANGE RATES OF FOREIGN CURRENCY, ANY OF WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING MARGINS AND RESULTS OF OPERATIONS.



     In 1999, approximately 7% of ACC's revenues was derived from sales in foreign markets and we expect that a portion of the revenues will continue to be derived from sales in foreign markets in the future. Accordingly, we will be subject to all of the risks associated with foreign trade, which could have a material adverse effect on our operating margins and results of operations. These risks include:


     o shipping delays

     o increased credit risks

     o trade restrictions

     o export duties and tariffs

     o fluctuations in the exchange rates of foreign currency

     o international, political, regulatory and economic developments

     We intend to expand our sales and marketing activities in foreign markets by, among other ways, seeking to establish relationships with foreign governmental agencies which typically operate telecommunications networks. To the extent that we are able to successfully expand sales of our products in foreign markets, we will become increasingly subject to foreign political and economic factors beyond our control, including governmentally imposed moratoriums on new business development as a result of budgetary constraints or otherwise, which could have a materially adverse effect on the our business. We also anticipate that the expansion of foreign operations will require us to devote significant resources to system installation, training and service.


THE CONVERSION TO THE EURO WHICH WILL REQUIRE US TO MODIFY OUR INFORMATION SYSTEMS AND MAY CHANGE THE CONDUCT OF BUSINESS IN THE PRINCIPAL EUROPEAN MARKETS FOR OUR PRODUCTS AND SERVICES, MAY ADVERSELY AFFECT OUR BUSINESS IN EUROPE.



     Because ACC does business in Europe, we face risks as a result of the conversion by some of the European Union member states of their currencies to the euro. In 1999, approximately 3% of ACC's revenues were derived from sales in Europe. The conversion process commenced on January 1, 1999. The conversion rates between the member states' currencies and the euro are fixed by the Council of the European Union. We are unsure whether the conversion to the euro will harm our business, but potential risks include the costs of modifying our information systems and changes in the conduct of business and in the principal European markets for our products and services.


WIRE ONE'S ANTI-TAKEOVER DEFENSE PROVISIONS MAY DETER POTENTIAL ACQUIRORS OF WIRE ONE AND MAY DEPRESS ITS STOCK PRICE.

     Wire One's certificate of incorporation and bylaws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Wire One. These provisions provide for a classified board of directors and allow Wire One to issue preferred stock with rights senior to those of its common stock and impose various procedural and other requirements that could make it more difficult for Wire One stockholders to effect corporate actions.

                           THE SPECIAL MEETING OF VTI

DATE; TIME; PLACE


     The special meeting of VTI stockholders will be held at 8:30 a.m. on
               , 2000 at the offices of Burns & Levinson LLP, 125 Summer Street, Boston, Massachusetts 02110 where the VTI stockholders will be asked to vote on the proposals presented under "Summary--Special Meetings--VTI."





REVOCABILITY OF PROXIES


     You may revoke a proxy at any time before it is voted by filing with the Secretary of VTI an instrument revoking the proxy. VTI stockholders should make such filing to the attention of Mitchell J. Freedman, Secretary, VTI, 3760 Calle Tecate, Suite A, Camarillo, California 93102. You may also revoke a proxy at any time before it is voted by returning a duly executed proxy bearing a later date or by attending the special meeting and voting in person. Your attendance at the special meeting will not by itself constitute revocation of a proxy.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     The record date for the determination of the stockholders entitled to vote at the special meeting is the close of business on January 11, 2000. On the record date, 7,921,735 shares of VTI common stock were issued and outstanding and held by approximately 155 holders of record. A quorum is present at the special meeting if a majority of the shares of VTI common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of VTI common stock on the record date are entitled to one vote per share at the special meeting on each of the proposals.

VOTING PROCEDURES

     To approve these proposals, a majority of the outstanding shares must be voted in favor.

     All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted "for" adoption of the proposals.

     Shares of VTI common stock represented at the special meeting but not voting, including shares of VTI common stock for which proxies have been received but for which holders of shares have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

     Only shares affirmatively voted for a proposal, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. Brokers who hold shares of VTI common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares are referred to as broker non-votes and have the effect of votes against adoption of the proposals.

     The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposals will be voted in favor of any such adjournment or postponement.

     VTI does not expect that any matter other than the proposals described in this joint proxy statement/prospectus will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, the persons named as proxies will vote in accordance with their judgment.

SOLICITATION OF PROXIES

     VTI will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of VTI and its subsidiaries may solicit proxies from stockholders by telephone or other electronic means or in person. VTI will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. VTI will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

VTI VOTING AGREEMENTS


     As a condition to signing the merger agreement, ACC required VTI stockholders William Shea, Franklin A. Reece, III and Paul O'Brien to enter into separate agreements to vote their shares representing approximately 18.9% of the outstanding VTI common stock in favor of the merger and the transactions specifically contemplated in the merger agreement. The VTI voting agreements will terminate if the merger is terminated in accordance with its terms.


     The form of VTI Voting Agreement is attached to this joint proxy statement/prospectus as Appendix F.

                             THE SPECIAL MEETING OF ACC

DATE; TIME; PLACE


     The special meeting of ACC shareholders will be held at 8:30 a.m. on
               , 2000 at the offices of Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York 10104 where the ACC shareholders will be asked to vote on the proposals presented under "Summary--Special Meetings--ACC."





REVOCABILITY OF PROXIES


     You may revoke a proxy at any time before it is voted by filing with the Secretary of ACC an instrument revoking the proxy. ACC shareholders should make such filing to the attention of Andrea Grasso, Secretary, ACC, 225 Long Avenue, Hillside, New Jersey 07205. You may also revoke a proxy at any time before it is voted by returning a duly executed proxy bearing a later date or by attending the special meeting and voting in person. Your attendance at the special meeting will not by itself constitute revocation of a proxy.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     The record date for the determination of shareholders entitled to vote at the special meeting is the close of business on January 11, 2000. On the record date, 4,910,000, shares of ACC common stock were issued and outstanding and held by approximately 46 holders of record. A quorum is present at the special meeting if a majority of the shares of ACC common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of ACC common stock on the record date are entitled to one vote per share at the special meeting on the proposal to approve the merger agreement.

VOTING PROCEDURES

     To approve the merger agreement, a majority of the shares issued and outstanding must be voted in favor of the merger agreement. Only shares affirmatively voted for approval of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. IF AN ACC SHAREHOLDER ABSTAINS FROM VOTING OR DOES NOT VOTE, EITHER IN PERSON OR BY PROXY, IT WILL HAVE THE EFFECT OF A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.

     All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by their holders. Properly executed proxies that do not contain voting instructions will be voted "for" approval of the merger agreement.

     Shares of ACC common stock represented at the special meeting but not voting, including shares of ACC common stock for which proxies have been received but for which holders of shares have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

     Brokers who hold shares of ACC common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares are referred to as broker non-votes and have the effect of votes against approval of the merger agreement.

     The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against approval of the merger agreement will be voted in favor of any such adjournment or postponement.

     ACC does not expect that any matter other than the proposals to approve the merger agreement and the name change described in this joint proxy statement/prospectus will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, the persons named as proxies will vote in accordance with their judgment.

SOLICITATION OF PROXIES

     ACC will bear the cost of the solicitation of proxies from its shareholders. In addition to solicitation by mail, the directors, officers and employees of ACC and its subsidiaries may solicit proxies from shareholders by telephone or other electronic means or in person. ACC will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. ACC will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

     ACC SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES. A transmittal form with instructions for the surrender of ACC common stock certificates will be mailed to ACC shareholders as soon as practicable after completion of the merger.

ACC VOTING AGREEMENT


     As a condition to signing the merger agreement, VTI required Richard Reiss, president and chief executive officer of ACC, to agree to vote his shares representing approximately 28.9% of the currently outstanding ACC common stock in favor of the merger and related transactions. He has signed a voting agreement in which he agrees to hold his shares until the merger is completed or the merger agreement is terminated, and to vote his shares in favor of the merger and the related transactions.


     The form of ACC Voting Agreement is attached to this joint proxy statement/prospectus as Appendix G.

                                   THE MERGER

     This section summarizes the material terms of the proposed merger. It is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus. You are urged to read the merger agreement.

     The merger agreement provides that the merger will be consummated if the approvals of the ACC shareholders and the VTI stockholders are obtained and all other conditions to the merger are satisfied or waived as provided in the merger agreement. On completion of the merger, each outstanding share of ACC common stock will be converted into the right to receive 3.3 shares of fully paid and nonassessable VTI common stock, $.0001 par value per share. The number 3.3 is referred to as the "exchange ratio." If the VTI stockholders approve the 2 for 1 reverse split of the VTI common stock described in this joint proxy statement/prospectus, the exchange ratio will be adjusted accordingly to 1.65 to
1. Each ACC shareholder will receive cash in lieu of any remaining fractional shares.


     Based on the number of currently outstanding shares of ACC common stock and VTI common stock as of March 17, 2000, assuming that all outstanding ACC and VTI options and warrants are exercised, the shareholders of ACC will own approximately 74% of the outstanding common stock of VTI following consummation of the merger. That percentage could change depending on whether and to what extent shares of VTI common stock and ACC common stock are issued on exercise of outstanding VTI or ACC stock options or warrants.


BACKGROUND OF THE MERGER


     ACC and VTI have been generally familiar with each other's services since 1995 because both companies operate in the videoconferencing industry.


     In June 1998, Richard Reiss, ACC's President and Chief Executive Officer, and Scott Tansey, ACC's Chief Financial Officer, met with Herb Mayer, Managing Director, and Jason Ader, Analyst, of H.C. Wainwright ("HCW") to explore opportunities for a possible acquisition. A discussion of a possible business combination with VTI was discussed at the meeting, which took place in Hillside, NJ at ACC's home office.

     In July 1998, representatives of ACC, including Mr. Reiss, Dean Hiltzik, a consultant to ACC, and John Aneralla of Buttonwood Advisory Group, ACC's then investor relations firm, met with representatives of HCW in Boston to discuss potential financing alternatives and the possibility of ACC engaging HCW for financial, merger and acquisitions advisory services and other investment banking services. ACC subsequently engaged HCW as its exclusive financial advisor under an engagement letter dated July 16, 1998.

     In July 1998, subsequent to the meeting in Boston, ACC continued periodic discussions with HCW with respect to future financing options and a potential business combination with VTI.

     In August 1998, representatives of HCW, including Messrs. Mayer, Ader and Kevin Quinn arranged and attended a meeting between representatives of ACC, including Messrs. Reiss, Tansey and Hiltzik, and representatives of VTI, including Franklin Reece, William Shea and Ali Inanilan in Boston. At the meeting, the two companies explored a potential business combination and financing options. After the meeting, the parties exchanged preliminary due diligence materials to further explore a possible business combination.

     In September 1998, VTI informed HCW that it was not interested in exploring a business combination with ACC and HCW communicated this information to ACC.

     In November 1998, ACC terminated the engagement of HCW as its financial advisor.

     In July 1999, VTI engaged HCW as its exclusive financial advisor under an engagement letter dated July 8, 1999.

     In October 1999, Mr. Ader of HCW contacted Mr. Reiss of ACC and suggested that Mr. Reiss call Jason Adelman, a new HCW investment banker, about a potential business combination with either Video Lab, Inc. or VTI. Mr. Reiss subsequently met with Messrs. Adelman, Ader and Brian Wright of HCW and agreed to investigate a potential business combination with either Video Lab or VTI.

     In early November 1999, representatives of ACC, including Messrs. Reiss, Tansey and Hiltzik, met with Mr. Adelman at HCW's New York office and discussed the structure of a possible business combination between ACC and VTI. After this meeting, Mr. Reiss and other members of ACC's senior management team and Michael J.W. Rennock of Morrison & Foerster LLP, counsel to ACC, met with Douglas Hopkins and other members of VTI management and Mr. Adelman of HCW at VTI's executive offices in Camarillo, CA to discuss a possible business combination and to conduct due diligence.


     While both ACC and VTI considered other strategic alternatives during the months prior to these preliminary discussions, none of such other alternatives received serious consideration because each of VTI and ACC determined that a combination of ACC and VTI was most desirable because both companies were engaged in the videoconferencing industry.


     On November 22, 1999, the board of directors of ACC met. Mr. Reiss updated the board on the status of the meetings and preliminary due diligence conducted with respect to VTI. The board of directors authorized the continued negotiation and exploration of a business combination with VTI.


     Subsequent to the board meeting, Morrison & Foerster delivered to Burns & Levinson LLP, counsel to VTI, a draft letter of intent outlining the terms for a business combination between ACC and VTI, which business combination contemplated a merger between ACC and VTI. During these negotiations, VTI and ACC negotiated the percentage of the combined company that ACC shareholders would own following the merger. Following the negotiations, the parties agreed to structure the merger such that ACC shareholders would own approximately 70% of the combined company after the merger. From November 17 to December 2, 1999, the parties negotiated the terms of the letter of intent, and on December 2, 1999, the parties executed a definitive letter of intent providing for the merger of ACC into VTI. On that date, the last reported sale price of VTI common stock was $2.125 per share as reported on the Nasdaq National Market and the last reported sale price of ACC common stock was $6.03125 per share, as reported on the OTC Electronic Bulletin Board. ACC whereby each share of ACC common stock would be exchanged for 2.9 shares of VTI common stock.


     On December 10, 1999, Morrison & Foerster delivered to Burns & Levinson a draft of a proposed Agreement and Plan of Merger and related documents.


     From December 2, 1999 to December 27, 1999, representatives from ACC and VTI completed their due diligence investigations and, beginning on December 11, 1999, negotiated the definitive merger agreement and the ancillary documentation. Based on the results of the due diligence investigation, including preliminary findings that the sale of US Telecenters by VTI would generate less revenues to VTI than originally anticipated and adjustments to inventory and accounts receivable, on December 27, 1999 the parties agreed to change the exchange ratio such that the ACC shareholders would be entitled to
3.3 shares of VTI common stock for each of their shares of ACC common stock upon consummation of the merger. On that date, the last reported sale price of VTI common stock was $2.875 per share, as reported on the Nasdaq National Market and the last reported sale price of ACC common stock was $10.50 per share, as reported on the OTC Electronic Bulletin Board.


     Between December 13, 1999 and December 26, 1999, representatives of ACC's management team met with their VTI counterparts for the purpose of resolving open issues and concluding the negotiation of the definitive merger agreement and ancillary documentation.

     On the afternoon of December 20, 1999, the ACC board met in a special meeting attended by representatives of Morrison & Foerster. Mr. Reiss updated the board on the status of the negotiations. Mr. Rennock then briefed the board on the legal process relating to the merger, and delivered a summary and analysis of the proposed principal terms of the merger agreement and the related documents. The ACC board considered the rationale for the proposed transaction including the reasons summarized below in "Joint Reasons for the Merger" and "ACC's Reasons for the Merger." In addition, the board discussed the risks of combining the two businesses, including the possible adverse market response to the announcement of the merger and other risks and factors described above under "Risk Factors." The ACC board concluded that the transaction was fair to, and in the best interests of, ACC and its stockholders and all board members present voted to approve the transaction and authorized the execution and delivery of the merger agreement and the related documentation.

     From December 20, 1999 through December 26, 1999, representatives of ACC and VTI resolved the remaining issues in the merger agreement and ancillary documentation and continued to negotiate the remaining unresolved issues.

     On the afternoon of December 23, 1999, the VTI board met in a special meeting attended by a representative of Burns & Levinson. The VTI board considered the rationale for the proposed transaction including the reasons summarized below in "Joint Reasons for the Merger" and "VTI's Reasons for the Merger." In addition, the board discussed the risks of combining the two businesses, including the possible adverse market response to the announcement of the merger and other risks and factors described above under "Risk Factors." The VTI board concluded that the transaction was fair to, and in the best interests of, VTI and its stockholders and voted to approve the transaction and authorized the execution and delivery of the merger agreement and the related documents.

     ACC and VTI signed the merger agreement in the late afternoon of December 27, 1999, and ACC issued a press release announcing the execution of the agreement the following morning.

     On the morning of January 19, 2000, the ACC Board met in a special meeting attended by Sean McDevitt of Alterity Partners and representatives of Morrison and Foerster. Mr. McDevitt discussed the status of Alterity Partners' financial analysis with respect to ACC and VTI and the proposed merger and advised the Board that Alterity Partners was prepared to deliver its opinion that the merger was fair to the ACC shareholders from a financial point of view.


     On February 29, 2000, VTI and ACC entered into and executed Amendment
No. 1 to Agreement and Plan of Merger pursuant to which they agreed to
(i) extend the Final Termination Date for the merger until April 30, 2000;
(ii) extend the escrow period referenced in Section 3.5(b) from 12 months to 18 months; (iii) deleted Section 7.3(g) of the merger agreement relating to a private placement of not less than $4,000,000 of equity securities of the Surviving Corporation as a condition of ACC's obligation to consummate the transactions contemplated under the merger agreement as a closing condition and
(iv) extended VTI's indemnification obligations under Section 9.2(a) of the Merger Agreement to cover certain risks in connection with VTI's sale of USTelecenters, Inc. and Vermont Network Services Corporation to OC Mergerco 4, Inc. on February 18, 2000.





REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS


     JOINT REASONS FOR THE MERGER. The boards of directors of VTI and ACC have each determined that, compared to continuing to operate their companies on a stand-alone basis, the merged company would have better potential to improve long-term operating and financial results and would have a superior competitive position. The combined company, Wire One, will be first to market with a complete array of broadband-based technologies, including digital subscriber line (DSL) access for internet protocol (IP) based videoconferencing, video streaming and other applications requiring a high level quality of service
(QOS). In addition, the combined company will serve all major U.S. markets. The DSL service will be piloted by a select group of Wire One's Fortune 500, government and educational clients in the second half of 2000, with a global roll-out planned for 2001.

     Each company's board of directors has identified a number of additional potential benefits of the merger that they believe will contribute to the success of the merged companies. These potential benefits include principally the following:

     o The combined company should be able to leverage its market position and brand recognition to support the combined company's efforts to broaden its market, increase demand for its services and broaden its customer base;

     o The two companies' complementary service offerings provide the opportunity to cross-sell services in the areas of their respective strengths, creating the potential for increased revenue per customer;

     o The combined company will be able to offer its new subscriber services to a broader and larger customer base;

     o The diversification of service offerings and customer base and the increased scale of business should give the combined company improved stability, with reduced risk of volatility of financial performance;

     o The combined experience, financial resources, size and breadth of service offerings of VTI and ACC should allow the combined company to respond more quickly and effectively to increased competition and market demands in an industry experiencing rapid innovation and change;


     o The potential for cost savings on a percentage-of-revenue basis, through integration of certain facilities and other economies of scale such as combined marketing and advertising efforts and budgets, elimination of duplicative personnel and combined support staff and facilities, could yield improved operating results for the combined company; and


     o The increased number of publicly traded shares should make the market for Wire One shares after the merger more liquid than the market for either ACC or VTI shares before the merger.

     VTI and ACC have each identified separate, additional reasons for the combination, which are discussed below. However, each board of directors recognizes that the potential benefits of the merger may not be realized. See "Risk Factors."


     VTI'S REASONS FOR MERGER. In arriving at its decision to approve the merger agreement and to recommend approval of the related proposals by VTI stockholders, the VTI board of directors consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement.


     Together with the "Joint Reasons for the Merger" set forth above, these matters encompassed all the material factors the board of directors of VTI considered. Among these factors, the VTI board of directors in particular considered the following:

     o the strategic benefits expected from the merger and the anticipated effect of the merger on long-term shareholder value, in light of the following:




          o the risks and uncertainties of proceeding as a stand-alone company;





          o the lack of a viable and timely alternative for raising capital to fund its operations; and



          o the business, financial condition, results of operations and prospects of VTI and ACC;



     o the complementary characteristics of the respective businesses of VTI and ACC;



     o the likelihood that ACC shareholders would approve the merger because Richard Reiss, President and Chief Executive Officer of ACC, who at the time owned more than 40% of ACC's outstanding stock, had signed a voting agreement under which he agreed to vote all of his ACC shares in favor of the merger;



     o the potential benefits of the merger to VTI customers and employees, and the risks to such employees and customers if VTI did not consummate the transaction or otherwise infuse capital into its business; and



     o the presentation and opinion of its financial advisor, H.C. Wainwright & Co., Inc., of the fairness to VTI of the terms and conditions of the merger agreement which was the product of extensive arm's-length negotiations.


     In assessing the transaction, the VTI board considered several sources of information, including the following:


     o historical information concerning the businesses, financial strength and performance, condition, results of operation, competitive positions, and prospects of VTI and ACC;



     o filings by ACC with the SEC under the Securities Exchange Act of 1934, including Forms 10KSB and 10QSB;


     o current and historical market prices, volatility and trading data for the two companies; and

     o information and advice based on due diligence investigations by members of VTI's board and management and VTI's financial and accounting advisors concerning the business, operations, financial condition, operating results and liabilities of ACC, and capabilities of ACC's management team.


     The VTI board also identified and considered a number of uncertainties and risks in its deliberations concerning the merger, including the following:


     o the risk that the potential benefits sought in the merger might not be fully realized, if at all; and



     o the other risks associated with the businesses of VTI, ACC and the merged companies and the merger described in this joint proxy statement/prospectus under "Risk Factors."



     The VTI board believed that certain of these risks were unlikely to occur or unlikely to have a material impact on VTI or ACC, and that, overall, the risks associated with the merger were outweighed by the potential benefits of the merger. The VTI board also believed that the lack of a viable and timely alternative for raising capital to fund its operations weighed in favor of consummating the merger.


     As a result of the foregoing considerations, VTI's board determined that the potential advantages of the merger outweighed the benefits of remaining as a stand-alone company. The VTI board believes that the combined company would have a far greater opportunity than VTI alone to compete in its industry.

     In view of the variety of factors considered in connection with its evaluation of the merger, the VTI board did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and did not do so.

     In addition, many of the factors contained elements which may affect the fairness of the merger in both a positive and negative way. Except as described above, the VTI board, as a whole, did not attempt to analyze each individual factor separately to determine how it impacted the fairness of the merger. Consequently, individual members of the VTI board may have given different weights to different factors and may have viewed different factors as affecting the determination of fairness differently.

     ACC'S REASONS FOR THE MERGER. In arriving at its decision to approve the merger agreement, the ACC board considered a number of factors, including those set forth under "Joint Reasons for the Merger." Together with the joint reasons enumerated above, these matters encompassed all the material factors the board of directors of ACC considered. In particular, the board of directors of ACC considered the following:

     o the strategic benefits expected from the merger and the anticipated effect of the merger on long-term shareholder value, in light of the following:


          o business, financial condition, results of operations and prospects of ACC and VTI and that the combination of VTI and ACC's videoconferencing business will result in a larger company with more members, users, products and services, which should enable the combined company to compete more effectively in the videoconferencing market;



          o the current economic and industry environment, including the intense competition in the videoconferencing industry and the ability of larger industry participants to increase market share;



          o the key strengths that VTI will provide as a merger partner, including VTI's manufacturing expertise, its distribution strength, its strong customer relationships and its reputation as a leading remarketer, integrator and service provider of videoconferencing equipment;



          o the risks and uncertainties of proceeding as a stand-alone company and the belief that the merger should allow the combined company to meet the challenges of the increasingly competitive environment in the videoconferencing market more effectively than ACC could on its own;



          o the complementary skills and experience of VTI and ACC;


          o the combined company's ability to take advantage of future strategic alternatives; and

           o the relative advantages and disadvantages of a number of other strategic alternatives, taking into account the risks and uncertainties associated with such alternatives;

     o the fact that the exchange ratio represented a premium to ACC shareholders based on the closing prices of the respective stocks in recent historical periods;

     o transition to trading on the Nasdaq National Market instead of the OTC bulletin board;

     o the potential benefits of the merger to ACC customers and employees including the ability to offer a complete array of broadband-based technologies and substantially reduced videoconferencing transmission costs;


     o the potential for reduced stockholder risk after the merger as a result of the increase in the size of the revenue base and diversification of service offerings;


     o the fact that if VTI terminates the merger agreement and enters into a definitive acquisition transaction with nine months of such termination, it will be required to pay ACC a fee of $1 million;



     o the fact that the no-solicitation provision of the merger agreement would permit the ACC board of directors, in accordance with their fiduciary duties and the provisions of the merger agreement, to entertain unsolicited offers;



     o the likelihood that VTI stockholders would approve the merger because VTI stockholders William Shea, Franklin A. Reece, III and Paul O'Brien signed voting agreements representing, at the time over 19% of the outstanding VTI shares of stock under which they agreed to vote all of such shares in favor of the merger;



     o the presentation and opinion of its financial advisor, Alterity Partners LLC, of the fairness to ACC of the terms and conditions of the merger agreement, which was the product of extensive arm's-length negotiations; and


     o the fact that the merger is expected to qualify as a tax free reorganization.

     In assessing the transaction, the ACC board considered several sources of information, including the following:

     o historical information concerning the businesses, financial performance, condition, operations and results of operation, technology and management styles, competitive positions, trends and prospects of VTI and ACC;


     o filings by VTI with the SEC under the Securities Exchange Act of 1934, including Forms 10K and 10Q;


     o current and historical market prices, volatility and trading data for the two companies;

     o information and advice based on due diligence investigations by members of ACC's board and management and ACC's legal, financial and accounting advisors concerning the business technology, services, operations, properties, assets, financial condition, operating results and prospects of VTI, trends in VTI's business and financial results and capabilities of VTI's management team.

     The ACC board also identified and considered a number of uncertainties and risks in its deliberations concerning the merger, including the following:

     o the risk that the potential benefits sought in the merger might not be fully realized, if at all;

     o the risk of loss of current brand awareness before the merged company's new brand gains market acceptance;

     o the risk that the combined company might experience slow growth relative to the prior growth rate of ACC; and

     o the other risks associated with the businesses of VTI, ACC and the merged companies and the merger described in this joint proxy statement/prospectus under "Risk Factors."

     The ACC board believed that certain of these risks were unlikely to occur or unlikely to have a material impact on VTI or ACC, and that, overall, the risks associated with the merger were outweighed by the potential benefits of the merger.

     As a result of the foregoing considerations, ACC's board determined that the potential advantages of the merger outweighed the benefits of remaining alone. The ACC board believes that the combined company would have a far greater opportunity than ACC alone to compete in its industry.

     In view of the variety of factors considered in connection with its evaluation of the merger, the ACC board did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and did not do so.

     In addition, many of the factors contained elements which may affect the fairness of the merger in both a positive and negative way. Except as described above, the ACC board, as a whole, did not attempt to analyze each individual factor separately to determine how it impacted the fairness of the merger. Consequently, individual members of the ACC board may have given different weights to different factors and may have viewed different factors as affecting the determination of fairness differently.

     RECOMMENDATIONS OF THE BOARDS.

     RECOMMENDATIONS OF ACC'S BOARD. The board of directors of ACC unanimously recommends a vote FOR the approval of the merger agreement between ACC and VTI and the approval of an amendment to the certificate of incorporation of the surviving corporation to change its corporate name to "Wire One Technologies, Inc." immediately following consummation of the merger.

     RECOMMENDATIONS OF VTI'S BOARD. The board of directors of VTI unanimously recommends FOR each of the following proposals:

     1. To approve the merger agreement between VTI and ACC;

     2. To approve the issuance of shares of VTI common stock to the shareholders of ACC in the merger of ACC with VTI. Under the merger agreement, each outstanding share of ACC common stock will convert into the right to receive 3.3 shares of VTI common stock;

     3. To approve an amendment to VTI's certificate of incorporation to provide for a 2 for 1 reverse split of the outstanding common stock, which approval will cause the exchange ratio to be adjusted accordingly to 1.65 to 1;

     4. To approve an amended and restated certificate of incorporation increasing the number of authorized shares of common stock by 80 million shares from 20 million to 100 million shares to enable us to consummate the merger and to provide additional shares for use in acquisitions and for other purposes;

     5. To approve amended and restated bylaws; and

     6. To approve an amendment to VTI's certificate of incorporation to change its corporate name to "Wire One Technologies, Inc." immediately following consummation of the merger.

OPINION OF VTI'S FINANCIAL ADVISOR

     Under an engagement letter dated July 8, 1999, VTI retained HCW to act as its exclusive financial advisor in connection with the acquisition of VTI by ACC as set forth in the merger agreement. The merger agreement provides for the merger of ACC with and into VTI, pursuant to which VTI will issue 3.3 shares of VTI common stock for every 1 share of ACC common stock held. Following the merger, the new company will be renamed Wire One Technologies, Inc. At
December 27, 1999, the date the definitive agreement was signed, the transaction was valued at approximately $25.1 million.

     HCW was selected by VTI's board of directors to act as VTI's financial advisor based on HCW's qualifications, reputation and expertise in the multimedia/video industry sector, as well as HCW's familiarity with VTI. In connection with its services to VTI to act as financial advisor to the VTI, HCW was requested to render an opinion as to the fairness of the merger to the stockholders of VTI.

     The full text of the HCW opinion sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by HCW in the course of rendering its opinion. The full text of the opinion is attached as an Appendix B to this joint proxy statement/prospectus and is incorporated by reference in its entirety. VTI stockholders are urged to read the HCW opinion carefully in its entirety. The HCW opinion addresses the fairness of the aggregate consideration to be paid and the applicable exchange ratio to VTI and its stockholders, other than ACC and its affiliates, from a financial point of view as of the date of the HCW opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the VTI special stockholders meeting. The conclusion expressed by HCW in this joint proxy statement/prospectus to the board of directors and stockholders of VTI is qualified in its entirety by reference to the full text of the HCW opinion.

     In arriving at its opinion, HCW reviewed certain publicly available business and financial information relating to VTI and ACC, as well as the merger agreement. HCW also reviewed certain other information, including financial forecasts, provided to it by VTI and ACC, and met with VTI's and ACC's management to discuss the business, both past and current, and future prospects of VTI and ACC. HCW also considered certain financial and stock market data of VTI and ACC, and HCW compared that data with similar data for other publicly held companies in businesses HCW deemed similar to those of VTI and ACC. HCW considered the financial terms, to the extent publicly available, of certain other recent business combinations and other transactions which have recently been effected and that HCW deemed relevant. HCW also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria, which it deemed relevant. HCW is familiar with VTI and the terms of the merger, having participated in certain discussions and negotiations leading to the merger agreement between representatives of VTI and representatives of ACC and their financial advisors. In connection with its review, HCW did not assume any responsibility for independent verification of any of the foregoing information and relied on the completeness and accurateness in all material respects as represented by VTI and ACC. With respect to financial forecasts, HCW assumed that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of VTI and ACC as to the future financial performance of VTI and ACC, respectively. VTI also informed HCW, and therefore HCW based its opinion on the assumption that the merger would be treated as a tax-free reorganization for federal income tax purposes and accounted for as a purchase in accordance with generally accepted accounting principles. In addition, HCW did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of VTI or ACC, nor was HCW furnished with any such evaluations or appraisals. The HCW opinion is necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated as of the date of the HCW opinion. HCW did not express any opinion as to what the value of the VTI common stock actually will be when issued to ACC's stockholders pursuant to the merger or the prices at which such common stock will trade subsequent to the merger.

     The exchange ratio was determined by arm's-length negotiation between the parties. In preparing the HCW opinion, HCW performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. HCW believes that its analyses must be considered as a whole and that selecting portions of its analyses and some of the factors considered by it, without considering all analyses and factors, could create a misleading view of the process underlying the HCW opinion. No company or transaction used in the analysis performed by HCW as a comparison is identical to VTI, ACC or the contemplated merger. In addition, HCW may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis undertaken should not be taken to be HCW's view of the actual value of VTI or ACC. In performing its analyses, HCW made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of VTI and ACC. The analyses performed by HCW are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of HCW's analysis of the fairness of the aggregate consideration and the applicable exchange ratio to VTI from a financial point of view and were provided to the VTI board of directors in connection with the delivery of the HCW opinion.


     In connection with the transaction outlined above, HCW performed a number of separate and distinct analyses discussed below in order to ascertain and support the conclusion as outlined in the opinion letter HCW delivered to the board of directors of VTI. In performing its analysis, HCW treated ACC as the aquiror and VTI as the acquiree, consistent with post-deal ownership structure of the combined entities. Additionally, HCW did not evaluate VTI's networks division which has been accounted for as a discontinued operation and will be disposed of prior to the closing of this transaction. An overview of the valuation process and the tools utilized is outlined below.



1. Historical Stock Price Analysis. A historical stock price analysis compares the stock price of a company over a particular period. HCW analyzed the price at which VTI common stock has traded for the last 52 weeks. During that time period, VTI's 52 week high and low were $3.625 and $1.313, respectively. In addition, the average price of VTI stock over the same time period was $2.070 and the price of VTI stock at the date of the HCW opinion was $3.188, or approximately 88% of its 52-week high.



2. Historical Exchange Ratio Analysis. An exchange ratio analysis involves comparing the target and acquiror stock prices over a particular time period to determine the historical exchange ratio over a period of time and then compare it to the exchange ratio used in the particular merger transaction. HCW compared the historical exchange ratio of the average closing price of ACC common stock to the average closing price of VTI over the various periods presented. The following table sets forth the ratios of the average closing prices of ACC common stock compared to VTI common stock.


                                                                                 AVERAGE MARKET EXCHANGE
PERIOD ENDED                                                                     RATIO OVER PERIOD
------------------------------------------------------------------------------   -----------------------
One Trading Day (January 14, 2000)............................................            351.0%
10 Trading Days...............................................................            380.6
20 Trading Days...............................................................            377.9
30 Trading Days...............................................................            357.2


3. Selected Precedent Transactions. A selected precedent transaction analysis compares the valuations paid in similar transactions in similar industries to determine the appropriate valuation and consideration to be paid for a particular company. HCW reviewed and analyzed the publicly available information and financial terms of the following transactions.



                                                                                  RATES OF        RATES OF
                                                              TRANSACTION         TRANSACTION     TRANSACTION
                                                                VALUE             VALUE TO        VALUE TO
  DATE            ACQUIREE                 ACQUIROR           (IN MILLIONS)       REVENUE         BOOK VALUE
---------  -----------------------  -----------------------   -------------       ------------    ------------
 9/99      Accoustic                Videolabs, Inc.               $ 2.0               $.22x          $ 2.32x
             Communications
             Systems, Inc.

12/98      Dreher Business          Miami Computer Supply,         33.0                .56             4.90
             Products Corporation     Inc.

 6/98      Higginbotham             Intellisys Group, Inc.          2.1                .25             4.15
             Enterprises

 6/98      Proline Industries,      Intellisys Group, Inc.          6.4                .20             5.19
             Inc.


     HCW compared the publicly available statistics for the precedent transactions listed above to the relevant financial statistics for the merger based on the aggregate consideration and the applicable exchange ratio. The precedent transactions multiples compared by HCW included, among other things, the mean/median or otherwise adjusted transaction value of the acquiree to last twelve months mean/median or otherwise adjusted revenues of the acquiree. In addition, using the same methodology, HCW compared the transaction value to book value of the precedent transactions listed above. By applying the transaction multiples as described above, HCW derived an implied value for VTI using the relevant financial statistics for VTI as outlined below.


4. Public Company Trading Valuation Analysis--Revenue Multiple Valuation. A comparable company analysis compares the valuation parameters of companies in similar industries or market segments. Public company valuations are traditionally based on price to earnings ratios. However, public companies with earnings losses or an insignificant amount of earnings are often valued based on a their adjusted market value as a multiple of revenues on an historical and forecasted basis. Taking into account the uncertainty of VTI's future prospects as a stand alone entity, HCW believes that the most appropriate method of valuation for VTI in terms of revenue is adjusted market value as a multiple of latest twelve months revenue. HCW compared certain financial information of VTI with that of other companies involved in the multimedia/telecommunication services industry, including:


                                                                                            AMV AS A MULTIPLE
                                                                                                OF REVENUE
                                                                        ADJUSTED        --------------------------
                                                       MARKET          MARKET VALUE     LATEST
                                           STOCK     CAPITALIZATION       (AMV)          12       FISCAL    FISCAL
COMPANY                                    PRICE     (IN MILLIONS)     (IN MILLIONS)    MONTHS    1999      2000
----------------------------------------   ------    --------------    -------------    ------    ------    ------
Anixter International...................   $21.06        $761.5          $ 1,303.0        0.5x      0.4x       NA
Caribiner International.................     2.44          57.8              481.9        0.7        NA        NA
Miami Computer Supply...................    36.00         421.5              554.7        0.9       0.9       0.7x
Norstan.................................     5.25          57.3              133.9        0.3       0.3        NA
Video Labs..............................     3.75          21.3               21.1        2.2        NA        NA
          MEAN..........................                                                  0.9x      0.5x      0.7x
          MEDIAN........................                                                  0.7x      0.4x      0.7x

     Adjusted Market Value (AMV) as a multiple of revenue is defined as market capitalization as of January 14, 2000, plus total debt less cash and cash equivalents divided by latest twelve months revenue. In comparing companies that compete in the multimedia/telecommunication services industry that HCW deemed relevant and comparable to VTI, HCW believes that these companies are currently valued between 0.3x and 2.2x latest twelve months revenue with a mean of 0.9x and a median of 0.7x latest twelve months revenue, respectively. In the merger, VTI is valued at approximately 0.6x latest twelve months revenue, a multiple that places VTI in the acceptable range of the comparables.

5.  Public Company Trading Valuation Analysis--Book Value Multiple
    Valuation. Another commonly used public marketplace valuation metric for companies operating under circumstances similar to VTI is a multiple of market capitalization to book value. Book value is defined as the:

          a) Original capital contributed to start the company and any additional share issuances less share repurchases, plus;

          b)  The retained earnings accumulated over the company's life, plus;

          c) Any accounting adjustments resulting in additions or subtractions to the equity section of the company's balance sheet without flowing through the income statement.

A more commonly used definition of book value is the total assets of a company less the company's total liabilities.

                                                                                                 RATIO OF
                                                                                 MARKET           MARKET
                                                                   STOCK     CAPITALIZATION    CAPITALIZATION
COMPANY                                                            PRICE     (IN MILLIONS)     TO BOOK VALUE
----------------------------------------------------------------   ------    --------------    --------------
Anixter International...........................................   $21.06        $761.5              2.1x
Caribiner International.........................................     2.44          57.8              0.5
Miami Computer Supply...........................................    36.00         421.5              4.3
Norstan.........................................................     5.25          57.3              0.5
Video Labs......................................................     3.75          21.3              4.2
          MEAN..................................................                                     2.3x
          MEDIAN................................................                                     2.1x

     In comparing companies that compete in the multimedia/telecommunication services industry that HCW deemed relevant and comparable to VTI, HCW believes that these companies are currently valued between 0.5x and 4.3x book value with a mean of 2.3x and median of 2.1x book value, respectively. In the transaction outlined in this opinion, VTI is value at approximately 3.5x book value, a multiple that places VTI in the acceptable range of the comparables. In addition, VTI's book value expressed as a dollar value will be reduced following the disposition of the USTelecenters business segment of VTI and the associated write-off of goodwill, which will increase VTI's multiple of book value further.

6. Discounted Cash Flow / Terminal Value Analysis. This analysis uses the projections of a particular company to determine such company's future cash flows, which are then discounted to reflect their present value and the combined values of these cash flows are added to a terminal value to determine the total value of a particular company in current dollars. HCW performed an analysis of the present value of VTI's estimated revenues and earnings based on VTI projections through calendar year 2001. HCW did not believe that an analysis of the discounted cash flows of the VTI was a material measure of VTI's value because, in HCW's opinion, the VTI projections contained unrealistic assumptions regarding VTI's ability to raise additional financing. As such, HCW deemed this particular valuation metric to be not meaningful as a measure of determining the fairness from a financial point of to the stockholders of VTI.



     HCW has acted as financial advisor to VTI in connection with the merger and will receive a fee of $400,000 for its services, including the rendering of its fairness opinion, all of which is contingent upon the consummation of the transaction. In addition, HCW was paid $75,000 by VTI in February 2000 for its services in connection with a warrant solicitation. HCW will also be the exclusive placement agent for the $15 million private placement of the combined company following the merger for which HCW will receive approximately $1,000,000.



     HCW acts as a financial advisor to companies in connection with mergers and acquisitions, valuation analyses, strategic planning, private placements and equity underwritings. HCW has worked with approximately 30 clients over the last three years. In addition, the senior bankers of HCW combined have more than 100 years of combined experience in structuring mergers, acquisitions, private placements and the underwriting of public equity offerings with other investment banking institutions.


     In the ordinary course of its business, HCW may have actively traded the equity securities of VTI and may continue to actively trade the equity securities of ACC and/or the newly created corporate entity as a result of the transaction. In addition, certain individuals who are employees or are affiliated with HCW have in the past and may currently be stockholders of VTI.

     Based upon and subject to the foregoing, it is HCW's opinion that the exchange ratio in the merger is fair from a financial point of view to VTI and its stockholders.

OPINION OF ACC'S FINANCIAL ADVISOR

     Under an engagement letter dated January 5, 2000, ACC retained Alterity Partners LLC as its exclusive financial advisor in connection with the merger and to render financial advisory services including, among other things, to render its opinion as to the fairness of the merger to ACC and its shareholders from a financial point of view. Alterity was selected by the ACC board of directors based on Alterity's qualifications, expertise and reputation. On January 19, 2000, Alterity rendered its opinion that, as of that date, based upon and subject to the various considerations set forth in the Alterity opinion, the exchange ratio was fair to ACC and its shareholders, other than VTI, and its affiliates, from a financial point of view.

     The full text of the Alterity opinion sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Alterity in rendering its opinion. The full text of the opinion is attached as Appendix C to this joint proxy statement/prospectus and is incorporated by reference in its entirety. ACC shareholders are urged to read the Alterity opinion carefully and in its entirety. The Alterity opinion addresses the fairness of the exchange ratio to ACC and its shareholders, other than VTI and its affiliates, from a financial point of view as of the date of the Alterity opinion, and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the ACC special meeting. The summary of the Alterity opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the Alterity opinion.


     In arriving at its opinion, Alterity reviewed certain publicly available business and financial information relating to ACC and VTI, as well as the merger agreement. Alterity also reviewed certain other information, and met with ACC's management to discuss the business, both past and current, and prospects of ACC and VTI. Alterity also considered certain and financial and stock market data of ACC and VTI, and Alterity compared that data with similar data for other publicly held companies in businesses it deemed similar to those of ACC and VTI. Alterity considered the financial terms, to the extent publicly available, of certain other recent business combinations and other transactions which have recently been effected and that Alterity deemed relevant. Alterity analyzed the potential impact of the merger on ACC earnings per share, capitalization and financial merits on a pro forma basis. Alterity also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.


     In connection with its review, Alterity did not assume any responsibility for independent verification of any of the foregoing information and relied on its being complete and accurate in all material respects. With respect to financial forecasts, Alterity assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of ACC and VTI as to the future financial performance of ACC and VTI. ACC also informed Alterity and Alterity assumed that the merger would be treated as a tax-free reorganization for federal income tax purposes. In addition, Alterity did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ACC or VTI, nor was Alterity furnished with any such evaluations or appraisals. The Alterity opinion is necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Alterity opinion. Alterity did not express any opinion as to what the value of the VTI common stock actually will be when issued to ACC's shareholders pursuant to the merger or the prices at which such VTI common stock will trade subsequent to the merger.

     The exchange ratio was determined by arm's-length negotiation between the parties. In preparing the Alterity opinion, Alterity performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Alterity believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the process underlying the Alterity opinion. No company or transaction used in the analysis performed by Alterity as a comparison is identical to ACC, VTI or the contemplated merger. In addition, Alterity may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Alterity's view of the actual value of ACC or VTI. In performing its analyses, Alterity made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ACC and VTI. The analyses performed by Alterity are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Alterity's analysis of the fairness of the exchange ratio to ACC from a financial point of view and were provided to the ACC board of directors in connection with the delivery of the Alterity opinion.

     The following is a summary of the material financial analyses performed by Alterity in connection with the preparation of its opinion, and reviewed with the ACC board of directors at a meeting of the ACC board of directors held on January 19, 2000. Certain of the summaries of those financial analyses include information presented in tabular format. In order to understand fully the material financial analyses used by Alterity, the tables should be read together with the text of the summary. The tables alone do not constitute a complete description of the material financial analyses.


     Historical Stock Price Analysis. Alterity analyzed the prices at which VTI common stock traded from January 1, 1999 through December 31, 1999. Alterity noted that the all-time high price during that period for VTI common stock was $3.625 on January 21, 1999, and the all-time low price for VTI common stock during that period was $1.313 on September 26, 1999. The share price of VTI at the time of the announcement of the merger was within the range of trading values for the preceeding twelve months, and represented neither the high value nor the low value of that range. Alterity believes the share price upon which the exchange ratio was calculated indicates the fair market price at the time for VTI shares.

     Public Company Trading Valuation Analysis. Alterity compared certain financial information of VTI with that of other companies involved in the high-end information technology services industry, including:

          o Vialog Corporation;

          o NetLojix Communications;

          o Video Labs, Inc.;

          o All Communications Corporation;

          o ACT Teleconferencing; and

          o Video Network Communication.


     The criteria used to select the comparable companies included comparable business lines, equity market capitalization and levered market capitalization.



     Such information included, among other things, the multiples of aggregate market value, defined as market capitalization plus total debt less cash and cash equivalents, as of January 7, 2000 to estimated revenue and estimated earnings before interest and taxes (commonly known as EBIT) for the trailing twelve months ended September 30, 1999. Applying the range of multiples derived from the multiples for the comparable companies to estimated revenue and estimated EBIT, Alterity derived the implied VTI value per share and the implied exchange ratio based on the closing stock prices as of January 7, 2000:


                                                                IMPLIED VTI          IMPLIED
                                                               VALUE PER SHARE    EXCHANGE RATIO
                                                               ---------------    --------------
Trailing Twelve Months Ended September 30, 1999.............    $13.49-$21.65       0.22x-0.14x


     The following table sets forth the share price, leveraged market capitalization and multiple of the Last Twelve Month ("LTM") Revnues for the comparable companies discussed above:



                                                                                                         MULTIPLE OF LAST
                                                                                       LEVERED MARKET    TWELVE MONTH
COMPANY NAME                                                            SHARE PRICE    CAPITALIZATION     REVENUES
---------------------------------------------------------------------   -----------    --------------    ----------------
Vialog Corporation...................................................     $  3.56          $107.3               1.7x
NetLojix Communications..............................................     $  3.19          $ 34.2               8.6
Video Labs, Inc......................................................     $  3.75            22.7               2.4
All Communications Inc...............................................     $ 12.13            61.2               3.0
ACT Teleconferencing.................................................     $  8.75            47.0               1.6
Video Network Communications.........................................     $  2.78            23.1               9.8
ViewTech, Inc........................................................     $  2.88            22.7               0.7
          MEAN.......................................................                                          4.21x
          MEDIAN.....................................................                                          2.66




     Alterity noted that, on a levered market capitalization basis, comparable companies traded between 9.8 times Last Twelve Months ("LTM") revenue and 1.6 times LTM revenue. The mean revenue multiple for this analysis was 4.21 and the median revenue multiple for this analysis was 2.66. Levered market capitalization is defined as equity market capitalization plus debt less cash.



     Applying the mean and median revenue multiples to VTI's LTM revenue of $41.3 million for the twelve months ended September 30, 1999, implied a levered market capitalization between $109.96 million and $173.79 million. This equated to an equity value per share of between $13.49 and $21.65. Applying the merger agreement exchange ratio of 3.3 VTI shares for each ACC share and the respective share prices for

VTI and ACC at the time of the merger yielded an exchange ratio of 0.14x to 0.22x. The following table sets forth this calculation.



                                                                               MEAN       MEDIAN
                                                                             REVENUE     REVENUE
                                                                             MULTIPLE    MULTIPLE
                                                                             --------    --------
Levered Market Consideration..............................................   $ 173.79    $ 109.96
Less Debt plus Cash.......................................................       4.47        4.47
Equity Market Value.......................................................     169.32      105.49
Implied Value Per VTI Share...............................................   $  21.65    $  13.49
Implied Exchange Ratio....................................................       0.14x       0.22x



     The implied share price of VTI based on the Public Company Trading Value Analysis was higher than the share price of VTI at the time of the announcement of the merger. Alterity believes the comparison of the implied VTI share price to the actual VTI share price at the time of the announcement of the merger indicates a fair transaction from the perspective of ACC shareholders.


     Selected Precedent Transactions. Alterity reviewed the publicly available financial terms of the three following precedent transactions:

     o Phone-tel Technologies/Cherokee Communications;

     o Video Labs, Inc./Acoustic Communications Systems, and

     o NetLojix Communications/Remote Logix/PLSI.


     The criteria used to select the selected precedent transactions set forth above included comparable business lines and transaction size as well as recent transaction history. Alterity compared the publicly available statistics for the precedent transactions listed above to the relevant financial statistics for the merger based on the exchange ratio. Multiples compared by Alterity included, among other things, the aggregate value to last twelve months revenue for the period ended September 30, 1999 and the book value for the precedent the period ended September 30, 1999 as disclosed in public documents. The following table sets forth in greater detail the aggregate consideration and the multiples of LTM revenue and book values used for the selected precedent transactions in this analysis:



                                                                      AGGREGATE      MULTIPLE OF LTM    MULTIPLE OF BOOK
TARGET                                             ACQUIROR         CONSIDERATION        REVENUES             VALUE
-------------------------------------------   -------------------   -------------    ---------------    ----------------
Acoustic Communications....................   Video Labs, Inc.         $  2.00             0.22x              2.30x
                                              NetLojix

Remote Logix/PCSI..........................   Communications              4.50             0.40               3.01
                                              Phone-Tel

Cherokee Communications....................   Technologies               55.20             1.75               8.02
                                                                          Mean             0.79               4.44
                                                                                           0.40               3.01



     Applying the mean and median revenue and book multiples to VTI's LTM revenue and book value for the twelve months ended September 30, 1999, implied an equity value per share of between $2.08 and $2.12. Applying the merger agreement exchange ratio of 3.3 VTI shares for each ACC share and the respective share prices for VTI and ACC at the time of the merger yielded an exchange ratio of 1.40x to 1.43x.



                                                                                        IMPLIED VTI    IMPLIED EXCHANGE
                                                 VTI CONTRIBUTION    MEDIAN MULTIPLE    SHARE VALUE          RATIO
                                                 ----------------    ---------------    -----------    ----------------
VTI LTM Revenues..............................        $ 41.3               0.40            $2.12             1.40
VTI Book Value................................           5.4               3.01            $2.08             1.43



     The implied share price of VTI based on the Selected Precedent Transactions Analysis was not significantly different than the share price of VTI at the time of the merger announcement. Alterity believes the comparison of the implied share price of VTI using this analysis to the actual VTI share price at the time of the merger indicates a fair transaction from the perspective of ACC shareholders.

     Historical Exchange Ratio Analysis. Alterity compared the historical ratios of the average closing price of VTI common stock to the average closing price of ACC common stock over various periods ended December 31, 1999. The following table sets forth the ratios of the average closing prices of VTI common stock compared to ACC common stock for the various periods ended December 31, 1999:

                                                                              AVERAGE MARKET
                                                                                 EXCHANGE
PERIOD ENDED                                                                RATIO OVER PERIOD
------------------------------------------------------------------------   --------------------
One trading day.........................................................          1.1748x
10 trading days.........................................................          1.1359x
30 trading days.........................................................          0.9274x
60 trading days.........................................................          0.8502x


     The exchange ratio at the time of the merger announcement was higher than the Average Market Exchange Ratio over the 60 days preceding the merger announcement. Alterity believes the exchange ratio at the time of the merger announcement seems to indicate a fair transaction from the perspective of ACC shareholders.



     Contribution Analysis. Alterity analyzed the relative contributions of VTI and ACC to the pro forma revenue and operating income excluding restructuring and merger charges, of the combined company, based on the trailing twelve months ended September 30, 1999. The following table sets forth the relative contributions of VTI and ACC to the combined company:



                                                                           VTI %                   ACC %
                                                                  VTI     CONTRIBUTED     ACC     CONTRIBUTED    TOTAL
                                                                 -----    -----------    -----    -----------    -----
Revenues......................................................   $41.3        66.6%      $20.7        33.4%      $52.0
EBIT..........................................................     4.5        90.1%        0.5         9.9%       5.03
Equity Market Capitalization..................................    22.7                    59.5                    82.2



     Alterity derived the implied VTI ownership of the combined company, the implied exchange ratio and the implied VTI value per share based on such estimates. The following table sets forth VTI's contribution to the combined company and the implied market capitalization, share price and exchange ratio in connection with the merger:



                                                                                IMPLIED VTI                       IMPLIED
                                                    VTI                           MARKET         IMPLIED SHARE    EXCHANGE
                                                 CONTRIBUTION    % OF TOTAL    CAPITALIZATION        PRICE         RATIO
                                                 ------------    ----------    --------------    -------------    --------
Revenues......................................      $ 41.3          66.6%          $ 54.8            $7.00          0.43x
EBIT..........................................         4.5          90.1%            74.0             9.46          0.31


The following table sets forth the results of Alterity analysis:


                                                         IMPLIED VTI       IMPLIED         IMPLIED VTI
                                                          OWNERSHIP     EXCHANGE RATIO    VALUE PER SHARE
                                                         -----------    --------------    ---------------
Trailing Twelve Months Ended
  September 30, 1999..................................   66.6%-90.1%      0.31x-0.43x       $9.46-$7.00



     The implied share price of VTI based on the Contribution Analysis was higher than the share price of VTI at the time of the merger announcement. Alterity believes the comparison of implied VTI share price to the actual VTI share price at the time of the announcement of the merger indicates a fair transaction from the perspective of ACC shareholders.


     Terminal Value Analysis. Alterity performed an analysis of the present VTI value per share based on VTI's estimated revenues and estimated earnings per share for calendar years 2000 and 2001. Alterity does not believe that this valuation technique or its results are germaine to determining fairness of the merger with respect to ACC shareholders.

     As described above, Alterity's opinion and presentation to the ACC board of directors was one of many factors taken into consideration by the ACC board of directors in making its determination to recommend the merger agreement and the transactions contemplated thereby. Consequently, the analyses described above should not be viewed as determinative of the opinion of the ACC board of directors or the management of

ACC with respect to the value of VTI or whether the ACC board of directors would have been willing to agree to a different exchange ratio.


     Alterity is a recognized investment banking and advisory firm focused on the information technology industry. Alterity, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The principals of Alterity have advised on merger and related transactions totalling in excess of $30 billion.



     Pursuant to the engagement letter, ACC engaged Alterity to provide financial advisory services to the ACC board of directors in connection with the merger, including, among other things, rendering its opinion and making the presentation referred to above. ACC has agreed to pay Alterity $100,000 in connection with the engagement. In addition, ACC has agreed to reimburse Alterity for its out-of-pocket expenses, including attorney's fees, incurred in connection with its engagement and to indemnify Alterity and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.


INTERESTS OF MANAGEMENT IN THE MERGER

     GENERAL. Executive officers and members of the boards of ACC and VTI have interests in the merger that differ from, or are in addition to, your interests. In particular, the directors and officers of ACC and VTI participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or are in addition to, your interests. As a result of these interests, these directors and officers could be more likely to vote to approve the merger agreement than if they did not have these interests. You should consider whether these interests may have influenced these directors and officers to support or recommend the merger. Both boards were aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby. Under the merger agreement, the parties agreed to adopt the proposed amended and restated certificate of incorporation and bylaws discussed hereunder, which contain indemnification provisions at least as favorable as the current provisions in VTI's and ACC's certificates of incorporation.

     DIRECTORS AND EXECUTIVE OFFICERS. At the time of the merger, Richard Reiss, ACC's Chairman, President and Chief Executive Officer, will become the Chairman, President and Chief Executive Officer of Wire One, and all other current officers and directors of ACC will become the officers and directors of Wire One.

EFFECTIVE TIME

     The merger will occur upon the concurrent filing of a certificate of merger with the Secretary of State of the State of Delaware and a certificate of merger with the Secretary of State of the State of New Jersey. The time the certificate is filed is referred to as the "Effective Time." The filing of the certificate of merger is required to occur no later than the second business day after the satisfaction or waiver of the closing conditions set forth in the merger agreement.

ANTICIPATED ACCOUNTING TREATMENT

     The merger will be accounted for using the purchase method of accounting for business combinations as such term is used under U.S. generally accepted accounting principles. The purchase method accounts for a merger as an acquisition of one company by another. For accounting purposes, the merger is treated as a "reverse acquisition" with ACC deemed to be the acquirer.

REGULATORY APPROVALS

     The merger is not subject to the terms of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules. However, the merger cannot be completed until all authorizations specified in merger agreement and all other authorizations required in connection with the execution and delivery of the merger agreement and the performance of the obligations hereunder have been made or obtained, except for those authorizations where the failure to have obtained the same could not reasonably be expected to have a material adverse effect on ACC or VTI.

OTHER EFFECTS OF THE MERGER; DELISTING OF ACC SHARES

     After the merger, ACC shareholders will become stockholders of VTI. The rights of all such stockholders will be governed by the certificate of incorporation and bylaws of VTI. For a description of the difference between the rights of VTI and ACC stockholders, see "Comparison of Rights of VTI Stockholders and ACC Shareholders."

     If the merger is consummated, shares of ACC common stock will cease to be listed on OTC Electronic Bulletin Board. In addition, ACC will deregister the ACC common stock under the Exchange Act and, accordingly, will no longer be required to file periodic reports pursuant to the Exchange Act.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF ACC AND VTI

     The shares of VTI common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of VTI common stock issued to any person who is deemed to be an affiliate of either VTI or ACC at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either VTI or ACC and may include some of our officers and directors as well as our principal shareholders. Some affiliates of ACC will enter into affiliate agreements in connection with the merger. See "The Merger--Affiliate Agreements." Affiliates may not sell their shares of VTI common stock acquired in connection with the merger except under:

     o an effective registration statement under the Securities Act covering the resale of those shares;

     o an exemption under paragraph (d) of Rule 145 under the Securities Act;
       and

     o any other applicable exemption under the Securities Act.

     VTI's registration statement on Form S-4, of which this proxy statement-prospectus forms a part, does not cover the resale of shares of VTI common stock to be received by affiliates in the merger.

LISTING ON THE NASDAQ NATIONAL MARKET OF VTI COMMON STOCK TO BE ISSUED IN THE MERGER

     It is a condition to closing the merger that VTI cause the shares of VTI common stock to be issued in the merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

NO APPRAISAL RIGHTS

     Under New Jersey corporate law, holders of ACC common stock are not entitled to appraisal rights in connection with the merger because, on the record date, ACC common stock was designated and quoted for trading on the OTC Electronic Bulletin Board and will be converted into shares of VTI common stock, which at the effective time of the merger will be listed on the Nasdaq National Market.

     Holders of VTI common stock prior to the merger are also not entitled to appraisal rights in connection with the merger.

EXCHANGE OF ACC STOCK CERTIFICATES FOR VTI STOCK CERTIFICATES

     When the merger is completed, the exchange agent will mail to you a letter of transmittal and instructions for use in surrendering your ACC stock certificates in exchange for VTI stock certificates. When you deliver your ACC stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your ACC stock certificates will be canceled and you will receive VTI stock certificates representing the number of full shares of VTI common stock to which you are entitled under the merger agreement. You will receive payment in cash in lieu of any fractional shares of VTI common stock which would have been otherwise issuable to you as a result of the merger.

YOU SHOULD NOT SUBMIT YOUR ACC STOCK CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     You are not entitled to receive any dividends or other distributions on VTI common stock until the merger is completed and you have surrendered your ACC stock certificates in exchange for VTI stock certificates.

     If there is any dividend or other distribution on VTI common stock with a record date after the merger and a payment date prior to the date your surrender your ACC stock certificates in exchange for VTI stock certificates, you will receive it with respect to the whole shares of VTI common stock issued to you promptly after they are issued. If there is any dividend or other distribution on VTI common stock with a record date after the merger and a payment date after the date you surrender your ACC stock certificates in exchange for ACC stock certificates, you will receive it with respect to the whole shares of VTI common stock issued to you promptly after the payment date.

     VTI will only issue a VTI stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered ACC stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     ACC has received the opinion of Morrison & Foerster LLP, its counsel in connection with the merger, that, subject to the assumptions, exceptions, limitations and qualifications set forth in their opinion, the material United States federal income tax considerations relevant to the exchange of shares of ACC common stock for VTI common stock in the merger that are generally applicable to holders of ACC common stock are as follows:

     o The merger will constitute a reorganization within the meaning of the Internal Revenue Code.

     o A holder of ACC common stock will not recognize any gain or loss solely upon such holder's receipt of VTI common stock in exchange for such holder's ACC common stock in the merger, except to the extent the holder of ACC common stock receives cash in lieu of a fractional share of VTI common stock.

     o The aggregate tax basis of the VTI common stock that a holder of ACC common stock receives in the merger will be the same as the aggregate tax basis of the ACC common stock surrendered by such holder in exchange for VTI common stock (reduced by any tax basis attributable to any fractional share the holder is deemed to have disposed of).

     o The holding period of the VTI common stock that each holder receives in the merger will include the period for which the ACC common stock surrendered in exchange for VTI common stock was considered to be held, if the surrendered ACC common stock is held as a capital asset at the time of the merger.

     o Cash payments that a holder of ACC common stock receives in lieu of a fractional share will be treated as if the fractional share of ACC common stock had been issued in the merger and then redeemed by VTI. A holder of ACC common stock receiving cash in lieu of a fractional share will recognize gain or loss upon payment measured by any difference between the amount of cash received and the holder's basis in the fractional share.

     The opinion of Morrison & Foerster LLP and this discussion are based on currently existing provisions of the Internal Revenue Code, existing and proposed treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to ACC shareholders as described above.

     ACC shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular ACC shareholders in light of their individual circumstances, such as shareholders who:

     o are dealers in securities;

     o are subject to the alternative minimum tax provisions of the Internal Revenue Code;

     o are foreign persons;

     o do not hold their ACC common stock as capital assets; or

     o acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

     In addition, the foregoing discussion does not address:

     o the tax consequences of the merger under foreign, state or local tax laws, or

     o the tax consequences of the assumption by VTI of ACC stock options. ACCORDINGLY, ACC SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

     Neither VTI nor ACC is requesting a ruling from the Internal Revenue Service as to the tax consequences of the merger. The completion of the merger is conditioned on VTI's receiving an opinion from Burns & Levinson LLP and ACC receiving an opinion from Morrison & Foerster LLP in each case dated on the date of the closing to the effect that the merger will constitute a reorganization within the meaning of the Internal Revenue Code and the tax consequences to the ACC shareholders are as described above. ACC shareholders should be aware that the tax opinions do not bind the IRS. The IRS may therefore successfully assert a contrary opinion. The tax opinions will be subject to assumptions and qualifications, including, but not limited to, the truth and accuracy of representations made by VTI and ACC.

     A successful IRS challenge to the reorganization status of the merger would result in an ACC shareholder recognizing taxable gain or loss with respect to each share of ACC common stock surrendered equal to the difference between (A) each shareholder's basis in the shares and (B) the fair market value, as of the effective time, of the VTI common stock received in exchange. In this event, a shareholder's aggregate basis in the VTI common stock received would equal its fair market value as of the closing date of the merger, and the shareholder's holding period for VTI common stock would begin the day after the merger.

LOCKUP AGREEMENTS

     Pursuant to the merger agreement, each of Franklin Reece, William Shea and Paul O'Brien has agreed to enter into a lock-up agreement that provides that he will not sell, offer to sell, pledge, transfer or otherwise dispose of any of his shares of VTI common stock for a period of six months after the effective time of the merger.

DIVIDEND POLICY

     Neither VTI nor ACC has ever paid dividends to its stockholders and neither VTI nor Wire One expects to pay dividends for the foreseeable future.

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                              THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the merger agreement. VTI and ACC urge you to read the entire merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus. This summary is qualified in its entirety by reference to the full text of the merger agreement.

THE MERGER

     At the effective time of the merger agreement, ACC will merge with and into VTI. Immediately following the merger, the combined company will change its name to Wire One.

CONVERSION OF SECURITIES

     Each share of ACC common stock issued and outstanding immediately before the effective time of the merger will automatically convert into the right to receive 3.3 shares of VTI common stock. If the VTI stockholders approve the 2 for 1 reverse stock split described in this joint proxy statement/prospectus, the exchange ratio will be adjusted accordingly to 1.65 to 1. VTI will not issue any fractional shares. Instead of receiving a fractional share, an ACC shareholder will receive cash equal to the same fraction of the closing price of the VTI common stock on the day of the closing.

TREATMENT OF ACC STOCK OPTIONS AND ACC WARRANTS

     At the closing, VTI will assume each outstanding option and warrant to purchase shares of ACC common stock that is then outstanding and unexercised. Each option will continue to have the same terms and conditions as before the closing, except that the option or warrant will be exercisable, or will become exercisable on vesting in accordance with its terms, for the number of shares of VTI common stock equal to the number of shares of ACC common stock purchasable under the original option times 3.3. The exercise price per share of VTI common stock of the assumed ACC options will be equal to the exercise price per share of ACC common stock of the original ACC options divided by 3.3. Outstanding ACC warrants will convert into VTI warrants in accordance with the exchange ratio. If the VTI stockholders approve the 2 for 1 reverse stock split described in this joint proxy statement/prospectus, the exchange ratio will be adjusted accordingly to 1.65 to 1.


     On March 17, 2000, options to purchase a total of 2,904,000 shares of ACC common stock were outstanding, at exercise prices ranging from $0.50 to $7.9375 per share.


REPRESENTATIONS AND WARRANTIES

     In the merger agreement ACC and VTI have made a number of representations and warranties about their businesses, financial condition, structure and other facts pertinent to the merger.

     ACC made representations and warranties relating to the following:

     o its corporate organization and similar matters;

     o its authority to enter into the merger agreement and the enforceability of the merger agreement;

     o its subsidiaries;

     o its capital stock;

     o the receipt of required permits, variances, exemptions, approvals or licenses from governmental authorities necessary for the operation of ACC's business and ACC's compliance with applicable laws;

     o the absence of certain changes or events;

     o the absence of default under any of its material contracts, its certificate of incorporation, bylaws or other organizational documents, any agreement or contract related to indebtedness or borrowed money, applicable laws or any applicable order of any governmental body or self-regulatory organization which supervises or regulates any business of ACC or its subsidiaries;

     o the absence of conflict between the requirements of the merger agreement and ACC's obligations under the certificate of incorporation or bylaws of ACC or any of its subsidiaries, any laws or orders of any governmental body or self-regulatory organization which supervises or regulates any business of ACC or any of its subsidiaries or any contract to which ACC or any of its subsidiaries is a party, except where such conflicts could not reasonably be expected to have a material adverse effect on ACC;

     o except as described in the merger agreement, the absence of any required consents, approvals, actions or filings with any governmental body or self-regulatory organization which supervises or regulates any business of ACC or any of its subsidiaries or under any contract to which ACC or any of its subsidiaries is a party, other than such consents, approvals actions or filings which the failure to obtain could not, individually or in the aggregate, be expected to have a material adverse effect on ACC;

     o the absence of litigation that could materially harm ACC;

     o ACC's compliance with applicable laws respecting employment practices, terms and conditions of employment and the absence of unfair labor practice charges or complaints against ACC;

     o absence of undisclosed liabilities;

     o the engagement and payment of any finder's fee, brokerage commission or similar payment in connection with the merger;

     o the absence of any agreement or arrangement to sell the assets or any stock of ACC or any merger, consolidation or other reorganization of ACC or any of its significant subsidiaries;

     o matters relating to ACC's benefit plans and the Employee Retirement Income Security Act;

     o environmental matters;

     o intellectual property and year 2000 matters;

     o ACC's relations with its ten largest customers;

     o transactions with affiliates;

     o management and accountant letters;

     o the accuracy of information supplied by ACC in connection with this joint proxy statement/prospectus and the registration statement of which it is a part;

     o the filing of tax returns and payment of taxes and other similar matters;

     o documents filed by ACC with the SEC, the accuracy of the information disclosed in those documents and the preparation of the financial statements contained in those documents;

     o legality of payments made by ACC;

     o financial and other information provided to VTI and the accuracy of the information provided;

     o filing of reports with any governmental body or self-regulatory organization which supervises or regulates any business of ACC; and

     o shareholder voting requirements necessary to approve the merger.

     VTI made representations and warranties relating to the following:

     o its corporate organization and similar matters;

     o its authority to enter into the merger agreement and the enforceability of the merger agreement;

     o its subsidiaries;

     o its capital stock;

     o the receipt of required permits, variances, exemptions, approvals or licenses from governmental authorities necessary for the operation of VTI's business and VTI's compliance with applicable laws;

     o the absence of certain changes or events;

     o the absence of default under any of its material contracts, its certificate of incorporation, bylaws or other organizational documents, any agreement or contract related to indebtedness or borrowed money, applicable laws or any applicable order of any governmental body or self-regulatory organization which supervises or regulates any business of VTI or its subsidiaries;

     o the absence of conflict between the requirements of the merger agreement and VTI's obligations under the certificate of incorporation or bylaws of VTI or any of its subsidiaries, any laws or orders of any governmental body or self-regulatory organization which supervises or regulates any business of VTI or any of its subsidiaries or any contract to which VTI or any of its subsidiaries is a party, except where such conflicts could not reasonably be expected to have a material adverse effect on VTI;

     o except as described in the merger agreement, the absence of any required consents, approvals, actions or filings with any governmental body or self-regulatory organization which supervises or regulates any business of VTI or any of its subsidiaries or under any contract to which VTI or any of its subsidiaries is a party, other than such consents, approvals actions or filings which the failure to obtain could not, individually or in the aggregate be expected to have a material adverse effect on VTI;

     o the absence of litigation that could materially harm VTI;

     o VTI's compliance with applicable laws respecting employment practices, terms and conditions of employment and the absence of unfair labor practice charges or complaints against VTI;

     o absence of undisclosed liabilities;

     o the engagement and payment of any finder's fee, brokerage commission or similar payment in connection with the merger;

     o the absence of any agreement or arrangement to sell the assets or any stock of VTI or any merger, consolidation or other reorganization of VTI or any of its significant subsidiaries;

     o matters relating to VTI's benefit plans and the Employee Retirement Income Security Act;

     o environmental matters;

     o intellectual property and year 2000 matters;

     o VTI's relations with its ten largest customers;

     o transactions with affiliates;

     o management and accountant letters;

     o the accuracy of information supplied by VTI in connection with this joint proxy statement/prospectus and the registration statement of which it is a part;

     o the filing of tax returns and payment of taxes and other similar matters;

     o documents filed by VTI with the SEC, the accuracy of the information disclosed in those documents and the preparation of the financial statements contained in those documents;

     o legality of payments made by VTI;

     o financial and other information provided to ACC and the accuracy of the information provided;

     o the status of VTI's accounts and notes receivable and its accounts and notes payable;

     o filing of reports with any governmental body or self-regulatory organization which supervises or regulates any business of VTI; and

     o stockholder voting requirements necessary to approve the merger.

COVENANTS

     VTI has agreed that prior to the effective time it will carry on its business in the ordinary course and will not, in general terms, do any of the following without ACC's consent:

     o issue, deliver, sell, dispose of, pledge or otherwise encumber any additional shares of its capital stock or any securities or rights convertible into or exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, other than issuances of shares of stock upon exercise of options or warrants outstanding on the date of the merger agreement or as otherwise disclosed in the merger agreement;

     o redeem, repurchase or otherwise acquire, or propose to redeem, repurchase or otherwise acquire any of its outstanding securities or any option with respect thereto;

     o except for the two for one reverse split of its outstanding common stock discussed hereunder, split, combine, subdivide, reclassify or other similar action with respect to any of its shares of capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or declare, set aside for payment or pay any dividend or distribution or other payments to stockholders, other than in a manner consistent with past practices;

     o increase cash compensation or benefits to a director, officer or any employee or enter into or amend any existing employment agreement with any director, officer or employee;

     o enter into a new benefit plan or materially change an existing plan, unless VTI is required to do so by applicable law;

     o enter into any contract or amend or modify any existing contract, or engage in any new transaction with any affiliate of VTI or any of its subsidiaries;

     o adopt a plan of complete or partial liquidation, or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of VTI or any of its subsidiaries, other than the merger;

     o make any acquisition, by means of merger, consolidation, purchase of a substantial equity interest in or a substantial portion of the assets of, or otherwise, of any business or corporation, partnership, association or other business organization or division thereof or any other assets;

     o adopt or propose any amendments to its certificate of incorporation or bylaws, except as contemplated by the merger agreement;

     o incur any indebtedness for borrowed money or guarantee any such indebtedness, make any loans, advances or capital contributions to, or investments in, any other person (other than to VTI or any wholly owned subsidiary of VTI) or voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money, other than under any existing credit facilities;

     o make any change in the lines of business in which it participates or is engaged;

     o enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of VTI or its subsidiaries;

     o enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services and for the expenditure of greater than $25,000 which is not cancelable without penalty on 30 days' or less notice;

     o permit any material change in pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or any method or calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes; make any material tax election or settle or compromise any material income tax liability with any governmental body or regulatory authority, except as required under applicable law;

     o sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties, except for sales of inventory in the ordinary course of business;

     o take any action that would cause any representations of VTI not to be true in all material respects from and after the date hereof until the effective time;

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

     o fail to maintain in full force the insurance policies in effect on the date hereof or change any self-insurance program in effect in any material respect;

     o in the event that a claim is made for damage, which damage would have a material adverse effect during the period prior to the effective time which is covered by such insurance, fail to promptly notify ACC of the pendency of such a claim;

     o do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract or commitment of VTI or any of its subsidiaries;

     o fail to duly comply in all material respects with all laws and orders applicable to it and its properties, operations, business and employees; or

     o authorize, recommend, propose or announce an intention to do any of the above, or enter into any contract to do any of the above.

     ACC has agreed that during the period leading up to the effective time it will carry on its business in the ordinary course consistent with past practice and will comply in all material respects with all laws and orders of all governmental bodies or regulatory authorities applicable to it.

     VTI and ACC have mutually agreed that they will not take any action that would prevent the satisfaction of any precondition to the closing of the merger. They have also each agreed to promptly advise each other of any representation or warranty becoming untrue, or of any event likely to lead to a material adverse change in its business.

NO SOLICITATION

     VTI has agreed not to take actions to solicit, encourage, participate in any negotiations regarding, furnish any confidential information in connection with, endorse or otherwise cooperate with, assist, participate in or facilitate the making of any proposal or offer for, or which may reasonably be expected to lead to, an "acquisition transaction" by any "potential acquiror". VTI has also agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any "acquisition transaction".

REASONABLE EFFORTS

     ACC and VTI have agreed to use all reasonable efforts to bring about the merger.

CONDITIONS

     Neither VTI nor ACC will be obligated to complete the merger unless certain conditions are satisfied or are waived, including the following:

     o holders of the requisite majority of VTI common stock and ACC common stock must approve the merger agreement;

     o all necessary government approvals must have been obtained;

     o no court or administrative body will have issued or have pending an injunction or other order, decree or ruling that would prohibit or restrict the completion of the merger;

     o no order suspending approval of this proxy statement shall have been issued and no action, suit proceeding or investigation by the SEC to suspend such approval shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities and Exchange Act relating to the issuance of the common stock to the ACC shareholders in the merger shall have been received; and

     o ACC and VTI must have received opinions from Morrison & Foerster and Burns & Levinson that the merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF ACC

     The obligations of ACC to effect the merger are also subject to the satisfaction or waiver of the following additional conditions:

     o VTI's representations and warranties remain true on the closing date in all material respects;

     o VTI has performed in all material respects all of its obligations;

     o each current member of the VTI board of directors shall have submitted his resignation;

     o the employment agreement between VTI and Franklin A. Reece, III shall have been terminated on terms reasonably satisfactory to ACC;

     o VTI shall have provided evidence reasonably acceptable to ACC that it has no debt or liabilities other than (i) current liabilities incurred in the ordinary course of business; (ii) as disclosed in VTI's most recent quarterly report on Form 10-Q; (iii) under VTI's senior bank facility, or
       (iv) as otherwise disclosed to ACC in writing;

     o VTI shall have disposed of US TeleCenters, Inc. and Vermont Network Services Corporation, in accordance with the merger agreement;


     o ACC shall have received evidence satisfactory to it that those noteholders who provided subordinated debt to VTI pursuant to a subordinated loan and security agreement dated November 17, 1999 have agreed to forbear payments on such subordinated debt until its scheduled maturity date of June 30, 2000;


     o ACC shall have received lock-up agreements from each of each of Franklin
       A. Reece, III, William Shea and Paul O'Brien in the form attached hereto;

     o the VTI voting agreements shall have been observed and continue to be in full force and effect;

     o VTI shall have taken all necessary corporate proceedings in connection with the transactions contemplated under the merger agreement and all documents incident thereto shall be reasonably satisfactory to ACC and its legal counsel;

     o ACC shall have received executed copies of the escrow agreement from each of Franklin A. Reece, III, William Shea and Paul O'Brien and VTI;

     o the shares of VTI common stock to be issued to ACC shareholders under the merger agreement shall have been approved for listing on NASDAQ, subject only to official notice of issuance;

     o ACC shall have received a written opinion of an investment banking firm to the effect that the financial terms of the merger are fair from a financial point of view to ACC and its shareholders; and

     o the amended and restated certificate of incorporation in the form attached hereto shall have been filed with the Delaware Secretary of State and the amended and restated bylaws in the form attached hereto shall have been adopted.

ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF VTI

     VTI is not obligated to complete the merger unless the following additional conditions are satisfied or waived by VTI:

     o the representations and warranties of ACC remain true on the closing date in all material respects;

     o ACC has performed in all material respects all its obligations;

     o ACC shall have taken all necessary corporate proceedings in connection with the transactions contemplated under the merger agreement and all documents incident thereto shall be reasonably satisfactory to VTI and its counsel;

     o the ACC voting agreement shall have been observed and continues to be in full force; and

     o VTI shall have received a written opinion of HCW, or another investment banking firm, to the effect that the financial terms of the merger are fair from a financial point of view to VTI and its stockholders.

     If a condition is not satisfied because a party failed to use reasonable efforts to bring the merger to a close, the same party cannot use the failure of the condition to avoid its obligations under the merger agreement.

TERMINATION


     Termination Generally. The merger agreement may be terminated by VTI or ACC at any time after April 30, 2000 unless the closing has occurred on or prior to such date, unless the failure of such occurrence shall be due to a failure of the party seeking to terminate the merger agreement to perform or observe its agreements and conditions set forth in the merger agreement at or before the closing. The merger agreement may be terminated as follows:


     o by mutual written consent of VTI and ACC;

     o by either VTI or ACC:

          o in accordance with termination rights specifically provided in the merger agreement;

          o in the event that any condition precedent to the closing of the merger has not been or cannot be satisfied within the time periods (including any grace or cure periods) and in the manner provided in the merger agreement; and

          o in the event that a party breaches in some material respect a representation, warranty or covenant contained in the merger agreement and such party fails to cure or demonstrate an ability to cure such breach within 15 days.

     Effect Of Termination; Expenses; Termination Fee. If the merger agreement terminates, VTI and ACC will each continue to have an obligation to keep the other party's nonpublic information confidential, and the parties will have the obligation to share equally the costs and expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus. In addition, VTI may be required to pay ACC a termination fee of $1 million if ACC terminates the merger agreement in accordance with the terms of the merger agreement after VTI has participated in negotiations or discussions regarding a takeover proposal or other similar business transaction in material breach of the merger agreement. No termination fee will be due unless within nine months following the termination of the merger agreement VTI enters into a definitive agreement or consummates a takeover proposal of a type described in the merger agreement that was made during the term of the merger agreement.

AMENDMENT

     The merger agreement may be amended, either before or after the stockholders of ACC or VTI approve the merger, by an instrument in writing signed by the parties. However, after the stockholders of either party approve the merger, any later amendment which by law requires stockholder approval may only be made with such approval.

        AMENDMENT AND RESTATEMENT OF VTI'S CERTIFICATE OF INCORPORATION


AMENDMENT OF VTI'S CERTIFICATE OF INCORPORATION--REVERSE STOCK SPLIT



     VTI's board of directors recommends an amendment to VTI's certificate of incorporation to provide for a 2 for 1 reverse split of the outstanding common stock. The VTI board believes that the reverse split will return Wire One's stock price to a more attractive price in the marketplace. At March 27, 2000, the last reported sale price of VTI common stock was $7.875 per share as reported on the Nasdaq National Market. If a 2 for 1 reverse split were consummated, the Board believes the price of the VTI common stock would proportionately increase to $15.75 per share and believes this higher share price would signify a healthier, more attractive company. In addition, upon consummation of the reverse split, fewer shares of stock will be issued and outstanding, thus providing additional shares of common stock for use in future acquisitions and other purposes, including financings and employee benefit programs.



     Instead of any fractional share of VTI common stock that would otherwise be issuable upon such split, VTI will pay cash to the holder thereof equal to the product of such fraction multiplied by the fair market value of one share of VTI common stock upon such split, as determined by the last reported sale price of VTI common stock on the date immediately preceding the reverse split. As a condition precedent to ACC's obligations to consummate the merger, VTI is required to effect this 2 for 1 reverse split. However, this reverse split is not a requirement to maintain our listing on the Nasdaq National Market.


VOTE REQUIRED

     The adoption of the proposed amendment of VTI's certificate of incorporation will require the affirmative vote of the holders of a majority of the outstanding shares of VTI common stock.

RECOMMENDATION OF THE BOARD


     The board of directors of VTI unanimously recommends a vote FOR the adoption of the proposed amendment of the Certificate of Incorporation.



AMENDMENT AND RESTATEMENT OF VTI'S CERTIFICATE OF INCORPORATION--INCREASE AUTHORIZED CAPITAL; NAME CHANGE



     VTI's board of directors also recommends an amendment and restatement of its certificate of incorporation in the form attached hereto, the terms of which are incorporated by reference herein, which will, among other things, have the effect of increasing the number of authorized shares of common stock by 80 million shares to 100 million shares and will effect the name change of VTI to Wire One.



     VTI has 8,596,601 shares outstanding. Upon consummation of the merger, VTI will issue 30,331,950 shares of its common stock to ACC shareholders (15,165,975 shares if the 2 for 1 reverse split discussed above is approved). In addition, VTI will assume all outstanding options to purchase ACC common stock and will be required to issue 2,904,000 shares of VTI common stock upon exercise of those options. Assuming the 2 for 1 reverse split and the authorization of an additional 80 million shares of common stock are approved, following the merger, the authorized capital stock of VTI will consist of (i) 100,000,000 shares of VTI common stock of which (A) 14,594,511 shares will be issued and outstanding and (B) 4,791,600 shares will be reserved for issuance pursuant to outstanding options and (ii) 5,000,000 shares of VTI preferred stock, none of which will be issued and outstanding.



     Although currently authorized shares are sufficient to meet all known present requirements (other than the merger), VTI's board of directors believes that VTI should have the flexibility to issue additional shares of common stock without further stockholder action. In particular, the availability of additional shares of common stock will enhance VTI's flexibility in connection with possible future actions such as stock dividends, stock splits, financings, employee benefit programs, corporate mergers, or other corporate purposes such as acquisitions. VTI has made no specific plans, commitments or understandings to issue the additional shares to be authorized by the amended and restated certificate of incorporation.

     VTI could also use authorized shares of common stock in excess of shares outstanding to make a change in control of VTI more difficult. For example, such shares could be sold to purchasers who might side with the board of directors in opposing a takeover bid that the board of directors determines is not in the best interests of VTI and its stockholders. Such a sale could have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of VTI common stock, to acquire control of VTI, since the issuance of new shares could be used to dilute the stock ownership of the acquiror. VTI's board of directors has no current intention to use the additional shares of common stock to impede a takeover attempt. VTI's board of directors will decide whether, when and on what terms the issuance of shares of common stock is warranted in connection with any of the foregoing purposes.


     If the proposed amended and restated certificate of incorporation is adopted, all or any of the authorized shares of common stock may be issued in the future for such corporate purposes and such consideration as the VTI board of directors deems advisable from time to time, without further action by the stockholders of VTI and without first offering such shares to the stockholders for subscription. Any additional issuance of VTI common stock will dilute your interests in VTI.


     The changes described above constitute the material differences between VTI's current certificate of incorporation and the proposed amended and restated certificate of incorporation, but does not purport to be a complete statement of all such differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Stockholders should read carefully the relevant provisions of VTI's current certificate of incorporation and the proposed amended and restated certificate of incorporation.

VOTE REQUIRED

     The adoption of the proposed amendment and restatement of VTI's certificate of incorporation will require the affirmative vote of the holders of a majority of the outstanding shares of common stock.

RECOMMENDATION OF THE BOARD


     The board of directors of VTI unanimously recommends a vote FOR the adoption of the proposed amendment and restatement of the certificate of incorporation.


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

                      AMENDMENT AND RESTATEMENT OF VTI'S BYLAWS

     VTI's board of directors recommends an amendment and restatement of its bylaws in the form attached hereto, the terms of which are incorporated by reference herein. The following description summarizes the material differences between VTI's current bylaws and the proposed amended and restated bylaws, but does not purport to be a complete statement of all such differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Stockholders should read carefully the provisions of VTI's current bylaws and the proposed amended and restated bylaws.

NUMBER OF DIRECTORS

     VTI's bylaws. VTI's current bylaws provide for the number of directors to be determined by resolution of VTI's board of directors or by the stockholders at the annual meeting of stockholders.

     VTI's proposed amended and restated bylaws. VTI's proposed amended and restated bylaws provide that the number of directors will not be less than one nor more than 15, the exact number to be determined by a resolution of VTI's board of directors.

NOTICE OF STOCKHOLDER ACTIONS

     VTI's bylaws. VTI's current bylaws are silent with respect to stockholder advance written notice of nominations for election of directors and to properly bring business before an annual meeting of stockholders.

     VTI's proposed amended and restated bylaws. VTI's proposed amended and restated bylaws provide that a stockholder must give advance written notice of nominations for election of directors and to properly bring business before an annual meeting of stockholders.




Nominations for Election of Directors



     Nominations of persons for election to VTI's board of directors must generally be made at a meeting of stockholders by the board of directors. If made other than by or at the direction of the board of directors, written notice must generally be delivered to or mailed and received at the principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.



     If the annual meeting is called for a date that is not within thirty
(30) days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first.



     However, in the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first. Specific information regarding the nomination must be included in the stockholder notice.



     Business Brought Before an Annual Meeting by a Stockholder



     For business to be properly brought before an annual meeting by a stockholder under VTI's amended and restated bylaws, a stockholder's written notice must generally be delivered to or mailed and received at the principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.



     If the annual meeting is called for a date that is not within thirty
(30) days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first. Specific information regarding the nomination must be included in the stockholder notice.


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SPECIAL STOCKHOLDER MEETINGS

     VTI's bylaws. VTI's current bylaws provide that special meetings of VTI's stockholders may be called by the president and must be called by the president or the secretary at the written request of a majority of the board of directors or the stockholders owning a majority in amount of the capital stock of VTI issued and outstanding.

     VTI's proposed amended and restated bylaws. VTI's proposed amended and restated bylaws provide that special meetings of VTI's stockholders may be called by the chairman of the board of directors or a majority of the board of directors.

VOTE REQUIRED

     The adoption of the proposed amendment and restatement of VTI's bylaws will require the affirmative vote of the holders of a majority of the outstanding shares of common stock.

RECOMMENDATION OF THE BOARD


     The board of directors of VTI unanimously recommends a vote FOR the adoption of the proposed amendment and restatement of its bylaws.


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

                        DESCRIPTION OF VTI CAPITAL STOCK

VTI'S TRANSFER AGENT AND REGISTRAR

     U.S. Stock Transfer Corporation of Glendale, California is the transfer agent and registrar of the VTI common stock.

GENERAL

     VTI's current authorized capital stock consists of 20,000,000 shares, $.0001 par value per share, of common stock, and 5,000,000 shares, $.0001 par value of preferred stock. The stockholders of VTI are being asked to vote on proposals pursuant to this joint proxy statement/prospectus to increase the number of authorized common stock by 80,000,000 shares to 100,000,000 shares.

     The following summary of the terms and provisions of VTI's capital stock are not complete, and you should read VTI's amended and restated certificate of incorporation and amended and restated bylaws, which are attached hereto.

COMMON STOCK


     At the close of business on March 20, 2000 there were 8,596,601 shares of VTI common stock outstanding. Each stockholder is entitled to one vote for each share owned on all matters voted upon by stockholders, including the election of directors. Subject to the rights of any then outstanding shares of preferred stock, stockholders are entitled to dividends that the board of directors may declare. The decision to declare dividends is made by the board of directors in its sole discretion, but the board of directors may only declare dividends if there are funds legally available to pay for the dividends.


     Stockholders are entitled to share ratably in the net assets of VTI upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

     Stockholders have no preemptive rights to purchase shares of stock of VTI. Shares of common stock are not subject to any redemption provisions and are not convertible into any other securities of VTI. All outstanding shares of common stock are, and the shares of common stock will, when issued by VTI in this offering, be fully paid and non-assessable.

PREFERRED STOCK

     Pursuant to VTI's certificate of incorporation, the board of directors has the authority, without further action by VTI's stockholders, to issue up to 5,000,000 shares of preferred stock. The board of directors may issue this stock in one or more series and may fix the rights, preferences, privileges and restrictions of this stock. Some of the rights and preferences that the board of directors may designate include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. The board of directors may determine the number of shares constituting any series or the designation of such series. Any or all of the rights and preferences selected by the board of directors may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also have the effect of delaying, deferring or preventing a change in control of VTI. VTI has no present plans to issue shares of preferred stock.

         COMPARISON OF RIGHTS OF ACC SHAREHOLDERS AND VTI STOCKHOLDERS

     The rights of VTI stockholders are currently governed by the Delaware General Corporation Law, VTI's certificate of incorporation and VTI's bylaws. The rights of ACC shareholders are currently governed by the New Jersey Business Corporation Act, ACC's certificate of incorporation and ACC's bylaws. Upon completion of the merger, the rights of ACC shareholders who become stockholders of VTI in the merger will be governed by the Delaware General Corporation Law, VTI's amended and restated certificate of incorporation and VTI's amended and restated bylaws, both of which are attached hereto.

     The following description summarizes the material differences which may affect the rights of stockholders of VTI and ACC but does not purport to be a complete statement of all such differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the Delaware General Corporation Law, the New Jersey Business Corporation Act, VTI's amended and restated certificate of incorporation, VTI's amended and restated bylaws, ACC's certificate of incorporation and ACC's bylaws.

CAPITALIZATION


     The total authorized shares of capital stock of ACC consist of (1) 100,000,000 shares of common stock, no par value per share, and (2) 1,000,000 shares of preferred stock, no par value per share. At the close of business on March 17, 2000, there were 6,864,140 shares of ACC common stock outstanding and no shares of ACC preferred stock outstanding.


     VTI. VTI's authorized capital stock is described above under "Description of VTI Capital Stock."

     The VTI board of directors is authorized to issue preferred stock from time to time in one or more series, and to determine and fix voting powers, designations, preferences, and rights granted to or imposed upon any unissued series of preferred shares, including the rights and terms of dividends, redemption, conversion and liquidation preference, of the shares of any such series. The VTI board of directors, without stockholder approval, can issue VTI preferred stock with dividend, voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of VTI common stock. VTI preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of VTI or make removal of management more difficult. Additionally, issuing VTI preferred stock may cause the market price of VTI common stock to decrease.

VOTING RIGHTS

     ACC. Each holder of ACC common stock is entitled to one vote for each share held of record. Elections of directors are determined by a plurality of the votes cast by the shareholders entitled to vote at the election. Cumulative voting is not permitted.

     VTI. Each holder of VTI common stock is entitled to one vote for each share held of record. Cumulative voting is not permitted.

NUMBER, ELECTION, VACANCY AND REMOVAL OF DIRECTORS

     ACC. ACC's board of directors currently has seven members. ACC's certificate of incorporation provides that the number of directors will not be less than two and not more than nine. ACC's bylaws provide for the number to be determined by resolution of ACC's board of directors. ACC's board of directors is divided into three classes, with Class I currently consisting of three directors, Class II currently consisting of two directors, and Class III currently consisting of two directors.

     Under ACC's certificate of incorporation and bylaws, vacancies on the ACC board of directors, including vacancies resulting from enlargements of the board of directors, may be filled only by a vote of a majority of the directors then in office, even if less than a quorum. A director elected to fill a vacancy is elected to hold office until the next election, subject to the election and qualification of his or her successor and to his or her earlier death, registration or removal.

     VTI. VTI's board of directors will have seven members after the merger. VTI's proposed amended and restated bylaws provide that the number of directors will not be less than one nor more than 15, the exact number to be determined by a resolution of VTI's board of directors. VTI's board of directors is currently divided into three classes, with Class I currently consisting of one director, Class II currently consisting of two directors and Class III currently consisting of two directors.

     VTI's bylaws provide that a vacancy on the VTI board of directors or an increase in the number of directors may be filled by a majority of the directors then in office, even though less than a quorum. A director elected to fill a vacancy or newly created directorship will serve for the unexpired portion the term of the director and until such director's successor has duly elected and qualified.

AMENDMENTS TO CERTIFICATES OF INCORPORATION

     ACC. ACC's certificate of incorporation is silent with respect to the vote required to amend the certificate.

     The New Jersey Business Corporation Act provides for the affirmative vote of a majority of the outstanding shares entitled to vote, if a quorum exists, to amend ACC's certificate of incorporation.

     VTI. VTI's proposed amended and restated certificate of incorporation is silent with respect to the vote required to amend the certificate. The Delaware General Corporation Law provides for the affirmative vote of a majority of the outstanding shares to amend VTI's certificate of incorporation.

AMENDMENTS TO BYLAWS

     ACC. ACC's bylaws provide that ACC's bylaws may be altered, amended or repealed and new bylaws may be adopted:

     o by the affirmative vote of the holders of a majority of the shares of the capital stock issued and outstanding and entitled to vote at any regular meeting of stockholders, or at any special meeting of stockholders, provided notice of such alteration, amendment, repeal or adoption of new bylaws has been stated in the notice of such special meeting; or

     o by the affirmative vote of a majority of directors present at any regular or special meeting of the board of directors at which a quorum is present.

     VTI. VTI's proposed amended and restated certificate of incorporation and bylaws provide that the directors have concurrent power with the stockholders to amend or repeal VTI's bylaws and that VTI's bylaws may be repealed, altered or amended and new bylaws may be adopted as follows:

     o at any regular or special meeting of stockholders, by the affirmative vote of a majority of the stock entitled to vote at such meeting; or

     o at any annual, regular or special meeting by the affirmative vote of a majority of the entire board of directors.

STOCKHOLDER ACTION

     ACC. ACC's bylaws provide that shareholders may, in accordance with the New Jersey Business Corporation Act, take any action by written consent in lieu of a meeting. In addition, except as otherwise provided by the certificate of incorporation (and ACC's Certificate of Incorporation is silent on this issue) the New Jersey Business Corporation Act permits any action required or permitted to be taken at any meeting of a corporation's shareholders, other than the annual election of directors, to be taken without a meeting, without prior notice and without a vote, upon the written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting of shareholders at which all shareholders entitled to vote were present and voting. Under the New Jersey Business Corporation Act, a shareholder vote on a plan of merger or consolidation may be effected only:

     o at a shareholders' meeting,

     o by unanimous written consent of all shareholders entitled to vote on the issue with advance notice to any other shareholders, or

     o by written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting, together with advance notice to all other shareholders.

     VTI. VTI's proposed amended and restated certificate of incorporation and bylaws are silent with respect to stockholder action without a meeting and, therefore, the Delaware General Corporation Law governs. Under the Delaware General Corporation Law, any action required or permitted to be taken at any annual or special meeting of stockholders of VTI may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock of VTI having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted.

NOTICE OF STOCKHOLDER ACTIONS

     ACC. ACC's certificate of incorporation and bylaws are silent with respect to shareholder advance written notice of nominations for elections of directors and for business to be brought before annual meetings of shareholders.

     VTI. VTI's proposed amended and restated bylaws provide that a stockholder must give advance written notice of nominations for election of directors and to properly bring business before an annual meeting of stockholders.


  Nominations for election of directors



     Nominations of persons for election to VTI's board of directors must generally be made at a meeting of stockholders by the board of directors. If made other than by or at the direction of the board of directors, written notice must generally be delivered to or mailed and received at the principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.



     If the annual meeting is called for a date that is not within thirty
(30) days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first.



     However, in the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first. Specific information regarding the nomination must be included in the stockholder notice.



  Business brought before an annual meeting by a stockholder



     For business to be properly brought before an annual meeting by a stockholder under VTI's amended and restated bylaws, a stockholder's written notice must generally be delivered to or mailed and received at the principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.



     If the annual meeting is called for a date that is not within thirty
(30) days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first. Specific information regarding the nomination must be included in the stockholder notice.

SPECIAL STOCKHOLDER MEETINGS

     ACC. ACC's bylaws provide that special meetings of ACC's stockholders may be called at the request of the president or the Board of Directors and shall be called at the request of holders of an aggregate of 25% of the outstanding Common Stock.

     VTI. VTI's proposed amended and restated bylaws provide that special meetings of VTI's stockholders may be called by the chairman of the board of directors or majority of the board of directors.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     The New Jersey Business Corporation Act provides that a corporation's certificate of incorporation may include a provision limiting the liability of a director to a corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. However, New Jersey law prohibits exculpation for the following:

     o a breach of such person's duty of loyalty to the corporation or its shareholders;

     o acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; or

     o any act or omission from which the director derived an improper personal benefit.

     ACC. ACC's certificate of incorporation provides no director of ACC will be personally liable to the corporation or its shareholders for damages for breach of any duty owed to ACC or its shareholders except for liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to ACC or its shareholders; (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.

     The Delaware General Corporation Law provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for the following:

     o any breach of the director's duty of loyalty to the corporation or its stockholders;

     o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

     o violation of Section 174 of the Delaware General Corporation Law regarding unlawful payment of dividends or unlawful stock purchases or redemptions;

     o any transaction from which the director derived an improper personal benefit; and

     o any act or omission prior to the adoption of such a provision in the certificate of incorporation.

     VTI. VTI's proposed amended and restated certificate of incorporation provides that no director will be personally liable to VTI or to its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except that a director will be liable to the extent provided by law as follows:

     o for any breach of the director's duty of loyalty to VTI or its stockholders;

     o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o under Section 174 of the Delaware General Corporation Law; and

     o for any transaction from which the director derived an improper personal benefit.

DIVIDENDS

     ACC. Unless there are other restrictions contained in its certificate of incorporation (and ACC's certificate of incorporation does not contain any such restriction), New Jersey corporate law generally provides that a New Jersey corporation may declare and pay dividends on its outstanding stock so long as the corporation is not insolvent and would not become insolvent as a consequence of the dividend payment. ACC's certificate of incorporation is silent with respect to payment of dividends.

     VTI. VTI's amended and restated certificate of incorporation is silent with respect to payment of dividends on common stock but provides that the Board of Directors is authorized to fix or alter the dividend rights and rates for the preferred stock. VTI's bylaws provide that dividends may be declared by the VTI board of directors. Dividends may be paid in cash, in property or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors think in the best interests of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

CONVERSION

     ACC. Holders of ACC common stock have no rights to convert their shares into any other securities.

     VTI. Holders of VTI common stock have no rights to convert their shares into any other securities.

CERTAIN BUSINESS COMBINATIONS

     ACC. New Jersey law restricts the ability of certain persons to acquire control of a New Jersey corporation.

     In general, a New Jersey corporation with its principal executive offices or significant operations in New Jersey may not engage in a "business combination" with an "interested shareholder" for a period of five years following the interested shareholder's becoming such. The business combination is permitted where it is approved by the Board of Directors prior to the transaction.

     Covered business combinations include certain mergers, dispositions of assets or shares and recapitalizations. An interested shareholder is generally a shareholder owning at least 10% of the voting power of a corporation's outstanding shares.

     In addition, New Jersey corporations may not engage at any time in a business combination with any interested shareholder other than:

     o a business combination approved by the Board of Directors of such corporation prior to the transaction,

     o a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by such interested shareholder at a meeting for such purpose, or

     o a business combination in which the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share paid by such interested shareholder.

     A New Jersey corporation may not opt out of the foregoing provisions.

     There is no supermajority voting, fair price or similar provision in the ACC's certificate of incorporation.

     VTI. Because VTI's proposed amended and restated certificate of incorporation and bylaws do not contain a provision expressly electing not to have VTI governed by Section 203 of the Delaware General Corporation Law, the Delaware anti-takeover statute, VTI is subject to Section 203. However, because the board of directors of VTI approved the merger prior to the execution of the merger agreement, the business combination that will result from the merger is not prohibited by Section 203. Section 203 of the Delaware

General Corporation Law, subject to exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.

APPRAISAL RIGHTS

     ACC. Under New Jersey law, appraisal rights are available in connection with a merger or consolidation or any sale, lease or exchange or other disposition of all or substantially all of a corporation's assets other than in the usual and regular course of business, unless an exception applies or the corporation's charter provides otherwise, ACC's charter does not provide otherwise.

     Appraisal rights are not available under New Jersey law to shareholders of a surviving corporation with respect to a merger if the merger did not require shareholder approval.

     In addition, unless provided for in the corporation's charter, no appraisal rights are available in a merger or consolidation with respect to shares:

     o which are listed on a national securities exchange or are held of record by at least 1,000 holders, or

     o for which, pursuant to the merger or consolidation, the shareholder will receive cash, shares, obligations or other securities of the kind described in the previous bullet or cash and such securities.

     Furthermore, unless provided in the corporation's charter, no appraisal rights are available in a sale, lease, exchange or other disposition of all or substantially all of a corporation's assets

     o with respect to shares which are listed on a national securities exchange or are held of record by at least 1,000 holders, or

     o from a dissolution transaction in which substantially all of a corporation's net assets are to be distributed to its shareholders within one year after the date of the transaction, so long as the transaction is wholly for cash, shares, obligations or other securities which will be listed on a national securities exchange or held of record by not less than 1,000 holders or cash and such securities.

     VTI. Under Delaware law, the rights of dissenting shareholders to obtain the fair value for their shares (so-called "appraisal rights") may be available in connection with a statutory merger or consolidation in certain specific situations. Appraisal rights are not available to a corporation's stockholders under Delaware law when the corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger.

     In addition, unless otherwise provided in the charter, no appraisal rights are available under Delaware law to holders of shares of any class of stock which is either listed on a national securities exchange or designated as a national market system by the NASD or held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger to accept anything other than:

     o shares of stock of the surviving corporation;

     o shares of stock of another corporation which, as of the effective date of the merger or consolidation, are of the kind described in the immediately preceding paragraph;

     o cash instead of fractional shares of such stock; or

     o any combination of the above three bullets.

     Appraisal rights are not available under Delaware law in the event of the sale of all or substantially all of a corporation's assets or the adoption of an amendment to its charter, unless such rights are granted in the corporation's charter. The VTI certificate of incorporation does not grant such rights.

                                BUSINESS OF ACC

GENERAL


     ACC, together with its wholly owned subsidiaries, is a provider of voice, video and network communications solutions to the commercial, medical and educational marketplace as well as local, state and federal government agencies. ACC incorporates state of the art technologies with complete life-cycle management to give clients a single source for all their communications needs. In addition to voice, video and network services, ACC offers data transmission solutions, video streaming and webcasting capabilities.


     ACC was organized as a New Jersey corporation in 1991 and is headquartered at 225 Long Avenue, Hillside, New Jersey, 07205.

INDUSTRY OVERVIEW

     VOICE COMMUNICATIONS. Advances in telecommunications technologies have facilitated the development of increasingly sophisticated telephone systems and applications. Telecommunications systems have evolved from simple analog telephones to sophisticated digital systems and applications. Users increasingly rely upon a variety of applications, including conference calling, speakerphones, voice processing and automated attendant, to improve communications within their organizations and with customers and vendors. Digital technology has facilitated the integration of computing and telecommunications technologies, which has made possible a number of new applications that further enhance productivity.

     As the telecommunications needs of businesses have become more advanced, the integration of the different parts of a system has become increasingly complex. The system integration, service and support capabilities of telecommunications suppliers have become significant competitive factors. In order to meet the needs of end users, suppliers such as ACC have been increasingly required to develop close relationships with their customers.

     VIDEOCONFERENCING. Videoconferencing communications entails the transmission of video and audio signals and computerized data between two or more locations through a digital telecommunication network. Videoconferencing communications systems were first introduced in the late 1970's in the form of specialized dedicated conference rooms outfitted with expensive electronic equipment and requiring trained operators. Signals were transmitted over dedicated transmission lines established between fixed locations. Market acceptance of early systems was limited because of the low quality of the video output, as well as the high hardware and transmission costs and limited availability of transmission facilities.

     Technological developments in the 1980's resulted in a dramatic increase in the quality of video communications, as well as a substantial reduction in its cost. The proliferation of switched digital networks, which transmit digital, as opposed to analog signals, eliminated the requirement of dedicated transmission lines. Advances in data compression and decompression technology, and the introduction of devices for separating and distributing digital signals over several channels simultaneously and recombining them after transmission, resulted in products with substantially improved video and audio quality and further reduced hardware costs. Competition among telecommunications carriers during the past decade, together with the expanded use of fiber optic technology and the development of integrated switched digital networks (ISDN) have further contributed to reduced transmission costs.

     Further technological developments in the 1990's in videoconferencing systems resulted in accepted industry standards, which now enables compatibility among systems made by different manufacturers. These developments have increased the quality and features available in videoconferencing systems while significantly decreasing the costs to the customer.

     STRUCTURED CABLING SYSTEMS. A cabling or wiring system is a long-term infrastructure investment for voice and high-speed data transmission. Computer systems requiring high speed or maximum bandwidth for connectivity options require structured wiring systems to be in place. These systems can now be certified to meet connectivity requirements for management information systems as well as have assurance of handling future modifications. ACC believes that the demand for structured wiring systems is increasing due to a growing demand for computer systems and local area networks to run at continually higher speeds.

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OPERATIONS

     PRODUCTS AND SERVICES. ACC provides turnkey integrated voice and videoconferencing solutions to its customers. ACC is a reseller of voice communications products manufactured by Lucent Technologies, Inc. ("Lucent"), the Business Telephone System Division of Panasonic Communications and Systems Company ("Panasonic") and Active Voice Corporation ("Active Voice") and video conferencing products manufactured by Polycom, Inc. ("Polycom") and Sony Electronics Inc. ("Sony"). ACC's business involves the sale, installation and maintenance of the full line of voice and video conferencing products manufactured by these companies.


     During the fiscal years ended December 31, 1999 and 1998, approximately 48% and 54%, respectively, of ACC's total sales were attributable to the sale of voice communications equipment, and approximately 52% and 46%, respectively, of ACC's total sales were attributable to the sale of videoconferencing communications equipment. ACC does not segregate or manage its operations by business segment.


     VOICE COMMUNICATIONS. ACC is a reseller of Lucent and Panasonic digital key and hybrid telephone systems, private branch exchange (PBX) telephone systems, voice processing systems and computer telephony integration (CTI) solutions. Lucent and Panasonic manufacture digital key and hybrid telephone systems which contain multi-featured fully electronic digital telephones, common control units, central processing units, and associated common equipment to provide service in the approximately 2,000 line and under marketplace. ACC distributes Lucent manufactured PBX systems under the name Definity which has a capacity expandable up to 25,000 ports. ACC also distributes a Panasonic-manufactured PBX system under the name DBS 576 with a maximum capacity of 576 ports. A key telephone system provides each telephone with direct access to multiple outside trunk lines and internal communications through intercom lines. A PBX system, through a central switching system, permits the connection of internal and external lines. A hybrid switching system provides, in a single system, both key telephone and PBX features. Key telephone equipment may be used with PBX equipment.

     ACC sells fully integrated voice processing systems manufactured by Lucent, Panasonic and Active Voice. The systems range from 2 to 64 voice ports and up to 330 hours of message storage. The systems have automated attendant features which allow incoming calls to be answered electronically and distributed to specific extensions without the use of a switchboard operator. The systems can be interactive with display telephone sets. System users have the ability to access stored messages from any touch-tone telephone. The systems have the capability to automatically notify a user outside the system of urgent messages. The systems have additional features which can be customized to the needs of the end user.

     Several of the Lucent and Panasonic systems support open architecture interfaces that allow external computers to interact and control the systems through industry standard interfaces. The systems support an RS-232 system level interface, an RS-232 Hayes based desktop interface and a Windows Dynamic Data Exchanges (DDE) interface. The systems have Developer Toolkits available that include the detailed interface specifications, applications notes and development tools to assist third party software developers to develop vertical market CTI applications for the products. Applications include database look-up (which utilizes caller-ID information to retrieve customer information automatically from a computerized database), automated attendant, interactive voice response and call accounting (which permits the monitoring of telephone usage and toll cost). Several of the systems support Microsoft Telephone Application Programming Interface (TAPI) and Novell Telephony Services Applications Programming Interface (TSAPI). There are Windows-based interfaces available for personal computers to facilitate installation, system configuration and programming.

     ACC is involved in the sale, installation and servicing of Panasonic products throughout the United States both through its own employees and through subcontractors. ACC sells Lucent products through its direct sales force, and installs and services Lucent products both through its own employees and nationwide through subcontracting arrangements with Lucent directly and with other Lucent dealers.

     ACC is also involved in the sale, installation, and maintenance of peripheral equipment and components manufactured by other vendors. Such equipment and components are readily available through multiple manufacturers and suppliers.

     VIDEOCONFERENCING. ACC began selling videoconferencing products in 1994. ACC provides Sony and Polycom videoconferencing systems for United States customers and on a global basis, with a concentration in the northeastern United States. ACC's customers include business, education, health care and government agencies. ACC: (i) provides its customers with systems produced by both Sony and Polycom, worldwide manufacturers of room-based videoconferencing equipment, and ancillary equipment manufactured by others, (ii) selects and integrates those systems and components into complete systems designed to suit each customer's particular communications requirements, (iii) develops custom software and hardware components when necessary and (iv) provides training and other continuing services designed to insure that its customers fully and efficiently utilize their systems. In 1999, ACC sold and installed approximately 1,000 videoconferencing systems, as compared to over 300 systems in 1998 and approximately 100 systems in 1997.

     In January 1999, ACC executed an agreement with Sprint Communications Company LP to act as an authorized sales agent for Sprint's advanced network and videoconferencing services in Sprint's Video Partners Program. This agreement has enabled ACC to provide a telecommunications network service component to its overall line of products and services. Under the agreement, ACC receives a percentage of Sprint's monthly charges billed to ACC's customers for usage of Sprint's telecommunications network.

     STRUCTURED CABLING SYSTEMS. ACC offers structured cabling systems by NORDX/CDT and Lucent. Structured cabling systems offer state of the art, high bandwidth, standards based wiring infrastructure with a long life cycle which support current technologies, and also can support higher speeds for future technologies. Structured cabling systems can be implemented for a few end users or up to thousands of end users per installation depending on the needs of the end user.


     RESELLER AGREEMENTS. In November 1997, ACC entered into a two-year nonexclusive distribution agreement, with renewal options, with Polycom for the Polycom ViewStation(R) group videoconferencing system and the PolycomShowStation(R) IP integrated conference projector. This agreement has enabled ACC to market and sell a full range of Polycom manufactured videoconferencing, audio conferencing and data conferencing products.


     In November 1997, ACC signed a one-year nonexclusive distribution agreement with Lucent to sell, install and maintain Lucent Partner, Legend and Definity telephone systems, voice mail and CTI software as an authorized Lucent dealer. ACC also has authority to resell, install and maintain Lucent peripheral products. This agreement has been renewed through March 2001.

     ACC has an agreement with Panasonic authorizing ACC to serve as Panasonic's nonexclusive reseller in the United States. The agreement is automatically renewable for successive one-year terms unless terminated by either party upon at least 30 days' prior notice, or immediately by Panasonic upon written notice ACC if ACC is in default in the performance of its obligations under the agreement, or upon the bankruptcy or insolvency of ACC.


     MAJOR CUSTOMERS. ACC has historically generated a significant portion of its revenues from a small number of customers. ACC sells its telephone and voice processing systems to the real estate brokerage franchisees of Cendant Corp. (formerly HFS Incorporated) pursuant to ACC's Preferred Vendor Agreement. Sales under this agreement accounted for 12% and 15% of net revenues for fiscal 1998 and 1999, respectively.



     In 1998, ACC established significant customer relationships with Universal Health Services, Inc., for Lucent and Sony products. Universal Health Services accounted for 11% of net revenues for fiscal 1998 and 14% of the net revenues for the year ended fiscal 1999.



     SALES AND MARKETING. ACC markets and sells its products and services directly to customers through a sales and marketing organization supported by sales, technical and training personnel versed in the specifications and features of the voice communications and videoconferencing systems sold to customers. ACC markets both voice communications and videoconferencing systems through its direct sales force. ACC provides training to its sales force to maintain the expertise necessary to effectively market and promote the systems.

     The manufacturers which ACC represents have provided ACC with sales, advertising and promotional materials, which ACC, in turn, provides to its existing customers and prospective customers in conjunction with sales promotion programs of the manufacturers. ACC maintains up-to-date systems for demonstration and promotion to customers and potential customers. Technical and training personnel attend installation and service training sessions offered by the manufacturers from time to time to enhance their knowledge and expertise in the installation and maintenance of the systems.

     ACC hosts seminars for the purposes of demonstrating videoconferencing systems to its prospective customers, and to provide prospective customers the opportunity to learn more about ACC's products and services.

     ACC provides customers of both voice communication and videoconferencing systems with a full complement of services to ensure customer satisfaction and optimal utilization of the systems. As a preliminary component of a sale to a customer or prospective customer, ACC provides consulting services in order to assess the customer's needs and specifications and to determine the most effective method to achieve those needs. Upon delivery of the system, ACC employees install and test the equipment to make sure the systems are fully functional. In situations where a customer is located at a great distance from the ACC's offices, ACC, on an as-needed bases, will engage the services of an installation subcontractor located in close geographic proximity to the customer, for the installation and testing of equipment sold by ACC to the customer. The retention of an installation subcontractor located in close proximity to a customer benefits the customer through quick and cost-effective installation of the system. After the equipment is functional, ACC provides training to all levels of the customer's organization. Training includes instruction in systems operation and, with respect to videoconferencing systems, planning and administration of meetings.

     ACC maintains a 24-hour toll-free technical support hotline that customers may call. ACC provides 7 by 24 real-time support for its global videoconferencing customers. ACC also provides onsite support and maintenance which includes the repair and/or replacement of equipment.

EMPLOYEES, CONSULTANTS AND SUBCONTRACTORS


     As of March 1, 2000, ACC had seventy-one (71) full-time employees, as well as a network of fifty (50) consultants and installation subcontractors who are available on an as-needed basis for marketing support and to provide contract installation. Thirty-one (31) of ACC's employees are engaged in marketing and sales, twenty-five (25) in installation service and customer support and fifteen (15) in finance and administration. None of ACC's employees are represented by a labor union. ACC believes that its employee relations are good.


COMPETITION

     The voice and videoconferencing communications industries have been characterized by pricing pressures and business consolidations. ACC competes with other resellers, as well as manufacturers of voice communications and videoconferencing systems, many of which are larger, have greater recognition in the industry, a longer operating history and greater financial resources than ACC. ACC's competitors in the voice communications sector include Lucent, Northern Telecom, Toshiba America, Inc., Siemens Corporation and NEC Corporation. ACC also competes with other dealers of voice communication products. ACC's competitors in the videoconferencing communications sector include PictureTel Corporation, Tandberg Inc., VTEL Corporation, MCI Worldcomm and other dealers. Existing competitors may continue to broaden their product lines and expand their retail operations, and potential competitors may enter into or increase their focus on the voice and/or videoconferencing communications market, resulting in greater competition for ACC. In particular, ACC believes that as the demand for videoconferencing communications systems continues to increase, additional competitors, many of which also will have greater resources than ACC, will enter the videoconferencing market.

     ACC believes that its technical expertise and commitment to customer service and support allow it to compete favorably. ACC conducts comprehensive sales and product training for all its sales and marketing personnel. ACC believes that such training results in its employees having a high level of product and industry knowledge which makes ACC more attractive to end users. ACC also strives to provide prompt and efficient installation, customer training and after sales service which ACC believes results in repeat business as well as new referrals.

PROPERTIES

     ACC's headquarters are located at 225 Long Avenue, Hillside, New Jersey, 07205. These premises consist of 8,491 square feet of office space, and 13,730 square feet of secured warehouse facilities. The term of this lease is for a period of five years expiring on May 31, 2002. The base rental for the premises during the term of the lease is $122,846 per annum. In addition, ACC is also obligated to pay its share of the Landlord's operating expenses (i.e., those costs or expenses incurred by the Landlord in connection with the ownership, operation, management, maintenance, repair and replacement of the premises, including, among other things, the cost of common area electricity, operational services and real estate taxes). ACC has an option to renew the lease for an additional term of five years, provided ACC is not in default under the terms of the lease at the time of renewal. The Hillside premises serve as ACC's headquarters and are utilized for executive, administrative and sales functions, the demonstration of ACC's voice and videoconferencing systems and the warehousing of ACC's inventory. At the present time, there is additional adjoining space in both the office and warehouse areas should ACC seek to expand this facility.

     ACC also leases sales and/or demonstration offices in Trumbull, Connecticut; Washington, D.C.; Chicago, Illinois; Los Angeles, California; New York, New York and Manassas, Virginia. ACC believes that the facililties it presently leases will be adequate for the foreseeable future and that additional space, if required, can be located and leased on reasonable terms.

LEGAL PROCEEDINGS


     On July 16, 1998, MaxBase, Inc. filed a complaint against ACC and one of its subsidiaries AllComm Products Corp. ("APC") in the Superior Court of New Jersey, Law Division, in Bergen County. The complaint alleges that ACC breached its agreement with MaxBase Inc., for Maxshare 2 units by failing to meet the required minimum purchase obligations thereunder. The complaint further alleges misrepresentation and unfair trade practices. The complaint also seeks to enjoin ACC from enforcing any rights ACC has under the agreement. Maxbase claims damages of $508,200 in lost profits for units not purchased and $945,300 in lost profits for units sold to ACC below market price, as well as unspecified punitive and treble damages. In March 1999, the plaintiff added claims for defamation and tortious interference. A trial is expected to occur in May 2000. ACC believes the claims by MaxBase are without merit and intends to fully defend the suit and assert its rights under the agreement. ACC has filed a counterclaim for breach of contract, breach of warranty and rescission based on misrepresentation. ACC does not anticipate that this proceeding will have a material adverse effect on the financial condition or results of operations of ACC.


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

               SELECTED CONSOLIDATED FINANCIAL INFORMATION OF ACC


     The following selected consolidated financial information should be read in conjunction with "ACC Management's Discussion and Analysis of Financial Condition and Results of Operations" and ACC's audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The statement of operations information for each of the three years in the three-year period ended December 31, 1999 and the balance sheet information as of December 31, 1998 and 1999 is derived from the consolidated financial statements of ACC, and are included elsewhere in this joint proxy statement/prospectus.



                                                                              YEAR ENDED DECEMBER 31,
                                                                  ------------------------------------------------
                                                                   1995      1996      1997      1998       1999
                                                                  ------    ------    ------    -------    -------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS INFORMATION:
Net revenues...................................................   $2,641    $3,885    $6,925    $13,217    $23,997
Cost of revenues...............................................    1,782     2,501     4,897      9,447     16,528
                                                                  ------    ------    ------    -------    -------
Gross margin...................................................      859     1,384     2,028      3,770      7,469
                                                                  ------    ------    ------    -------    -------
Operating expenses:
  Selling......................................................      482       665     1,812      3,214      4,544
  General and administrative...................................      328       600       936      1,310      1,765
                                                                  ------    ------    ------    -------    -------
Total operating expenses.......................................      810     1,264     2,748      4,524      6,309
                                                                  ------    ------    ------    -------    -------
Income (loss) from operations..................................       49       119      (720)      (754)     1,160
                                                                  ------    ------    ------    -------    -------
Other (income) expenses
  Amortization of deferred financing costs.....................       25        --       315         19         43
  Interest income..............................................       --        --      (118)       (56)       (23)
  Interest expense.............................................        7        29        27         57        181
                                                                  ------    ------    ------    -------    -------
Total other (income) expenses, net.............................       32        29       224         20        201
                                                                  ------    ------    ------    -------    -------
Income (loss) before income taxes..............................       17        90      (944)      (774)       959
Income tax (provision) benefit.................................       (8)      (38)       52         (3)       105
                                                                  ------    ------    ------    -------    -------
Net income (loss)..............................................   $    9    $   52    $ (892)   $  (777)   $ 1,064
                                                                  ------    ------    ------    -------    -------
                                                                  ------    ------    ------    -------    -------
Net income (loss) per share:
  Basic........................................................   $  .01    $  .03    $ (.21)   $  (.16)   $   .22
                                                                  ------    ------    ------    -------    -------
                                                                  ------    ------    ------    -------    -------
  Diluted......................................................   $  .01    $  .03    $ (.21)   $  (.16)   $   .17
                                                                  ------    ------    ------    -------    -------
                                                                  ------    ------    ------    -------    -------
Weighted average shares outstanding
  Basic........................................................    1,884     1,978     4,201      4,910      4,910
                                                                  ------    ------    ------    -------    -------
                                                                  ------    ------    ------    -------    -------
  Diluted......................................................    1,884     1,978     4,201      4,910      6,169
                                                                  ------    ------    ------    -------    -------
                                                                  ------    ------    ------    -------    -------



                                                                                    DECEMBER 31,
                                                                    ----------------------------------------------
                                                                    1995     1996      1997      1998       1999
                                                                    ----    ------    ------    -------    -------
                                                                                    (IN THOUSANDS)
BALANCE SHEET INFORMATION:
Cash and cash equivalents........................................   $154    $  646    $2,175    $   326    $    60
Working capital..................................................     53       748     4,085      5,702      4,527
Total assets.....................................................    755     2,458     6,008      8,923     10,867
Total liabilities................................................    673     1,913     1,273      4,954      5,673
Stockholders' equity.............................................     81       545     4,734      3,968      5,194

                                      ACC
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The following discussion should be read in conjunction with the Company's consolidated financial statements and the notes thereto. The discussion of results, causes and trends should not be construed to imply any conclusion that such results or trends will necessarily continue in the future.

RESULTS OF OPERATIONS


  Year Ended December 31, 1999 ("fiscal 1999") Compared to Year Ended December 31, 1998 ("fiscal 1998")



     Net revenues increased in fiscal 1999 by $10,780,000, or 82%, to $23,997,000, a record level for a twelve-month period, as compared to fiscal 1998 revenues of $13,217,000. Sales were higher as discussed below with both the voice communications and videoconferencing customers due to increased demand for products as described below.



     Voice communications--Sales of voice communications products and services increased in fiscal 1999 by $4,454,000, or 62%, to $11,600,000 as compared to fiscal 1998 revenues of $7,146,000. The increase was due in part to significant increases in sales to Universal Health Services, Inc. and sales under ACC's Preferred Vendor Agreement with Cendant. Sales to Universal Health Services, Inc. increased by 135% to $3,336,000 in fiscal 1999 compared to $1,422,000 in fiscal 1998. Sales under ACC's Preferred Vendor Agreement with Cendant increased by 115% to $3,513,000 in fiscal 1999 compared to $1,631,000 in fiscal 1998.



     Videoconferencing--Sales of videoconferencing systems increased in fiscal 1999 by $6,326,000, or 104%, to $12,397,000 as compared to $6,071,000 in fiscal
1998. During 1999, ACC experienced significant growth in sales to the federal government and to customers that resell directly to federal government agencies. Sales to these customers increased in fiscal 1999 by $2,414,000, or 406%, to $3,008,000 as compared to $594,000 in fiscal 1998. ACC continues to increase its customer base through the addition of new sales personnel and increased performance from existing sales personnel. During 1999, ACC opened new offices in California and Illinois.



     Gross margin dollars increased by $3,701,000, or 98%, to $7,470,000 or 31% of net revenues in fiscal 1999, as compared to $3,769,000, or 29% of net revenues in fiscal 1998. The percentage increase in gross margin is a result of increased unit orders allowing ACC to obtain more favorable pricing from its equipment vendors and from the sale of higher margin services such as maintenance contracts. Cost of revenues consists primarily of net product, direct labor, insurance, warranty, and allocated depreciation costs.



     Selling expenses increased by $1,330,000, or 41%, to $4,544,000, or 19% of net revenues in fiscal 1999, as compared to $3,214,000 or 24% of net revenues in fiscal 1998. Sales salaries and commissions represent 64% of selling expenses in 1999 and increased by $960,000, or 49%, to $2,914,000 in fiscal 1999, compared to $1,954,000 in fiscal 1998. The increase in sales salaries is due to higher commissions related to record revenue growth and to the addition of four new sales personnel. Other items included in selling expense are telecommunications, travel and entertainment, postage and delivery, outside commissions, depreciation of demo equipment, and rent.



     General and administrative expenses increased by $455,000, or 35%, to $1,765,000, or 7%, of net revenues in fiscal 1999, as compared to $1,310,000, or 10%, of net revenues in fiscal 1998. The dollar increase in 1999 was attributable to higher compensation costs, professional fees and bad debt write-offs. Compensation costs increased by $348,000, or 64%, to $891,000 in fiscal 1999 as compared to $543,000 in fiscal 1998. The increase in compensation costs is due to increases in officers compensation and costs associated with the issuance of stock options for services to non employees. Professional fees increased by $84,000, or 41%, to $288,000 in fiscal 1999 as compared to $204,000 in fiscal 1998. The increase in professional fees is due to costs related to defending the lawsuit with Maxbase and with ACC's previous landlord. Bad debt write-offs increased by $63,000, or 37%, to $232,000 in fiscal 1999 as compared to $169,000 in fiscal 1998. The increase in bad debt write-offs is due to the overall increase in ACC's customer base and increased revenue growth. General and administrative expenses declined as a percentage of revenue as sales growth outpaced cost increases.



     Fiscal 1999 includes a full year of amortization of deferred financing costs, $43,000, related to ACC's working capital credit facility compared to 7 months in 1998 or $20,000. ACC also reported interest income of $23,000 and $56,000 in 1999 and 1998, respectively. Interest expense, which amounted to $181,000 and $57,000 in 1999 and 1998, respectively, increased as ACC increased the use of its credit facility to fund working capital requirements.



     ACC's income tax benefit of $105,000 for fiscal 1999 reflects reductions in the valuation allowance established against deferred tax assets (principally net operating losses) offset by increases in current federal and state tax provisions arising from improved operating results. In fiscal 1998, ACC had not recognized any income tax benefits, due to uncertainties about its ability to generate a sufficient level of taxable income in the future. In fiscal 1999 based on an assessment of all available evidence, including 1999 operating results, management believes that it is more likely than not that deferred tax assets as of December 31, 1999 will be realized. In the event that the merger with VTI is consummated, management expects its Federal income tax provision in future periods to exceed the statutory rate, due to the effects of nondeductible amortization charges.



     ACC reported net income in fiscal 1999 of $1,065,000, or $.22 and $.17 per share on a basic and diluted basis, respectively, as compared to a net loss of $777,000 or $.16 per share on a basic and diluted basis in fiscal 1998.



  Year Ended December 31, 1998 ("fiscal 1998") Compared to Year Ended December 31, 1997 ("fiscal 1997")


     Net revenues increased in fiscal 1998 by $6,292,000, or 91%, to $13,217,000, a record level for a twelve-month period, as compared to fiscal 1997 revenues of $6,925,000. Sales were higher in both the voice communications and videoconferencing categories.

     Voice communications--Sales of voice communications products and services increased in fiscal 1998 by $3,497,000, or 97%, to $7,146,000 as compared to fiscal 1997 revenues of $3,649,000. The increase was due in part to increased marketing efforts, including the hiring of additional sales personnel in 1998 and 1997, as well as increased revenue generated by the sale of Lucent products to a significant new customer, Universal Health Services, Inc. Revenues in fiscal 1998 were derived primarily from the sale of Lucent and Panasonic telecommunications systems and software packages. Revenues in fiscal 1997 were derived primarily from the sale of Panasonic systems. Sales under ACC's Preferred Vendor Agreement with Cendant accounted for 12% of net revenues for fiscal 1998 and 15% of net revenues for fiscal 1997.

     In 1998, ACC established significant customer relationships with Universal Health Services, Inc. for Lucent and Sony products. Universal Health Services accounted for 11% of net revenues for fiscal 1998. ACC anticipates continued growth in the voice communications division for the year ending December 31, 1999 due in part to projected revenue increases in the structured cable division and from ACC's relationships with Cendant and Universal Health Services.

     Videoconferencing--Sales of videoconferencing systems increased in fiscal 1998 by $2,795,000, or 85%, to $6,071,000 as compared to $3,276,000 for fiscal
1997. ACC increased its videoconferencing customer base in fiscal 1998 through the introduction of lower cost videoconferencing systems manufactured by Polycom. The reduction in the average selling price of videoconferencing systems has been more than offset by the increase in units sold. ACC anticipates the continued expansion of its customer base throughout 1999, as lower cost systems become more affordable to a larger group of customers. Increased sales of these lower cost systems, however, have started to lower ACC's gross margins. ACC anticipates selling peripheral items at higher margins to help maintain ACC's historical gross margin levels.

     Gross margin dollars increased by $1,741,000, or 86%, to $3,769,000 or 29% of net revenues in fiscal 1998, as compared to $2,028,000, or 29% of net revenues in fiscal 1997. Margins as a percentage of total revenue are expected to fluctuate, depending on such factors as sales volume, the mix of product revenues, and changes in fixed costs during a given period. Cost of revenues consists primarily of net product, direct labor, insurance, warranty, and depreciation costs. The increase in gross margin dollars is the result of increased revenue.

     Selling expenses, which include sales salaries, commissions, sales overhead, and marketing costs, increased by $1,402,000, or 77%, to $3,214,000, or 24% of net revenues in fiscal 1998, as compared to $1,812,000 or 26% of net revenues in fiscal 1997. The dollar increase was due in part to higher salary expense resulting from additions to sales personnel in 1998, the costs of maintaining a new sales office in New York City, establishing a structured cable division, as well as higher commission-based videoconferencing sales. ACC added 13 salespeople during 1998. ACC expects selling costs, reflected in dollars, to increase in 1999 due to projected revenue growth and investments in product marketing.

     General and administrative expenses increased by $374,000, or 40%, to $1,310,000, or 10%, of net revenues in fiscal 1998, as compared to $936,000, or 14%, of net revenues in fiscal 1997. The dollar increase is attributable primarily to higher salary expense and related costs associated with the increase in administrative staff necessary to manage expanded operations, higher occupancy costs and other administrative overhead. For the foreseeable future, ACC expects general and administrative costs to decrease, as a percentage of revenues, as revenue growth continues.

     In 1998, other (income) expenses includes $20,000 of amortization of deferred financing costs related to the working capital credit facility as compared with a non-recurring charge of $315,000 associated with bridge financing in 1997 (See Notes to the Consolidated Financial Statements). ACC also reported interest income of $56,000 and $118,000 in 1998 and 1997, respectively. The reduction in interest income is a result of ACC's use of cash raised in 1997 to fund operations. ACC also reported interest expense of $57,000 and $28,000 in 1998 and 1997, respectively. The increase in interest expense is a result of ACC using its working capital credit facility to fund growth. ACC expects interest expense, in 1999, to increase over 1998 levels due to expected increases in bank borrowings.

     The income tax provision in 1998 consists principally of amounts due to various state taxing authorities. The 1997 provision includes refundable taxes of $47,000 from the carryback of the current year's federal net operating loss. ACC has established a valuation allowance to offset additional tax benefits from the carryforward of unused federal operating losses of $829,000 and other deferred tax assets, due to the uncertainty of their realization. Management evaluates the recoverability of deferred tax assets and the valuation allowance on a quarterly basis. At such time it is determined that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be appropriately reduced.

     ACC reported a net loss in fiscal 1998 of $777,000, or $.16 per share as compared to $892,000 or $.21 per share in fiscal 1997. Increased costs associated with expanded operations have more than offset continued increases in net revenues.



LIQUIDITY AND CAPITAL RESOURCES



     At December 31, 1999, ACC had working capital of $4,256,000, compared to $5,702,000 at December 31, 1998 (a decrease of approximately 21%), and cash and cash equivalents of $60,000 compared to $326,000 at December 31, 1998.



     Net cash provided by operating activities for the 1999 period was $314,000 as compared to net cash used in operations of $3,849,000 during the 1998 period. The improvement in operating cash flow in fiscal 1999 was due to net income of $1,065,000 in 1999 compared to a net loss of $777,000 in 1998, increased non cash charges of $261,000, and decreases in cash used to support inventory and receivable levels of $466,000 and $2,380,000, respectively. These favorable increases were offset, in part, by decreases in cash provided by operating liabilities of $261,000 and non cash deferred income tax benefits of $230,000.



     Investing activities for fiscal 1999 included purchases of $276,000 for computer equipment and software, demonstration and loaner/warranty equipment, and vehicles, compared to $330,000 in fiscal 1998. ACC increased its transportation fleet in 1999 and continues to increase its pool of demonstration equipment used to sell both videoconferencing and voice communications equipment, and loaner equipment used to satisfy warranty and maintenance requirements.



     Cash used in financing activities in fiscal 1999 of $309,000 was the result of the ACC's pay down of its $5,000,000 revolving credit line compared to net borrowings of $2,403,000 in fiscal 1998.



     At December 31, 1999, ACC had a $5,000,000 credit facility with an asset based lender. Loan availability is based on 75% of eligible accounts receivable, as defined and 50% of eligible finished goods inventory, with a cap of $1,200,000 on inventory financing. Outstanding borrowings bear interest at the lender's base rate plus 1% per annum. The principal balance outstanding as of December 31, 1999 (approximately $2.4 million) has been classified as a current liability due to the maturity of the two-year credit agreement in May 2000. ACC has informed the lender of its intent to request renewal of the facility for another two year period.



     At December 31, 1999, ACC had state net operating loss carryforwards of $465,000 available to offset future taxable income through 2018.



     ACC's pending merger partner, VTI, has incurred significant working capital deficiencies primarily as a result of recurring operating losses. Due to these financial difficulties it is likely that VTI's business will require additional financing to assist in the payment of its current and past due obligations. ACC is reviewing VTI's current financial condition in an effort to quantify VTI's need for assistance. ACC believes, however, that it has sufficient resources to support VTI's operations once the merger is completed, and that it will continue that support at least until VTI's operations have been integrated with ACC's and projected economies and other cost-saving measures have been fully realized. ACC estimates the fees and costs associated with its pending merger with VTI to be $1,650,000. ACC does not presently have any material commitments for capital expenditures.



     On February 10, 2000, ACC announced the redemption of its outstanding Class A Warrants. The redemption expired on March 13, 2000. Through March 24, 2000, ACC received gross proceeds of approximately $8,100,000 from the exercise of Class A Warrants.



INFLATION



     Management does not believe inflation had a material adverse effect on the financial statements for the periods presented.



EFFECT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS



     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative and Hedging Activities," which must be adopted for fiscal quarters of years beginning after June 15, 2000. SFAS No. 133 requires the recognition of all derivatives as either assets or liabilities in ACC's balance sheet and measurement of those instruments at fair value. To date, ACC has not entered into any derivative or hedging activities, and as such, does not expect that the adoption of SFAS No. 133 will have a material effect on ACC's financial statements.



YEAR 2000



     The statements under this caption include "Year 2000 readiness disclosure" within the meaning of the Year 2000 Information and Readiness Disclosure Act. Many existing computer software programs and operating systems were designed such that the year 1999 was the maximum date that they would be able to process accurately. The failure of ACC's computer software programs, operating systems and product to process the change in calendar year from 1999 to 2000 had the potential to result in system malfunctions or failures. In the conduct of operations, ACC relies on equipment and commercial computer software primarily provided by independent vendors. In anticipation of potential system malfunctions or failures ACC undertook an assessment of its vulnerability to the so-called "Year 2000 issue" with respect to equipment, computer systems and product and with respect to vendors, and other parties with whom it conducts a substantial amount of business.



     To address the Year 2000 issue, management initiated a company-wide program to prepare ACC's computer systems and applications for the year 2000, as well as to identify critical third parties and major vendors, such as Lucent, Panasonic, Sony, and Polycom; major customers, such as Cendant and Universal Health Services, Inc; and other parties such as Landlords and utlility companies, which ACC relies upon to operate its business to assess their readiness for the year 2000. ACC's main computer applications include MAS90 accounting software and Top Of Mind customer service software. Individual desktop computers are running on a Windows 95, 98 or NT operating system and include desktop applications such as Microsoft Office 97. ACC uses Dell personal computers on most desktops.



     For the year ended December 31, 1999, ACC spent a total of approximately $15,000 in connection with addressing the Year 2000 problem and does not anticipate any significant future costs. These costs were largely due to upgrading software systems and equipment. ACC's policy is to expense maintenance and modification costs and capitalize hardware and software purchases and upgrades. ACC funded the foregoing from operating cash flow.



     Since the change in the calendar from 1999 to 2000, ACC has not experienced any system malfunctions or failures. In addition, ACC has not experienced any loss in revenues due to the Year 2000 problem. Based on information to date, ACC is not aware of Third Parties with whom it conducts a significant amount of business that have experienced a material Year 2000 readiness issue affecting their ability to operate their business or raise adequate revenue to meet their contractual obligations to us. Although prepared to commit the necessary resources to enforce its contractual rights in the event any third parties with whom it conducts business encounter Year 2000 issues, ACC does not expect to incur any additional amounts to continue to monitor and prevent Year 2000 malfunctions and failures because it does not expect to encounter any material Year 2000 issues. Consequently, ACC does not feel that a contingency plan is necessary.

                         PRINCIPAL STOCKHOLDERS OF ACC


     The following table sets forth information regarding the beneficial ownership of common stock as of March 20, 2000 by each of the following:


     o each person (or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) known by ACC to own beneficially 5% or more of the common Stock;

     o ACC's directors and Named Executive Officers; and

     o all directors and executive officers of ACC as a group.


     As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is considered the beneficial owner of securities that can be acquired within 60 days from the date of this joint proxy statement/prospectus through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are considered outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not considered outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 6,864,140 shares of ACC common stock outstanding as of March 17, 2000, and 29,189,021 shares of VTI common stock outstanding as of the closing of the merger.



                                                                                         NUMBER OF SHARES
                                                       NUMBER OF SHARES    PERCENTAGE    OF VTI COMMON       PERCENTAGE
                                                       ACC COMMON STOCK    OWNED OF      STOCK AFTER THE     OWNED OF
     NAME AND ADDRESS OF BENEFICIAL OWNERS (1)         PRIOR TO MERGER     ACC (2)         MERGER(3)           VTI
----------------------------------------------------   ----------------    ----------    ----------------    ----------
Executive Officers and Directors:
----------------------------------------------------
Richard Reiss.......................................         2,851,000(4)     36.7%          9,408,300          29.4%
Leo Flotron.........................................           484,277(5)      6.7%          1,598,114           5.3
Joseph Scotti.......................................           484,277(5)      6.7%          1,598,114           5.3
Robert B. Kroner....................................           156,500(6)      2.3%            516,450           1.8
Scott Tansey........................................           140,000(7)      2.0%            462,000           1.6
Peter N. Maluso.....................................            70,000(8)      1.0%            231,000             *
Dean Hiltzik........................................            60,500(9)         *            199,650             *
Eric Friedman.......................................            44,500(10)        *            146,850             *
Louis Capolino......................................            43,150(11)        *            142,395             *
Andrea Grasso.......................................            25,000            *             82,500             *
All directors and executive officers as a group
  (10 people).......................................         4,359,204        51.0%         14,385,373          41.4
5% Shareholders:
George W. Mauerman..................................           412,000(12)     5.9%          1,359,600           4.6


------------------

*  Less than 1%

 (1) Unless otherwise noted, the address of each of the persons listed is c/o All Communications Corporation, 225 Long Avenue, Hillside, NJ 07205.

 (2) Unless otherwise indicated by footnote, the named persons have sole voting and investment power with respect to the shares of Common Stock beneficially owned.

 (3) Represents the number of shares of ACC common stock (including options and warrants currently exercisable or exercisable within 60 days of the date of this joint proxy statement/prospectus) owned prior to the merger multiplied by the exchange ratio of 3.3.

 (4) Includes 866,000 shares subject to presently exercisable stock options and 50,000 shares held by a trust for the benefit of Mr. Reiss' children, of which he is the trustee.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

 (5) Includes 284,277 shares subject to presently exercisable stock options.


 (6) Includes 6,500 shares subject to presently exercisable stock options.


 (7) Includes 138,000 shares subject to presently exercisable stock options.



 (8) Includes 20,000 shares subject to presently exercisable stock options.



 (9) Includes 55,500 shares subject to presently exercisable stock options.



(10) Includes 19,500 shares subject to presently exercisable stock options.



(11) Includes 5,500 shares subject to presently exercisable stock options.



(12) Includes 132,500 shares subject to presently exercisable warrants. Mr. Mauerman's address is 6585 S. Yale, Suite 500, Tulsa, OK 74136.

                  MANAGEMENT OF WIRE ONE FOLLOWING THE MERGER

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information with respect to the directors and executive officers of Wire One following the merger.

NAME                             AGE   POSITION
------------------------------   ---   ---------------------------------------------------------------------------
Richard Reiss(1)                 42    Chairman, President and Chief Executive Officer.

Scott Tansey                     36    Chief Financial Officer, Vice President, Finance
                                       and Treasurer

Leo Flotron                      39    Vice President, Sales and Marketing of Videoconferencing Products

Joseph Scotti                    38    Vice President, Sales and Marketing of Voice Products

Robert B. Kroner(1)(3)           70    Vice President and Director

Andrea Grasso                    39    Secretary and Director

Louis Capolino(1)                57    Director

Eric Friedman(2)(4)              51    Director

Dean Hiltzik(1)(3)(4)            46    Director

Peter N. Maluso(1)(2)(3)(4)      44    Director

------------------
(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.
(4) Member of the Employee Stock Option Committee.

     RICHARD REISS, CHAIRMAN OF THE BOARD OF DIRECTORS, PRESIDENT AND CHIEF EXECUTIVE OFFICER. Mr. Reiss will be Wire One's Chairman of the Board of Directors, President and Chief Executive Officer upon completion of the Merger. Mr. Reiss has served as ACC's Chairman of the Board of Directors, President and Chief Executive Officer since ACC's formation in 1991.

     SCOTT TANSEY, CHIEF FINANCIAL OFFICER, VICE PRESIDENT, FINANCE AND TREASURER. Mr. Tansey will be Wire One's Chief Financial Officer and Vice President, Finance upon completion of the Merger. Mr. Tansey joined ACC as Vice President, Finance in December 1996 and became Chief Financial Officer in October 1999. From 1992 until he joined ACC, Mr. Tansey served as Director, Finance and Administration, of Data Transmission Services, Inc., a closely-held long distance wireless data communications provider. Mr. Tansey received a B.S. degree in Accounting from Rider College, Lawrenceville, New Jersey, and an M.B.A. degree in Finance from Fairleigh Dickinson University, Madison, New Jersey. He is a certified public accountant.

     LEO FLOTRON, VICE PRESIDENT, SALES AND MARKETING OF VIDEOCONFERENCING PRODUCTS. Mr. Flotron will be Wire One's Vice President, Sales and Marketing of Videoconferencing Products upon completion of the Merger. Mr. Flotron joined ACC in October 1995 as Vice President, Sales and Marketing of Videoconferencing Products, in charge of sales and marketing for videoconferencing and network products. From 1988 to 1995, Mr. Flotron held numerous positions with Sony Electronics, Inc., and has served as ACC's liaison with Sony throughout the United States. Mr. Flotron holds a B.S. degree in Business from the University of Massachusetts in Amherst, and an M.S. degree in Finance from Louisiana State University.

     JOSEPH SCOTTI, VICE PRESIDENT, SALES AND MARKETING OF VOICE
PRODUCTS. Mr. Scotti will be Wire One's Vice President, Sales and Marketing of Voice Products upon completion of the Merger. Mr. Scotti joined ACC in August 1995 as Vice President, Sales and Marketing of Voice Products dealing with all aspects of voice communications. From 1990 to 1995, Mr. Scotti held numerous sales and sales management positions with Northern Telecom. Mr. Scotti received a B.S. degree in Marketing from St. Peters College.

     ROBERT B. KRONER, VICE PRESIDENT AND DIRECTOR. Mr. Kroner will be a member of Wire One's Board of Directors upon completion of the Merger. Mr. Kroner has served as a member of the Board of Directors of ACC since 1991 and as Vice President and General Counsel of ACC since 1997. Prior to 1997, Mr. Kroner was self-employed as an attorney. Mr. Kroner received his LLB degree from Harvard Law School and holds an L.L.M. degree from New York University Graduate School of Law.

     ANDREA GRASSO, SECRETARY AND DIRECTOR. Ms. Grasso will be a member of Wire One's Board of Directors upon completion of the Merger. Ms. Grasso has served as Secretary of ACC since 1995 and has been a member of the Board of Directors since 1996. She has also served as Office Administrator of the Company since 1991.

     LOUIS CAPOLINO, DIRECTOR. Mr. Capolino will be a member of Wire One's Board of Directors upon completion of the Merger. Mr. Capolino has been a member of the Board of Directors of ACC since November 1999. Since January 1995, Mr. Capolino has served as President of Comcap Corporation, a communications consulting company. Mr. Capolino received a B.S. degree in marketing from Montclair State University.

     ERIC FRIEDMAN, DIRECTOR. Mr. Friedman will be a member of Wire One's Board of Directors upon completion of the Merger. Mr. Friedman has been a member of the Board of Directors of ACC since December 1996. He has served as Vice-President and Treasurer of Chem International, Inc., a publicly held company, since June 1996. From June 1978 through May 1996, Mr. Friedman was a partner at Shachat and Simpson, a certified public accounting firm.
Mr. Friedman received a B.S. degree from the University of Bridgeport and is a certified public accountant.


     DEAN HILTZIK, DIRECTOR. Mr. Hiltzik will be a member of Wire One's Board of Directors upon completion of the Merger. He has been a member of the Board of Directors of ACC since September 1999. Mr. Hiltzik, a certified public accountant, is a partner and manager of the securities practice at Schneider Ehrlich & Associates LLP ("Schneider Ehrlich"), which he joined in 1979. Schneider Ehrlich provides tax and consulting services to ACC. Mr. Hiltzik received his B.A. from Columbia University in 1974 and his M.B.A. in Accounting from Hofstra University in 1979.


     PETER N. MALUSO, DIRECTOR. Mr. Maluso will be a member of Wire One's Board of Directors upon completion of the Merger. Mr. Maluso has been a member of the Board of Directors of ACC since December 1996. Since 1995, Mr. Maluso has been employed as a Principal at International Business Machines, Inc. ("IBM"), responsible for IBM's Global Services Legacy Transformation Consulting practice in the northeastern United States. Prior thereto, from 1988 to 1995, Mr. Maluso was a Senior Manager for KPMG Peat Marwick's strategic services practice in New Jersey. Mr. Maluso received his B.A. degree in Economics from Muhlenberg College and holds an M.B.A. degree in Finance from Lehigh University. He is a certified public accountant.

BOARD OF DIRECTORS


     Mr. Friedman and Ms. Grasso will serve as Class I directors until the first annual meeting of Wire One stockholders. Messrs. Kroner and Maluso will serve as Class II directors and their terms will expire upon the anniversary of the first annual meeting of the Wire One stockholders. Messrs. Reiss, Hiltzik and Capolino will serve as Class III directors and their term will expire upon the second anniversary of the first meeting of Wire One stockholders. Upon election at an annual meeting of stockholders, directors will serve a three year term.


EXECUTIVE COMMITTEE

     ACC currently maintains, and immediately following the closing Wire One will establish and maintain, an Executive Committee consisting of Richard Reiss, Peter Maluso, Louis Capolino, Robert Kroner and Dean Hiltzik. Each non-employee member of ACC's executive committee receives, and will continue to receive as a member of the Wire One Executive Committee, options to purchase 500 shares of common stock for each meeting attended. The Executive Committee, to the extent permitted by law, will have and may exercise when the Board of Directors is not in session all powers of the board in the management of the business and affairs of Wire One, except such committee shall not have the power or authority to approve or recommend to the stockholders any action which must be submitted to stockholders for approval under the Delaware General Corporation Law.

AUDIT COMMITTEE

     ACC currently maintains, and immediately following the closing Wire One will establish and maintain, an Audit Committee consisting of Eric Friedman, Peter Maluso and Louis Capolino. Each non-employee member of ACC's Audit Committee receives, and will continue to receive as a member of the Wire One audit committee, options to purchase 500 shares on common stock for each meeting attended. The Audit Committee will consult and meet with Wire One's auditors and its Chief Financial Officer and accounting personnel, review potential conflict of interest situations, where appropriate, and report and make recommendations to the full Board of Directors regarding such matters.

COMPENSATION COMMITTEE

     ACC currently maintains, and immediately following the closing Wire One will establish and maintain, a Compensation Committee consisting of Robert Kroner, Dean Hiltzik and Peter Maluso. Each non-employee member of ACC's Compensation Committee receives, and will continue to receive as a member of the Wire One Compensation Committee, options to purchase 500 shares on common stock for each meeting attended. The Compensation Committee will be responsible for supervising Wire One's executive compensation policies, reviewing officers' salaries, approving significant changes in employee benefits and recommending to the Board of Directors such other forms of remuneration as it deems appropriate.

STOCK OPTION COMMITTEE

     ACC currently maintains, and immediately following the closing Wire One will establish and maintain, an Employee Stock Option Committee consisting of Dean Hiltzik, Eric Friedman and Peter Maluso. Each non-employee member of ACC's Employee Stock Option Committee receives, and will continue to receive as a member of the Wire One Employee Stock Option Committee, options to purchase 500 shares on common stock for each meeting attended. The Stock Option Committee will be responsible for administering Wire One's employee incentive plans and recommending to the Board of Directors such other forms of remuneration as it deems appropriate.

DIRECTOR COMPENSATION

     Directors who are not executive officers or employees of Wire One will receive a director's fee of options to purchase 1,000 shares of Wire One's common stock for each board meeting attended, whether in person or by telephone and options to purchase 4,000 shares of Wire One's common stock for attendance in person at the annual meeting of stockholders.

EMPLOYMENT AGREEMENTS

     ACC has entered into employment agreements with each of Messr. Reiss, Flotron and Scotti, effective January 1, 1997, pursuant to which Mr. Reiss serves as President and Chief Executive Officer, Mr. Flotron serves as Vice President, Sales and Marketing of Videoconferencing Products and Mr. Scotti serves as Vice President, Sales and Marketing of Voice Products. These agreements will remain in effect following consummation of the merger. The following is a summary of the material terms and conditions of such agreements and is subject to the detailed provisions of the respective agreements attached as exhibits to the Registration Statement of which this joint proxy statement/prospectus is a part.

     Employment Agreement with Richard Reiss

     Mr. Reiss has an employment agreement with ACC, effective January 1, 1997, as amended in March 1997, which provides for a six-year term and an annual salary of $133,000 in the first year, increasing to $170,000 and $205,000 in the second and third years, respectively. In years four, five and six of the term, Mr. Reiss' base salary will be $205,000, but can be increased at the discretion of the board of director's Compensation Committee. The agreement also provides for medical benefits, the use of an automobile, and grants of 750,000 non-qualified stock options, as well as 25,974 incentive stock options and 74,026 non-qualified stock options issuable under the ACC's Stock Option Plan.

     Employment Agreements with Messrs. Flotron and Scotti

     Messrs. Flotron and Scotti have employment agreements with ACC effective January 1, 1997. Each of these agreements provide for a three-year term and annual salaries of $104,000 in the first year increasing by $10,000 each year thereafter. These agreements further provide for an incentive bonus equal to 1/2 of 1% of net sales payable twice yearly to each of Mr. Flotron and Mr. Scotti. Each employee is also entitled to a monthly automobile allowance. Effective January 11, 1999, both of these employment agreements were amended. In consideration for extending the term of the agreements for an additional year, through December 31, 2000, ACC granted additional options outside of ACC's stock option plan to purchase up to 300,000 shares each of ACC Common Stock, which options vest over a twenty-three month period. These agreements may be terminated by the employee without cause upon written notice to ACC.

EXECUTIVE COMPENSATION

     The table below summarizes information concerning the compensation paid by ACC during 1999 to ACC's Chief Executive Officer and ACC's four other most highly paid executive officers (collectively, the "Named Executive Officers"), each of whom will be Named Executive Officers of Wire One upon the closing:

                                                                                                     LONG-TERM
                                                                                                   COMPENSATION AWARDS
                                                                           ANNUAL COMPENSATION     -------------------
                                                                          ---------------------     SECURITIES
NAME AND PRINCIPAL POSITION                                               SALARY($)    BONUS($)    UNDERLYING OPTIONS
-----------------------------------------------------------------------   ---------    --------    -------------------
Richard Reiss, President,..............................................    205,000       75,000               --
  Chief Executive Officer and
  Chairman of the Board

Leo Flotron, Vice President............................................    124,000      119,794          300,000

Joseph Scotti, Vice President..........................................    124,000      119,794          300,000

Scott Tansey, Chief Financial Officer, Vice-President--Finance
  and Treasurer........................................................    100,000       25,000          100,000

OPTION GRANTS IN 1999

     The following table sets forth information regarding stock options granted pursuant to the ACC stock option plan during 1999 to each of the Named Executive Officers.


                                   PERCENT OF
                                    GRANTED                                                    POTENTIAL REALIZED VALUE
                                   SECURITIES                                                  AT ASSUMED ANNUAL RATES
                      NUMBER OF      TOTAL            INDIVIDUAL                             OF STOCK PRICE APPRECIATION
                      UNDERLYING   OPTIONS GRANTED    GRANTS EXERCISE                              FOR OPTION TERM
                      OPTIONS      TO EMPLOYEES IN    OR BASE PRICE                          ----------------------------
NAME                  GRANTED      FISCAL 1999        (PER SHARE)        EXPIRATION DATE         5%             10%
-------------------   ---------    ---------------    ---------------    ----------------    ------------    ------------
Richard Reiss......         --             --%            $    --                      --      $     --        $     --
Leo Flotron........    300,000           23.5                .937        January 11, 2004       358,763         452,714
Joseph Scotti......    300,000           23.5                .937        January 11, 2004       358,763         452,714
Scott Tansey.......    100,000            7.8                .937        January 11, 2004       119,588         150,905

AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the value of unexercised in-the-money options held by the Named Executive Officers as of December 31, 1999.

                                                                     NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                       SHARES                     OPTIONS AT FISCAL YEAR-END           FISCAL YEAR-END
                                      ACQUIRED ON    VALUE       ----------------------------    ----------------------------
NAME                                  EXERCISE       REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------------------------   -----------    --------    -----------    -------------    -----------    -------------
Richard Reiss......................         --           --        866,000          64,000        4,367,654         554,480
Leo Flotron........................         --           --        241,000         174,000        2,111,888       1,519,825
Joseph Scotti......................         --           --        241,000         174,000        2,111,888       1,519,825
Scott Tansey.......................         --           --        140,000          80,000        1,191,775         670,150

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     The landlord for ACC's Hillside, New Jersey office is Vitamin Realty Associates, L.L.C. of which Eric Friedman, one of ACC's directors, is a member. These premises consist of 8,491 square feet of office space, and 13,730 square feet of secured warehouse facilities. The lease term is for five years and expiring on May 31, 2002. The base rental for the premises during the term of the lease is $122,846 per year. In addition, ACC must pay its share of the landlord's operating expenses (i.e., those costs or expenses incurred by the landlord in connection with the ownership, operation, management, maintenance, repair and replacement of the premises, including, among other things, the cost of common area electricity, operational services and real estate taxes). For the years ended December 31, 1999 and 1998, rent expense associated with this lease was $135,000 and $119,000, respectively. ACC believes that the lease reflects a fair rental value for the property and is on terms no less favorable than ACC could obtain in an arm's length transaction with an independent third party.



     ACC receives financial and tax services from an accounting firm in which Dean Hiltzik, one of the Company's directors, is a partner. Since Mr. Hiltzik became a director on September 15, 1999, ACC has incurred fees of $13,325 on services received from this firm.

                                BUSINESS OF VTI

GENERAL


     VTI began operations in July 1992 as a California corporation. In November 1996, concurrent with a merger with USTeleCenters, Inc., a Massachusetts corporation ("USTeleCenters"), with and into View Tech Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of VTI ("VTAI"), VTI reincorporated in Delaware. Following the merger, VTAI changed its name to "USTeleCenters, Inc." ("UST"). In November 1997, VTI acquired the net assets of Vermont Telecommunications Network Services, Inc., a Vermont corporation, through Vermont Network Services Corporation, a Delaware corporation and a wholly-owned subsidiary of VTI ("VNSC"). VTI has 19 offices nationwide.



     VTI is a single source provider for the equipment and services required to meet the video, voice and data communications requirements of its customers. VTI is a remarketer, integrator and service provider of video conferencing equipment.


     VIDEO COMMUNICATIONS. VTI's video communications group focuses on the sale, installation and service of video communications systems. Utilizing advanced technology, these systems enable users at separate locations to engage in face-to-face discussions and to exchange information with the relative affordability and convenience of using a telephone. In addition to the use of video conferences as a corporate communications tool, use of video communications systems is expanding into numerous productivity enhancing applications, including (i) the lecturing by teachers to students at multiple locations; (ii) the conduct by judges of criminal arraignment proceedings while the accused remains incarcerated; (iii) the utilization of video technology for the consultation and surgical applications for the health care industry; (iv) the coordination of emergency services by public utilities; (v) the conduct by businesses of multi-location staff training programs; and (vi) the coordination by engineers at separate design facilities of joint development of products.


     DISCONTINUANCE OF NETWORK SERVICES. On February 18, 2000 VTI executed an asset purchase agreement, dated as of December 31, 1999 and with an effective date of January 1, 2000, among OC Mergerco 4, Inc. ("OCM"), UST, VNSI and VTI. Under the terms of this agreement, each of UST and VNSI sold all of their assets to OCM, and OCM assumed all of their liabilities, except for the excluded liabilities described therein, for a purchase price of $182,147.09 in cash and shares of common stock of OCM's parent, Pentastar Communications, Inc. having a value of $100,000, based upon the trading price for the five day period ending on February 18, 2000.



     OCM did not assume the following liabilites of UST and VNSI arising out of or in connection with:



          o any defects in products manufactured, rented or sold by either UST or VNSI prior to the effective date;



          o any implied or express warranties relating to such products;



          o any pension or other benefit liability relating to the employees of UST or VNSI;



          o any federal, state, local or foreign income, sales, real or personal property or other taxes, assessments, fees, levies, imposts, deductions or other charges imposed by any law, rule or regulation that are attributable or relating to the assets of the UST or VNSI business for the period ending on or before the effective date;



          o any claims by any of UST's or VNSI's directors, officers, employees or stockholders relating to the asset purchase agreement or the performance or consummation thereof, or any claims by any of them relating to or arising out of



             --their employment;



             --any employment contract with either UST or VNSI; or



             --any pension or other benefit liabilities of either UST or VNSI;



          o any claims or conditions arising or relating to environment laws relating to the assets being sold or the business of UST or VNSI prior to the effective date;


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


          o any unlicensed or other unauthorized use by UST or VNSI of any patented or unpatented invention, trade secret, copyright, trademark or other intellectual property right;



          o any dividend or other distribution declared or otherwise payable by UST or VNSI;



          o any note, account payable or other obligation of UST or VNSI to any of their affiliates or



          o any fees payable to Concord Partners Ltd.



     Until February 18, 2002, each of VTI, UST and VNSI agreed not to hire or solicit to hire any former, current or future employee of OCM including any persons who were employees of UST or VNSI at any time during the period beginning on February 18, 1998 through and including February 18, 2000. In addition, UST and VNSI agreed to change their names following the closing of this transaction.



     VTI sold UST and VNSI to OCM because UST and VNSI were in different businesses than VTI, and the sale of such subsidiaries was a condition to the merger.





PRODUCTS


     VIDEO. VTI offers three types of video communications systems: integrated roll-about and room systems; vertical applications; and desktop computer systems. Roll-about systems may be moved conveniently from office to office and placed into operation quickly while room systems are stationary systems. Vertical applications include distance education and systems utilized in the healthcare industry. Finally, desktop computer systems involve personal computers with video communications capabilities which are generally used for one-on-one personal communications, or for a one-person presentation to a group.

     Apart from peripheral components manufactured by others, VTI primarily sells systems manufactured by PictureTel Corporation ("PictureTel"), PolyCom and VTEL Corporation.

     The prices of the complete systems sold by VTI range from $1,500 for a video communications desktop computer, to $30,000 for a roll-about system for a single location, to as much as $70,000 for a vertical application. Roll-about systems generally contain a minimum of a video camera, monitor and a coding-decoding device to capture the image, display the image and encode and decode the transmission over digital phone lines, respectively. Most installations have several additional peripherals including some of the following components: an inverse multiplexer, a multi-point control unit, a document camera, a keypad, a speakerphone, a videocassette recorder and/or an annotations slate and white board.

     VTI buys the components listed above from manufacturers and acquires the monitors, document cameras, video scan converters, videocassette recorders and white boards from various sources depending upon such factors as price and quality.

     Although VTI's desktop-computer systems involve different components, the desktop system has many of the capabilities of the roll-about and room systems. VTI's desktop video communications equipment is manufactured by PictureTel and others such as VCON, Inc.

     DATA. VTI sells products specifically designed to transmit data through the established local and long-distance telephone services infrastructure to business customers. Products from companies such as Adtran, Madge Networks and Ascend Communications, Inc. allow business customers remote access into local area networks, and permit them to acquire bandwidth on demand and digitally transmit data.

     VIDEO SERVICES. VTI offers its customers the convenience of single-vendor sourcing for most aspects of their communications needs and develops customized systems designed to provide efficient responses to customer communications technology requirements. VTI provides its customers with a full complement of video communications and telecommunications services to ensure customer satisfaction. Prior to the sale of its systems and services, VTI provides consulting services that include an assessment of customer needs and existing communications equipment, as well as cost-justification and return-on-investment analyses for systems upgrade.

     Once VTI has made recommendations with respect to the most effective method to achieve its customer's objectives and the customer has ordered a system, VTI delivers, installs and tests the

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

communications equipment. When the system is functional, VTI provides training to all levels of its customer's organization, including executives, managers, management- information-systems and data-processing administrators, technical staff and end users. Training includes instruction in system operation, as well as planning and administration meetings. By means of thorough training, VTI helps to ensure that its customers understand the functionality of the systems and are able to apply the technology effectively.

     VTI's ViewCare(R) service product provides maintenance contracts and comprehensive customer support with respect to the communications equipment it provides. VTI offers a toll-free technical support hotline 24 hours a day, 365 days a year. Customers may also obtain answers to questions or follow-up training through video conferencing, telephone, facsimile, e-mail or the U.S. mail. VTI also provides onsite support and maintenance.

     VTI's service personnel maintain regular contact with customers. VTI also offers training programs for new users, refresher and advanced training programs for experienced users and consulting services related to new equipment and systems expansion and upgrades. Installation, training, maintenance, remote diagnostics, billing inquiry management, network order processing, new product introduction and system enhancements creating multi-purpose solutions are a few of the many after-sale services that VTI performs for its customers.

     During 1998 and 1999, VTI increased its MCU, MultiView Network Services(TM), or bridge services, to its customers nationwide. VTI employs state-of-the-art conferencing servers in multiple U.S. call centers, providing seamless connectivity for all switched digital networks across the globe at an affordable rate. Because bridges cost between $30,000 and $200,000 per unit, VTI's customers typically elect to use such services when more than two locations participate simultaneously in video communication.

     CUSTOMERS. VTI focuses primarily on large organizations with complex application-specific requirements for video communications.

     VTI has installed video communications systems for a diversified customer base, including, Pfizer Pharmaceuticals, PacifiCare, Region 18 Educational Service Center, Raytheon Corporation and the State of Tennessee. VTI has attempted to focus its marketing efforts on specific industries. Among the industries in which VTI believes it has acquired substantial expertise are health care and distance-education.

     SALES AND MARKETING. VTI has in place a number of programs to promote its video communications products and services. Representatives of VTI regularly attend video communications and advanced technology trade shows. VTI hosts seminars and provides potential customers with the opportunity to learn about VTI's products and services using video communications demonstration facilities located in each of VTI's offices. VTI also places advertisements aimed at selected markets in industry trade publications and utilizes limited and selective direct mail advertising.

EMPLOYEES


     At March 1, 2000, VTI had 123 full-time employees, of which 41 were engaged in marketing and sales, 59 in technical services and 23 in finance, administration and operations. None of VTI's employees are represented by a labor union. VTI believes that its relations with its employees are good.


COMPETITION

     The video communications industry is highly competitive. VTI competes with manufacturers of video communications equipment, which include PictureTel, VTEL and Lucent Technologies, and their networks of dealers and distributors, telecommunications carriers and other large corporations, as well as other independent distributors. Other telecommunications carriers and other corporations that have entered the video communications market include, AT&T, MCI, some of the RBOCs, Intel Corporation, Microsoft Corporation, Sony Corporation and British Telecom. Many of these organizations have substantially greater financial and other resources than VTI, furnish many of the same products and services provided by VTI and have established relationships with major corporate customers that have policies of purchasing directly from them. Management believes that as the demand for video communications systems continues to increase, additional competitors, many of which will have greater resources than VTI, will enter the video communications market.

     A specific manufacturer's network of dealers and distributors typically involves discrete territories that are defined geographically, in terms of vertical market, or by application (e.g., project management or government procurement). The current agreement with PictureTel authorizes VTI to distribute PictureTel products in the following states: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Louisiana, Maine, Massachusetts, Mississippi, Montana, New Hampshire, New Jersey, New Mexico, New York, Oklahoma, Tennessee, Texas, Utah, Vermont and Wyoming. Because the agreement is non-exclusive, however, VTI is subject to competition within these territories from other PictureTel dealers, whose customers elsewhere may have branch facilities in these territories, and from PictureTel itself, which directly markets its products to certain large national corporate accounts. The agreement expires on August 1, 2000 and can be terminated without cause upon 60 days' written notice by PictureTel. There can be no assurance that the agreement will not be terminated, or that it will be renewed by PictureTel, which has no other affiliation with VTI and is a competitor of VTI. While there are suppliers of video communications equipment other than PictureTel, termination of VTI's relationship with PictureTel could have a material adverse effect on VTI.

     VTI believes that customer purchase decisions are influenced by several factors, including cost of equipment and services, video communication system features, connectivity and compatibility, a system's capacity for expansion and upgrade, ease of use and services provided by a vendor. Management believes its comprehensive knowledge of the operations of the industries it has targeted, the quality of the equipment VTI sells, the quality and depth of its services, its nationwide presence and ability to provide its customers with all of the equipment and services necessary to ensure the successful implementation and utilization of its video communications system enable VTI to compete successfully in the industry.

PROPERTIES


     VTI's video business leases office facilities in Camarillo, Irvine, Sacramento and San Diego, California; New York, New York; Baton Rouge, Louisiana; Chicago, Illinois; Dallas and Houston, Texas; Englewood, Colorado; Nashville and Knoxville, Tennessee; Jacksonville, Florida; Salt Lake City, Utah; and Chesterfield, Missouri. These locations are currently principally engaged in video conferencing sales and services. Its videoconferencing headquarters is located in Camarillo, California and consists of a total of approximately 19,000 square feet. VTI's other facilities house sales, technical and administrative personnel and consist of aggregate square footage of approximately 42,000. VTI believes that the facilities it presently leases, combined with those presently under negotiations, will be adequate for the foreseeable future and that additional suitable space, if required, can be located and leased on reasonable terms.


LEGAL PROCEEDINGS

     In the ordinary course of business VTI experiences various types of claims which sometimes result in litigation or other legal proceedings. VTI does not anticipate that any of these proceedings that are currently pending will have any material adverse effect on VTI.

               SELECTED CONSOLIDATED FINANCIAL INFORMATION OF VTI


     The following selected consolidated financial information should be read in conjunction with "VTI Management's Discussion and Analysis of Financial Condition and Results of Operations" and VTI's consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The statement of operations information for each of the years in the three-year period ended December 31, 1999 and the balance sheet information as of December 31, 1998 and 1999 is derived from the audited consolidated financial statements of VTI, which are included elsewhere in this joint proxy statement/prospectus.



                                                                          SIX MONTHS
                                                        YEAR ENDED          ENDED                     YEAR ENDED
                                                         JUNE 30,         DECEMBER 31,               DECEMBER 31,
                                                  ----------------------  ------------  ---------------------------------------
                                                    1995        1996         1996         1996        1997     1998      1999
                                                  ----------  ----------  ------------  -----------  -------  -------  --------
                                                                                   (UNAUDITED)
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS INFORMATION:
Revenues:
  Product........................................  $  5,806    $ 11,385     $  8,926      $16,230    $24,851  $27,902  $ 24,024
  Services.......................................     1,158       1,961        1,681        3,057      6,163    9,340    11,456
                                                   --------    --------     --------      -------    -------  -------  --------
  Total..........................................     6,964      13,346       10,607       19,287     31,014   37,242    35,480
                                                   --------    --------     --------      -------    -------  -------  --------
Costs and expenses:
  Cost of equipment sold.........................     3,954       8,095        6,960       12,485     17,689   19,991    19,438
  Cost of services provided......................       374         948          941        1,586      2,915    4,463     5,854
  Sales and marketing expenses...................       686       2,724        2,301        4,384      6,346    7,831     9,956
  General and administrative expenses............     1,198       2,627        1,250        2,248      5,635    5,728     7,090
  Restructuring and other costs..................        --          --           --           --         --    3,304        --
  Merger costs...................................        --          --        2,564        2,564         --       --        --
                                                   --------    --------     --------      -------    -------  -------  --------
Total costs and expenses.........................     6,212      14,394       14,016       23,267     32,585   41,318    42,338
                                                   --------    --------     --------      -------    -------  -------  --------
Income (loss) from continuing operations.........       752      (1,048)      (3,409)      (3,980)    (1,571)  (4,076)   (6,858)
Interest expense.................................        --          --           --           --       (338)    (246)     (687)
                                                   --------    --------     --------      -------    -------  -------  --------
Income (loss) before income taxes................       752      (1,048)      (3,409)      (3,980)    (1,909)  (4,322)   (7,545)
Benefit (provision) for
  income taxes...................................      (294)        352           26          217         (4)      (4)     (383)
                                                   --------    --------     --------      -------    -------  -------  --------
Income (loss) from continuing operations.........       458        (696)      (3,383)      (3,763)    (1,913)  (4,326)   (7,928)
Income (loss) from discontinued operations.......    (2,335)      1,120          366          776      2,052    1,512      (825)
Loss on disposal of discontinued operations......        --          --           --           --         --       --    (3,237)
                                                   --------    --------     --------      -------    -------  -------  --------
Net income (loss)................................    (1,877)   $    424     $ (3,017)     $(2,987)   $   139  $(2,814) $(11,990)
                                                   --------    --------     --------      -------    -------  -------  --------
                                                   --------    --------     --------      -------    -------  -------  --------
Income (loss) from continuing operations per
  share (basic and diluted)......................  $    .12    $   (.14)    $   (.63)     $  (.72)   $  (.30) $  (.63) $  (1.01)
                                                   --------    --------     --------      -------    -------  -------  --------
                                                   --------    --------     --------      -------    -------  -------  --------
Income (loss) per share (basic and diluted)......  $   (.50)   $    .08     $   (.56)     $  (.57)   $   .02  $  (.41) $  (1.53)
                                                   --------    --------     --------      -------    -------  -------  --------
                                                   --------    --------     --------      -------    -------  -------  --------
Shares used in computing earnings (loss) per
  share:
  Basic..........................................     3,765       5,041        5,401        5,262      6,372    6,888     7,843
                                                   --------    --------     --------      -------    -------  -------  --------
                                                   --------    --------     --------      -------    -------  -------  --------
  Diluted........................................     3,765       5,041        5,041        5,262      6,372    6,888     7,843
                                                   --------    --------     --------      -------    -------  -------  --------
                                                   --------    --------     --------      -------    -------  -------  --------



                                                            JUNE 30,                          DECEMBER 31,
                                                      --------------------    ---------------------------------------------
                                                       1995        1996          1996          1997       1998       1999
                                                      --------    --------    ------------    -------    -------    -------
                                                                                 (IN THOUSANDS)
BALANCE SHEET INFORMATION:
Cash...............................................    $4,988      $1,463       $    363      $ 1,028    $   302    $    69
Working capital (deficiency).......................     2,602       2,371          1,644        9,393      8,931     (6,172)
Total assets.......................................     5,883       8,220         12,328       21,585     22,623     16,497
Long-term debt.....................................         5         250            244        4,867      4,397         36
Stockholders' Equity...............................     3,403       4,222          4,419        8,277      7,071     (3,573)

                                      VTI
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with VTI's financial statements and the related notes thereto included elsewhere in this joint proxy statement/prospectus. This joint proxy statement/prospectus contains forward-looking statements relating to future events and VTI's future financial performance. Actual results could differ significantly from those discussed in this joint proxy statement/prospectus. Factors that could cause or contribute to such differences include those set forth in the section entitled "Risk Factors," as well as those discussed elsewhere in this joint proxy statement/prospectus.




RESULTS OF OPERATIONS


     The following table sets forth, for the periods indicated, information derived from VTI's financial statements expressed as a percentage of VTI's revenues:


                                                                                            YEAR ENDED DECEMBER 31
                                                                                            -----------------------
                                                                                            1999     1998     1997
                                                                                            -----    -----    -----
Revenues:
  Product................................................................................    67.7%    74.9%    80.1%
  Service................................................................................    32.3     25.1     19.9
                                                                                            -----    -----    -----
                                                                                            100.0    100.0    100.0
                                                                                            -----    -----    -----
Costs and expenses:
  Cost of equipment sold.................................................................    54.8     53.7     57.0
  Cost of services provided..............................................................    16.5     12.0      9.4
  Sales and marketing expenses...........................................................    28.0     21.0     20.5
  General and administrative expenses....................................................    20.0     15.4     18.2
  Restructuring costs....................................................................      --      8.9       --
                                                                                            -----    -----    -----
                                                                                            119.3    111.0    105.1
                                                                                            -----    -----    -----
Loss from operations.....................................................................   (19.3)   (11.0)    (5.1)
Interest expense.........................................................................    (2.0)    (0.7)    (1.1)
                                                                                            -----    -----    -----
Loss before income taxes................................................................. (21.3)   (11.7)    (6.2)
Provision for income taxes...............................................................    (1.1)    (0.0)    (0.0)
                                                                                            -----    -----    -----
Net loss from continuing operations......................................................   (22.4)   (11.7)    (6.2)
Discontinued operations..................................................................   (11.4)     4.1      6.6
                                                                                            -----    -----    -----
Net income (loss)........................................................................   (33.8)%   (7.6)%    0.4%
                                                                                            -----    -----    -----
                                                                                            -----    -----    -----




Year Ended December 31, 1999 Compared to Year Ended December 31, 1998



     Total revenues for the year ended December 31, 1999 decreased by $1.8 million or 5% to $35.5 million from $37.3 million in the comparable period for 1998. Product revenues fell by $3.9 million or 14% to $24.0 million from $27.9 million in the comparable period for 1998. The decrease in product revenues was primarily the result of a liquidity crisis which began in late September and extended to late November 1999 which disrupted VTI's product supply and ability to fulfill customer orders. Service revenues for the year ended December 31, 1999 increased by $2.1 million or 23% to $11.5 million from $9.4 million in the comparable period for 1998. The increase in service revenues was due primarily to the growth in the installed customer base and bridging services.



     Cost of equipment sold for the year ended December 31, 1999 decreased by $0.6 million, or 3%, to $19.4 million from $20.0 million for the year ended December 31, 1998. Cost of equipment sold as a percentage of product revenue increased to 80.9% for the year ended December 31, 1999 from 71.6% for the year ended December 31, 1998. During the fourth quarter of 1999, VTI recorded a $1.6 million inventory reserve covering demonstration equipment, finished goods, and spare parts inventories. Approximately 75% of the inventory reserve applied to demonstration equipment which had not been resold by December 31, 1999. The remainder of the reserve applied to certain finished goods and excess spare parts. Management believes


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


such reserves are adequate to reflect inventory at its net realizable value. It is reasonably possible that a change in the estimate could occur in the near term. In addition to the reserve causing the unfavorable year-to-year comparison, equipment margins shrank as part of an industry-wide trend away from large room systems to desktop systems and due to increased competition. Cost of services provided for the year ended December 31,1999 increased by $1.4 million, or 31%, to $5.9 million from $4.5 million for the year ended December 31, 1998. Cost of services provided as a percentage of service revenue increased to 51.1% for the year ended December 31, 1999 from 47.8% for the year ended December 31, 1998. Service margins decreased as a result of adding personnel and bridging equipment to the cost base in advance of increased installation and bridging revenues.



     Sales and marketing expenses for the year ended December 31, 1999 increased by $2.1 million or 27% to $9.9 million from $7.8 million in the comparable period for 1998. Sales and marketing expenses as a percentage of revenues increased to 28.0% in the year ended December 31, 1999 from 21.0% in the comparable period for 1998. The increase in selling and marketing expenses was primarily due to higher sales compensation and recruitment fees as a result of hiring additional sales personnel ($1.2 million) and other operating expenses incurred as a result of the increased number of sales offices ($0.9 million).



     General and administrative expenses for the year ended December 31, 1999 increased by $1.4 million or 24% to $7.1 million from $5.7 million in the comparable period for 1998. General and administrative expenses as a percentage of total revenues increased to 20.0% in the year ended December 31, 1999 from 15.4% in the comparable period for 1998. The increase in general and administrative expenses was primarily due to incurring an extraordinary amount of legal and consulting fees related to managing VTI through its liquidity crisis and negotiations with its bankers, trade creditors, and subordinated lenders ($.8 million) and a $0.4 million accrual for employee retention bonuses.



     VTI recorded a restructuring charge of $3.3 million during 1998. The components of the restructuring charge were an impairment write-down of goodwill of $1.5 million, employee termination costs of $1.1 million and other costs of $0.7 million.



     Interest expense for the year ended December 31, 1999 increased by $0.4 million, or 179%, to $0.7 million from $0.3 million for the year ended December 31, 1998. Interest expense as a percentage of total revenues increased to 2.0% in 1999 from 0.7% in 1998. The increase in interest expense was a result of the write off of the unamortize balance of VTI's line of credit origination fee ($0.3 million) and one month of amortization of debt issuance costs relating to the forbearance agreement and the subordinated debt ($0.2 million).



     Loss from discontinued operations increased by $5.6 million from income of $1.5 million in the year ended December 31, 1998 to a loss of $4.1 million in the comparable period for 1999. Discontinued operations incurred an operating loss of $0.8 million for the year ended December 31, 1999 compared to operating income of $1.5 million for the year ended December 31, 1998. This decrease in operating results was primarily due to significant commission rate cuts (30-40%) of the RBOCs in 1999. In addition, for the year ended December 31, 1999, a $3.3 million loss on disposal of discontinued operations was recognized.



     Net loss increased $9.2 million to a loss of $12.0 million in the year ended December 31, 1999 from a loss of $2.8 million for the comparable period for 1998. Net loss as a percentage of revenues decreased to 33.8% for 1999 compared to 7.6% for 1998. Net loss per share increased to a loss of $(1.53) for 1999 compared to loss per share of $(0.41) for 1998. The weighted average number of shares outstanding increased to 7,842,518 for 1999 from 6,888,104 in 1998, primarily due to the full year impact of the issuance of common stock through a private placement in November 1998.


  Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     Total revenues for the twelve months ended December 31, 1998 increased by $6.228 million, or 20%, to $37.242 million from $31.014 million in 1997. The increase in revenues was primarily related to VTI's nationwide expansion of its videoconferencing business by opening new sales offices and hiring sales personnel.


     Cost of equipment sold for 1998 increased by $2.3 million, or 13%, to $20.0 million from $17.7 million in 1997. Cost of equipment sold as a percentage of product revenue increased slightly to 71.6% in 1998 from 71.2% in 1997. Cost of services provided for 1998 increased by $1.6 million, or 53%, to $4.5 million from

$2.9 million in 1998. Cost of services provided as a percentage of service revenue increased slightly to 47.8% in 1998 from 47.3% in 1997. Cost of equipment sold and services provided as a percentage of product sales and service revenues decreased to 65.7% in 1998 from 66.4% in 1997. The percentage decrease is primarily related to an increase in service business. Service business provides a higher profit margin than equipment sales.



     Selling and marketing expenses for 1998 increased by $1.485 million, or 23%, to $7.831 million from $6.346 million in 1997. Selling and marketing expenses as a percentage of revenues remained constant at 21% in 1998 and in 1997. The increase in selling and marketing expenses was primarily due to higher sales compensation as a result of hiring additional sales personnel
($1.1 million) and other operating expenses incurred as a result of the increased number of sales offices ($0.4 million).


     General and administrative expenses for 1998 increased by $0.093 million, or 2%, to $5.728 million from $5.635 million in 1997. General and administrative expenses as a percentage of total revenues decreased to 15.4% in 1998 from 18.2% in 1997. The percentage decrease was primarily due to synergies achieved as part of the integration and restructuring efforts.


     VTI recorded a restructuring charge of $4.201 million during 1998
($3.304 million related to video operations and $.897 million related to discontinued operations) which resulted in an increase in loss from operations of $2.505 million from a loss of $1.571 million in 1997 to a loss of $4.076 million in 1998. In addition, VTI expected to realize $1.5 million in annual cost savings as a result of these employee terminations in the future.


     The significant components of the restructuring charge were an impairment write-down of goodwill of $1.465 million, employee termination costs of $1.793 million and facility exit costs of $0.157 million.

     Interest expense decreased by $92,000 to $246,000 in 1998 compared to $338,000 in 1997. This decrease was primarily due to lower borrowings related to video related credit facilities and capital lease obligations.


     Discontinued operations realized a profit for the twelve months ended December 31, 1998 of $1.5 million, a decrease of $.6 million, or 26%, from the $2.1 million profit realized for the comparable period in 1997. Two factors driving the year-to-year decline in operating results were the declining results of the outside network sales business (commission rate cuts by RBOC's) and the increase in general management costs of the discontinued operations.


     Net income decreased by $2.953 million to a loss of $2.814 million in 1998 from net income of $138,627 for 1997. Net loss as a percentage of revenues was 7.6% for 1998 compared to net income as a percentage of revenues of 0.4% for 1997. Net income (loss) per share decreased to a loss of $0.41 for 1998 compared to income per share of $0.02 for 1997. The weighted average number of shares outstanding increased to 6,888,104 for 1998 from 6,371,651 in 1997, primarily due to the private placement completed in November 1998.

LIQUIDITY AND CAPITAL RESOURCES


     VTI has financed its recent operations and expansion activities with the proceeds from private placements of equity securities, bank debt, and vendor credit arrangements. On November 10, 1998, VTI completed an offering of $1,200,000 of common stock.


     Effective November 21, 1997, VTI entered into a Credit Agreement (the "Agreement") with Imperial Bank and BankBoston (now Fleet Bank). On August 5, 1999, VTI received a Notice of Event of Default and Notice of Reservations of Rights from the lenders. On November 23, 1999, VTI signed a six-month forbearance agreement to be implemented in conjunction with an infusion of $2.0 million in subordinated debt. During the term of the forbearance period, the maximum aggregate amount of the facility will be equal to $4.75 million subject to collateral base adjustments. Subject to the default provisions, which include the failure to pay specified obligations, the departure of the current, interim chief executive officer and president, or a particular material event concerning VTI, the forbearance continues until May 31, 2000. Interest on the sum owed on the facility is set at the prime rate plus 2 1/2%. Interest on any over-advances is the prime rate plus 4%. At December 31, 1999, the interest rate on Facility A was 11.0%. At December 31, 1999, amounts utilized under the facility were $4,363,527.



     In return, the lenders received the following consideration: the exercise price of the lenders' existing 80,000 warrants, which are exercisable until November 21, 2004, was changed to $1.63 from $4.50. The change was effective as of the date of the forbearance agreement. Under the forbearance agreement, the lenders will also receive a supplemental fee of $150,000.



     VTI received interim loans totaling $2.0 million as of November 17, 1999, of which $1.5 million came from individual investors, and $0.5 million in credit from one of VTI's suppliers. The individual investors and the supplier are to be re-paid in seven months with interest at the prime rate plus 2 1/2% for the $2.0 million in loans. In return, VTI pledged all of its assets, in a junior position to the lenders, to the subordinated lenders. Further, VTI issued 925,000 5-year exercisable warrants to the subordinated lenders, on a proportional basis of each investor's investment, with an exercise price of $1.625 a share.



     In view of VTI's liquidity situation and indebtedness to the lenders and subordinated lenders, VTI currently operates under tight cash flow constraints and controls. VTI is required to comply with specified cash flow, borrowing limits and overadvance covenants. VTI is also required to furnish the lender with weekly financial information consisting of: (i) borrowing base report; (ii) statement of cash flows and a cumulative statement of cash flows for the 10 week period then ended with a comparison of actual versus forecasted performance and
(iii) a cash flow forecast for the pending 10 week period.



     VTI does not believe it has available funds to meet its working capital requirements for the foreseeable future. VTI incurred a net loss of $11,990,303 during the year ended December 31, 1999, and at December 31, 1999 has a working capital deficit of $6,172,005, and stockholders' deficiency of $3,573,793. In addition, VTI is in default of the repayment terms of its obligations related to a credit agreement and has obtained relief through a forbearance agreement which expires on May 31, 2000. VTI has subordinated debt of $2,000,000 due on June 30, 2000. These conditions raise doubt about the ability of the VTI to continue as a going concern and as a result, the report of the independent certified public accountants includes a going concern explanatory paragraph for the year ended December 31, 1999.



     VTI's plan is to complete the proposed merger with ACC. However, there is no assurance that the merger will be ultimately consummated. Accordingly, the consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustments that might be necessary should the VTI be unable to continue as a going concern.

     Net cash used by operating activities for the twelve months ended December 31, 1999 was $1.3 million, primarily caused by VTI's net loss of $12.0 million and a decrease in accrued restructuring charges of $0.9 million, partially offset by a decrease in accounts receivable of $1.2 million, an increase in accounts payable of $1.7 million, an increase in deferred revenue of $1.2 million and an increase in payroll and other accrued liabilities of $1.0 million. The noncash and nonoperating components of net loss include depreciation and amortization of $1.1 million, a $1.6 million reserve on inventory and the loss on discontinued operations of $4.1 million.



     Net cash provided by discontinued operations for the twelve months ended December 31, 1999 was $0.1 million.



     Net cash used by investing activities for the twelve months ended
December 31, 1999 was $0.9 million, relating to the purchase of office furniture and computer and bridging equipment.



     Net cash provided by financing activities for the twelve months ended December 31, 1999 was $1.8 million, resulting from the issuance of subordinated debt ($1.5 million) and common stock ($.3 million).


RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" which establishes accounting and reporting standards of derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. There will be no impact to VTI's results of operations, financial position or cash flows upon the adoption of this standard.

     In July 1999, the FASB approved SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133", which amends SFAS No. 133 to be effective for all fiscal quarters beginning after June 15, 2000.


YEAR 2000



     The statements under this caption include "Year 2000 readiness disclosure" within the meaning of the Year 2000 Information and Readiness Disclosure Act. Many existing computer software programs and operating systems were designed such that the year 1999 was the maximum date that they would be able to process accurately. The failure of VTI's computer software programs, operating systems and product to process the change in calendar year from 1999 to 2000 had the potential to result in system malfunctions or failures. In the conduct of operations, VTI relies on equipment and commercial computer software primarily provided by independent vendors. In anticipation of potential system malfunctions or failures VTI undertook an assessment of its vulnerability to the so-called "Year 2000 issue" with respect to equipment, computer systems and product and with respect to vendors, and other parties with whom it conducts a substantial amount of business.



     To address the Year 2000 issue, management initiated a company-wide program to prepare VTI's computer systems and applications for the year 2000, as well as to identify critical third parties and major vendors, such as PictureTel, Polycom, and VTEL Corporation; and other parties such as Landlords and utility companies, which the Company relies upon to operate its business to assess their readiness for the year 2000. VTI's main computer applications include Platinum accounting software, Clientele customer service software, and OMS, VTI's internally developed Order Management System. Individual desktop computers are running on a Windows 95, 98, or NT operating system and include desktop applications such as Microsoft Office 97. VTI uses Dell personal computers on most desktops.



     For the year ended December 31, 1999, VTI spent a total of approximately $50,000 in connection with addressing the Year 2000 problem and does not anticipate any significant future costs. These costs were largely due to upgrading software systems and equipment. The VTI's policy is to expense maintenance and modification costs and capitalize hardware and software purchases and upgrades. VTI funded the foregoing from operating cash flow.



     Since the change in the calendar from 1999 to 2000, VTI has not experienced any system malfunctions or failures. In addition, VTI has not experienced any loss in revenues due to the Year 2000 problem. Based on information to date, VTI is not aware of third parties with whom it conducts a significant amount of business that have experienced a material Year 2000 readiness issue affecting their ability to operate their business or raise adequate revenue to meet their contractual obligations to us. Although prepared to commit the necessary resources to enforce its contractual rights in the event any third parties with whom it conducts business encounter Year 2000 issues, VTI does not expect to incur any additional amounts to continue to monitor and prevent Year 2000 malfunctions and failures because it does not expect to encounter any material Year 2000 issues. Consequently, VTI does not feel that a contingency plan is necessary.

                         PRINCIPAL STOCKHOLDERS OF VTI


     The following table sets forth information regarding the beneficial ownership of common stock as of March 20, 2000 by each of the following:


     o each person (or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) known by VTI to own beneficially 5% or more of the common stock;

     o VTI's directors and Named Executive Officers; and

     o all directors and executive officers of VTI as a group.


     As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is considered the beneficial owner of securities that can be acquired within 60 days from the date of this joint proxy statement/prospectus through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are considered outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not considered outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 8,596,601 shares of common stock outstanding as of March 20, 2000, and 29,189,021 shares of common stock outstanding as of the closing of the merger.



                                                      NUMBER OF SHARES                    NUMBER OF SHARES
                                                      OF COMMON STOCK       PERCENTAGE    OF COMMON STOCK     PERCENTAGE
     NAME AND ADDRESS OF BENEFICIAL OWNERS(1)         PRIOR TO MERGER(2)     OWNED        AFTER THE MERGER     OWNED
---------------------------------------------------   ------------------    ----------    ----------------    ----------
EXECUTIVE OFFICERS:
Douglas Hopkins(3).................................          401,000            4.5%            401,000           1.4%
Franklin A. Reece, III(4)..........................          727,330            8.3             727,330           2.5
Chistopher Zigmont(5)..............................           50,000              *              50,000             *
Mitchell Freedman(6)...............................           21,887              *              21,887             *

DIRECTORS:
Robert F. Leduc(7).................................           20,000              *              20,000             *
David F. Millet(8).................................          303,158            3.5             303,158           1.0
Paul C. O'Brien(9).................................        1,312,583           14.6           1,312,583           4.4
William J. Shea(10)................................          217,140            2.5             217,140             *
All Directors and Executive Officers as a Group
  (8 People).......................................        3,053,098           30.4           3,053,098          10.1

5% STOCKHOLDERS:
Mark P. Kiley(11)..................................        1,061,250           11.8           1,061,250           3.6
Telcom Holding, LLC(12)............................        1,008,000           11.3           1,008,000           3.4


------------------
  * Less than 1%

 (1) Unless otherwise noted, the address of each of the persons listed is c/o View Tech, Inc., 3760 Calle Tecate, Suite A, Camarillo, California, 93102.

 (2) Includes shares issuable upon the exercise of options or warrants that are exercisable within 60 days of the date of this joint proxy statement/prospectus. The shares underlying such options or warrants are deemed to be outstanding for the purpose of computing the percentage of outstanding stock owned by such person individually and by each group of which such person is a member, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

 (3) President and Chief Executive Officer of VTI effective October 11, 1999. Includes 156,000 shares issuable as a performance fee upon termination of assignment, 195,000 shares issuable upon exercise of options. Mr. Hopkins' address is c/o Nightingale & Associates, LLC, Soundview Plaza, 1266 East Main Street, Stamford, CT 06902.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

 (4) Director of VTI and president and chief executive officer of USTeleCenters. Former president of VTI (through October 8, 1999). Includes 206,602 shares issuable upon exercise of options. Mr. Reece's address is c/o US Telecenters, Inc., 745 Atlantic Avenue, Boston, Massachusetts 02111.

 (5) Chief Financial Officer of VTI. Includes 50,000 shares issuable upon exercise of options.

 (6) Corporate counsel of VTI. Includes 20,000 shares issuable upon exercise of options.

 (7) Includes 10,000 shares issuable upon exercise of options. Mr. Leduc's address is 26 Thorn Oak, Trabuco Canyon, California 92679.

 (8) Includes 16,000 shares issuable upon exercise of options. Mr. Millet's address is 20 William Street, Wellesley, Massachusetts 02481.

 (9) Chairman of VTI. Includes 683,000 shares of Common Stock and warrants to purchase 325,000 shares of common stock currently owned by Telcom Holding, LLC ("Telcom"), of which Mr. O'Brien is a managing member, warrants to purchase 81,250 shares of common stock owned by Mr. O'Brien individually and 16,000 shares issuable upon exercise of options. Mr. O'Brien's address is Two International Place, 23rd Floor, Boston, Massachusetts 02110.

(10) Former chief executive officer and director of VTI from April 17, 1998 through October 8, 1999. Mr. Shea's address is c/o US TeleCenters, Inc., 745 Atlantic Avenue, Boston, Massachusetts 02111.

(11) Consists of 683,000 shares of Common Stock and warrants to purchase 325,000 shares of common stock currently owned by Telcom, of which Mr. Kiley is a managing member, and warrants to purchase 53,250 shares of common stock owned by Mr. Kiley individually. Mr. Kiley's address is 278 River Road, Andover, Massachusetts 01810.

(12) Consists of 683,000 shares of Common Stock and warrants to purchase 325,000 shares of common stock currently owned by Telcom. Telcom's address is c/o The O'Brien Group, Inc., Two International Place, Boston, Massachusetts 02110.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION


     Under the terms of the merger, each outstanding share of ACC common stock will be converted into the right to receive 3.3 shares of VTI common stock. If the VTI stockholders approve the 2 for 1 reverse stock split described in this joint proxy/prospectus, the exchange ratio will be adjusted accordingly to 1.65 to 1. All VTI share and per share information in the unaudited pro forma combined financial statements and accompanying notes is presented on a pre-split basis.



     The merger is subject to the approval of both companies' shareholders, disposition of VTI's USTeleCenters and VNSC subsidiaries, regulatory approval and other customary closing conditions, and is expected to close in the second quarter of 2000.


     VTI will be the surviving legal entity in the merger. However, for accounting purposes, ACC is deemed to be the acquiror and, accordingly, the merger will be accounted for as a "reverse acquisition" of VTI under the purchase method of accounting. Under this method of accounting, the combined company's historical results for periods prior to the merger will be the same as ACC's historical results. On the date of the merger, the assets and liabilities of VTI will be recorded at their estimated fair values, and VTI's operations will be included in ACC historical financial statements on a going forward basis.


     The following unaudited pro forma combined financial statements include the historical financial statements of VTI and ACC as of and for the year ended December 31, 1999. The unaudited pro forma combined financial statements give effect to the merger as if it had occurred on December 31, 1999 for purposes of the unaudited pro forma combined balance sheet, and on January 1, 1999 for purposes of the unaudited pro forma combined statement of operations.



     The pro forma adjustments are based on preliminary estimates and certain assumptions that VTI and ACC believe are reasonable under the circumstances. The preliminary allocation of the purchase price to assets and liabilities of VTI reflects the assumption that assets and liabilities are carried at historical amounts which approximate fair market value. The actual allocation of the purchase price may differ from that reflected in the unaudited pro forma financial statements after a more extensive review of the fair market values of the assets and liabilities has been completed. In addition, a final valuation of severance, office closings and other exit costs related to or arising from the merger has yet to be finalized, but is expected to be completed prior to the consummation of the merger. Actual results may differ from the estimates reflected in the pro forma adjustments.



     The following unaudited pro forma combined financial statements are based on assumptions and include adjustments as explained in the accompanying notes. These unaudited pro forma combined financial statements are not necessarily indicative of the actual financial results that would have occurred if the transactions described above had been effective on and as of the dates indicated and may not be indicative of operations in future periods or as of future dates. The unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes and the historical financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of VTI and ACC which are included elsewhere in this joint proxy statement/prospectus.

               VIEWTECH, INC. AND ALL COMMUNICATIONS CORPORATION
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               DECEMBER 31, 1999



                                                             HISTORICAL
                                                    -----------------------------                     PRO FORMA
                                                                        ALL          PRO FORMA        COMBINED
                                                      VIEWTECH     COMMUNICATIONS   ADJUSTMENTS        COMPANY
                                                    ------------   --------------   -----------      -----------
                     ASSETS
Current assets:
  Cash and cash equivalents......................   $     69,493    $     60,019    $        --      $   129,512
  Accounts receivable, net.......................      9,201,821       6,128,221             --       15,330,042
  Inventories....................................      2,824,578       3,602,238        500,000 (1a)   6,926,816
  Deferred income taxes..........................             --         230,083       (200,000)(1a)      30,083
  Prepaid expenses and other current assets......      1,510,947         161,947             --        1,672,894
  Net assets of discontinued operations..........        256,412              --             --          256,412
                                                    ------------    ------------    -----------      -----------
     Total current assets........................     13,863,251      10,182,508        300,000       24,345,759
Property and equipment, net......................      2,223,505         621,443             --        2,844,948
Goodwill and other intangibles, net..............             --              --     34,118,249 (1a)  34,118,249
Other assets.....................................        410,338          63,353             --          473,691
                                                    ------------    ------------    -----------      -----------
     Total assets................................   $ 16,497,094    $ 10,867,304    $34,418,249      $61,782,647
                                                    ------------    ------------    -----------      -----------
                                                    ------------    ------------    -----------      -----------

      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Loans payable--current portion.................   $  4,510,322    $  2,138,602    $        --      $ 6,648,924
  Subordinated debt..............................      2,000,000              --             --        2,000,000
  Accounts payable...............................      7,836,416       2,022,687             --        9,859,103
  Accrued expenses...............................      1,355,980         891,033      1,650,000 (1b)   3,897,013
  Deferred revenue...............................      3,160,183         403,524             --        3,563,707
  Other current liabilities......................      1,172,356         200,196             --        1,372,552
                                                    ------------    ------------    -----------      -----------
     Total current liabilities...................     20,035,257       5,656,042      1,650,000       27,341,299
Long-term debt...................................         35,630          17,444             --           53,074
                                                    ------------    ------------    -----------      -----------
     Total liabilities...........................     20,070,887       5,673,486      1,650,000       27,394,373
                                                    ------------    ------------    -----------      -----------

              STOCKHOLDERS' EQUITY
  Common stock...................................            792       5,229,740     (5,228,120)(1c)       2,412
  Additional paid-in capital.....................     16,607,566         488,759     17,814,218 (1c)  34,910,543
  Accumulated deficit............................    (20,182,151)       (524,681)    20,182,151 (1c)    (524,681)
                                                    ------------    ------------    -----------      -----------
     Total stockholders' equity..................     (3,573,793)      5,193,818     32,768,249       34,388,274
                                                    ------------    ------------    -----------      -----------
     Total liabilities and stockholders'
       equity....................................   $ 16,497,094    $ 10,867,304    $34,418,249      $61,782,647
                                                    ------------    ------------    -----------      -----------
                                                    ------------    ------------    -----------      -----------



    The accompanying notes are an integral part of these unaudited pro forma financial statements.

               VIEWTECH, INC. AND ALL COMMUNICATIONS CORPORATION
    UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED
                               DECEMBER 31, 1999



                                                             HISTORICAL                                PRO FORMA
                                                  --------------------------------    PRO FORMA        COMBINED
                                                   VIEW TECH    ALL COMMUNICATIONS   ADJUSTMENTS        COMPANY
                                                  -----------   ------------------   -----------      -----------
Revenues........................................  $35,479,607      $ 23,997,212      $        --      $59,476,819
Cost of revenues................................   25,292,064        16,527,505          500,000(2a)   42,319,569
                                                  -----------      ------------      -----------      -----------
Gross margin....................................   10,187,543         7,469,707         (500,000)      17,157,250
                                                  -----------      ------------      -----------      -----------
Selling.........................................    9,955,816         4,543,873               --       14,499,689
General and administrative......................    7,089,561         1,765,411               --        8,854,972
Amortization of goodwill........................           --                --        2,275,000(2b)    2,275,000
                                                  -----------      ------------      -----------      -----------
                                                   17,045,377         6,309,284        2,275,000       25,629,661
                                                  -----------      ------------      -----------      -----------
Income (loss) from operations...................   (6,857,834)        1,160,423       (2,775,000)      (8,472,411)
                                                  -----------      ------------      -----------      -----------
Other expense:
Net interest expense............................     (687,083)         (157,938)              --         (845,021)
Other...........................................           --           (43,137)              --          (43,137)
                                                  -----------      ------------      -----------      -----------
                                                     (687,083)         (201,075)              --         (888,158)
                                                  -----------      ------------      -----------      -----------
Income (loss) from continuing operations before
  income taxes..................................   (7,544,917)          959,348       (2,775,000)      (9,360,569)
Income tax (provision) benefit..................     (382,798)          105,239           87,261(2c)     (190,298)
                                                  -----------      ------------      -----------      -----------
Income (loss) from continuing operations........  $(7,927,715)     $  1,064,587      $(2,687,739)     $(9,550,867)
                                                  -----------      ------------      -----------      -----------
                                                  -----------      ------------      -----------      -----------
Per share:
Income (loss) from continuing operations--
  basic.........................................  $     (1.01)     $        .22                       $      (.40)
                                                  -----------      ------------                       -----------
                                                  -----------      ------------                       -----------
Weighted average shares--basic..................    7,842,518         4,910,000       11,293,000(2d)   24,045,518
                                                  -----------      ------------      -----------      -----------
                                                  -----------      ------------      -----------      -----------
  Income (loss) from continuing
     operations--diluted........................  $     (1.01)     $        .17                       $      (.40)
                                                  -----------      ------------                       -----------
                                                  -----------      ------------                       -----------
  Weighted average shares--diluted..............    7,842,518         6,169,074       10,033,926(2d)   24,045,518
                                                  -----------      ------------      -----------      -----------
                                                  -----------      ------------      -----------      -----------



    The accompanying notes are an integral part of these unaudited pro forma financial statements.

                        BASIS OF PRO FORMA PRESENTATION



     The unaudited pro forma combined financial statements of VTI have been prepared based on preliminary estimates of the purchase consideration and the allocation of the purchase price to the fair value of VTI assets and liabilities as of December 31, 1999. The actual consideration and allocation may differ from that reflected in the pro forma combined financial statements after further asset valuations and other procedures have been completed. Following is a schedule of the estimated purchase price, the estimated purchase price allocation and the estimated amortization of goodwill and other intangible assets as of December 31, 1999:



     ESTIMATED PURCHASE PRICE:



Value of securities issued.....................................................   $29,194,456
Direct merger costs............................................................     1,650,000
                                                                                  -----------
Total..........................................................................   $30,844,456
                                                                                  -----------
                                                                                  -----------



     The value of securities issued was determined as follows:



Value of VTI shares............................................................   $22,654,446
Value of VTI options and warrants..............................................     6,540,010
                                                                                  -----------
Value of securities issued.....................................................   $29,194,456
                                                                                  -----------
                                                                                  -----------



     The value of the shares was computed using a five-day average share price with a midpoint of December 28, 1999, the date of the merger announcement. The number of shares used in the computation is based on VTI shares outstanding as of December 31, 1999. The computation does not give effect to a contemplated reverse two for one stock split of VTI shares and equivalent shares prior to completion of the merger.



     Direct merger costs consist of brokerage, legal, accounting and other professional fees estimated to be incurred as follows:



ACC.............................................................................   $1,000,000
VTI.............................................................................      650,000
                                                                                   ----------
Total estimated direct merger costs.............................................   $1,650,000
                                                                                   ----------
                                                                                   ----------



     ESTIMATED PURCHASE PRICE ALLOCATION:



VTI assets acquired...........................................................   $ 16,497,094
VTI liabilities assumed.......................................................    (20,070,887)
Inventory step-up to fair market value........................................        500,000
Deferred tax liability........................................................       (200,000)
Goodwill and other intangible assets..........................................     34,118,249
                                                                                 ------------
Total.........................................................................   $ 30,844,456
                                                                                 ------------
                                                                                 ------------



     The VTI assets acquired and liabilities assumed are derived from the historical balance sheet of VTI as of December 31, 1999. The deferred tax liability was determined by applying the statutory income tax rate of 40% to the inventory step-up.



Estimated annual amortization expense (based on an amortization period of
  fifteen years):...............................................................   $2,275,000
                                                                                   ----------
                                                                                   ----------

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS



1. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS



     a. Records the allocation of a portion of the purchase price to the inventory step-up to fair market value, goodwill and other intangible assets, and the related deferred tax liability.



     b. Records the estimated direct costs of the merger.



     c. Records the recapitalization of ACC shares based on VTI's capital structure, the issuance of securities in connection with the merger, and the elimination of VTI's stockholders' deficit, as follows:



                                                                   ADDITIONAL
                                                      COMMON         PAID-IN      ACCUMULATED
                                                       STOCK         CAPITAL        DEFICIT
                                                    -----------    -----------    -----------
Recapitalization of outstanding ACC shares based
  on VTI's capital structure.....................   $(5,228,948)   $ 5,228,948    $        --
Value of shares issuable in reverse merger.......         1,620     22,652,826             --
Value of options and warrants exchanged..........            --      6,540,010             --
Elimination of VTI stockholders' deficit.........          (792)   (16,607,566)    20,182,151
                                                    -----------    -----------    -----------

Pro forma adjustment.............................   $(5,228,120)   $17,814,218    $20,182,151
                                                    -----------    -----------    -----------
                                                    -----------    -----------    -----------



2. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS



     a. Records the write-off of the inventory step-up to cost of revenues



     b. Records the amortization of goodwill and other intangible assets. The goodwill and other intangible assets are amortized on a straight-line basis over 15 years.



     c. Records the adjustment to income taxes, as follows:



Reversal of deferred tax liability to income tax expense.........................   $ 200,000
Reversal of ACC's net income tax benefit as a result of the pro forma combination
  and the effects of VTI's 1999 operating loss...................................    (112,739)
                                                                                    ---------
Pro forma income tax adjustment..................................................   $  87,261
                                                                                    ---------
                                                                                    ---------



    On an historical basis, VTI has established a valuation allowance to offset the tax benefits of net operating loss carryforwards and other deferred tax assets. At such time as management of the combined company determines that it is more likely than not that the deferred tax assets are realizable, the valuation allowances will be reduced. VTI's realized deferred tax benefits will be credited to the goodwill asset established in the purchase price allocation.



     d. Following is the calculation of the combined weighted average shares outstanding for the year ended December 31, 1999. The calculation does not give effect to the contemplated two for one reverse split of VTI shares prior to the merger. Common stock equivalents of VTI and ACC, consisting of stock options and warrants, are not reflected in the pro forma diluted calculation because their inclusion would be anti-dilutive:



Weighted average shares outstanding--VTI (basic and diluted)..................      7,842,518
                                                                                 ------------
Weighted average shares outstanding--ACC (diluted)............................      6,169,074
Less: Adjustment of ACC diluted shares to reverse incremental shares..........     (1,259,074)
                                                                                 ------------
ACC shares basic and diluted, as adjusted.....................................      4,910,000
                                                                                 ------------
Weighted average shares outstanding--combined.................................     12,752,518
Incremental shares from conversion of ACC shares to VTI shares at a 3.3 to 1
  ratio.......................................................................     11,293,000
                                                                                 ------------
Pro forma combined weighted average shares outstanding--basic and diluted.....     24,045,518
                                                                                 ------------
                                                                                 ------------

                                    EXPERTS


     The audited consolidated financial statements of VTI as of December 31, 1999 and for the year then ended included in this joint proxy statement/prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their report appearing elsewhere herein, and are included herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.



     The financial statements of VTI included in this joint proxy statement/prospectus and in this registration statement for the years ended December 31, 1997 and 1998 have been so included in reliance on the reports of Arthur Andersen LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.



     The audited consolidated financial statements of ACC as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this joint proxy statement/prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.




                                 LEGAL MATTERS


     Legal matters with respect to the validity of the securities offered hereby will be passed upon for VTI by Burns & Levinson LLP. Legal matters with respect to the federal income tax consequences of the merger will be passed upon for ACC by Morrison & Foerster LLP, New York, New York.


                      DOCUMENTS INCORPORATED BY REFERENCE



     This document includes information relating to VTI that has not been delivered or presented to you, but is "incorporated by reference," which means that we disclose information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered a part of this joint proxy statement/prospectus, except for any information superseded by information provided in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents listed below, which contain important information about VTI and its finances.



VTI SEC FILINGS (FILE NO. 000-25940)        PERIOD
Annual Report on Form 10-K                  Year ended December 31, 1999



     VTI is also incorporating by reference any additional documents that it files with the SEC between the date of this joint proxy statement/prospectus and the date of the special meeting of stockholders.



     ACC AND VTI SHAREHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE APPROVAL OF THE MERGER AGREEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.



                      WHERE YOU CAN FIND MORE INFORMATION



     You can obtain documents incorporated by reference in this proxy statement/prospectus without charge by requesting them in writing or by telephone from ACC or VTI at the following address and telephone numbers:



All Communications Corporation                  View Tech, Inc.
225 Long Avenue                                 3760 Calle Tecate, Suite A
Hillside, New Jersey 07205                      Camarillo, California 93102
Attention: Kate Shuster                         Attention: Mitchell J. Freedman
Telephone: (973) 282-2000                       Telephone: (805) 482-8277

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM EITHER COMPANY, PLEASE DO SO BY
              , 2000 TO RECEIVE THEM BEFORE YOUR SPECIAL MEETING OF
STOCKHOLDERS.



     You may read and copy any reports, statements or other information filed by ACC or VTI at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. ACC's and VTI's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.



     VTI filed a registration statement on Form S-4 to register with the SEC the VTI common stock to be issued to ACC shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of VTI in addition to being a proxy statement of VTI and ACC for their special meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You can obtain the additional information in the registration statement by contacting VTI at the address and telephone number listed above.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                              PAGE
                                                                                                              ----
VIEW TECH, INC.:
Reports of Independent Certified Public Accountants........................................................    F-2
Consolidated Balance Sheets as of December 31, 1998 and 1999...............................................    F-4
Consolidated Statements of Operations for the three years ended December 31, 1999..........................    F-5
Consolidated Statements of Stockholders' Equity (Deficiency) for the three years ended
  December 31, 1999........................................................................................    F-6
Consolidated Statements of Cash Flows for the three years ended December 31, 1999,.........................    F-7
Notes to Consolidated Financial Statements.................................................................    F-8

ALL COMMUNICATIONS CORPORATION:
Report of Independent Certified Public Accountants.........................................................   F-22
Consolidated Balance Sheets at December 31, 1998 and 1999..................................................   F-23
Consolidated Statements of Operations for the three years ended December 31, 1999..........................   F-24
Consolidated Statements of Stockholders' Equity for the three years ended December 31, 1999................   F-25
Consolidated Statements of Cash Flows for the three years ended December 31, 1999..........................   F-26
Notes to Consolidated Financial Statements.................................................................   F-28

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors
and Stockholders of
View Tech, Inc.



     We have audited the accompanying consolidated balance sheet of View Tech, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of View Tech, Inc. and subsidiaries at December 31, 1999, and the results of their operations and their cash flows for the year ended December 31, 1999, in conformity with generally accepted accounting principles.



     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 3 to the financial statements, the Company has incurred a net loss of $11,990,303 during the year ended December 31, 1999, and, as of December 31, 1999, has a working capital deficit of $6,172,005 and stockholders' deficiency of $3,573,793. In addition, the Company is in default of the repayment term of its obligations related to a credit agreement and has obtained relief through a forbearance agreement which expires on May 31, 2000. The Company has subordinated debt of $2,000,000 due on June 30, 2000. These matters raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regard to these matters are also described in
Note 3. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.



                                          /S/ BDO SEIDMAN, LLP



Los Angeles, California
March 10, 2000

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To View Tech, Inc.:

     We have audited the accompanying consolidated balance sheets of View Tech, Inc. and subsidiaries as of December 31, 1998 and 1997, and related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of View Tech, Inc. as of December 31, 1998 and 1997, and the consolidated results of its operations and its consolidated cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

Boston, Massachusetts
January 21, 1999

                                VIEW TECH, INC.
                          CONSOLIDATED BALANCE SHEETS


                                                                                             DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1998            1999
                                                                                     ------------    ------------
                                      ASSETS
Current Assets:
  Cash............................................................................   $    302,279    $     69,493
  Accounts receivable, net of reserves of $219,659, and $355,000, respectively....     10,594,863       9,201,821
  Inventory.......................................................................      4,223,390       2,824,578
  Other current assets............................................................        509,797       1,510,947
  Net assets of discontinued operations...........................................      4,455,351         256,412
                                                                                     ------------    ------------
     Total Current Assets.........................................................     20,085,680      13,863,251
  Property and Equipment, net.....................................................      1,948,662       2,223,505
  Other Assets....................................................................        588,227         410,338
                                                                                     ------------    ------------
                                                                                     $ 22,622,569    $ 16,497,094
                                                                                     ------------    ------------
                                                                                     ------------    ------------

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable................................................................   $  6,644,930    $  7,836,416
  Current portion of long-term debt...............................................        130,794       4,510,322
  Subordinated debt...............................................................             --       2,000,000
  Accrued payroll and related costs...............................................        956,982       1,275,531
  Deferred revenue................................................................      1,940,579       3,160,183
  Accrued restructuring costs.....................................................      1,026,496          80,449
  Other current liabilities.......................................................        454,974       1,172,356
                                                                                     ------------    ------------
  Total Current Liabilities.......................................................     11,154,755      20,035,257
                                                                                     ------------    ------------
Long-Term Debt....................................................................      4,397,299          35,630
                                                                                     ------------    ------------

COMMITMENTS AND CONTINGENCIES

Stockholders' Equity (Deficiency):
  Preferred stock, par value $.0001, authorized 5,000,000 shares, none issued or
     outstanding..................................................................             --              --
  Common stock, par value $0.0001, authorized 20,000,000 shares, issued and outstanding, 7,722,277 and 7,921,135 shares at December 31, 1998 and 1999,
     respectively.................................................................            772             792
  Additional paid-in capital......................................................     15,261,591      16,607,566
  Accumulated deficit.............................................................     (8,191,848)    (20,182,151)
                                                                                     ------------    ------------
  Total Stockholder's Equity (Deficiency).........................................      7,070,515      (3,573,793)
                                                                                     ------------    ------------
     Total Liabilities and Stockholders' Equity (Deficiency)......................   $ 22,622,569    $ 16,497,094
                                                                                     ------------    ------------
                                                                                     ------------    ------------


  The accompanying notes are an integral part of these consolidated financial statements.

                                VIEW TECH, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                     YEARS ENDED
                                                                                     DECEMBER 31,
                                                                      ------------------------------------------
                                                                         1997           1998            1999
                                                                      -----------    -----------    ------------
Revenue:
  Product..........................................................   $24,851,000    $27,902,078    $ 24,024,119
  Services.........................................................     6,163,000      9,340,000      11,455,488
                                                                      -----------    -----------    ------------
                                                                       31,014,000     37,242,078      35,479,607
                                                                      -----------    -----------    ------------
Costs and Expenses:
  Cost of equipment sold...........................................    17,689,000     19,991,020      19,438,124
  Cost of services provided........................................     2,915,000      4,463,000       5,853,940
  Sales and marketing expenses.....................................     6,346,000      7,830,654       9,955,816
  General and administrative expenses..............................     5,635,000      5,728,263       7,089,561
  Restructuring costs..............................................            --      3,303,998              --
                                                                      -----------    -----------    ------------
                                                                       32,585,000     41,317,535      42,337,441
                                                                      -----------    -----------    ------------

Loss from operations...............................................    (1,571,000)    (4,075,457)     (6,857,834)

Interest expense...................................................      (338,000)      (246,000)       (687,083)
                                                                      -----------    -----------    ------------

Loss before income taxes...........................................    (1,909,000)    (4,321,457)     (7,544,917)

Provision for income taxes.........................................        (4,512)        (4,233)       (382,798)
                                                                      -----------    -----------    ------------

Loss from continuing operations....................................    (1,913,512)    (4,325,690)     (7,927,715)

Discontinued operations:
Income (loss) from discontinued operations.........................     2,052,139      1,511,213        (825,000)
Loss on disposal of discontinued operations........................            --             --      (3,237,588)
                                                                      -----------    -----------    ------------
Net Income (Loss)..................................................   $   138,627    $(2,814,397)   $(11,990,303)
                                                                      -----------    -----------    ------------
                                                                      -----------    -----------    ------------
Loss from Continuing Operations per Share:
  Basic and Diluted................................................   $      (.30)   $      (.63)   $      (1.01)
                                                                      -----------    -----------    ------------
                                                                      -----------    -----------    ------------
Income (Loss) from Discontinued Operations per Share:
  Basic and Diluted................................................   $       .32    $       .22    $      (0.52)
                                                                      -----------    -----------    ------------
                                                                      -----------    -----------    ------------
Net Income (Loss) per Share
  Basic and Diluted................................................   $       .02    $      (.41)   $      (1.53)
                                                                      -----------    -----------    ------------
                                                                      -----------    -----------    ------------

Shares Used In Computing Income (Loss) per Share:
  Basic and Diluted................................................     6,371,651      6,888,104       7,842,518
                                                                      -----------    -----------    ------------
                                                                      -----------    -----------    ------------


  The accompanying notes are an integral part of these consolidated financial statements.

                                VIEW TECH, INC.
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)



                                                                                                      TOTAL
                                                    COMMON STOCK      ADDITIONAL                   STOCKHOLDERS'
                                                 ------------------     PAID-IN     ACCUMULATED       EQUITY
                                                  SHARES     AMOUNT     CAPITAL       DEFICIT      (DEFICIENCY)
                                                 ---------   ------   -----------   ------------   -------------
Balance, January 1, 1997.......................  5,666,814    $567    $ 9,934,236   $ (5,516,078)   $ 4,418,725

  Issuance of common stock.....................    736,662      74      3,172,333             --      3,172,407
  Shares issued under stock option plan........    113,648      11         56,914             --         56,925
  Shares issued in connection with exercise of
     warrants..................................     72,447       7        364,853             --        364,860
  Issuance of warrants in connection with new
     banking relationship......................         --      --        125,288             --        125,288
  Net income...................................         --      --             --        138,627        138,627
                                                 ---------    ----    -----------   ------------    -----------
Balance, December 31, 1997.....................  6,589,571     659     13,653,624     (5,377,451)     8,276,832

  Issuance of common stock.....................    985,872      98      1,554,973             --      1,555,071
  Shares issued under stock option plan........    146,584      15         51,744             --         51,759
  Shares issued in connection with exercise of
     warrants..................................        250      --          1,250             --          1,250
  Net loss.....................................         --      --             --     (2,814,397)    (2,814,397)
                                                 ---------    ----    -----------   ------------    -----------
Balance, December 31, 1998.....................  7,722,277     772     15,261,591     (8,191,848)     7,070,515
  Shares issued under stock option plan........    198,858      20        264,570             --        264,590
  Issuance of warrants in connection with
     subordinated debt.........................         --      --      1,081,405             --      1,081,405
  Net loss.....................................         --      --             --    (11,990,303)   (11,990,303)
                                                 ---------    ----    -----------   ------------    -----------
Balance, December 31, 1999.....................  7,921,135    $792    $16,607,566   $(20,182,151)   $(3,573,793)
                                                 ---------    ----    -----------   ------------    -----------
                                                 ---------    ----    -----------   ------------    -----------


  The accompanying notes are an integral part of these consolidated financial statements.

                                VIEW TECH, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                        YEARS ENDED
                                                                                        DECEMBER 31,
                                                                        --------------------------------------------
                                                                           1997            1998            1999
                                                                        -----------    ------------    -------------
Cash Flows from Operating Activities:
  Net income (loss)..................................................   $   138,627    $ (2,814,397)   $ (11,990,303)
  Adjustments to reconcile net income (loss) to net cash used in operating activities:
    Depreciation and amortization....................................       472,245         559,528          626,483
    Non-cash restructuring expenses..................................            --       1,491,392               --
    Reserve on accounts receivable...................................        51,480         179,000          164,307
    Reserve on inventory.............................................            --         163,020        1,602,000
    Discontinued operations..........................................    (2,052,139)     (1,511,293)       4,062,588
  Changes in assets and liabilities net of effects of acquisitions:
    Accounts receivable, net.........................................    (3,218,242)     (1,705,815)       1,228,835
    Inventory........................................................      (333,373)     (2,282,287)        (203,188)
    Other assets.....................................................       (77,695)       (205,747)         258,144
    Accounts payable.................................................       302,449         975,586        1,691,486
    Accrued merger costs.............................................    (1,160,495)             --               --
    Accrued restructuring charges....................................            --       1,026,496         (946,047)
    Accrued payroll and related costs................................     1,015,346         (58,364)         318,549
    Deferred revenue.................................................     1,087,161         853,418        1,219,604
    Other current liabilities........................................      (530,367)        134,886          717,382
                                                                        -----------    ------------    -------------
    Net cash used in operating activities............................    (4,305,003)     (3,194,182)      (1,250,260)
                                                                        -----------    ------------    -------------
    Net cash provided (used) by discontinued operations..............    (2,578,090)      2,417,469          136,351
                                                                        -----------    ------------    -------------

Cash Flows from Investing Activities:
  Purchase of property and equipment.................................      (856,063)       (868,430)        (901,326)
                                                                        -----------    ------------    -------------

Cash Flows from Financing Activities:
  Net borrowings (payment) under lines of credit.....................        63,200        (218,896)         148,208
  Issuance of subordinated debt......................................            --              --        1,500,000
  Issuance of debt...................................................     4,622,061              --               --
  Repayments of capital lease and other debt obligations.............            --        (469,476)        (130,349)
  Issuance of common stock, net......................................     3,719,480       1,608,080          264,590
                                                                        -----------    ------------    -------------
    Net cash provided by financing activities:.......................     8,404,741         919,708        1,782,449
                                                                        -----------    ------------    -------------

Net Increase (Decrease) in cash......................................       665,585        (726,145)        (232,786)
Cash, beginning of period............................................       362,839       1,028,424          302,279
                                                                        -----------    ------------    -------------
Cash, end of period..................................................   $ 1,028,424    $    302,279    $      69,493
                                                                        -----------    ------------    -------------
                                                                        -----------    ------------    -------------
Supplemental Disclosures:
  Operating activities reflect:
    Interest Paid....................................................   $   352,808    $    478,102    $     467,296
                                                                        -----------    ------------    -------------
                                                                        -----------    ------------    -------------
    Income Taxes paid................................................   $     7,640    $    105,471    $      53,286
                                                                        -----------    ------------    -------------
                                                                        -----------    ------------    -------------
Non-cash financing activity:
  Warrants issued in connection with subordinated debt recorded as
    debt issuance costs in other current assets......................   $        --    $         --    $   1,081,405
                                                                        -----------    ------------    -------------
                                                                        -----------    ------------    -------------
  Subordinated debt issued in satisfaction of accounts payable.......   $        --    $         --    $     500,000
                                                                        -----------    ------------    -------------
                                                                        -----------    ------------    -------------


  The accompanying notes are an integral part of these consolidated financial statements.

                                VIEW TECH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1--THE BUSINESS



     View Tech, Inc.(the "Company"), a Delaware corporation, commenced operations in July 1992 as a California corporation. In June 1995, the Company completed an initial public offering of common stock. In November 1996, View Tech merged with USTeleCenters, Inc. ("UST"), a Massachusetts corporation, and the Company reincorporated in Delaware. In November 1997, the Company, through its wholly-owned subsidiary, acquired the net assets of Vermont Telecommunications Network Services, Inc. ("NSI"), a Vermont corporation headquartered in Burlington, Vermont. On February 18, 2000, the Company sold its subsidiaries, UST and NSI, to OC Mergerco 4, Inc. ("OCM") Inc. as further described in Note 6 and has treated these entities as discontinued operations. Upon the sale of UST and NSI, the Company operates in one segment, video product sales and service.



     The Company entered into a merger agreement in December, 1999 with All Communications, Inc. ("ACC"), a regional competitor of the Company headquartered in the State of New Jersey. The merger is pending subject to regulatory approval and stockholder approval. On completion of the merger, each outstanding share of ACC common stock will be converted into the right to receive 3.3 shares of fully paid and non-assessable Company common stock, $.0001 par value per share. Based on the number of currently outstanding shares of ACC and Company stock as of January 11, 2000, assuming that all outstanding options and warrants of the two companies are exercised, the shareholders of ACC, will own approximately 74.5% of the outstanding common stock following consummation of the merger. There is no assurance that the merger will ultimately be consummated.



     The Company is a single source provider of voice, video and data equipment, network services and bundled telecommunications solutions for business customers from its 19 offices throughout the United States. The Company has equipment distribution partnerships with Accord Telecommunications, Cisco Systems, Ezenia, FVC.com, Intel Corporation, Lucent Technologies, Madge Networks, PictureTel Corporation, Polycom, Inc., Tandberg, VCON and VTEL Corporation.



NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     Principles of Consolidation. The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated.



     Revenue Recognition. The Company sells both products and services. Product revenue consists of revenue from the sale of video communications and telephone equipment and is recognized at the time of shipment. Service revenue is derived from services rendered in connection with the sale of new systems and from services rendered with respect to previously installed systems. Services rendered in connection with the sale of new systems consist of engineering services related to system integration, installation, technical training, user training, and one-year parts-and-service warranty. The majority of these services are rendered at or prior to installation, and all of the revenue is recognized when services are rendered. Revenue related to extended warranty contracts is deferred and recognized over the life of the extended warranty period.



     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.



     Per Share Data. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing net income
(loss) by the weighted average number of shares of common stock outstanding and the effect of the potentially dilutive shares.



     Cash and Cash Equivalents. The Company considers all highly liquid investments with a maturity not exceeding three months at the date of purchase to be cash equivalents.

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


     Inventories. Inventories are accounted for on the basis of the lower of cost or market. Cost is determined on a FIFO (first-in, first-out) basis. Included in inventory is demonstration equipment held for resale in the ordinary course of business. The Company generally sells its video demonstration equipment after the six month holding period required by its primary equipment supplier.



     Property and Equipment. Property and equipment are recorded at cost and include improvements that significantly add to utility or extend useful lives. Depreciation of property and equipment is provided using straight-line and accelerated methods over estimated useful lives ranging from one to ten years. Expenditures for maintenance and repairs are charged to expense as incurred.



     Intangibles. Cost in excess of the fair value of net assets of purchased businesses (goodwill) is amortized using the straight-line method over 15 years, its estimated useful life.



     Long-lived Assets. The Company assesses the realizability of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed of. SFAS No. 121 requires, among other things, that an entity review its long-lived assets including intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. During 1998, the Company recorded charges of approximately $1,465,000 relating to the impairment of goodwill that is included in restructuring costs in the consolidated statements of operations. During 1999, the Company recorded charges of $2.9 million relating to impairment of goodwill and fixed assets in connection with the sale of its discontinued operations.



     Income Taxes. The Company accounts for income taxes using SFAS No. 109, Accounting for Income Taxes, which requires a liability approach to financial accounting and reporting for income taxes.



     Deferred taxes are recognized for timing differences between the basis of assets and liabilities for financial statement and income tax purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.



     Concentration of Risk. Items that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable and the dependence on a major equipment vendor.



     Accounts receivable subject the Company to potential credit risk with its customers. The Company performs on-going credit evaluations of its customers' financial condition but does not require collateral.



     Approximately 29% of the Company's revenues are attributable to the sale of equipment manufactured by PictureTel. Termination or change of the Company's business relationship with PictureTel, disruption in supply, failure of this supplier to remain competitive in quality, function or price, or a determination by such supplier to reduce reliance on independent distributors such as the Company could have a materially adverse effect on the Company.



     Comprehensive Income (Loss). Comprehensive income (loss) is comprised of net income (loss) and all changes to stockholders' equity except those due to investments by owners and distributions to owners. Other than net income (loss), the Company does not have any other components of comprehensive income (loss) for each of the years ended December 31, 1999, 1998, and 1997.



     New Accounting Pronouncements. Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133") establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. Statement of Financial Accounting Standards No. 137 deferred the effective date of FAS 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not expect adoption of SFAS 133 to have a material effect, if any, on its financial position, results of operations, or cash flows.

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 3--GOING CONCERN UNCERTAINTY



     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred a net loss of $11,990,303 during the year ended December 31, 1999, and at December 31, 1999 has a working capital deficit of $6,172,005, and a stockholders' deficiency of $3,573,793. In addition, the Company is in default of the repayment terms of its obligations related to a credit agreement and has obtained relief through a forbearance agreement which expires on May 31, 2000 (Note 10). The Company has subordinated debt of $2,000,000 due on June 30, 2000. These conditions raise substantial doubt about the ability of the Company to continue as a going concern.



     Management's plan is to complete the proposed merger with ACC (Note 1). However, there is no assurance that the merger will be ultimately consummated. Accordingly, the consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.



NOTE 4--BUSINESS COMBINATION



     On November 29, 1996, the Company acquired USTeleCenters, which is an authorized sales agent for several of the Regional Bell Operating Companies ("RBOCs"). The transaction was accounted for as a pooling of interests in which USTeleCenters' shareholders exchanged all of their outstanding shares and options for View Tech common stock and options, respectively. USTeleCenters' shareholders and option holders (upon exercise of their options) received 2,240,976 shares of View Tech common stock and options to purchase 184,003 shares of View Tech common stock. The value of the transaction was approximately $16.5 million. In connection with the acquisition, the Company issued 24,550 shares in January 1997 to certain investment bankers.



NOTE 5--ACQUISITIONS



     On November 13, 1997, the Company, through its wholly-owned subsidiary, acquired the net assets of Vermont Telecommunications Network Services, Inc. ("NSI") a Vermont corporation. Pursuant to the terms of the Asset Purchase Agreement, (the "Agreement"), the Company acquired ownership of the assets and assumed certain liabilities of NSI, effective November 1, 1997. The aggregate purchase price for the net assets of NSI consisted of (i) $2,000,000 cash paid at the closing, (ii) a promissory note in the original amount of $250,000, bearing interest at the rate of 8% per annum subsequently paid in full on November 21, 1998, (iii) a contingent note in the original amount of $250,000, bearing interest at the rate of 8% per annum and payable in full on November 21, 1999, and (iv) $400,000 paid by the issuance of 62,112 shares of the Company's common stock. The contingent note in the amount of $250,000 is due only if NSI, achieves EBIT, as defined, equal to or greater than $700,000 for the year ended December 31, 1998. In addition, View Tech is required to pay an additional amount equal to 40% of NSI's EBIT, as defined, in excess of $900,000 per calendar year commencing January 1, 1998 and ending December 31, 2000. The calculation of NSI's EBIT for the year ended December 31, 1998, was conclusively determined under the Agreement in December 1999 and a liability was calculated. This liability of $180,000 was assumed as part of the sale of UST and NSI by OCM (See Note 6). The cash portion of the purchase price of $2,000,000 was paid utilizing the Company's bank line of credit. The excess of the acquisition price over the net assets acquired of approximately $2,708,000 was accounted for as goodwill and was being amortized over 15 years until December 1999 when an impairment loss of $2.1 million related to this goodwill was recognized as further described in Note 6. NSI, based in Burlington, Vermont, is an authorized agent selling Bell Atlantic services in Vermont, New Hampshire, upstate New York and western Massachusetts. The acquisition has been

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 5--ACQUISITIONS--(CONTINUED)


accounted for as a purchase transaction and, accordingly, the accompanying financial statements include the accounts and transactions of NSI since the acquisition date.



NOTE 6--DISCONTINUED OPERATIONS



     On May 7, 1999, the company executed a letter of intent to sell the assets of UST and NSI. However, by the end of September 1999, the negotiations with the original purchaser relative to said sale were terminated without completing the sale. The Company, in September 1999, initiated discussions with alternative parties which ultimately resulted in finding a buyer for UST and NSI. On February 18, 2000, the Company completed the sale of its subsidiaries to OCM. The Company sold net assets of UST and NSI as of December 31, 1999 to OCM for cash consideration amounting to $182,147.09 shares of the Common Stock of the Purchaser's parent company, Pentastar Communications, Inc. which the Company valued at $74,265. This sale resulted in a loss of $2.9 million. OCM also assumed a $180,000 commitment to Zoltan Keve, the former principal of NSI, related to certain agreements signed in conjunction with the Company's purchase of NSI in November 1997 (See Note 5). In addition, the Company assumed the liability of funding the cash needs of the discontinued operation for the period January 1, 2000 to February 18, 2000 which amounted to $0.3 million. This liability was accrued at December 31, 1999 in the Company's financial statements.



     The balance sheets, statements of operations, and statements of cash flows have been restated to show the net effect of the discontinuance of the network business. Assets and liabilities to be disposed of consists of the following:



                                                                          DECEMBER 31,
                                                                   --------------------------
                                                                      1999           1998
                                                                   -----------    -----------
Accounts receivable.............................................   $ 1,807,000    $ 3,497,000
Other current assets............................................       566,400        571,000
Property and equipment..........................................       280,012      1,600,000
Goodwill........................................................            --      2,300,000
Other assets....................................................        84,000        100,351
Current liabilities.............................................    (2,316,000)    (3,380,000)
Long-term liabilities...........................................      (165,000)      (233,000)
                                                                   -----------    -----------
  Total.........................................................   $   256,412    $ 4,455,351
                                                                   -----------    -----------
                                                                   -----------    -----------



     Results of operations of UST and NSI are as follows:



                                                                           TWELVE MONTHS ENDED DECEMBER 31,
                                                                       -----------------------------------------
                                                                          1999           1998           1997
                                                                       -----------    -----------    -----------
Sales...............................................................   $12,453,000    $20,739,988    $18,930,306
Cost and expenses...................................................    13,071,000     18,947,102     16,849,164
                                                                       -----------    -----------    -----------
Operating income (loss).............................................      (618,000)     1,792,886      2,081,142
Interest expense....................................................       207,000        281,593         29,003
                                                                       -----------    -----------    -----------
                                                                          (825,000)     1,511,213      2,052,139
Disposal loss and accrual of future cash obligations................     3,237,588             --             --
                                                                       -----------    -----------    -----------
Net income (loss)...................................................   $(4,062,588)   $ 1,511,293    $ 2,052,139
                                                                       -----------    -----------    -----------
                                                                       -----------    -----------    -----------



     In accordance with EITF 87-24, interest expense has been allocated to discontinued operations based on the debt that could be identified as specifically attributable to those operations. No general corporate overhead has been allocated to these operations.

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 7--RESTRUCTURING AND OTHER COSTS



     During 1998, the Company recorded a restructuring and asset impairment charge of $4.2 million ($3.3 million related to continuing operations and $.9 million related to discontinued operations). The significant components of the restructuring charge are as follows:



Impairment write-down of goodwill related to previous acquisitions...... $1,465,000
Employee termination costs..............................................  1,793,000
Facility exit costs.....................................................    157,000
Write-down of Property and Equipment....................................     27,000
Travel related expenses.................................................    140,000
Consulting expenses.....................................................    322,000
Other costs.............................................................    297,013
                                                                         ----------
                                                                         $4,201,013
                                                                         ----------
                                                                         ----------



     The impairment write-down of goodwill relates to the Company's determination that there was no future expected cash flows from two acquisitions that represented $1,465,000 of goodwill. The employee termination costs relate to approximately 33 employees and officers of the Company. The Company closed one of its outside network sales offices. The Company also terminated its internet service provider reseller agreement. In connection with these decisions, the Company recorded employee termination, facility exit related expense, and a write-down of leasehold improvements. In addition, the Company's decision to eliminate duplicative corporate overhead functions resulted in employee termination and travel related expenses. The Company utilized the services of consultants in connection with the plan of restructuring.



     The total cash impact of the restructuring amounted to $2,709,621 of which $80,449 is included in the accompanying balance sheet at December 31, 1999. The Company anticipates the balance of the restructuring costs will be paid by February 29, 2000.



     The following table summarizes the activity against the restructuring charge:



Restructuring Charge..................................................   $4,201,013
Cash paid.............................................................   (2,629,172)
Non-cash expenses.....................................................   (1,491,392)
                                                                         ----------
Balance, December 31, 1999............................................   $   80,449
                                                                         ----------
                                                                         ----------



NOTE 8--INVENTORY



     Inventories are summarized as follows:



                                                                DECEMBER 31,
                                                         --------------------------
                                                            1999           1998
                                                         -----------    -----------
Demonstration equipment...............................   $ 2,562,723    $ 1,664,031
Finished goods........................................     1,301,902      2,261,965
Spare parts...........................................       724,973        460,414
                                                         -----------    -----------
                                                           4,589,598      4,386,410
Reserve...............................................    (1,765,020)      (163,020)
                                                         -----------    -----------
                                                         $ 2,824,578    $ 4,223,390
                                                         -----------    -----------
                                                         -----------    -----------



     During the fourth quarter of 1999, the Company recorded an additional
$1.6 million inventory reserve covering demonstration equipment, finished goods and spare parts inventories. Approximately 75% of the reserve applied to demonstration equipment which had not been resold by December 31, 1999. The remainder of the reserve applied to certain finished goods and excess spare parts. Management believes such reserves are

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 8--INVENTORY--(CONTINUED)


adequate to reflect inventory at its net realizable value. It is reasonably possible that a change in the estimate could occur in the near term.



NOTE 9--PROPERTY AND EQUIPMENT, NET



     Property and equipment are summarized as follows:



                                                                DECEMBER 31,
                                                         --------------------------
                                                            1999           1998
                                                         -----------    -----------
Computer equipment and software.......................   $ 1,569,619    $ 1,216,462
Equipment.............................................     1,508,353      1,138,756
Furniture and fixtures................................       570,777        469,001
Leasehold improvements................................       409,252        332,456
                                                         -----------    -----------
                                                           4,058,001      3,156,675
Less accumulated depreciation.........................    (1,834,496)    (1,208,013)
                                                         -----------    -----------
                                                         $ 2,223,505    $ 1,948,662
                                                         -----------    -----------
                                                         -----------    -----------



     Property and equipment under capital lease obligations, net of accumulated amortization, at December 31, 1999 and 1998 were $300,840 and $365,064, respectively.



NOTE 10--SUBORDINATED DEBT



     The Company secured interim loans totaling $2.0 million, of which $1.5 million came from individual investors (Note 11), and $0.5 million in credit from one of the Company's suppliers. The individual investors and the supplier are to be re-paid in seven months with interest at the prime rate plus 2 1/2% for the $2.0 million in loans. In return, the Company pledged all of its assets, in a junior position to the lenders, to the subordinated lenders. Further, the Company issued 925,000 shares in 5-year exercisable warrants to the subordinated lenders, on a proportional basis of each investor's investment, with an exercise price of $1.625 a share.



NOTE 11--LONG TERM DEBT



     View Tech, Inc. and its wholly-owned subsidiary, UST, entered into a $15 million credit agreement (the "Agreement") with Imperial Bank and BankBoston (now Fleet Bank) effective November 21, 1997. The Agreement provided for three separate loan commitments consisting of (i) a Facility A Commitment of up to $7 million for working capital purposes; (ii) a Facility B Commitment of up to $5 million, which expired on December 1, 1998; and (iii) a Facility C Commitment of up to $3 million for merger/acquisition activities. Amounts under the agreement are collateralized by the assets of the Company. Funds available under the agreement vary from time to time depending on many variables such as the amount of eligible trade accounts receivable and eligible inventory of the Company.



     On August 5, 1999, the Company received a Notice of Event of Default and Notice of Reservations of Rights from the lenders. The Facility C Commitment was terminated. On November 23, 1999, the Company signed a six-month forbearance agreement to be implemented in conjunction with an infusion of $2.0 million in subordinated debt (Note 10). During the term of the forbearance period, the maximum aggregate amount of the Facility A facility will be equal to $4.75 million subject to specified collateral base adjustments. Subject to the default provisions, which include the failure to pay specified obligations, the departure of the current, interim chief executive officer and president, or a particular material event concerning the Company, the forbearance continues until May 31, 2000. Interest on the sum owed on Facility A is set at the prime rate plus 2 1/2%. Interest on any over-advances is the prime rate plus 4%. At December 31, 1999, the interest rate on Facility A was 11%. At December 31, 1999, amounts utilized under the Facility were $4,363,527.



     In return, the lenders received the following consideration: the exercise price of the lenders' existing 80,000 warrants, which are exercisable until November 21, 2004 was changed to $1.63 from $4.50. The change was effective as of the date of the forbearance agreement. Under the forbearance agreement, the lenders will receive a supplemental fee of $150,000. The fee was deferred and is being amortized to expense over the forbearance period.

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 11--LONG TERM DEBT--(CONTINUED)





     The change of the exercise price of the lenders' existing warrants and the issuance of warrants to the subordinated lenders at $1.63 and $1.625, respectively required the recognition of $1,081,405 in deferred debt issuance costs and additional paid-in capital in accordance with FASB Statement 123. The fair value of the warrants at the repricing/issuance dates was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: expected life--1 year; volatility--74.08%; dividend yield--0.00%; interest rate--6.00%. Deferred debt issuance costs of $901,171 were included in other current assets at December 31, 1999.





     Long-term debt consists of the following:



                                                                DECEMBER 31,
                                                         --------------------------
                                                            1999           1998
                                                         -----------    -----------
Line of credit .......................................   $ 4,363,527    $ 4,215,319
Capital lease obligations.............................       182,425        312,774
                                                         -----------    -----------
                                                           4,545,952      4,528,093
Less current maturities...............................     4,510,322        130,794
                                                         -----------    -----------
                                                         $    35,630    $ 4,397,299
                                                         -----------    -----------
                                                         -----------    -----------



CAPITAL LEASE OBLIGATIONS



     The Company leases certain equipment and furniture under capital lease arrangements. The following is a schedule of future minimum lease payments required under capital leases, together with their present value as of December 31, 1999:



YEARS ENDING DECEMBER 31,
--------------------------------------------------------------
  2000........................................................   $156,331
  2001........................................................     33,596
  2002........................................................      5,613
                                                                 --------
Net minimum lease payments....................................    195,540
Less amount representing interest.............................     13,115
                                                                 --------
Present value of net minimum lease payments...................   $182,425
                                                                 --------
                                                                 --------



     The current portion due under capital lease obligations at December 31, 1999 and 1998 was $146,795 and $130,794, respectively.



NOTE PAYABLE TO FORMER NSI OWNER



     In connection with the Company's acquisition of NSI, part of the purchase price consisted of a promissory note in the original amount of $250,000, bearing interest at the rate of 8% per annum which was paid in full on November 21, 1998.



NOTE 12--COMMITMENTS AND CONTINGENCIES



     The Company leases various facilities under operating leases expiring through 2003. Certain leases require the Company to pay increases in real estate taxes, operating costs and repairs over certain base year

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 12--COMMITMENTS AND CONTINGENCIES--(CONTINUED)


amounts. Lease payments for the years ended December 31, 1999, 1998, and 1997, were approximately $1,219,000, $908,000, and $859,000, respectively.



     Minimum future rental commitments under non-cancelable operating leases are as follows:



YEARS ENDING DECEMBER 31,
----------------------------------------------------------------------
  2000................................................................   $1,047,894
  2001................................................................      891,566
  2002................................................................      705,155
  2003 and thereafter.................................................      922,464
                                                                         ----------
                                                                         $3,567,079
                                                                         ----------
                                                                         ----------



     The Company has been named as a defendant in employee-related lawsuits or claims before administrative boards filed by former employees of UST and/or NSI. The Company is vigorously defending itself against such matters and does not expect the outcome to have a material adverse impact on its financial position, results of operations or cash flow.



NOTE 13--COMMON AND PREFERRED STOCK



     Common Stock. In November 1996, the Company increased the number of shares of common stock authorized for issuance from 10,000,000 to 20,000,000 and changed the par value of its stock from $0.01 to $0.0001 per share.



     Warrants and Options. Included in the public stock offering in June 1995, was the sale of 575,000 warrants to the public. All warrants were exercisable at $5.00 per share for a period of two years commencing one year after the effective date of the registration statement. All unexercised warrants expired on June 15, 1998.



     Upon consummation of the public offering, the Company issued the underwriter 120,000 warrants to purchase common stock of the Company at an exercise price of $6.75 or 135% of the public offering price per share. Such warrants may be exercised at any time during the period of five years commencing June 15, 1995. In addition, the Company issued the underwriters 50,000 warrants at an exercise price of $6.918 per warrant or 138% of the public offering price. Each warrant is exercisable into one share of common stock at a price of $6.918 per share for a three-year period commencing on June 15, 1995. These warrants expired on June 15, 1998.



     In connection with the Company's credit agreement, the Company issued common stock warrants for the purchase of 80,000 shares of the Company's common stock. During 1998, the exercise price of the warrants was reduced to $4.50 per share. The exercise price was further reduced to $1.63 per share in connection with the forbearance agreement signed on November 23, 1999. The warrants are exercisable until November 21, 2004.



     Private Offerings. In the first quarter of 1997, the Company completed a private placement with Telcom Holding, LLC, a Massachusetts limited liability company ("Telcom") formed by The O'Brien Group, Inc., a Massachusetts corporation. Telcom purchased (i) 650,000 shares of Common Stock and
(ii) Common Stock Purchase Warrants exercisable at $6.50 per share of the Company to purchase up to 325,000 shares of Common Stock. The Company issued additional Common Stock Purchase Warrants to certain managing members of Telcom for the purchase of 162,500 shares of Common Stock at a purchase price per share of $6.50.



     On August 18, 1998, the Company received a notice (the "Initial Notice") from NASDAQ that it did not meet the applicable listing requirements as of June 30, 1998 because it did not have $4,000,000 in net

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 13--COMMON AND PREFERRED STOCK--(CONTINUED)


tangible assets and therefore its Common Stock was subject to delisting. The Company sought immediate action to rectify this situation through the private placement of 826,668 shares of the Company's Common Stock to accredited investors. The offering was completed on November 10, 1998 and raised
$1.2 million. Subsequently, in February, 1999, NASDAQ informed the Company that it was closing its de-listing proceedings. However, in or about January, 2000, NASDAQ has informed the Company that it must re-apply for NASDAQ national market listing after the merger with ACC and that it may not be approved to remain on the NASDAQ national market exchange.



     Preferred Stock. The Company has 5,000,000 shares of authorized Preferred Stock. In November 1996, the Company changed the par value of the preferred stock from $0.01 to $0.0001 per share. The Preferred Stock may be issued in one or more series with such rights and preferences as may be determined by the Board of Directors. No shares of preferred stock have been issued.



     Employee Stock Purchase Plan. The Company has an Employee Stock Purchase Plan (the "Purchase Plan") under which a maximum of 500,000 shares of Common Stock, (pursuant to the Amendment of the Purchase Plan approved by the Board of Directors of June 3, 1998), may be purchased by eligible employees. Substantially all full-time employees of the Company are eligible to participate in the Purchase Plan. Shares are purchased through accumulation of payroll deductions (of not less than 1% nor more than 10% of the employees compensation, as defined not to exceed 2,000 shares per purchase period) for the number of whole shares, determined by dividing the balance in the employee's account by the purchase price per share which is equal to 85% of the fair market value of the Common Stock, as defined. In 1999 and 1998, 114,504 and 159,204 shares were purchased under this Plan. The Company, in February 2000, terminated the Employee Stock Purchase Plan program.



     Stock Option Plan. In July 1994, the Company began granting stock options to key employees, consultants and certain non-employee directors. The options are intended to provide incentive for such persons' service and future services to the Company thereby promoting the interest of the Company and its stockholders.



     The Company currently maintains four stock option plans that generally require the exercise price of options to be not less than the estimated fair market value of the stock at the date of grant. Options vest over a maximum period of four years and may be exercised in varying amounts over their respective terms. In accordance with the provisions of such plans, all outstanding options become immediately exercisable upon a change in control, as defined, of the Company. The Company has authorized an aggregate of 2,322,000 shares of common stock to be available under all the current option plans.



     On October 20, 1998, the Company's Board of Directors authorized the repricing of certain options previously issued to employees. In accordance with APB Opinion 25, which the Company applies in accounting for its stock option plans, no additional compensation was recognized on the repricing of these options since the fair value of the common stock on this date was less than or equal to the revised exercise price of the options.



     On April 16, 1999 the Board of Directors authorized the Company to transfer all unused or returned as unexercised stock options in the 1995 Stock Option Plan to be transferred into the 1997 Stock Incentive Plan. The stockholders approved this transfer at the annual meeting on or about May 25, 1999. An S-8 was filed with the Commission to reflect this transfer into the 1997 Stock Incentive Plan.



     On April 16, 1999, the Board of Directors authorized an additional 400,000 stock options to be added to the 1997 Special Non-Officer Stock Option Plan. An S-8 filing to reflect that addition of stock options is expected to be filed no later than April, 2000.



     On or about November 10, 1999, in an addendum to the October 8, 1999 employment contract among the Company, Nightingale & Associates and S. Douglas Hopkins, the Company agreed to provide stock

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 13--COMMON AND PREFERRED STOCK--(CONTINUED)


options in the amount of 195,000 to S. Douglas Hopkins or his designees. The stock options are to be immediately vested upon registration and can be exercised over five years from the date of the grant. The strike or exercise price of the stock option award is $1.75, which was the fair market value on October 8, 1999 and which amount was above fair market value of the stock as of November 10, 1999. The Company also provided additional compensation to Mr. Hopkins or his designees which can be, and is now expected to be provided in the nature of 156,000 shares of common stock at the fair market value when
Mr. Hopkins satisfactorily completes his tenure as Chief Executive Officer and President of the Company. The stock options and stock grant, however, have not, at present been registered with the Commission in any S-8 or other filing at this time.



     Activity in the plans on a consolidated basis is summarized as follows:



                                                                          NUMBER OF           WTD. AVG.           EXERCISE
                                                                           SHARES          PRICE PER SHARE         PRICE
                                                                          ---------    -----------------------    --------
Options Outstanding at January 1, 1997.................................   1,041,605              .250 -- 7.250     $ 4.09
  Granted..............................................................     617,500             3.000 -- 5.812       3.21
  Exercised............................................................    (113,535)             .250 -- 6.250       0.50
  Canceled.............................................................    (154,500)            5.812 -- 7.625       6.80
                                                                          ---------    -----------------------     ------

Options Outstanding at December 31, 1997...............................   1,391,070              .250 -- 7.625       3.69
  Granted..............................................................     669,960             2.250 -- 4.940       2.91
  Exercised............................................................    (146,584)             .250 -- 5.000       0.35
  Canceled.............................................................    (481,130)            3.000 -- 7.630       4.83
                                                                          ---------    -----------------------     ------

Options Outstanding at December 31, 1998...............................   1,433,316              .250 -- 7.630       3.21
  Granted..............................................................   1,273,850             1.500 -- 2.250       1.89
  Exercised............................................................     (65,700)             .250 -- 3.000       1.24
  Canceled.............................................................    (784,838)            1.750 -- 7.625       3.44
                                                                          ---------    -----------------------     ------

Options Outstanding at December 31, 1999...............................   1,856,628              .250 -- 7.500     $ 2.34
                                                                          ---------    -----------------------     ------
                                                                          ---------    -----------------------     ------



     At December 31, 1999, 741,971 options were exercisable at a weighted average exercise price of $2.87 per share. The options outstanding at December 31, 1999 have a weighted average remaining contractual life of 7.93 years.

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 13--COMMON AND PREFERRED STOCK--(CONTINUED)


     The range of exercise prices for options outstanding and options exercisable at December 31, 1999 are as follows:



                                                          OPTIONS OUTSTANDING
                                            -----------------------------------------------
                                                           WEIGHTED                                 OPTIONS EXERCISABLE
                                                           AVERAGE                             -----------------------------
                                                           REMAINING                                           AVERAGE
                                             OPTIONS       CONTRACTUAL     AVERAGE EXERCISE     OPTIONS        EXERCISE
RANGE OF EXERCISE PRICE                     OUTSTANDING    LIFE (YEARS)       PRICE            EXERCISABLE      PRICE
-----------------------------------------   -----------    ------------    ----------------    -----------    --------------
$0.250 -- $2.250.........................    1,160,736         7.87             $ 1.71           205,736          $ 1.04
2.375 -- 2.375...........................      200,000         9.00               2.38           150,000            2.38
2.500 -- 2.500...........................      140,310         8.96               2.50           123,098            2.50
2.688 -- 2.875...........................       20,000         8.69               2.76             3,500            2.77
3.000 -- 3.000...........................      148,582         7.59               3.00            90,137            3.00
3.062 -- 6.250...........................       78,000         7.37               3.97            60,500            4.24
6.375 -- 6.375...........................       55,000         6.48               6.38            55,000            6.38
6.625 -- 6.625...........................       50,000         5.54               6.63            50,000            6.63
7.500 -- 7.500...........................        4,000         5.87               7.50             4,000            7.50
                                             ---------         ----             ------           -------          ------
0.250 -- 7.500...........................    1,856,628         7.93             $ 2.34           741,971          $ 2.87
                                             ---------         ----             ------           -------          ------
                                             ---------         ----             ------           -------          ------



     The Company applies APB Opinion 25 in accounting for its stock option plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net income and earnings (loss) per share would have been reduced to the pro forma amounts indicated below.



                                                                               YEARS ENDED DECEMBER 31,
                                                                     --------------------------------------------
                                                                         1999            1998            1997
                                                                     ------------    ------------    ------------
Net income (loss)
  As reported.....................................................   $(11,990,303)   $ (2,814,397)   $    138,627
  Pro forma.......................................................    (12,584,803)     (3,164,942)         (8,531)

Earnings (loss) per share (basic and diluted)
  As reported.....................................................   $      (1.53)   $      (0.41)   $       0.02
  Pro forma.......................................................          (1.60)          (0.46)          (0.00)



     The weighted average fair value at the date of grant for options granted during the years ended December 31, 1999, 1998, and 1997, was $1.23, $2.91, and $4.83, respectively. The fair value of options at the grant date was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: expected life--5.0 years; volatility--74.08%; dividend yield -0%; interest rate--6.0%.



NOTE 14--EARNINGS (LOSS) PER SHARE



     In March 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, Earnings Per Share. This statement established standards for computing and presenting earnings per share and applies to entities with publicly traded common stock or potential common stock.



     Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net income by the diluted weighted average number of common and potentially dilutive shares outstanding during the period. The weighted average number of potentially dilutive shares has been determined in accordance with the treasury stock method.

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 14--EARNINGS (LOSS) PER SHARE--(CONTINUED)


     The reconciliation of basic and diluted shares outstanding is as follows:



                                                                                   YEARS ENDED DECEMBER 31,
                                                                              -----------------------------------
                                                                                1999         1998         1997
                                                                              ---------    ---------    ---------
Weighted average shares outstanding........................................   7,842,518    6,888,104    6,371,651
Dilutive effect of options and warrants....................................          --           --           --
                                                                              ---------    ---------    ---------
Weighted average shares outstanding........................................   7,842,518    6,888,104    6,371,651
                                                                              ---------    ---------    ---------
                                                                              ---------    ---------    ---------



     Options and warrants to purchase 3,593,128, 2,334,316, and 2,222,056 shares of common stock were outstanding during the years ended December 31, 1999, 1998, and 1997, respectively, but were not included in the computation of diluted EPS because the options' exercise price was either greater than the average market price of the common stock or the Company reported a net operating loss from continuing operations and their effect would have been antidilutive.



NOTE 15--PENSION PLAN



     The Company participates in 401(k) retirement plans for its employees. Employer contributions to the 401(k) plans for the years ended December 31, 1999, 1998, and 1997 were approximately $85,000, $102,000, and $105,000, respectively.



NOTE 16--PROVISION FOR INCOME TAXES



     The income tax provisions for the years ended December 31, 1999, 1998 and 1997 are as follows:



                                                                                       1999       1998      1997
                                                                                     --------    ------    ------
Current
  Federal.........................................................................   $     --    $   --    $   --
  State...........................................................................      6,322     4,233     4,512
                                                                                     --------    ------    ------
                                                                                        6,322     4,233     4,512
Deferred:
  Federal.........................................................................    293,766        --        --
  State...........................................................................     82,710        --        --
                                                                                     --------    ------    ------
                                                                                      376,476        --        --
Total.............................................................................   $382,798    $4,233    $4,512
                                                                                     --------    ------    ------
                                                                                     --------    ------    ------



     Total income tax expense differs from the expected tax expense (computed by multiplying the federal statutory income tax rate of approximately 35, 34 and 34 percent for the periods ended December 31, 1999, 1998, and 1997 to income before income taxes) as a result of the following:



                                                                                YEARS ENDED DECEMBER 31,
                                                                        -----------------------------------------
                                                                           1999           1998           1997
                                                                        -----------    -----------    -----------
Computed "expected" tax benefit......................................   $ 2,640,720    $ 1,469,295    $   649,060
State tax benefit, net of federal benefit............................       452,995        265,251        117,174
Valuation allowance..................................................    (3,314,463)    (1,602,381)      (820,777)
Other, net...........................................................      (162,050)      (136,398)        50,031
                                                                        -----------    -----------    -----------
                                                                        $  (382,798)   $    (4,233)   $    (4,512)
                                                                        -----------    -----------    -----------
                                                                        -----------    -----------    -----------

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 16--PROVISION FOR INCOME TAXES--(CONTINUED)


     The Company has recorded a valuation allowance against its deferred tax asset. The valuation allowance relates primarily to certain deferred tax assets for which realization is uncertain. The primary components of temporary differences which give rise to deferred taxes are as follows:



                                                          YEARS ENDED DECEMBER 31,
                                                         --------------------------
                                                            1999           1998
                                                         -----------    -----------
Deferred tax asset:
  Reserves and allowances.............................   $   977,858    $   259,965
  Compensation and benefits...........................       299,062             --
  Net operating loss carry forward....................     2,622,310        677,551
  Goodwill............................................       564,232        587,959
  Deferred tax valuation allowance....................    (4,463,462)    (1,148,999)
                                                         -----------    -----------
                                                         $        --    $   376,476
                                                         -----------    -----------
                                                         -----------    -----------



     Goodwill represents the benefit attributed to the difference between the Company's book and tax basis of the goodwill impairment charge discussed in
Note 7.



     At December 31, 1999, the Company has net operating loss (NOL) carry-forwards of approximately $7,108,316 and $5,345,152 for federal and state income tax purposes, respectively. The federal NOL has a carryover period of 20 years and is available to offset future taxable income, if any, through 2019, and may be subject to an annual statutory limitation.





NOTE 17--RELATED PARTY TRANSACTIONS



     In October 1997, the Company purchased five (5) videoconferencing systems from the former CEO and Director of the Company, for a purchase price of $162,500. The price the Company paid for these units was less than the wholesale price that the Company would otherwise pay for the same units. The units were subsequently sold by the Company at a profit.



     In March 1999, the Company's Board of Directors approved an investment of $100,000 in an entity named Concept 5, an information technology services company. William Shea, a Board member of the Company, is one of the Board members of Concept 5. This fact was disclosed to the Company's Board at the time of the Board's unanimous vote to invest said sum into Concept 5. The investment is carried at cost and is included in Other Assets on the accompanying balance sheets.

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



NOTE 18--VALUATION ACCOUNTS AND RESERVES



                                                                           ADDITIONS
                                                                           CHARGED TO
                                                           BALANCE AT       REVENUES     DEDUCTIONS
                                                           BEGINNING OF       AND         ACCOUNTS      BALANCE AT END
                                                             PERIOD         EXPENSES     CHARGED OFF     OF PERIOD
                                                           ------------    ----------    -----------    --------------
Allowance for doubtful accounts:
Year ended
  December 31, 1997.....................................     $ 35,756      $   51,480    $     7,236      $   80,000
  December 31, 1998.....................................       80,000         179,000         39,341         219,659
  December 31, 1999.....................................      219,659         164,307         28,966         355,000

Inventory reserve:
Year ended
  December 31, 1997.....................................     $     --      $       --    $        --      $       --
  December 31, 1998.....................................           --         163,020             --         163,020
  December 31, 1999.....................................      163,020       1,602,000             --       1,765,020



NOTE 19--SUBSEQUENT EVENT



     On February 18, 2000, the Company completed the sale of its subsidiaries, UST and NSI, to OCM. (Note 6)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and the
Stockholders of All Communications Corporation


We have audited the accompanying consolidated balance sheets of All Communications Corporation and Subsidiaries as of December 31, 1999, and 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of All Communications Corporation and Subsidiaries at December 31, 1999, and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.



BDO Seidman, LLP
Woodbridge, New Jersey
February 29, 2000, except for Note 15
which is as of March 24, 2000

                         ALL COMMUNICATIONS CORPORATION
                          CONSOLIDATED BALANCE SHEETS


                                                                                              DECEMBER 31,
                                                                                        -------------------------
                                                                                           1998          1999
                                                                                        ----------    -----------
                                       ASSETS
Current assets:
  Cash and cash equivalents..........................................................   $  325,915    $    60,019
  Accounts receivable, net...........................................................    4,317,853      6,128,221
  Inventory..........................................................................    3,540,281      3,602,238
  Deferred income taxes..............................................................           --        230,083
  Other current assets...............................................................       45,577        161,947
                                                                                        ----------    -----------

  Total current assets...............................................................    8,229,626     10,182,508

Furniture, equipment and leasehold improvements--net.................................      611,518        621,443
Deferred financing costs.............................................................       43,271         17,633
Other assets.........................................................................       38,214         45,720
                                                                                        ----------    -----------

  Total assets.......................................................................   $8,922,629    $10,867,304
                                                                                        ----------    -----------
                                                                                        ----------    -----------

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of capital lease obligations.......................................   $   17,365    $    30,905
  Bank loan payable..................................................................           --      2,138,602
  Accounts payable...................................................................    1,412,616      2,022,687
  Accrued expenses...................................................................      844,082        891,033
  Income taxes payable...............................................................        2,860        124,372
  Deferred revenue...................................................................      156,133        403,524
  Customer deposits..................................................................       94,721         44,919
                                                                                        ----------    -----------

  Total current liabilities..........................................................    2,527,777      5,656,402
                                                                                        ----------    -----------

Noncurrent liabilities:
  Bank loan payable..................................................................    2,403,216             --
  Capital lease obligations, less current portion....................................       23,221         17,444
                                                                                        ----------    -----------

  Total noncurrent liabilities.......................................................    2,426,437         17,444
                                                                                        ----------    -----------

  Total liabilities..................................................................    4,954,214      5,673,486
                                                                                        ----------    -----------

Commitments and Contingencies

Stockholders' Equity:
Preferred stock, no par value; 1,000,000 shares authorized, none issued or
  outstanding........................................................................           --             --
Common Stock, no par value; 100,000,000 authorized; 4,910,000 shares issued and
  outstanding........................................................................    5,229,740      5,229,740
Additional paid-in capital...........................................................      327,943        488,759
Accumulated deficit..................................................................   (1,589,268)      (524,681)
                                                                                        ----------    -----------

  Total stockholders' equity.........................................................    3,968,415      5,193,818
                                                                                        ----------    -----------

  Total liabilities and stockholders' equity.........................................   $8,922,629    $10,867,304
                                                                                        ----------    -----------
                                                                                        ----------    -----------


          See accompanying notes to consolidated financial statements.

                         ALL COMMUNICATIONS CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                YEAR ENDED DECEMBER 31,
                                                                        ----------------------------------------
                                                                           1997          1998           1999
                                                                        ----------    -----------    -----------
Net revenues.........................................................   $6,925,169    $13,217,083    $23,997,212
Cost of revenues.....................................................    4,897,176      9,447,592     16,527,505
                                                                        ----------    -----------    -----------

Gross margin.........................................................    2,027,993      3,769,491      7,469,707

Operating expenses:
  Selling............................................................    1,811,924      3,213,965      4,543,873
  General and administrative.........................................      935,967      1,309,577      1,765,411
                                                                        ----------    -----------    -----------

Total operating expenses.............................................    2,747,891      4,523,542      6,309,284
                                                                        ----------    -----------    -----------

Income (loss) from operations........................................     (719,898)      (754,051)     1,160,423
                                                                        ----------    -----------    -----------

Other (income) expenses:
  Amortization of deferred
     financing costs.................................................      315,406         19,669         43,137
  Interest income....................................................     (118,354)       (56,446)       (23,189)
  Interest expense...................................................       27,779         57,167        181,127
                                                                        ----------    -----------    -----------

Total other expenses, net............................................      224,831         20,390        201,075
                                                                        ----------    -----------    -----------

Income (loss) before income taxes....................................     (944,729)      (774,441)       959,348

Income tax (provision) benefit.......................................       52,404         (2,900)       105,239
                                                                        ----------    -----------    -----------

Net income (loss)....................................................   $ (892,325)   $  (777,341)   $ 1,064,587
                                                                        ----------    -----------    -----------
                                                                        ----------    -----------    -----------

Net income (loss) per share:
  Basic..............................................................   $     (.21)   $      (.16)   $       .22
                                                                        ----------    -----------    -----------
                                                                        ----------    -----------    -----------
  Diluted............................................................   $     (.21)   $      (.16)   $       .17
                                                                        ----------    -----------    -----------
                                                                        ----------    -----------    -----------

Weighted average number of common shares
  and equivalents outstanding
  Basic..............................................................    4,200,888      4,910,000      4,910,000
                                                                        ----------    -----------    -----------
                                                                        ----------    -----------    -----------
  Diluted............................................................    4,200,888      4,910,000      6,169,074
                                                                        ----------    -----------    -----------
                                                                        ----------    -----------    -----------


          See accompanying notes to consolidated financial statements.

                         ALL COMMUNICATIONS CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999



                                                                                           RETAINED
                                                     COMMON STOCK          ADDITIONAL      EARNINGS
                                                -----------------------     PAID-IN      (ACCUMULATED)
                                                 SHARES        AMOUNT       CAPITAL        (DEFICIT)        TOTAL
                                                ---------    ----------    ----------    -------------    ----------
Balance at December 31, 1996.................   3,000,000    $   90,000     $375,000     $      80,398    $  545,398
Issuance of common stock through
  Initial Public Offering....................   1,610,000     4,539,740           --                --     4,539,740
Conversion of subordinated notes.............     300,000       600,000           --                --       600,000
Repayment of convertible note................          --            --      (75,000)               --       (75,000)
Issuance of underwriter option...............          --            --           70                --            70
Issuance of stock options for
  services...................................          --            --       16,541                --        16,541
Net loss for the year........................          --            --           --          (892,325)     (892,325)
                                                ---------    ----------     --------     -------------    ----------
Balance at December 31, 1997.................   4,910,000     5,229,740      316,611          (811,927)    4,734,424
Issuance of stock options for services.......          --            --       11,332                --        11,332
Net loss for the year........................          --            --           --          (777,341)     (777,341)
                                                ---------    ----------     --------     -------------    ----------
Balance at December 31, 1998.................   4,910,000     5,229,940      327,943        (1,589,268)    3,968,415
Issuances of stock options for services......          --            --      160,816                --       160,816
Net income for the year......................          --            --           --         1,064,587     1,064,587
                                                ---------    ----------     --------     -------------    ----------
Balance at December 31, 1999.................   4,910,000    $5,229,740     $488,759     $    (524,681)   $5,193,818
                                                ---------    ----------     --------     -------------    ----------
                                                ---------    ----------     --------     -------------    ----------


          See accompanying notes to consolidated financial statements.

                         ALL COMMUNICATIONS CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                YEAR ENDED DECEMBER 31,
                                                                       ------------------------------------------
                                                                          1997           1998            1999
                                                                       -----------    -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).................................................   $  (892,325)   $  (777,341)   $  1,064,587
     Adjustments to reconcile net income (loss) to net cash used by operating activities:
       Depreciation and amortization................................       398,158        224,474         330,902
       Deferred income taxes........................................        (5,679)            --        (230,083)
       Loss on disposal of equipment................................         6,575          3,209           8,078
       Noncash compensation.........................................        16,541         11,332         160,816
       Increase (decrease) in cash attributable to changes in assets and liabilities:
          Accounts receivable.......................................    (1,359,939)    (2,276,503)     (1,810,368)
          Inventory.................................................      (600,530)    (2,442,398)        (61,957)
          Advances to Maxbase, Inc..................................      (127,080)       127,080              --
          Other current assets......................................       (84,623)        50,641        (116,370)
          Other assets..............................................        30,051         (6,855)         (7,506)
          Accounts payable..........................................       404,465        502,831         610,071
          Accrued expenses..........................................       215,633        520,190          46,951
          Income taxes payable......................................         2,453            407         121,512
          Deferred revenue..........................................            --        156,133         247,391
          Customer deposits.........................................        22,109         57,669         (49,802)
                                                                       -----------    -----------    ------------
     Net cash provided (used) by operating activities...............    (1,974,191)    (3,849,131)        314,222
                                                                       -----------    -----------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of furniture, equipment and leasehold improvements.......      (398,834)      (330,031)       (275,799)
  Proceeds from sale of furniture, equipment and leasehold
     improvements...................................................            --             --           5,000
                                                                       -----------    -----------    ------------
     Net cash used in investing activities..........................      (398,834)      (330,031)       (270,799)
                                                                       -----------    -----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock............................     5,635,070             --              --
  Stock offering costs..............................................    (1,062,760)            --              --
  Deferred financing costs..........................................            --        (62,939)        (17,500)
  Repayment of convertible subordinated notes.......................      (150,000)            --              --
  Proceeds from bank loans..........................................       125,000      2,403,216      18,080,175
  Payments on bank loans............................................      (644,673)            --     (18,344,789)
  Payments on capital lease obligations.............................            --        (10,426)        (27,205)
                                                                       -----------    -----------    ------------
     Net cash (used in) provided by financing activities............     3,902,637      2,329,851        (309,319)
                                                                       -----------    -----------    ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....................     1,529,612     (1,849,311)       (265,896)
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD............................................................       645,614      2,175,226         325,915
                                                                       -----------    -----------    ------------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD............................................................   $ 2,175,226    $   325,915    $     60,019
                                                                       -----------    -----------    ------------
                                                                       -----------    -----------    ------------



                          (Table continued on next page)

                                                                                YEAR ENDED DECEMBER 31,
                                                                       ------------------------------------------
                                                                          1997           1998            1999
                                                                       -----------    -----------    ------------
Supplemental disclosures of cash flow information:
  Cash paid (received) during the period for:
     Interest.......................................................   $    27,779    $    45,404    $    167,273
                                                                       -----------    -----------    ------------
                                                                       -----------    -----------    ------------
     Income taxes...................................................   $     1,910    $   (52,183)   $         --
                                                                       -----------    -----------    ------------
                                                                       -----------    -----------    ------------
Supplemental disclosures of non-cash financing activities:
  Non cash financing and investing activities:
     Equipment with costs totaling $37,747 and $58,844, were
       acquired under capital lease arrangements during the years ended December 31, 1999 and 1998,
       respectively.



    Convertible subordinated notes and the related deferred financing costs of $600,000 and $75,000 were converted to stockholders' equity in 1997.


          See accompanying notes to consolidated financial statements.

                         ALL COMMUNICATIONS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--DESCRIPTION OF BUSINESS

     All Communications Corporation (the "Company") is engaged in the business of selling, installing and servicing voice, dataconferencing and videoconferencing communications systems to commercial and institutional customers located principally within the United States. The Company is headquartered in Hillside, New Jersey.




NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation


     The consolidated financial statements include the accounts of All Communications Corporation and its wholly owned subsidiaries, AllComm Products Corporation ("APC") and VTC Resources, Inc. ("VTC"). All material intercompany balances and transactions have been eliminated in consolidation. During 1999 and 1998, the Company did not segregate or manage its operations by business segments.


  Inventory


     Inventory, consisting of finished goods, is valued at the lower of cost (determined on a first in, first out basis), or market.


  Use of estimates


     Preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from the estimates made. Management periodically evaluates estimates used in the preparation of the financial statements for continued reasonableness. Appropriate adjustments, if any, to the estimates used are made prospectively based upon such periodic evaluation. It is reasonably possible that changes may occur in the near term that would affect management's estimates with respect to the allowance for doubtful accounts receivable, inventory reserve, and warranty reserves.


  Revenue recognition

     Product revenues are recognized at the time a product is shipped or, if services such as installation and training are required to be performed, at the time such services are provided, with reserves established for the estimated future costs of parts-and-service warranties. Customer prepayments are deferred until product systems are shipped and the Company has no significant further obligations to the customer. Revenues from services not covered by product warranties are recognized at the time the services are rendered.

  Earnings per share


     Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding during the period (4,910,000 shares in both 1999 and 1998).



     Diluted earnings (loss) per share is calculated by dividing net income
(loss) by the weighted-average number of common shares outstanding, plus the weighted average number of net shares that would be issued upon exercise of stock options and warrants using the treasury stock method. Incremental shares included in the diluted computation were 1,259,074 for 1999. Diluted loss per share for 1998 is the same as basic loss per share, since the effects of the calculation were anti-dilutive.

                         ALL COMMUNICATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)



Cash and cash equivalents

     The Company considers all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents.

  Concentration of credit risk


     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents, and uncollateralized trade accounts receivable. The Company places its cash and cash equivalents primarily in commercial checking accounts and money market funds. Commercial bank balances may from time to time exceed federal insurance limits; money market funds are uninsured.



     The Company performs ongoing credit evaluations of its customers. Revenues generated from the Cendant agreement accounted for 15%, 12%, and 15% of net revenues for the years ended December 31, 1999, 1998, and 1997, respectively. At December 31, 1999 and 1998, receivables from Cendant represented approximately 15%, and 6% of net accounts receivable, respectively.



     In 1998, the Company established customer relationships with Universal Health Services, Inc. for Lucent and Sony products. Universal Health Services accounted for 14% and 11% of net revenues for the years ended December 31, 1999 and 1998, respectively. At December 31, 1999 and 1998, receivables from this customer represented approximately 10% and 6% of net accounts receivable, respectively.



     During the years ended December 31, 1999 and 1998 the Company's allowance for doubtful accounts was increased by $254,300 and $169,250, respectively (for bad debt provisions) and was decreased by $87,000 and $112,000, respectively, for written off balances.



     Most of the products sold by the Company are purchased under non-exclusive dealer agreements with various manufacturers, including Panasonic Communications & Systems Company ("Panasonic") and Lucent Technologies, Inc. ("Lucent") for digital business telephone systems and related products, and with Polycom, Inc. ("Polycom") for dataconferencing and videoconferencing equipment. The agreements typically specify, among other things, sales territories, payment terms, purchase quotas and reseller prices. All of the agreements provide for early termination on short notice with or without cause. The termination of any of the Company's dealer agreements, or their renewal on less favorable terms than currently in effect, could have a material adverse impact on the Company's business.


  Depreciation and amortization


     Furniture, equipment and leasehold improvements are stated at cost. Furniture and equipment are depreciated over the estimated useful lives of the related assets, which range from three to five years. Leasehold improvements are amortized over the shorter of either the asset's useful life or the related lease term. Depreciation is computed on the straight-line method for financial reporting purposes and on the modified accelerated cost recovery system for income tax purposes.


  Income taxes


     The Company uses the liability method to determine its income tax expense or benefit. Deferred tax assets and liabilities are computed based on temporary differences between the financial reporting and tax basis of assets and liabilities (principally certain accrued expenses, compensation expenses and allowance for doubtful accounts), and are measured using the enacted tax rates that are expected to be in effect when the differences are expected to reverse.

                         ALL COMMUNICATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     Prior to 1999, deferred tax assets were reduced by a valuation allowance since, based on the assessment of available evidence, it was considered more likely than not that all of the deferred tax assets would not be realized.


  Long-lived assets


     In accordance with Statement of Financial Accounting Standards ("SFAS")
No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-lived Assets to be Disposed of", the Company evaluates impairment losses on long-lived assets used in operations, primarily fixed assets, when events and circumstances indicate that the carrying value of the assets might not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the undiscounted cash flows estimated to be generated by those assets would be compared to the carrying amounts of those assets. There were no impairment losses recorded in 1999 and 1998.


  Stock options

     Under SFAS No. 123, "Accounting for Stock-based Compensation", the Company must either recognize in its financial statements costs related to its employee stock-based compensation plans, such as stock option and stock purchase plans, using the fair value method, or make pro forma disclosures of such costs in a footnote to the financial statements. The Company has elected to continue to use the intrinsic value-based method of APB Opinion No. 25, as allowed under SFAS No. 123, to account for its employee stock-based compensation plans, and to include the required pro forma disclosures based on fair value accounting.


     The fair value of warrants issued in return for services rendered by non-employees are charged to operations over the terms of the underlying service agreements.



  Comprehensive Income



     In 1997, the Financial Accounting Standards Board ("FASB") issued SFAS
No. 130, "Reporting Comprehensive Income". This standard establishes requirements for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is the total of net income and all other nonowner changes in equity. The objective of this statement is to report a measure of all changes in equity of a company that result from transactions and other economic events in the period other than transactions with owners. The Company adopted SFAS No. 130 during the first quarter of fiscal 1998, and has no comprehensive income components to report in 1999 and 1998.


  Recently issued accounting pronouncements


     In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," which must be adopted for fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires the recognition of all derivatives as either assets or liabilities in the Company's balance sheet and measurement of those instruments at fair value. To date, the Company has not entered into any derivative or hedging activities, and, as such does not expect that the adoption of SFAS No. 133, as amended, will have a material effect on the Company's financial statements.


NOTE 3--ADVANCES TO MAXBASE, INC


     In September 1997, the Company entered into an exclusive distribution agreement with Maxbase, Inc., the manufacturer of "MaxShare 2", a patented bandwidth-on-demand line sharing device. Advances to

                         ALL COMMUNICATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 3--ADVANCES TO MAXBASE, INC--(CONTINUED)

Maxbase represent advances against purchase orders for MaxShare 2 units. Purchases of MaxShare 2 product amounted to $520,350 and $50,400 for the years ended December 31, 1998 and 1997, respectively. The Company has identified performance problems with the MaxShare 2 product in certain applications, and believes that MaxBase, Inc. (MaxBase), the supplier of MaxShare 2, has a contractual obligation to correct any technical defects in the product. Pending resolution of this matter, the Company has ceased ordering product under its purchase commitment, and has also limited shipments to distribution partners. On July 16, 1998, MaxBase filed a Complaint against the Company and APC for breach of contract, among other claims. (See Note 10)


NOTE 4--FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Furniture, equipment and leasehold improvements consist of the following:


                                                                        DECEMBER 31,
                                                                ----------------------------
                                                                  1998               1999
                                                                ---------         ----------
Leasehold improvements.......................................   $  85,028         $   80,753
Office furniture.............................................     119,683            120,402
Computer equipment and software..............................     186,244            273,651
Demonstration equipment......................................     301,487            447,292
Loaner/Warranty equipment....................................      39,656             65,493
Vehicles.....................................................     199,834            237,581
                                                                ---------         ----------
                                                                  931,932          1,225,172
Less: Accumulated depreciation...............................    (320,414)          (603,729)
                                                                ---------         ----------
                                                                $ 611,518         $  621,443
                                                                ---------         ----------
                                                                ---------         ----------



     Depreciation expense was $287,765, $204,805 and $82,752 for the years ended December 31, 1999, 1998 and 1997, respectively, which includes depreciation expense of $19,318 for 1999 and $7,846 for 1998 on fixed assets subject to capital leases.


NOTE 5--ACCRUED EXPENSES

     Accrued expenses consist of the following:


                                                                         DECEMBER 31,
                                                                   -------------------------
                                                                     1998             1999
                                                                   --------         --------
Sales tax payable...............................................   $ 92,098         $145,739
Accrued warranty costs..........................................     75,000           75,000
Accrued installation costs......................................    300,764           31,500
Accrued compensation............................................    205,986          467,578
Other...........................................................    170,194          171,216
                                                                   --------         --------
                                                                   $844,042         $891,033
                                                                   --------         --------
                                                                   --------         --------

                         ALL COMMUNICATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


NOTE 6--BANK LOAN PAYABLE AND LONG-TERM DEBT

  Bank loan payable

     In 1997, the Company had a $600,000 working capital line of credit. In May 1997, the Company terminated the credit facility and repaid all outstanding loans upon completion of its initial public offering.


     In May 1998, the Company closed on a $5,000,000 working capital credit facility with an asset-based lender. Loan availability is based on 75% of eligible accounts receivable, as defined, and 50% of eligible finished goods inventory, with a cap of $1,200,000 on inventory financing. Outstanding borrowings bear interest at the lender's base rate plus 1% per annum (9.5% at December 31, 1999 and 8.75% at December 31, 1998), payable monthly, and are collateralized by a lien on accounts receivable, inventories, and intangible assets. The credit facility has an initial term of two years, with annual renewals thereafter subject to the lender's review. The credit facility contains certain financial and operational covenants. At December 31, 1999, the Company was in compliance with all such covenants. At December 31, 1999, the loan has been classified as a current liability due to the maturity of the two-year credit agreement in May 2000.




NOTE 7--STOCK OPTIONS

  Non-qualified options


     In March 1997, the Company issued to its president 750,000 five-year non-qualified options with an exercise price of $5.00 per share in conjunction with the amendment of his employment agreement. The Company issued a total of 495,438, 179,000 and 232,500 additional options during 1999, 1998 and 1997 respectively, to various employees, directors, and advisors, with exercise prices ranging from $.50 to $7.94 per share and vesting periods ranging from immediately to over the course of 24 months. At December 31, 1999, the total outstanding non-qualified options was approximately 1,609,000.


  Stock Option Plan


     In December 1996, the Board of Directors adopted the Company's Stock Option Plan (the "Plan") and reserved up to 500,000 shares of Common Stock for issuance thereunder. In June 1998, the Company's shareholders approved an amendment to the Plan increasing the amount of shares available under the plan to 1,500,000. The Plan provides for the granting of options to officers, directors, employees and advisors of the Company. The exercise price of incentive stock options ("ISOs") issued to employees who are less than 10% stockholders shall not be less than the fair market value of the underlying shares on the date of grant or not less than 110% of the fair market value of the shares in the case of an employee who is a 10% stockholder. The exercise price of restricted stock options shall not be less than the par value of the shares to which the option relates. Options are not exercisable for a period of one year from the date of grant. Thereafter, options may be exercised as determined by the Board of Directors at the date of grant, with maximum terms of ten and five years, respectively, for ISO's issued to employees who are less than 10% stockholders and employees who are 10% stockholders. In addition, under the Plan, no individual will be given the opportunity to exercise ISO's valued in excess of $100,000, in any calendar year, unless and to the extent the options have first become exercisable in the preceding year. The maximum number of shares with respect to which options may be granted to an individual during any twelve-month period is 100,000. The Plan will terminate in 2006. Options granted under the Plan in 1999 and 1998 were $844,562 and $217,500, respectively.

                         ALL COMMUNICATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7--STOCK OPTIONS--(CONTINUED)

     A summary of Plan and other options outstanding as of December 31, 1999, and changes during fiscal 1997, 1998 and 1999 are presented below:



                                                                                        WEIGHTED
                                                                                        AVERAGE
                                                                            FIXED       EXERCISE
                                                                           OPTIONS       PRICE
                                                                          ----------    --------
Options outstanding, January 1, 1997...................................           --     $   --
Granted................................................................    1,250,000       4.25
                                                                          ----------
Options outstanding, December 31, 1997.................................    1,250,000       4.25
Granted................................................................      396,500       1.30
                                                                          ----------
Options outstanding, December 31, 1998.................................    1,646,500       3.54
Granted................................................................    1,340,000       1.59
Cancelled..............................................................      (82,500)      1.93
                                                                          ----------
Options outstanding, December 31, 1999.................................    2,904,000       2.69
                                                                          ----------
                                                                          ----------
Shares of common stock available for future
  grant under the plan.................................................      202,938
                                                                          ----------
                                                                          ----------



     Additional information as of December 31, 1999 with respect to all outstanding options is as follows:



                              OPTIONS OUTSTANDING
                  --------------------------------------------       OPTIONS EXERCISABLE
                                   WEIGHTED                        ------------------------
                                   AVERAGE            WEIGHTED                     WEIGHTED
                                  REMAINING           AVERAGE                      AVERAGE
                    NUMBER        CONTRACTUAL         EXERCISE       NUMBER        EXERCISE
RANGE OF PRICE    OUTSTANDING     LIFE (IN YEARS)      PRICE       EXERCISABLE      PRICE
--------------    -----------     ---------------     --------     -----------     --------
$ .50  --  .94     1,040,000            3.96           $  .91         582,500       $  .89
 1.063 -- 1.50       446,500            3.76             1.27         239,167         1.37
 2.50  -- 3.85       495,500            4.10             3.49         400,500         3.48
 4.00  -- 5.00       914,000            2.67             4.92         824,000         4.95
 6.38  -- 7.94         8,000            4.96             7.16           8,000         7.16
                   ---------                                        ---------       ------
  .50  -- 7.94     2,904,000            3.55             2.69       2,054,167       $ 3.10
                   ---------                                        ---------       ------
                   ---------                                        ---------       ------



     The Company has elected to use the intrinsic value-based method of APB Opinion No. 25 to account for all of its employee stock-based compensation plans. Accordingly, no compensation cost has been recognized in the accompanying financial statements for stock options issued to employees because the exercise price of each option equals or exceeds the fair value of the underlying common stock as of the grant date for each stock option. The weighted-average grant date fair value of options granted during 1999, 1998 and 1997 under the Black-Scholes option pricing model was $.56, $.37 and $2.51 per option, respectively.



     The fair value of each option granted in 1999, 1998 and 1997 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:



                                                   1997               1998               1999
                                                -----------        -----------        -----------
Risk free interest rates.....................      6.14%              5.56%              4.71%
Expected option lives........................   4.76 years         3.46 years         2.82 years
Expected volatility..........................      46.5%              46.5%              46.5%
Expected dividend yields.....................      None               None               None


     The Company has adopted the pro forma disclosure provisions of SFAS No.
123. Had compensation cost for all of the Company's stock-based compensation grants been determined in a manner consistent with

                         ALL COMMUNICATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7--STOCK OPTIONS--(CONTINUED)
the fair value approach described in SFAS No. 123, the Company's net loss and net loss per share as reported would have been increased to the pro forma amounts indicated below:


                                                         YEARS ENDED DECEMBER 31,
                                        -----------------------------------------------------------
                                             1997                1998                  1999
                                        -----------------    -----------------    -----------------
Net income (loss):
As reported..........................      $  (892,325)          $(777,341)          $ 1,064,587
Adjusted pro forma...................       (3,819,968)           (884,675)              895,574

Net income (loss) per share:
Basic, as reported...................             (.21)               (.16)                  .22
Adjusted pro forma...................             (.89)               (.18)                  .18

Diluted, as reported.................             (.21)               (.16)                  .17
Adjusted pro forma...................             (.89)               (.18)                  .15



     Compensation expense recognized in the Company's Statement of Operations for options and warrants reserved to non-employees totaled $160,816 in 1999 and $11,332 in 1998.




NOTE 8--STOCKHOLDERS' EQUITY


  Initial Public Offering



     In May 1997, the Company completed a public offering of 805,000 Units for $7.00 per Unit. Each Unit consisted of two shares of Common Stock and two Redeemable Class A Warrants. The Warrants are exercisable for four years commencing one year from the effective date of the offering, at a price of $4.25 per share. The Company may redeem the Warrants at a price of $.10 per warrant, commencing eighteen months from the effective date of the offering and continuing for a four-year period, provided the price of the Company's Common Stock is $10.63 for at least 20 consecutive trading days prior to issuing a notice of redemption. At December 31, 1999, the Company had 2,050,000 outstanding redeemable Class A Warrants. (See Note 15)


     The Company also issued to the underwriter of the public offering, for nominal consideration, an option to purchase up to 70,000 Units. The Option is exercisable for a four-year period commencing one year from the effective date of the offering, at a per Unit exercise price of $8.40 per Unit. The Units are similar to those offered to the public. The Company received proceeds from the offering of approximately $4,540,000, net of related costs of registration.

  Preferred Stock

     On December 6, 1996, the Company's stockholders approved an amendment to the Company's Certificate of Incorporation to authorize the issuance of up to 1,000,000 shares of Preferred Stock. The rights and privileges of the Preferred Stock have not yet been designated.

                         ALL COMMUNICATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 9--INCOME TAXES

     The income tax provision (benefit) consists of the following:


                                                                         YEARS ENDED
                                                                         DECEMBER 31,
                                                              ----------------------------------
                                                                1997        1998         1999
                                                              --------    ---------    ---------
Current:
  Federal..................................................   $(46,905)   $      --    $ 117,344
  State....................................................        180        2,900        7,500
                                                              --------    ---------    ---------
Total current..............................................    (46,725)       2,900      124,884
                                                              --------    ---------    ---------
Total Deferred:
  Federal..................................................    (97,724)    (252,791)     205,482
  State....................................................    (49,152)     (73,582)      32,005
  Valuation allowance......................................    141,197      326,373     (467,570)
                                                              --------    ---------    ---------
Total deferred.............................................     (5,679)          --     (230,083)
                                                              --------    ---------    ---------
Provision for income taxes (benefit).......................   $(52,404)   $   2,900    $(105,239)
                                                              --------    ---------    ---------
                                                              --------    ---------    ---------


     The current portion of the 1997 federal income tax benefit reflects refundable taxes from the carryback of net operating losses. The Company's effective tax rate differs from the statutory federal tax rate as shown in the following table:


                                                                        YEARS ENDED
                                                                       DECEMBER 31,
                                                            -----------------------------------
                                                              1997         1998         1999
                                                            ---------    ---------    ---------
U.S. federal income taxes at the statutory rate..........   $(321,208)   $(263,310)   $ 326,314
State taxes, net of federal effects......................     (32,298)     (41,557)       4,950
Non-deductible charges...................................     102,000           --       24,939
Changes in valuation allowance...........................     141,197      326,373     (467,570)
Other....................................................      57,905      (18,606)       6,128
                                                            ---------    ---------    ---------
                                                            $ (52,404)   $   2,900    $(105,239)
                                                            ---------    ---------    ---------
                                                            ---------    ---------    ---------



     The tax effects of the temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of 1999 and 1998 are presented below:



                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                              1998         1999
                                                                                            ---------    ---------
Deferred tax assets:
  Reserves and allowances................................................................   $ 126,640    $ 144,000
  Tax benefit of net operating loss carryforwards........................................     349,211       41,840
  Stock option compensation..............................................................          --       75,476
  Other..................................................................................      12,073           --
                                                                                            ---------    ---------
  Total deferred tax assets..............................................................     487,924      261,316

Deferred tax liabilities:
  Depreciation...........................................................................      20,354       15,665
  Other..................................................................................          --       15,568
                                                                                            ---------    ---------
Total deferred tax liabilities...........................................................      20,354       31,223
                                                                                            ---------    ---------
Subtotal.................................................................................     467,570      230,083
Valuation allowance......................................................................    (467,570)          --
                                                                                            ---------    ---------
Net deferred tax assets..................................................................   $      --    $ 230,083
                                                                                            ---------    ---------
                                                                                            ---------    ---------



     In 1999, the Company generated a sufficient level of taxable income to recognize the benefit of federal tax loss carryforwards and other deferred tax assets and, accordingly, the valuation allowance established at December 31, 1998 was reduced. Further, based on its review of 1999 operating results and other evidence, management believes that it is more likely than not that deferred tax assets recorded as of December 31, 1999 will be realized.



     The Company and its subsidiaries file federal returns on a consolidated basis and separate state tax returns. At December 31, 1999 the Company had state net operating loss carryforwards of $465,000 available to offset future taxable income, if any through 2018.

                         ALL COMMUNICATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 10--COMMITMENTS AND CONTINGENCIES

  Employment Agreements

     The Company's board of directors has approved employment agreements for three of its officers, effective January 1, 1997. The agreement with the Company's president, as amended in March 1997, has a six-year term and provides for an annual salary of $133,000 in the first year, increasing to $170,000 and $205,000 in the second and third years, respectively. In years four, five, and six the president's base salary will be $205,000, but can be increased at the discretion of the board of director's compensation committee. Under the agreement, the Company will secure and pay the premiums on a $1,000,000 life insurance policy payable to the president's designated beneficiary or his estate. The agreement further provides for medical benefits, the use of an automobile, and grants of 750,000 non-qualified stock options, as well as 25,974 incentive stock options and 74,026 non-qualified stock options issuable under the Company's Stock Option Plan.


     The other two agreements each have a three-year term and provide for annual salaries of $104,000 in the first year increasing by $10,000 each year thereafter. The agreements further provide for an incentive bonus equal to 1/2 of 1% of net sales payable twice yearly to both officers. Each employee is also entitled to a monthly automobile allowance. Effective January 11, 1999, both of these employment agreements were amended. In consideration for extending the term of the agreements for an additional year, through December 31, 2000, the Company granted additional options to purchase up to 300,000 shares each of Common Stock. The options vest over a twenty-three month period. Each agreement may be terminated by the employee without cause upon written notice to the Company.


  Operating Leases


     In April 1998, the Company entered into a five-year non-cancelable lease for the use of office space in New York City. The lease provides for annual base rent of $47,500 plus a proportionate share of operating expenses. Also in 1998, the company signed a one-year lease for a Virginia sales office. Base rent under this lease is $800 per month and continues monthly after expiration of the initial term.



     In October 1999, the Company entered into a twenty-six month non-cancelable lease for the use of office space in California. The lease provides for base rent of $47,000 for the first thirteen months and $48,000 for months fourteen through the expiration date plus a proportionate share of operating expenses. Also in October 1999, the Company entered into a six month non-cancelable lease for the use of office space in Illinois. The lease provides for monthly base rent of $1,700.



     During 1999, the Company closed its New York City office and assigned their rights under a sublease to their landlord. The loss on abandoning this facility was not material to the Company's 1999 Statement of Operations.


     Future minimum rental commitments under all non-cancelable leases are as follows:


                              YEAR ENDING
                              DECEMBER 31,
------------------------------------------------------------------------
  $2000.................................................................  $  271,280
  2001..................................................................     260,039
  2002..................................................................     125,030
  2003..................................................................       4,238
                                                                          ----------
                                                                          $  660,587
                                                                          ----------
                                                                          ----------



     Total rent expense for the years ended December 31, 1999, 1998, and 1997 was $311,909, $284,630 and $148,768, respectively.

                         ALL COMMUNICATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 10--COMMITMENTS AND CONTINGENCIES--(CONTINUED)

  Capital Lease Obligations


     The Company leases certain vehicles under non-cancelable lease agreements. These leases are accounted for as capital leases. The equipment under the capital leases as of December 31, 1999 had a cost of $96,591, accumulated depreciation of $27,164, with a net book value of $69,427. Future minimum lease payments under capital lease obligations at December 31, 1998 are as follows:



2000.....................................................................  $  35,925
2001.....................................................................     18,580
                                                                           ---------
Total minimum payments...................................................     54,505
Less amount representing interest........................................     (6,156)
                                                                           ---------
Total principal..........................................................     48,349
Less portion due within one year.........................................    (30,905)
                                                                           ---------
Long-term portion........................................................  $  17,444
                                                                           ---------
                                                                           ---------


  Legal Matters


     In September 1997, the Company entered into an exclusive distribution agreement with Maxbase, Inc., the manufacturer of "MaxShare 2," a patented bandwidth-on-demand line sharing device. During 1998 the Company purchased $520,350 of Maxshare 2 units. The Company has identified performance problems with the MaxShare 2 product in certain applications, and believes that MaxBase, Inc, has a contractual obligation to correct any technical defects in the product. Pending resolution of the matter, the Company has ceased ordering product under its purchase commitment, and has also limited shipments to distribution partners.



     On July 16, 1998, MaxBase, a vendor, filed a Complaint against the Company and APC alleging that the Company breached its agreement with MaxBase Inc., for Maxshare 2 units by failing to meet the required minimum purchase obligations thereunder. The Complaint further alleges misrepresentation and unfair trade practices. The Complaint also seeks to enjoin the Company from enforcing any rights the Company has under the agreement. Maxbase claims damages of $508,200 in lost profits for units not purchased and $945,300 in lost profits for units sold to the Company below market price, as well as unspecified punitive and treble damages. In 1999, the plaintiff added claims for defamation and tortious interference. A trial is expected to occur in 2000. The Company believes the claims by MaxBase are without merit and intends to fully defend the suit and assert its rights under the agreement. The Company has filed a counterclaim for breach of contract, breach of warranty and rescission based on misrepresentation. The Company does not anticipate that the ultimate resolution will have a material adverse effect on its financial condition, results of operation or cash flows.



     On May 20, 1999 the Company settled a legal matter with its former landlord. Under the terms of the settlement, the Company paid a total of $120,000 through December 31, 1999 to fully settle this matter.


NOTE 11--FAIR VALUE OF FINANCIAL INSTRUMENTS


     Financial instruments reported in the Company's balance sheet consist of cash, accounts receivable, accounts payable and bank loan payable, the carrying values of which approximate fair value at December 31, 1999 and 1998. The fair value of the financial instruments disclosed therein are not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.



NOTE 12--PENSION PLAN



     On March 1, 1998 the Company adopted a 401(k) Retirement Plan (the "401(k) Plan") under Section 401(k) of the Internal Revenue Code. The 401(k) Plan covers substantially all employees who meet minimum age and service requirements. The 401(k) Plan is non-contributory on the part of the Company.

                         ALL COMMUNICATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


NOTE 13--MERGER WITH VIEW TECH, INC.



     On December 27, 1999, the Company entered into an agreement to merge with View Tech, Inc, ("View Tech") a publicly held California-based videoconferencing solutions provider, in a transaction that will be accounted for as a "reverse acquisition" using the purchase method. The reverse acquisition method will result in the Company being recognized as the acquirer of View Tech for accounting and financial reporting purposes. Under the agreement, each All Communications share will be exchanged for a specified number of shares of View Tech. The merger is subject to certain conditions, including approval by shareholders and the receipt of opinions that the merger will be tax-free to All Communications shareholders. The transaction is expected to close in the second quarter of 2000.



     The following summarized, unaudited pro forma information for the year ended December 31, 1999 assumes that the merger of the Company and View Tech occurred on January 1, 1999:



                                                              YEAR ENDED
                                                               DECEMBER
                                                                  31,
                                                                 1999
                                                              -----------
Net revenues...............................................   $59,476,819
Operating loss.............................................    (8,894,803)
Net loss...................................................    (9,550,867)
Loss per share:
  Basic....................................................          (.40)
  Diluted..................................................          (.40)



     The pro forma operating results reflect estimated pro forma adjustments for the amortization of intangibles ($2,275,000) arising from the merger and other adjustments. Pro forma results of operations information is not necessarily indicative of the results of operations that would have occurred had the acquisition been consummated at the beginning of 1999, or of future results of the combined entity.



     During the year ended December 31, 1999, the Company recognized net revenues of $431,000 from transactions with View Tech.






     The landlord for the Company's Hillside, New Jersey office is Vitamin Realty Associates, L.L.C. of which Eric Friedman, one of the Company's directors, is a member. The lease term is for five years and expires on May 31, 2002. The base rental for the premises during the term of the lease is approximately $123,000 per year. In addition, the Company must pay its share of the landlord's operating expenses (i.e., those costs or expenses incurred by the landlord in connection with the ownership, operation, management, maintenance, repair and replacement of the premises, including, among other things, the cost of common area electricity, operational services and real estate taxes). For the years ended December 31, 1999 and 1998, rent expense associated with this lease was $135,000 and $119,000, respectively.



     The Company receives financial and tax services from an accounting firm in which one of the Company's directors, is a partner. Since this Board member has become a director on September 15, 1999, the Company has incurred fees of $13,325 on services received from this firm.



NOTE 15--SUBSEQUENT EVENT



     On February 10, 2000, the Company announced its intention to redeem all outstanding Class A Warrants. Through March 24, 2000, the Company received gross proceeds of approximately $8,100,000 from the exercise of the Class A Warrants.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                                VIEW TECH, INC.

                                      AND

                         ALL COMMUNICATIONS CORPORATION

                               DECEMBER 27, 1999

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
ARTICLE 1  DEFINITIONS.................................................................................        A-1
ARTICLE 2  THE MERGER...................................................................................       A-5
        2.1.  The Merger...................................................................................    A-5
        2.2.  Effective Time of the Merger.................................................................    A-5
        2.3.  Surviving Corporation........................................................................    A-5
ARTICLE 3  MERGER CONSIDERATION; STATUS AND CONVERSION OF SHARES........................................       A-5
        3.1.  Conversion of Shares in the Merger...........................................................    A-5
        3.2.  Status of Treasury Shares....................................................................    A-5
        3.3.  Status of ACC Units..........................................................................    A-5
        3.4.  Status of Options............................................................................    A-5
        3.5.  Deposit of VTI Common Stock in Escrow; Payment for Shares in the Merger......................    A-6
        3.6.  Fractional Shares............................................................................    A-7
        3.7.  Transfer of Shares after the Effective Time..................................................    A-7
        3.8.  Closing......................................................................................    A-7
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF VTI.........................................................       A-7
        4.1.  Organization of VTI..........................................................................    A-7
        4.2.  Authorization................................................................................    A-8
        4.3.  Subsidiaries.................................................................................    A-8
        4.4.  Capital Stock................................................................................    A-8
        4.5.  Government Approvals; Compliance with Laws and Orders........................................    A-9
        4.6.  Absence of Certain Changes or Events.........................................................    A-9
        4.7.  Compliance with Contracts and Commitments....................................................   A-11
        4.8.  Non-Contravention; Approvals and Consents....................................................   A-11
        4.9.  Litigation...................................................................................   A-12
       4.10.  Labor Matters................................................................................   A-12
       4.11.  Absence of Undisclosed Liabilities...........................................................   A-12
       4.12.  No Brokers...................................................................................   A-12
       4.13.  No Other Agreements to Sell the Assets, Merge, Etc...........................................   A-12
       4.14.  Employee Benefit Plans.......................................................................   A-12
       4.15.  Environmental Matters........................................................................   A-14
       4.16.  Intellectual Property; Year 2000.............................................................   A-15
       4.17.  Customers....................................................................................   A-15
       4.18.  Transactions with Affiliates.................................................................   A-16
       4.19.  Management Letters...........................................................................   A-16
       4.20.  Proxy Statement..............................................................................   A-16
       4.21.  Tax Matters..................................................................................   A-16
       4.22.  Reports and Financial Statements.............................................................   A-17
       4.23.  Payments.....................................................................................   A-17
       4.24.  Information Supplied.........................................................................   A-17
       4.25.  Accounts and Notes Receivable................................................................   A-18
       4.26.  Accounts and Notes Payable...................................................................   A-18
       4.27.  Other Reports................................................................................   A-18
       4.28.  Vote Required................................................................................   A-18
ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF ACC........................................................      A-18
        5.1.  Organization of ACC..........................................................................   A-18
        5.2.  Authorization................................................................................   A-19
        5.3.  Subsidiaries.................................................................................   A-19
        5.4.  Capital Stock................................................................................   A-19
        5.5.  Government Approvals; Compliance with Laws and Orders........................................   A-20

                                                                                                              PAGE
                                                                                                              ----
        5.6.  Absence of Certain Changes or Events.........................................................   A-20
        5.7.  Compliance with Contracts and Commitments....................................................   A-20
        5.8.  Non-Contravention; Approvals and Consents....................................................   A-21
        5.9.  Litigation...................................................................................   A-21
       5.10.  Labor Matters................................................................................   A-21
       5.11.  Absence of Undisclosed Liabilities...........................................................   A-21
       5.12.  No Brokers...................................................................................   A-22
       5.13.  No Other Agreements to Sell the Assets, Merge, Etc...........................................   A-22
       5.14.  Employee Benefit Plans.......................................................................   A-22
       5.15.  Environmental Matters........................................................................   A-23
       5.16.  Intellectual Property; Year 2000.............................................................   A-24
       5.17.  Customers....................................................................................   A-25
       5.18.  Transactions with Affiliates.................................................................   A-25
       5.19.  Management Letters...........................................................................   A-25
       5.20.  Proxy Statement..............................................................................   A-25
       5.21.  Tax Matters..................................................................................   A-26
       5.22.  Reports and Financial Statements.............................................................   A-26
       5.23.  Payments.....................................................................................   A-27
       5.24.  Information Supplied.........................................................................   A-27
       5.25.  Other Reports................................................................................   A-27
       5.26.  Vote Required................................................................................   A-27
ARTICLE 6  ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES...........................................      A-27
        6.1.  Conduct of the Business of VTI...............................................................   A-27
        6.2.  Conduct of the Business of ACC...............................................................   A-29
        6.3.  No Solicitation..............................................................................   A-29
        6.4.  Meetings of Shareholders.....................................................................   A-30
        6.5.  Proxy Statement..............................................................................   A-30
        6.6.  Reasonable Efforts...........................................................................   A-31
        6.7.  Access to Information........................................................................   A-31
        6.8.  Registration and Listing of Share Consideration..............................................   A-31
        6.9.  Affiliate Agreements.........................................................................   A-31
       6.10.  Consents.....................................................................................   A-32
       6.11.  Filings and Authorizations...................................................................   A-32
       6.12.  Further Assurances; Notice of Breach; Cure...................................................   A-32
       6.13.  Voting Agreements............................................................................   A-33
       6.14.  Cooperation on Litigation....................................................................   A-33
       6.15.  Restriction on Sale of VTI Common Stock......................................................   A-33
ARTICLE 7  CONDITIONS TO CLOSING........................................................................      A-33
        7.1.  Conditions to Obligations of the Parties.....................................................   A-33
        7.2.  Conditions to Obligations of VTI.............................................................   A-34
        7.3.  Conditions to Obligations of ACC.............................................................   A-34
ARTICLE 8  TERMINATION AND ABANDONMENT; BREAK-UP FEE AND EXPENSE
               REIMBURSEMENT............................................................................      A-36
        8.1.  Termination Rights...........................................................................   A-36
        8.2.  Termination Expenses and Liability...........................................................   A-36
ARTICLE 9  SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND
               INDEMNIFICATION..........................................................................      A-36
        9.1.  Survival of Representations and Warranties...................................................   A-36
        9.2.  Indemnification..............................................................................   A-37
        9.3.  Method of Asserting Claims...................................................................   A-37
        9.4.  Limitation...................................................................................   A-38

                                                                                                              PAGE
                                                                                                              ----
ARTICLE 10  MISCELLANEOUS..............................................................................       A-38
       10.1.  Expenses.....................................................................................   A-38
       10.2.  Public Disclosure............................................................................   A-38
       10.3.  Governing Law; Consent to Jurisdiction.......................................................   A-38
       10.4.  Notices......................................................................................   A-39
       10.5.  Headings; Singular/Plural....................................................................   A-39
       10.6.  Counterparts.................................................................................   A-39
       10.7.  Assignment...................................................................................   A-39
       10.8.  Severability.................................................................................   A-40
       10.9.  Waivers and Amendments.......................................................................   A-40
      10.10.  No Third Party Beneficiaries.................................................................   A-40
      10.11.  Entire Agreement.............................................................................   A-40

EXHIBITS

A. Amended and Restated Certificate of Incorporation

B. Amended and Restated Bylaws

C. Escrow Agreement

D. Affiliate Agreement

E. VTI Voting Agreement

F. ACC Voting Agreement

G. Lockup Agreement

H. Form of ACC Counsel's Opinion

I. Form of VTI Counsel's Opinion

SCHEDULES

VTI Disclosure Schedule

ACC Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of December 27, 1999, by and between All Communications Corporation, a New Jersey corporation ("ACC"), and View Tech, Inc., a Delaware corporation ("VTI").

                                  WITNESSETH:

     WHEREAS, the respective boards of directors of VTI and ACC have approved the Merger of ACC with and into VTI (the "Merger") upon the terms and subject to the conditions set forth herein;

     WHEREAS, VTI and ACC desire to make certain representations, warranties, covenants and agreements in connection with the Merger;

     WHEREAS, concurrently with the execution and delivery of this Agreement, each of VTI and ACC will enter into a Voting Agreement (the "VTI Voting Agreement" and the "ACC Voting Agreement," respectively) with certain significant shareholders of VTI and ACC.

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to, and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     When used in this Agreement, the following terms shall have the respective meanings set forth below:

     "ACC" means All Communications Corporation, a New Jersey corporation.

     "ACC Benefit Arrangement" has the meaning given to such term in
Section 5.14(a).

     "ACC Common Stock" means the common stock, no par value per share, of ACC.

     "ACC Disclosure Schedule" means the Disclosure Schedule of ACC dated the date of this Agreement and delivered concurrently with the execution and delivery of this Agreement by ACC to VTI.

     "ACC Employee Plan" has the meaning given to such term in Section 5.14(a).

     "ACC Financial Statements" has the meaning given to such term in
Section 5.22.

     "ACC Indemnified Persons" has the meaning given to such term in
Section 9.2(a).

     "ACC Large Customers" has the meaning given to such term in Section 5.17.

     "ACC Material Adverse Effect" means a material adverse effect on (i) the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of ACC and its Subsidiaries, taken as a whole, or
(ii) the validity or enforceability of, or the ability of ACC to perform its obligations under, and to consummate the transactions contemplated by, this Agreement or any other agreement or instrument contemplated hereby or to be entered into in connection herewith.

     "ACC Option" means an Option issued or issuable pursuant to the ACC Plan.

     "ACC Permits" has the meaning given to such term in Section 5.5(a).

     "ACC Plan" means ACC's Amended Stock Option Plan.

     "ACC Shareholders' Meeting" has the meaning given to such term in
Section 6.4(b).

     "ACC Shareholders' Approval" has the meaning given to such term in
Section 6.4(b).

     "ACC Units" means the units issued by ACC, each of which consists of two shares of ACC Common Stock and two redeemable ACC Warrants outstanding as of the date of this Agreement.

     "ACC Warrants" means the Class A warrants to purchase shares of ACC Common Stock outstanding as of the date of this Agreement.

     "ACC SEC Reports" means all reports (including, without limitation, definitive proxy statements), forms, schedules, registration statements and other documents together with all amendments and supplements thereto which ACC has filed with the SEC since April 28, 1997.

     "Acquisition Transaction" has the meaning given to such term in
Section 6.3.

     "Affiliate" has the meaning given to such term in Rule 12b-2 promulgated under the Exchange Act.

     "Antitrust Division" has the meaning given to such term in Section 6.11.

     "Assets" means the assets of the relevant Person and its Subsidiaries reflected on the Balance Sheet or acquired in the ordinary course of business since the Balance Sheet Date.

     "Authorization" means any consent, approval or authorization of, expiration or termination of any waiting period requirement (including pursuant to the HSR
Act) by, or filing, registration, qualification, declaration or designation with, any Governmental Body.

     "Balance Sheet" means the unaudited consolidated balance sheet of VTI or ACC, as the case may be, as of November 30, 1999, together with the notes thereon, previously delivered to VTI or ACC, respectively.

     "Balance Sheet Date" means November 30, 1999.

     "Business Day" means any day other than Saturday or Sunday and any other day on which commercial banks in New York, New York are required or permitted to be closed.

     "Certificate of Merger" means the Certificate of Merger with respect to the merger of ACC with and into VTI, containing the provisions required by, and executed in accordance with, Section 251(c) of the DGCL and Section 14A:10-4.1 of the NJBCA.

     "Certificates" means one or more certificates which immediately prior to the Effective Time represented outstanding Shares.

     "Closing" means the closing of the Merger contemplated hereby.

     "Closing Date" has the meaning given to such term in Section 3.8.

     "Code" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

     "Constituent Corporations" means each of ACC and VTI.

     "Contract" means any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind.

     "Damages" has the meaning given to such term in Section 9.2(a).

     "DGCL" means the Delaware General Corporation Law, as amended.

     "Effective Time" means the date and time of the effectiveness of the Merger pursuant to Section 2.2 and in accordance with the DGCL and the NJBCA.

     "Employees" means the officers, employees, agents, directors or independent contractors of a Person or any of its Subsidiaries, whether current or former.

     "Environmental Claim" Any claim, cause of action or notice (written or oral) alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup or remediation costs, governmental response costs, natural resources damage, property damages, personal injuries, penalties and fines, and similar costs of third parties for which the relevant Person is alleged to be responsible or potentially responsible) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by the Person or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "Environmental Laws" All federal, state, local and foreign laws, rules and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws, rules and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

     "ERISA Affiliates" means any trade or business, whether or not incorporated, that is now or has at any time in the past been treated as a single employer with VTI or ACC or any of their respective Subsidiaries under
Section 414(b) or (c) of the Code and the Treasury Regulations thereunder.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Exchange Agent" means the exchange agent selected by VTI and approved by ACC, to effectuate the payment for and conversion of the Shares in the Merger.

     "Final Termination Date" means February 29, 2000; provided, however, that VTI and ACC may, by mutual written consent, extend such date, and in such case the "Final Termination Date" shall mean the date as so extended.

     "Fractional Securities Fund" has the meaning given to such term in
Section 3.6.

     "FTC" has the meaning given to such term in Section 6.11.

     "Governmental Body" means any Federal, state, municipal, political subdivision or other governmental court, tribunal, arbitrator, authority, official, department, commission, board, bureau, agency or instrumentality, domestic or foreign.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Indemnitee" has the meaning given to such term in Section 9.3(a).

     "Intellectual Property Rights" has the meaning given to such term in
Section 4.16(a).

     "Laws" means any statute, law, rule, regulation or ordinance of any Governmental Body.

     "Lien" means any lien, claim, mortgage, encumbrance, pledge, security interest, equity and charge of any kind.

     "Materials of Environmental Concern" includes (a) any hazardous waste as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. ss.6901 et seq.), as amended from time to time, and regulations promulgated thereunder from time to time; (b) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. ss.9601 et seq.), as amended from time to time, and regulations promulgated thereunder from time to time; (c) asbestos; (d) polychlorinated biphenyls;
(e) petroleum and petroleum by-products; (f) any substance prohibited from being present on the property of the relevant Person or any of its Subsidiaries by any applicable law, rule, ordinance, or regulation of any federal, state, or local government or agency thereof (each, a "Governmental Requirement"); and (g) any other substance that requires special handling in connection with its collection, storage, treatment or disposal pursuant to any Governmental Requirement.

     "Merger" means the merger of ACC with and into VTI as contemplated by
Section 2.1.

     "Merger Consideration" means the shares of VTI Common Stock issuable upon conversion of the Shares in the Merger pursuant to the terms of this Agreement.

     "NASDAQ" means that tier of The Nasdaq Stock Market known as the Nasdaq National Market.

     "NJBCA" means the New Jersey Business Corporation Act.

     "Options" means any subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement to issue or sell any shares of capital stock of a corporation.

     "Order" means any judgment, decree, order, writ, permit or license of any Governmental Body.

     "Person" means any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

     "Potential Acquiror" has the meaning given to such term in Section 6.3.

     "Proxy Statement" has the meaning given to such term in Section 6.5.

     "Representative" has the meaning given to such term in Section 6.3.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Shares" means the shares of ACC Common Stock issued and outstanding immediately prior to the Effective Time.

     "Significant Subsidiary" has the meaning given to such term in Rule 1-02(w) of Regulation S-X promulgated by the SEC.

     "Subsidiary" means as to any Person, any other Person of which at least 50% of the equity or voting interests are owned, directly or indirectly, by such first Person.

     "Surviving Corporation" has the meaning given to such term in Section 2.1.

     "Surviving Corporation Common Stock" means the common stock, $.0001 par value per share, of the Surviving Corporation.

     "Taxpayers" means as to any Person, such Person, any predecessor of such Person and all members for income tax purposes of any affiliated group of corporations of which such Person or any such predecessor corporation is or has been a member.

     "VTI" means View Tech, Inc., a Delaware corporation.

     "VTI Benefit Arrangement" has the meaning given to such term in
Section 4.14(a).

     "VTI Common Stock" means the shares of common stock, no par value per share, of VTI outstanding on the date of this Agreement.

     "VTI Disclosure Schedule" means the Disclosure Schedule of VTI dated the date of this Agreement and delivered concurrently with the execution and delivery of this Agreement by VTI to ACC.

     "VTI Employee Plan" has the meaning given to such term in Section 4.14(a).

     "VTI Financial Statements" has the meaning given to such term in
Section 4.22.

     "VTI Indemnified Persons" has the meaning given to such term in
Section 9.2(b).

     "VTI Large Customers" has the meaning given to such term in Section 4.17.

     "VTI Material Adverse Effect" means a material adverse effect on (i) the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of VTI and its Subsidiaries, taken as a whole, or
(ii) the validity of enforceability of, or the ability of VTI to perform its obligations under, and to consummate the transactions contemplated by, this Agreement or any other agreement or instrument contemplated hereby or to be entered into in connection herewith.

     "VTI Permits" has the meaning given to such term in Section 4.5(a).

     "VTI SEC Reports" means all reports (including, without limitation, definitive proxy statements), forms, schedules, registration statements and other documents together with all amendments and supplements thereto which VTI has been required to file with the SEC since March 31, 1997.

     "VTI Stockholders' Approval" has the meaning given to such term in
Section 6.4(a).

     "VTI Stockholders' Meeting" has the meaning given to such term in
Section 6.4(a).

     "Wholly-Owned Subsidiary" means a Subsidiary of which 100% of the issued and outstanding common stock is owned directly or indirectly by the relevant company.

                                   ARTICLE 2
                                   THE MERGER

     2.1. The Merger. Subject to the terms and conditions hereof, at the Effective Time and in accordance with the provisions of this Agreement and the applicable provisions of the DGCL and the NJBCA, ACC shall be merged with and into VTI which shall continue as the surviving corporation (the "Surviving Corporation"). Thereupon the separate corporate existence of ACC shall cease, and the Surviving Corporation shall continue existence under the laws of the State of Delaware.

     2.2. Effective Time of the Merger. On or prior to the Closing Date, the parties hereto will cause the Certificate of Merger, satisfactory to the parties hereto, to be duly prepared, executed and verified on behalf of each Constituent Corporation and to be filed with (i) the Secretary of State of the State of Delaware, as provided in Section 215(c) of the DGCL, and (ii) the Secretary of State of the State of New Jersey, as provided in Section 14A:10-4.1 of the NJBCA, the Merger shall become effective on the Closing Date.

     2.3. Surviving Corporation.

     (a) Certificate of Incorporation and Bylaws. The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of VTI, each as in effect immediately prior to the Effective Time and attached hereto as Exhibits A and B, respectively, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation and thereafter shall continue to be its Certificate of Incorporation and Bylaws until amended as provided therein and under the provisions of the DGCL.

     (b) Effect of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL and the NJBCA.

     (c) Name of Surviving Corporation. The name of the Surviving Corporation shall be "Wire One Technologies, Inc."

                                   ARTICLE 3
                             MERGER CONSIDERATION;
                        STATUS AND CONVERSION OF SHARES

     3.1. Conversion of Shares in the Merger. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Share other than shares of ACC Common Stock held in treasury or by VTI or any other Subsidiary of VTI other than in a fiduciary capacity shall be converted into a right to receive 3.3 shares of VTI Common Stock.

     3.2. Status of Treasury Shares. At the Effective Time, each share of ACC Common Stock, if any, held in treasury or by VTI or any other Subsidiary of VTI (other than in a fiduciary capacity) immediately prior to the Effective Time shall be canceled and retired and no payment shall be made with respect thereto.

     3.3. Status of ACC Units. Each ACC Unit shall be deemed converted into ACC Common Stock and ACC Warrants in the amounts set forth under its terms.

     3.4. Status of Options. Each ACC Option and ACC Warrant (whether vested or unvested) outstanding on the Closing Date for the purchase of shares of ACC Common Stock, whether or not granted under the ACC Plan, shall be exchanged as of the Effective Time for an Option to purchase, in lieu of each share of ACC Common Stock purchasable thereunder, 3.3 shares of VTI Common Stock.

     3.5. Deposit of VTI Common Stock in Escrow; Payment for Shares in the Merger. The manner of making payment for and conversion of Shares in the Merger shall be as follows:

          (a) At the Effective Time, VTI shall make available to the Exchange Agent for the benefit of those Persons who immediately prior to the Effective Time were the holders of Shares, the aggregate Merger Consideration and such additional funds as may be payable in lieu of fractional Shares pursuant to Section 3.6. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of VTI Common Stock to be issued as Merger Consideration pursuant to the terms of
     Section 3.1 and this Section 3.5. The Merger Consideration shall not be used for any other purpose.

          (b) On the Closing Date, ACC, VTI, the Escrow Agent (as defined in the Escrow Agreement) and the Indemnifying Shareholders (as defined in the Escrow Agreement) shall enter into the Escrow Agreement, substantially in the form attached hereto as Exhibit C (the "Escrow Agreement"). On the Closing Date, each Shareholder shall deliver to the Escrow Agent certificates representing 50,000 shares of VTI Common Stock beneficially owned by each such Indemnifying Shareholder for an aggregate of 150,000 shares of VTI Common Stock (the "Escrow Shares") for the purpose of securing the indemnification obligations of the Shareholders set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement for a period of twelve months (or longer, in certain circumstances) pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. The Escrow Agent shall be chosen by ACC and VTI and all escrow expenses shall be the responsibility of VTI.

          (c) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Shares represented by such Certificates the Merger Consideration issuable therefor pursuant to this Article 3, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, the Certificates shall represent solely the right to receive the portion of the Merger Consideration payable pursuant to this Article 3 and any cash in lieu of fractional shares of VTI Common Stock as contemplated by Section 3.6, with respect to each of the Shares represented thereby. No dividends or other distributions that are declared after the Effective Time on securities issued pursuant to this Article 3 and payable to the holders of record thereof after the Effective Time will be paid to Persons entitled by reason of the Merger to receive such securities until such Persons surrender their Certificates. Upon such surrender, there shall be paid to the Person in whose name the VTI Common Stock is issued pursuant to this Article 3 any dividends or other distributions having a record date after the Effective Time and payable with respect to such securities between the Effective Time and the time of such surrender. After such surrender there shall be paid to the Person in whose name the VTI Common Stock is issued pursuant to this Article 3 any dividends or other distributions on such securities which shall have a record date after the Effective Time and prior to such surrender and a payment date after such surrender, with such payment being made on such payment date. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any certificate representing VTI Common Stock issued pursuant to this
     Article 3 is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such VTI Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any VTI Common Stock issued pursuant to this

     Article 3 or dividends thereon or, in accordance with Section 3.6, proceeds of the sale of fractional interests, delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the VTI Common Stock issued pursuant to this Article 3 and held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such securities for the account of the Persons entitled thereto.

          (d) Any portion of the Merger Consideration and the Fractional Securities Fund which remains unclaimed by the former shareholders of ACC for two years after the Effective Time shall be delivered to VTI, upon demand of VTI, and any former shareholders of ACC shall thereafter look only to VTI for payment of their claim for the Merger Consideration for their Shares or for any cash in lieu of fractional shares included in the Merger Consideration.

     3.6. Fractional Shares. No fractional shares of VTI Common Stock shall be issued in the Merger. In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to a fraction of a share of VTI Common Stock upon surrender of Certificates for exchange pursuant to this
Article 3 will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the Excess Shares representing the aggregation of all fractional interests created pursuant to this Article 3. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of VTI Common Stock delivered to the Exchange Agent by VTI over (ii) the aggregate number of full shares to be distributed to holders of Shares (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former holders of Shares, shall sell the Excess Shares at the prevailing prices on NASDAQ. The sale of the Excess Shares by the Exchange Agent shall be executed on NASDAQ through one or more participating firms of NASDAQ and shall be executed in round lots to the extent practicable. VTI shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former stockholders of ACC, the Exchange Agent will hold such proceeds in trust for such former stockholders (the "Fractional Securities Fund"). As soon as practicable after the determination of the amount of cash to be paid to former stockholders of ACC in lieu of any fractional interests, the Exchange Agent shall pay such amounts to such former stockholders in accordance with the terms of this Agreement.

     3.7. Transfer of Shares after the Effective Time. No transfers of Shares shall be made on the stock transfer books of ACC after the close of business on the day prior to the date of the Effective Time.

     3.8. Closing. The Closing shall, subject to the terms and conditions set forth herein, including, without limitation, the satisfaction or waiver of the conditions set forth in Article 8, take place at the offices of Morrison & Foerster, LLP in New York, New York at the Effective Time, which shall occur as soon as practicable after all of the conditions to closing specified in this Agreement have been satisfied or waived by the party or parties permitted to do so, and in any event no later than February 29, 2000. The date of the Closing is sometimes referred to herein as the "Closing Date."

                                   ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF VTI

     VTI hereby represents and warrants to ACC as follows:

     4.1. Organization of VTI. VTI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full corporate power and authority to conduct its business as and to the extent it is presently being conducted and as and to the extent proposed by VTI to be conducted, and to own, lease and operate its properties and assets. VTI is duly qualified, licensed or admitted to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification, licensing or admission necessary and where the failure to be so qualified, licensed or admitted has or could reasonably be expected to have a VTI Material Adverse Effect. Each jurisdiction in which VTI is qualified to do business as a foreign corporation is listed in

Section 4.1 of the VTI Disclosure Schedule. Except for VTI's Subsidiaries, VTI does not directly or indirectly own any material equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any material equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than portfolio securities acquired by VTI in the ordinary course of business.

     4.2. Authorization. VTI has all necessary corporate power and authority to enter into this Agreement, has taken all corporate action necessary to consummate the transactions contemplated hereby and, subject to obtaining the VTI Stockholders' Approval, to perform its obligations hereunder. The execution, delivery and performance of this Agreement by VTI and the consummation by VTI of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of VTI. Subject to Section 6.4, the Board of Directors of VTI has recommended adoption of this Agreement by the stockholders of VTI and directed that this Agreement be submitted to the stockholders of VTI for their consideration, and no other corporate proceedings on the part of VTI or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by VTI and the consummation by VTI of the transactions contemplated hereby, other than obtaining the VTI Stockholders' Approval. This Agreement has been duly and validly executed and delivered by VTI and constitutes a legal, valid and binding obligation of VTI enforceable against VTI in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.3. Subsidiaries. Section 4.3 of the VTI Disclosure Schedule sets forth a complete and accurate list of all of VTI's Subsidiaries, and indicates VTI's ownership interest in each. Section 4.3 of the VTI Disclosure Schedule also sets forth the jurisdiction of incorporation of each of VTI's Subsidiaries, each jurisdiction in which such Subsidiary is qualified, licensed or admitted to do business and the number of shares of capital stock of such Subsidiary authorized and outstanding. Each Subsidiary of VTI (i) is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the full power and authority to own, lease or operate its properties and assets and conduct its business as and to the extent currently conducted, except where the failure to be duly organized, validly existing and in good standing does not have, and could not reasonably be expected to have, a VTI Material Adverse Effect, and (ii) is duly qualified, licensed or admitted and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification, license or admission necessary, except where the failure to be so qualified, licensed or admitted does not have and could not reasonably be expected to have a VTI Material Adverse Effect.

     4.4. Capital Stock.

     (a) As of the date hereof, the authorized capital stock of VTI consists solely of (i) 20,000,000 shares of VTI Common Stock, of which (A) 7,921,135 shares are issued and outstanding, (B) no shares are held in the treasury of VTI, (C) 1,673,778 shares are reserved for issuance pursuant to outstanding Options and (D) 1,721,000 shares are reserved for issuance pursuant to outstanding warrants, and (ii) 5,000,000 shares of preferred stock, none of which shares are issued and outstanding. Except for shares of the VTI Common Stock issued or issuable upon exercise of outstanding Options, and except as contemplated by Section 6.1(a) since the Balance Sheet Date, there has not been, and as of the Closing Date there will not have been, any change in the number of issued and outstanding shares of the VTI Common Stock or material change in the number of shares of the VTI Common Stock held in treasury or reserved for issuance since such date. All of the issued and outstanding shares of the VTI Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except as described in this Section 4.4, there are no outstanding Options obligating VTI or any of its Subsidiaries to issue or sell any shares of capital stock of VTI or to grant, extend or enter into any Option with respect thereto.

     (b) All of the outstanding shares of capital stock of each Subsidiary of VTI are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by VTI or a Subsidiary of VTI, free and clear of any Liens. There are no (i) outstanding Options obligating VTI or any of its Significant Subsidiaries to issue or sell any shares of capital stock of any Significant Subsidiary of VTI or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than VTI or any of its Wholly-Owned Subsidiaries with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of VTI.

     (c) There are no outstanding contractual obligations of VTI or any Subsidiary of VTI to repurchase, redeem or otherwise acquire any material number of shares of the VTI Common Stock or any capital stock of any Subsidiary of VTI or to provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of VTI or any other Person.

     (d) The shares of VTI Common Stock issued pursuant to Article 3 will, when issued, be duly authorized, validly issued, fully paid and nonassessable and no stockholder of VTI will have any preemptive right of subscription or purchase in respect thereof. The shares of VTI Common Stock will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws and will be approved for listing upon official notice issuance by NASDAQ.

     4.5. Government Approvals; Compliance with Laws and Orders.

     (a) VTI and each of its Significant Subsidiaries has obtained from the appropriate Governmental Bodies or self-regulatory organizations which are charged with regulating or supervising any business conducted by VTI or any Subsidiary of VTI all permits, variances, exemptions, orders, approvals and licenses necessary for the conduct of its business and operations as and to the extent currently conducted (the "VTI Permits"), which VTI Permits are valid and remain in full force and effect, except where the failure to have obtained such VTI Permits or the failure of such VTI Permits to be valid and in full force and effect, individually or in the aggregate, does not have and could not reasonably be expected to have a VTI Material Adverse Effect. VTI and its Subsidiaries are in compliance with the terms of the VTI Permits, except failures so to comply which, individually or in the aggregate, do not have and could not reasonably be expected to have a VTI Material Adverse Effect.

     (b) Neither VTI nor any of its Significant Subsidiaries has received notice of any Order or any complaint, proceeding or investigation of any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by VTI or any Significant Subsidiary of VTI pending or, to the knowledge of VTI, threatened, which affects or could reasonably be expected to affect the validity of any such VTI Permit or impair the renewal thereof, except where the invalidity of any such VTI Permit or the non-renewal thereof does not have and could not reasonably be expected to have a VTI Material Adverse Effect. As of the date hereof, neither VTI nor any of its Significant Subsidiaries is a party or subject to, any agreement, consent decree or Order, or other understanding or arrangement with, or any directive of, any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by VTI or any Significant Subsidiary of VTI which imposes any material restrictions on or otherwise affects in any material way, the conduct of the business of VTI or any of its Significant Subsidiaries.

     (c) VTI and its Subsidiaries are not and have not been in violation of or default under any Laws or Order of any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by VTI or any Subsidiary of VTI, except for violations which, individually or in the aggregate, have not had and could not reasonably be expected to have a VTI Material Adverse Effect.

     4.6. Absence of Certain Changes or Events. Except as set forth in the VTI Disclosure Schedule, since the Balance Sheet Date (i) there has not been any change, event or development (or threat thereof) which has had, or that could reasonably be expected to have, individually or in the aggregate, a VTI Material Adverse Effect, (ii) VTI and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (iii) neither VTI nor any of its Significant Subsidiaries has taken any action which, if taken after the date hereof, would constitute a material breach of any provision of Section 7.1. Without limiting the generality of the foregoing, since the Balance Sheet Date except as described in the VTI SEC Reports filed prior to the date of this Agreement or as disclosed in the VTI Disclosure Schedule, there has not been any:

          (a) change in the condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings, business or prospects of VTI or any of its Subsidiaries, except for changes contemplated hereby or changes which have not, individually or in the aggregate, had a VTI Material Adverse Effect;

          (b) (i) except for normal periodic increases in the ordinary course of business consistent with past practice, increase in the compensation payable or to become payable to any VTI Employee whose total cash compensation for services rendered to VTI or any of its Subsidiaries is currently at an annual rate of more than $50,000, (ii) except in the ordinary course of business consistent with past practice, bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any VTI Employees,
     (iii) except in the ordinary course of business consistent with past practice or as required by law, employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by VTI or any of its Subsidiaries for any VTI Employee, provided, however, that any employee, welfare, pension, retirement profit-sharing or similar payment or arrangement made or agreed to by VTI or any of its subsidiaries for any VTI Employee pursuant to the existing plans and arrangements described in Section 4.14 of the VTI Disclosure Schedule shall be permitted, or (iv) new employment agreement to which VTI or any of its Subsidiaries is a party;

          (c) except in the ordinary course of business consistent with past practice or as required by law, addition to or modification of the employee benefit plans, arrangements or practices described in Section 4.14 of the VTI Disclosure Schedule affecting VTI Employees other than
     (i) contributions made for 1999 in accordance with the normal practices of VTI or its Subsidiaries or (ii) the extension of coverage to other VTI Employees who became eligible after the Balance Sheet Date;

          (d) sale, assignment or transfer of any of the assets of VTI or any of its Subsidiaries, which are material, singly or in the aggregate, to VTI and its Subsidiaries, taken as a whole, other than in the ordinary course;

          (e) cancellation of any indebtedness or waiver of any rights of material value to VTI and its Subsidiaries, taken as a whole, whether or not in the ordinary course of business;

          (f) amendment, cancellation or termination of any Contract, license or other instrument material to VTI and its Subsidiaries, taken as a whole;

          (g) capital expenditure or the execution of any lease or any incurring of liability therefor by VTI or any of its Subsidiaries, involving payments in excess of $25,000 in any 12 month period or $50,000 in the aggregate;

          (h) failure to repay when due any material obligation of VTI or any of its Subsidiaries, except in the ordinary course of business or where such failure could not have a VTI Material Adverse Effect;

          (i) material change in accounting methods or practices by VTI or any of its Subsidiaries affecting their respective assets, liabilities or business;

          (j) material revaluation by VTI or any of its Subsidiaries of any of their respective assets, including without limitation, writing-off notes or accounts receivable which are, individually or in the aggregate, material to VTI and its Subsidiaries, taken as a whole;

          (k) damage, destruction or loss (whether or not covered by insurance) having a VTI Material Adverse Effect;

          (l) mortgage, pledge or other encumbrance of any assets of VTI or any of its Subsidiaries, which are material singly or in the aggregate, to VTI and its Subsidiaries taken as a whole, except purchase money mortgages arising in the ordinary course of business;

          (m) declaration, setting aside or payment of dividends or distributions in respect of any capital stock of VTI or any redemption, purchase or other acquisition of any of VTI's equity securities;

          (n) issuance by VTI or any of its Subsidiaries of, or commitment of VTI or any of its Subsidiaries to issue, any shares of capital stock or other equity securities or Options;

          (o) indebtedness incurred by VTI or any of its Subsidiaries for borrowed money or any commitment to borrow money entered into by VTI or any of its Subsidiaries, or any loans made or agreed to be made by VTI or any of its Subsidiaries;

          (p) liabilities incurred involving $50,000 or more in each instance, except in the ordinary course of business and consistent with past practice, or any increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves other than in the ordinary course of business consistent with past practices;

          (q) payment, discharge or satisfaction of any liabilities other than the payment, discharge or satisfaction (i) in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and
     (ii) of other liabilities involving not more than $25,000 singly and not more than $50,000 in the aggregate; or

          (r) agreement or commitment by VTI or any of its Subsidiaries to do any of the foregoing.

     4.7. Compliance with Contracts and Commitments.

     (a) Section 4.7 of the VTI Disclosure Schedule contains an accurate and complete listing of each material Contract, whether written or oral, required to be described in the VTI SEC Reports or filed as exhibits thereto pursuant to the Exchange Act. Each of such Contracts (other than Contracts which have expired or terminated in accordance with the terms thereof) is in full force and effect and
(i) to the best of VTI's knowledge, neither VTI nor any of its Subsidiaries nor, to the best of VTI's knowledge, any other party thereto has breached or is in default thereunder, (ii) to the best of VTI's knowledge, no event has occurred which, with the passage of time or the giving of notice or both would constitute such a breach or default, (iii) to the best of VTI's knowledge, no claim of material default thereunder has been asserted or threatened and (iv) neither VTI nor any of its Subsidiaries nor, to the knowledge of VTI, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, does not have and could not reasonably be expected to have a VTI Material Adverse Effect.

     (b) Neither VTI nor any Subsidiary of VTI is in violation of any term of
(i) its Certificate of Incorporation, By-laws or other organizational documents,
(ii) any agreement or instrument related to indebtedness for borrowed money or any other Contract to which it is a party or by which it is bound, (iii) any applicable law, ordinance, rule or regulation of any Governmental Body, or (iv) any applicable Order of any Governmental Body, or self-regulatory organization which is charged with regulating or supervising any business conducted by VTI or any Subsidiary of VTI, the consequences of which violation, whether individually or in the aggregate, have or could reasonably be expected to have a VTI Material Adverse Effect.

     4.8. Non-Contravention; Approvals and Consents.

     (a) The execution and delivery of this Agreement by VTI do not, and the performance by VTI of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of VTI or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the Certificate of Incorporation or By-laws (or other comparable charter document) of VTI or any of its Subsidiaries, or (ii) subject to the obtaining of the VTI Stockholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) Laws or Orders of any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by VTI or any Subsidiary of VTI applicable to VTI or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contract to which VTI or any of its Subsidiaries is a party or by which VTI or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not reasonably be expected to have a VTI Material Adverse Effect.

     (b) Except for (i) the filing of premerger notification and report form by VTI under the HSR Act, and any applicable filings and approvals under similar foreign antitrust laws and regulations; (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated by this Agreement and

(iii) the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware, no consent, approval or action of, filing with or notice to any Governmental Body or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by VTI or any Subsidiary of VTI, or any Contract to which VTI or any of its Subsidiaries is a party or by which VTI or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by VTI, the performance by VTI of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not reasonably be expected to have a VTI Material Adverse Effect.

     4.9. Litigation. Except as disclosed in Section 4.9 of the VTI Disclosure Schedule, there are no actions, suits, arbitrations, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of VTI, threatened against VTI or any of its Subsidiaries (or any VTI Employee Plan or VTI Benefit Arrangement), or any property of VTI or any such Subsidiary (including Proprietary Rights), in any court or before any arbitrator of any kind or before or by any Governmental Body, except actions, suits, arbitrations, investigations or proceedings which, individually or in the aggregate, have not had and if adversely determined or resolved, could not reasonably be expected to have a VTI Material Adverse Effect).

     4.10. Labor Matters. VTI is in material compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against VTI pending before the National Labor Relations Board or any other governmental agency arising out of VTI's activities, and VTI has no knowledge of any facts or information which would give rise thereto.

     4.11. Absence of Undisclosed Liabilities. VTI has no liabilities or obligations (whether choate or inchoate, absolute or contingent, or otherwise) except (i) liabilities which are reflected and reserved against or disclosed on the Balance Sheet, and (ii) liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and which have not resulted in, and could not reasonably be expected to result in, individually or in the aggregate, a VTI Material Adverse Effect.

     4.12. No Brokers. Except as disclosed in Section 4.12 of the VTI Disclosure Schedule, neither VTI nor any Subsidiary or affiliate of VTI has entered into or will enter into any Contract or understanding, whether oral or written, with any Person which will result in the obligation of VTI to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     4.13. No Other Agreements to Sell the Assets, Merge, Etc. Except as disclosed in Section 4.13 of the VTI Disclosure Schedule, neither VTI nor any Significant Subsidiary of VTI has any legal obligation, absolute or contingent, to any other person to sell any Assets, to sell any capital stock of VTI or any of its Significant Subsidiaries or to effect any merger, consolidation or other reorganization of VTI or any of its Significant Subsidiaries or to enter into any agreement with respect thereto.

     4.14. Employee Benefit Plans.

     (a) The VTI Disclosure Schedule sets forth a true and complete list of all the following: (i) each "employee benefit plan," as such term is defined in
Section 3(3) of ERISA, established by VTI, any of its Significant Subsidiaries, or any ERISA Affiliate or under which VTI, any of its Significant Subsidiaries, or any ERISA Affiliate contributes or under which any Employees of VTI or any beneficiary thereof is covered, is eligible for coverage or has benefit rights with respect to service to VTI, any of its Significant Subsidiaries or any ERISA Affiliate or under which any obligation exists to issue capital stock of VTI or any of its Significant Subsidiaries (each, a "VTI Employee Plan"), and
(ii) each other plan, program, policy, contract or arrangement providing for bonuses, pensions, deferred pay, stock or stock-related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any VTI Employees or any beneficiaries or dependents of any VTI Employees (other than directors' and officers' liability insurance policies), whether or not oral or written or insured or funded, or constituting an employment or severance agreement or arrangement with any officer or director of VTI or any Significant Subsidiary of VTI (each, an "VTI Benefit Arrangement"). Any such VTI Employee Plans or VTI

Benefit Arrangements maintained for any officer, director or employee of a Subsidiary of VTI that is not a Significant Subsidiary of VTI are not in the aggregate material to VTI and its Significant Subsidiaries taken as a whole. The VTI Disclosure Schedule also (i) sets forth a true and complete list of each VTI Employee Plan maintained by VTI, any ERISA Affiliate, or any of its Significant Subsidiaries, during the five years preceding the date of this Agreement that was covered during such period by Title IV of ERISA, (ii) identifies each VTI Employee Plan that is intended to be qualified under Section 401(a) of the Code, and (iii) identifies the VTI Employee Plans and VTI Benefit Arrangements that are maintained, respectively, by each of VTI and its Significant Subsidiaries. VTI has made available to ACC with respect to each VTI Employee Plan and VTI Benefit Arrangement: (i) a true and complete copy of all written documents comprising such VTI Employee Plan or VTI Benefit Arrangement (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of such VTI Employee Plan or VTI Benefit Arrangement; (ii) the most recent Form 5500 or Form 5500-C (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any, including without limitation, any such reports relating to any health or medical plan" (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent Internal Revenue Service determination letter, if any. Any such VTI Employee Plans and VTI Benefit Arrangements not so provided are not in the aggregate material to VTI and its Subsidiaries taken as a whole.

     (b) Each VTI Employee Plan and VTI Benefit Arrangement has been established and maintained in all material respects substantially in accordance with its terms and substantially in compliance with all applicable laws, including, but not limited to, ERISA and the Code where the failure to comply with such terms or laws would have a VTI Material Adverse Effect. To the best of VTI's knowledge, neither VTI nor any of its Significant Subsidiaries nor any of their respective Employees nor any other disqualified person or party-in-interest with respect to any VTI Employee Plan, have engaged-directly or indirectly in any "prohibited transaction," as such term is defined in section 4975 of the Code or
Section 406 of ERISA, with respect to which VTI or its Significant Subsidiaries could have or has any material liability. All contributions required to be made to VTI Employee Plans and VTI Benefit Arrangements have been made timely or, to the extent such contributions have not been made timely the liability resulting therefrom is not material. Each VTI Employee Plan that is intended to be qualified under Section 401(a) of the Code and whose related trust is intended to be exempt from taxation under Section 501(a) of the Code has received, or has applied for and has not been denied, a favorable determination letter with respect to its qualification and to VTI's best knowledge, nothing has occurred which could cause a loss of such qualification. Neither VTI, any ERISA Affiliate nor any Significant Subsidiary of VTI has incurred any liability to the Pension Benefit Guaranty Corporation other than a liability for premiums not yet due.

     (c) Neither VTI, any ERISA Affiliate nor any Significant Subsidiary of VTI has ever maintained, sponsored or contributed to any VTI Employee Plan or VTI Benefit Plan that is or was subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code), whether or not waived.

     (d) Neither VTI, any ERISA Affiliate nor any Significant Subsidiary of VTI has ever maintained or sponsored or contributed to any employee pension benefit plan.

     (e) Neither VTI nor any ERISA Affiliate has any liability under Title IV of ERISA, nor do any circumstances exist that could result in any of them having any liability under Title IV of ERISA. To the best of VTI's knowledge, neither VTI nor any Significant Subsidiary of VTI has any liability for any failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or to the extent VTI or any Significant Subsidiary of VTI has any such liability, such liability is not material.

     (f) There are no actions, suits, arbitrations, inquiries, investigations or other proceedings (other than routine claims for benefits) pending or, to VTI's or the Shareholders' knowledge, threatened, with respect to any VTI Employee Plan or VTI Benefit Arrangement.

     (g) No Employees and no beneficiaries or dependents of Employees are or may become entitled under any VTI Employee Plan or VTI Benefit Arrangement to post-employment welfare benefits of any kind, including without limitation death or medical benefits, other than coverage mandated by Section 4980B of the Code.

     (h) There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of VTI or any of its Significant Subsidiaries; no such petitions have been pending at any time within two years of the date of this Agreement and, to the best knowledge of VTI, there has not been any organizing effort by any union or other group seeking to represent any employees of VTI or any of its Significant Subsidiaries as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending, or, to VTI's knowledge, threatened, against VTI or any of its Significant Subsidiaries, nor have there been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to VTI or any of its Significant Subsidiaries at any time within two years of the date of this Agreement.

     (i) Neither VTI, nor any Significant Subsidiaries has scheduled or agreed upon future increases of benefits levels (or creations of new benefits) with respect to any VTI Employee Plan or VTI Benefit Arrangement, and no such increases or creation of benefits have been proposed or made the subject of representations to employees under circumstances which make it reasonable to expect that such increases would be granted. No loan is outstanding between VTI, any of its Subsidiaries or any ERISA Affiliate and any Employee.

     4.15. Environmental Matters.

     (a) Except as set forth in Section 4.15 of the VTI Disclosure Schedule, VTI and its Subsidiaries are in full compliance with all applicable Environmental Laws, other than those as to which the failure to so comply would not result in a VTI Material Adverse Effect, and there are no circumstances that may prevent or interfere with such full compliance in the future. Except as set forth in
Section 4.15 of the VTI Disclosure Schedule, neither VTI nor any of its Subsidiaries has received any written or oral communication, whether from a governmental authority, citizens' group, employee, agent or otherwise, that alleges that VTI or any of its Subsidiaries are not in such full compliance with Environmental Laws or that alleges that any properties or assets of VTI or any of its Subsidiaries may have been affected by any Materials of Environmental Concern. All permits and other governmental authorizations currently held or being applied for by VTI pursuant to the Environmental Laws are identified in
Section 4.15 of the VTI Disclosure Schedule and will not be terminated, suspended or otherwise adversely affected by the Merger.

     (b) Except as set forth in Section 4.15 of the VTI Disclosure Schedule, there is no Environmental Claim pending or threatened (i) against VTI or any of its Subsidiaries, (ii) against any Person whose liability for any Environmental Claim VTI or any of its Subsidiaries have or may have retained or assumed either contractually or by operation of law, or (iii) against any real or personal property which VTI or any of its Subsidiaries own, lease, manage, supervise or participate in the management of, or in which VTI or any of its Subsidiaries hold a security interest in connection with a loan or loan participation, other than such as would not, either individually or in the aggregate, result in a VTI Material Adverse Effect.

     (c) Except as set forth in Section 4.15 of the VTI Disclosure Schedule, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim against VTI or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim VTI or any of its Subsidiaries have or may have retained or assumed, either contractually or by operation of law, other than such as would not, either individually or in the aggregate, result in a VTI Material Adverse Effect.

     (d) Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where VTI or any of its Subsidiaries has stored, released, discharged, disposed of, or arranged for the disposal of Materials of Environmental Concern are identified in Section 4.15 of the VTI Disclosure Schedule, (ii) all underground storage tanks, whether or not regulated under Subtitle I of the Resource Conservation and Recovery Act, 42 U.S.C. ss.6991 et seq., or applicable state and local laws, rules and regulations, and the capacity and contents of such tanks, located on property owned, leased, managed or supervised by VTI or any of its Subsidiaries, or in which VTI or any of its Subsidiaries holds a security interest in connection with a loan or loan participation are identified in Section 4.15 of the VTI Disclosure Schedule,
(iii) except as set forth in Section 4.15 of the VTI Disclosure Schedule, there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased, managed or supervised by VTI or any of its Subsidiaries or in which VTI or any of its Subsidiaries holds a security interest in connection with a loan or loan participation, and (iv) except as set forth in Section 4.15 of the VTI Disclosure Schedule, no polychlorinated biphenyls are used or stored at any property owned, leased, managed or supervised by VTI or any of its Subsidiaries or in which VTI or any of its Subsidiaries holds a security interest in connection with a loan or loan participation.

     (e) Section 4.15 of the VTI Disclosure Schedule sets forth an accurate and complete list of outstanding loans of VTI and its Subsidiaries as to which the borrower has submitted (or is required to submit) to VTI or its Subsidiaries any environmental audits, analysis or surveys of any real property securing such loans, and a brief description of the environmental audit, analysis or survey, to the extent applicable. VTI and its Subsidiaries will make available to ACC all reports of environmental audits, analysis and surveys referred to on Section
4.15 of the VTI Disclosure Schedule.

     4.16. Intellectual Property; Year 2000.

     (a) VTI and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade secrets, trade names, service marks, copyrights and other proprietary intellectual property rights and computer programs (the "Intellectual Property Rights") which are material to the conduct of the business of VTI and its subsidiaries.

     (b) To the knowledge of VTI, neither VTI nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of any other person, except for any such interference, infringement, misappropriation or other conflict which is not, individually or in the aggregate, reasonably likely to have a VTI Material Adverse Effect. Neither VTI nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or other conflict (including any claim that VTI or any such Subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person) which has not been settled or otherwise fully resolved. To VTI's knowledge, no other person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of VTI or any of its Subsidiaries, except for any such interference, infringement, misappropriation or other conflict which is not, individually or in the aggregate, reasonably likely to have a VTI Material Adverse Effect.

     (c) As the business of VTI and its Subsidiaries is presently conducted, to VTI's knowledge, VTI's use of the Intellectual Property Rights which are material to the conduct of the business of VTI and its Subsidiaries taken as a whole will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the Intellectual Property Rights of any other person.

     (d) VTI has implemented a program directed at ensuring that its and its Subsidiaries' products (including prior and current products and technology and products and technology currently under development) will, when used in accordance with associated documentation on a specified platform or platforms, be capable upon installation of (i) operating in the same manner on dates in both the Twentieth and Twenty-First centuries and (ii) accurately processing, providing and receiving date data from, into and between the Twentieth and Twenty-First centuries, including the years 1999 and 2000, and making leap-year calculations, provided that all non-VTI products (e.g., hardware, software and firmware) material to the conduct of the business of VTI and used in or in combination with VTI's products, exchange data with VTI's products in the same manner on dates in both the Twentieth and Twenty-First centuries. VTI has taken the steps set forth in Section 4.16 of the VTI Disclosure Schedule to assure that the year 2000 date change will not adversely affect the systems and facilities that support the operations of VTI and its Subsidiaries, except as is not reasonably likely to have a VTI Material Adverse Effect.

     4.17. Customers. Section 4.17 of the VTI Disclosure Schedule includes a list of the top ten customers of VTI, plus any other customer or group of related customers from whom payments were received which equaled or exceeded five percent (5%) of VTI's gross sales for the fiscal years ended 1997 or 1998, or from whom payments are projected to equal or exceed such percentage for the current fiscal year (the "VTI Large Customers"). Except as set forth in Section
4.17 of the VTI Disclosure Schedule, VTI has no knowledge that any of the VTI Large Customers intends to terminate or otherwise modify adversely its relationship with VTI or to materially decrease its purchases of goods or services from VTI. VTI has maintained its customer lists and related information on a confidential and proprietary basis and has not granted to any third party any right to use such customer lists for any purpose unrelated to the business of VTI.

     4.18. Transactions with Affiliates. Except as set forth in Section 4.18 of the VTI Disclosure Schedule, no officer, director or holder of 5% or more of the outstanding share capital of VTI or any VTI Subsidiary, or any person or affiliated group with whom any such stockholder, officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person, owns (other than through a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such persons) any beneficial interest in: (i) any contract, arrangement or understanding or any related series of the same involving aggregate consideration in excess of $10,000 with, or relating to, the business or operations of VTI or any VTI Subsidiary; (ii) any loan, arrangement, understanding, agreement or contract or any related series of the same for or relating to indebtedness of VTI or a VTI Subsidiary in excess of $10,000 in the aggregate; or (iii) any property or related group of properties with an aggregate value of at least $10,000 (real, personal or mixed), tangible or intangible, used or currently intended to be used in, the business or operations of VTI or any VTI Subsidiary.

     4.19. Management Letters. True and accurate copies of all management letters by VTI or any VTI Subsidiary from any of their accountants since December 31, 1997 are included in Section 4.19 of the VTI Disclosure Schedule.

     4.20. Proxy Statement.

     (a) To the best of VTI's knowledge, the Proxy Statement relating to the VTI Stockholders' Meeting, as amended or supplemented from time to time, and any other documents relating to the VTI Stockholders Meeting to be filed with the SEC or any other Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by VTI or any Subsidiary of VTI in connection with the Merger and the other transactions contemplated hereby will not, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to shareholders, and at the time of the VTI Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, insofar as the information therein relates to VTI. The Proxy Statement and any such other documents filed by VTI with the SEC under the Exchange Act will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act.

     (b) Neither the information supplied or to be supplied by or on behalf of VTI for inclusion, nor the information incorporated by reference from documents filed by VTI with the SEC, in any document to be filed by ACC or any of its Subsidiaries with any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by VTI or ACC or any Subsidiary of either in connection with the Merger or any other transaction contemplated hereby will on the date of its filing contain, to the best of VTI's knowledge, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading except that no representation or warranty is made by VTI with respect to the statements made or incorporated by reference therein based upon information supplied by ACC specifically for inclusion or incorporation by reference in the Proxy Statement or any other documents filed by VTI with the SEC.

     4.21. Tax Matters. Except as set forth in Section 4.21 of the VTI Disclosure Schedule:

     (a) The Taxpayers of VTI have duly filed all tax reports and returns required to be filed by them, including all federal, state, local and foreign tax returns and reports and have paid in full all taxes required to be paid by such VTI Taxpayers before such payment became delinquent. To the best of VTI's knowledge, VTI has made adequate provision, in conformity with generally accepted accounting principles consistently applied, for the payment of all taxes which may subsequently become due. All taxes which any Taxpayer of VTI has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing authority.

     (b) The consolidated federal income tax returns of VTI and its predecessors and the federal income tax returns of each Subsidiary of VTI whose results of operations are not consolidated in the federal income tax returns of VTI, have not been examined by the Internal Revenue Service for any periods since their inception.

There are no audits of VTI's tax returns known by VTI to be pending, and there are no claims which have been or may be asserted relating to any of VTI's tax returns filed for any year which if determined adversely would result in the assertion by any governmental agency of any deficiency which could reasonably be expected to result in, individually or in the aggregate, a VTI Material Adverse Effect. There have been no waivers of statutes of limitations by VTI.

     (c) None of the Taxpayers of VTI has filed a statement under
Section 341(f) of the Code (or any comparable state income tax provision) consenting to have the provisions of Section 341(f)(2) (collapsible corporations provisions) of the Code (or any comparable state income tax provision) apply to any disposition of any of VTI's assets or property, no property of VTI is property which VTI or ACC is or will be required to treat as owned by another person pursuant to the provisions of Section 168(f) (safe harbor leasing provisions) of the Code. VTI is not a party to any tax-sharing agreement or similar arrangement with any other party.

     (d) For the purpose of this Agreement, any federal, state, local or foreign income, sales, use, transfer, payroll, personal property, occupancy or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related addition to tax, interest or penalty thereon, is referred to as a "tax."

     4.22. Reports and Financial Statements. VTI has timely filed with the SEC all VTI SEC Reports and has previously made available to ACC true and complete copies of all VTI SEC Reports. As of their respective dates, the VTI SEC Reports
(i) complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in Section 4.22 of the VTI Disclosure Schedule, since June 30, 1997, VTI has not received from the SEC, any state securities commissioner or agency, or NASDAQ, notice of any actual or threatened inquiry, investigation, hearing, prosecution, stop order proceeding or other adverse action by such agency or authority against VTI, any of its Subsidiaries or Affiliates or any listing of any security issued by VTI or any of its Subsidiaries. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the VTI SEC Reports (the "VTI Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected, individually or in the aggregate, to result in a VTI Material Adverse Effect) the consolidated financial position of VTI and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended, in each case, in accordance with generally accepted accounting principles consistently applied. Each Significant Subsidiary of VTI is treated as a consolidated Subsidiary of VTI in the VTI Financial Statements for all periods covered thereby.

     4.23. Payments. VTI has not, directly or indirectly, paid nor has it delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of VTI, which VTI knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and VTI has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and has at all times done business in an open and ethical manner.

     4.24. Information Supplied. The financial and other information provided to ACC by or on behalf of VTI on or prior to the date hereof and listed on the VTI Disclosure Schedule at Section 4.24 of such Schedule was prepared in good faith and, as of the dates provided and in light of the circumstances under which such information was provided (as supplemented by further information provided by VTI to ACC prior to the date hereof), accurately reflected in all material respects the status or matters purported to be reflected by such financial or other information. To the best of VTI's knowledge, the information provided in these representations and warranties and the VTI Disclosure Schedule is not false or misleading in any material respect, as of the dates provided and in light of the circumstances under which such information was provided (as supplemented by further information provided by VTI to ACC prior to the date hereof).

     4.25. Accounts and Notes Receivable. Except as set forth in Section 4.25 of the VTI Disclosure Schedule, all the accounts receivable and notes receivable owing to VTI as of the date hereof constitute, and as of the Effective Time will constitute, valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and, to VTI's knowledge, there are no claims, refusals to pay or other rights of set-off against any thereof. There is (i) no account debtor or note debtor delinquent in its payment by more than thirty (30) days, (ii) no account debtor or note debtor that has notified VTI of its refusal (or, to the best knowledge of VTI, threatened to refuse) to pay its obligations,
(iii) to the best knowledge of VTI, no account debtor or note debtor that is insolvent or bankrupt and (iv) no account receivable or note receivable which is pledged to any third party by VTI.

     4.26. Accounts and Notes Payable. Except as set forth in Section 4.26 of the VTI Disclosure Schedule, all accounts payable and notes payable by VTI to third parties as of the date hereof arose, and as of the Closing will have arisen, in the ordinary course of business, and, except as set forth in
Section 4.26 of the VTI Disclosure Schedule, there is no such account payable or note payable delinquent in its payment that could reasonably be expected to have a VTI Material Adverse Effect.

     4.27. Other Reports. Since January 1, 1997, to the best of VTI's knowledge, VTI and each Subsidiary of VTI has filed all required forms, reports and documents required to be filed with any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by VTI or any Subsidiary of VTI (other than such forms, reports and documents which if not filed would not adversely affect in any material manner the licenses and regulatory status of VTI or any Subsidiary), each of which complied in all material respects with applicable requirements in effect on the dates of such filings and, to the best of VTI's knowledge, none of which, as of its date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

     4.28. Vote Required. The affirmative vote of the holders of record of at least a majority of the outstanding shares of the VTI Common Stock with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of VTI required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

                                   ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF ACC

     ACC hereby represents and warrants to VTI as follows:

     5.1. Organization of ACC. ACC is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, has full corporate power and authority to conduct its business as and to the extent it is presently being conducted and to own, lease and operate its properties and assets. ACC is duly qualified, licensed or admitted to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification, licensing or admission necessary and where the failure to be so qualified, licensed or admitted has or could reasonably be expected to have an ACC Material Adverse Effect. Each jurisdiction in which ACC is qualified to do business as a foreign corporation is listed in Section 5.1 of the ACC Disclosure Schedule. Except for ACC's Subsidiaries, ACC does not directly or indirectly own any material equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any material equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than portfolio securities acquired by ACC in the ordinary course of business.

     5.2. Authorization. ACC has all necessary corporate power and authority to enter into this Agreement, has taken all corporate action necessary to consummate the transactions contemplated hereby and, subject to obtaining the ACC Shareholders' Approval, to perform its obligations hereunder. The execution, delivery and performance of this Agreement by ACC and the consummation by ACC of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of ACC. Subject to Section 6.4, the Board of Directors of ACC has recommended adoption of this Agreement by the shareholders of ACC and directed that this Agreement be submitted to the shareholders of ACC for their consideration, and no other corporate proceedings on the part of ACC or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by ACC and the consummation by ACC of the transactions contemplated hereby, other than obtaining the ACC Shareholders' Approval. This Agreement has been duly and validly executed and delivered by ACC and constitutes a legal, valid and binding obligation of ACC enforceable against ACC in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     5.3. Subsidiaries. Section 5.3 of the ACC Disclosure Schedule sets forth a complete and accurate list of all of ACC's Subsidiaries, and indicates ACC's ownership interest in each. Section 5.3 of the ACC Disclosure Schedule also sets forth the jurisdiction of incorporation of each of ACC's Subsidiaries, each jurisdiction in which such Subsidiary is qualified, licensed or admitted to do business and the number of shares of capital stock of such Subsidiary authorized and outstanding. Each Subsidiary of ACC (i) is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the full power and authority to own, lease or operate its properties and assets and conduct its business as and to the extent currently conducted, except where the failure to be duly organized, validly existing and in good standing does not have, and could not reasonably be expected to have, an ACC Material Adverse Effect, and (ii) is duly qualified, licensed or admitted and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification, license or admission necessary, except where the failure to be so qualified, licensed or admitted does not have and could not reasonably be expected to have an ACC Material Adverse Effect.

     5.4. Capital Stock.

     (a) As of the date hereof, the authorized capital stock of ACC consists solely of (i) 100,000,000 shares of ACC Common Stock, of which (A) 4,910,000 shares are issued and outstanding, (B) no shares are held in the treasury of ACC, (C) 1,500,000 shares are reserved for issuance pursuant to the ACC Plan (including 802,500 shares issuable pursuant to outstanding ACC Options) and 2,101,500 shares are reserved for issuance pursuant to options granted by ACC other than under the ACC Plan, (D) 1,910,000 shares are reserved for issuance pursuant to outstanding ACC Warrants and (E) 280,000 shares are reserved for issuance pursuant to outstanding ACC Units and (ii) 1,000,000 shares of preferred stock, none of which are issued and outstanding. Except for shares of ACC Common Stock issued or issuable upon exercise of outstanding ACC Options granted pursuant to the ACC Plan or ACC Warrants or ACC Units, and except as contemplated by Section 6.2(a), since the Balance Sheet Date, there has not been, and as of the Closing Date there will not have been, any change in the number of issued and outstanding shares of ACC Common Stock or shares of ACC Common Stock held in treasury or reserved for issuance since such date. All of the issued and outstanding shares of ACC Capital Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except as described in this Section 5.4 and Section 5.4 of the ACC Disclosure Schedule, there are no outstanding Options obligating ACC or any of its Subsidiaries to issue or sell any shares of capital stock of ACC or to grant, extend or enter into any Option with respect thereto.

     (b) All of the outstanding shares of capital stock of each Subsidiary of ACC are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by ACC or a Subsidiary of ACC, free and clear of any Liens. There are no (i) outstanding Options obligating ACC or any of its Significant Subsidiaries to issue or sell any shares of capital stock of any Significant Subsidiary of ACC or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than ACC or any of its Wholly-Owned Subsidiaries with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of ACC.

     (c) There are no outstanding contractual obligations of ACC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of ACC Common Stock or capital stock of any Subsidiary of ACC or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of ACC or any other Person.

     5.5. Government Approvals; Compliance with Laws and Orders.

     (a) ACC and each of its Significant Subsidiaries has obtained from the appropriate Governmental Bodies or self-regulatory organizations which are charged with regulating or supervising any business conducted by ACC or any Subsidiary of ACC all permits, variances, exemptions, orders, approvals and licenses necessary for the conduct of its business and operations as and to the extent currently conducted (the "ACC Permits"), which ACC Permits are valid and remain in full force and effect, except where the failure to have obtained such ACC Permits or the failure of such ACC Permits to be valid and in full force and effect, individually or in the aggregate, does not have and could not reasonably be expected to have an ACC Material Adverse Effect. ACC and its Subsidiaries are in compliance with the terms of the ACC Permits, except failures so to comply which, individually or in the aggregate, do not have and could not reasonably be expected to have an ACC Material Adverse Effect.

     (b) Neither ACC nor any of its Significant Subsidiaries has received notice of any Order or any complaint, proceeding or investigation of any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by ACC or any Significant Subsidiary of ACC pending or, to the knowledge of ACC, threatened, which affects or could reasonably be expected to affect the validity of any such ACC Permit or impair the renewal thereof, except where the invalidity of any such ACC Permit or the non-renewal thereof does not have and could not reasonably be expected to have an ACC Material Adverse Effect. As of the date hereof, neither ACC nor any of its Significant Subsidiaries is not a party or subject to, any agreement, consent decree or Order, or other understanding or arrangement with, or any directive of, any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by ACC or any Significant Subsidiary of ACC which imposes any material restrictions on or otherwise affects in any material way, the conduct of the business of ACC or any of its Significant Subsidiaries.

     (c) ACC and its Subsidiaries are not and have not been in violation of or default under any Laws or Order of any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by ACC or any Subsidiary of ACC, except for violations which, individually or in the aggregate, have not had and could not reasonably be expected to have an ACC Material Adverse Effect.

     5.6. Absence of Certain Changes or Events.  Since the Balance Sheet Date
(i) there has not been any change, event or development (or threat thereof) which has had, or that could reasonably be expected to have, individually or in the aggregate, an ACC Material Adverse Effect, (ii) ACC and its Subsidiaries conducted their respective businesses only in the ordinary course of business consistent with past practice and (iii) neither ACC nor any of its Significant Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of Section 6.2.

     5.7. Compliance with Contracts and Commitments.

     (a) Section 5.7 of the ACC Disclosure Schedule contains an accurate and complete listing of each material Contract, whether written or oral, of ACC required to be described in the ACC SEC Reports or filed as Exhibits thereto pursuant to the Exchange Act. Each of such Contracts (other than Contracts which have expired or terminated in accordance with the terms thereof) is in full force and effect and (i) to the best of ACC's knowledge, neither ACC nor any of its Subsidiaries nor, to the best of ACC's knowledge, any other party thereto has breached or is in default thereunder, (ii) to the best of ACC's knowledge, no event has occurred which, with the passage of time or the giving of notice or both would constitute such a breach or default, (iii) to the best of ACC's knowledge, no claim of material default thereunder has been asserted or threatened and (iv) neither ACC nor any of its Subsidiaries nor, to the knowledge of ACC, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, does not have and could not reasonably be expected to have an ACC Material Adverse Effect.

     (b) Neither ACC nor any of its Subsidiaries is in violation of any term of
(i) its Certificate of Incorporation, By-laws or other organizational documents,
(ii) any agreement or instrument related to indebtedness for borrowed money or any other Contract to which it is a party or by which it is bound, (iii) any applicable law, ordinance, rule or regulation of any Governmental Body, or (iv) any applicable Order of any Governmental Body, or self-regulatory organization which is charged with regulating or supervising any business conducted by ACC or any Subsidiary of ACC, the consequences of which violation, whether individually or in the aggregate, have or could reasonably be expected to have an ACC Material Adverse Effect.

     5.8. Non-Contravention; Approvals and Consents.

     (a) The execution and delivery of this Agreement by ACC do not, and the performance by ACC of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of ACC or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the Certificate of Incorporation or By-laws of ACC or any of its Subsidiaries, or (ii) subject to the obtaining of the ACC Shareholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) Laws or Orders of any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by ACC or any Subsidiary of ACC applicable to ACC or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contract to which ACC or any of its Subsidiaries is a party or by which ACC or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not reasonably be expected to have an ACC Material Adverse Effect.

     (b) Except for (i) the filing of premerger notification and report form by ACC under the HSR Act, and any applicable filings and approvals under similar foreign antitrust laws and regulations; (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated by this Agreement and (iii) the filing of the Certificate of Merger and other appropriate merger documents required by the NJBCA with the Secretary of State of the State of New Jersey, and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, no consent, approval or action of, filing with or notice to any Governmental Body or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by ACC or any Subsidiary of ACC, or any Contract to which ACC or any of its Subsidiaries is a party or by which ACC or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by ACC, the performance by ACC of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not reasonably be expected to have an ACC Material Adverse Effect.

     5.9. Litigation. Except as disclosed in Section 5.9 of the ACC Disclosure Schedule, there are no actions, suits, arbitrations, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of ACC, threatened against ACC or any of its Subsidiaries (or any ACC Employee Plan or ACC Benefit Arrangement), or any property of ACC or any Subsidiary of ACC (including Proprietary Rights), in any court or before any arbitrator of any kind or before or by any Governmental Body, except actions, suits, arbitrations, investigations or proceedings which, individually or in the aggregate, have not had and if adversely determined or resolved, could not reasonably be expected to have an ACC Material Adverse Effect.

     5.10. Labor Matters. ACC is in material compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against ACC pending before the National Labor Relations Board or any other governmental agency arising out of ACC's activities, and ACC has no knowledge of any facts or information which would give rise thereto.

     5.11. Absence of Undisclosed Liabilities. ACC has no liabilities or obligations (whether choate or inchoate, absolute or contingent, or otherwise) except (i) liabilities which are reflected and reserved against or disclosed on the Balance Sheet and (ii) liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and which have not resulted in, and could not reasonably be expected to result in, individually or in the aggregate, an ACC Material Adverse Effect.

     5.12. No Brokers. Except as disclosed in Section 5.12 of the ACC Disclosure Schedule, neither ACC nor any Subsidiary or affiliate of ACC has entered into or will enter into any Contract or understanding, whether oral or written, with any Person which will result in the obligation of VTI to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     5.13. No Other Agreements to Sell the Assets, Merge, Etc. Neither ACC nor any Significant Subsidiary of ACC has any legal obligation, absolute or contingent, to any other person to sell any Assets, to sell any capital stock of ACC or any of its Significant Subsidiaries or to effect any merger, consolidation or other reorganization of ACC or any of its Significant Subsidiaries or to enter into any agreement with respect thereto.

     5.14. Employee Benefit Plans.

     (a) The ACC Disclosure Schedule sets forth a true and complete list of all the following: (i) each "employee benefit plan," as such term is defined in
Section 3(3) of ERISA, established by ACC, any of its Significant Subsidiaries or any ERISA Affiliate or under which ACC, or any of its Significant Subsidiaries or any ERISA Affiliate contributes or under which any Employees of ACC or any beneficiary thereof is covered, is eligible for coverage or has benefit rights with respect to service to ACC, any of its Significant Subsidiaries or any ERISA Affiliate or under which any obligation exists to issue capital stock of ACC or any of its Significant Subsidiaries (each, an "ACC Employee Plan"), and (ii) each other plan, program, policy, contract or arrangement providing for bonuses, pensions, deferred pay, stock or stock-related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any ACC Employees or any beneficiaries or dependents of any ACC Employees (other than directors' and officers' liability insurance policies), whether or not oral or written or insured or funded, or constituting an employment or severance agreement or arrangement with any officer or director of ACC (each, an "ACC Benefit Arrangement"). The ACC Disclosure Schedule also (i) sets forth a true and complete list of each ACC Employee Plan maintained by ACC, any of its Significant Subsidiaries or any ERISA Affiliate during the five years preceding the date of this Agreement that was covered during such period by Title IV of ERISA, (ii) identifies each ACC Employee Plan that is intended to be qualified under Section 401(a) of the Code, and (iii) identifies the ACC Employee Plans and ACC Benefit Arrangements that are maintained by ACC and its Significant Subsidiaries. ACC has made available to VTI with respect to each ACC Employee Plan and ACC Benefit Arrangement: (i) a true and complete copy of all written documents comprising such ACC Employee Plan or ACC Benefit Arrangement (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of such ACC Employee Plan or ACC Benefit Arrangement; (ii) the most recent Form 5500 or Form 5500-C (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any, including without limitation, any such reports relating to any health or medical plan; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent Internal Revenue Service determination letter, if any. Any such ACC Employee Plans and ACC Benefit Arrangements not so provided are not in the aggregate material to ACC and its Subsidiaries taken as a whole.

     (b) Each ACC Employee Plan and ACC Benefit Arrangement has been established and maintained in all material respects substantially in accordance with its terms and substantially in compliance with all applicable laws, including, but not limited to, ERISA and the Code where the failure to comply with such terms or laws would have an ACC Material Adverse Effect. To the best of ACC's knowledge, neither ACC nor any of its Significant Subsidiaries nor any of their respective Employees nor any other disqualified person or party-in-interest with respect to any ACC Employee Plan, have engaged directly or indirectly in any "prohibited transaction," as such term is defined in section 4975 of the Code or
Section 406 of ERISA, with respect to which ACC or its Significant Subsidiaries could have or has any material liability. All contributions required to be made to ACC Employee Plans and ACC Benefit Arrangements have been made timely or, to the extent such contributions have not been made timely the liability resulting therefrom is not material. Each ACC Employee Plan that is intended to be qualified under Section 401(a) of the Code and whose related trust is intended to be exempt from taxation under Section 501(a) of the Code has received, or has applied for and has not been denied, a favorable determination letter with respect to its qualification and to ACC's best knowledge, nothing has occurred which could cause a loss of such qualification. Neither ACC, any ERISA Affiliate nor any of its

Significant Subsidiaries has incurred any liability to the Pension Benefit Guaranty Corporation other than a liability for premiums not yet due.

     (c) Neither ACC, any ERISA Affiliate nor any of its Significant Subsidiaries has ever maintained, sponsored or contributed to any ACC Employee Plan or ACC Benefit Plan that is or was subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code), whether or not waived.

     (d) Neither ACC, any ERISA Affiliate nor any of its Significant Subsidiaries has ever maintained or sponsored or contributed to any employee pension benefit plan.

     (e) Neither ACC nor any ERISA Affiliate has any liability under Title IV of ERISA, nor do any circumstances exist that could result in any of them having any liability under Title IV of ERISA. To the best of ACC's knowledge, neither ACC nor any of its Significant Subsidiaries has any liability for any failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or to the extent ACC or any of its Significant Subsidiaries has any such liability, such liability is not material.

     (f) There are no actions, suits, arbitrations, inquiries, investigations or other proceedings (other than routine claims for benefits) pending or, to ACC's knowledge, threatened, with respect to any ACC Employee Plan or ACC Benefit Arrangement.

     (g) No Employees and no beneficiaries or dependents of Employees are or may become entitled under any ACC Employee Plan or ACC Benefit Arrangement to post-employment welfare benefits of any kind, including without limitation death or medical benefits, other than coverage mandated by Section 4980B of the Code.

     (h) There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of ACC or any of its Significant Subsidiaries; no such petitions have been pending at any time within two years of the date of this Agreement and, to ACC's best knowledge, there has not been any organizing effort by any union or other group seeking to represent any employees of ACC or any of its Significant Subsidiaries as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending, or, to ACC's knowledge, threatened, against ACC or any of its Significant Subsidiaries nor have there been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to ACC or any of its Significant Subsidiaries at any time within two years of the date of this Agreement.

     (i) Neither ACC nor any of its Significant Subsidiaries has scheduled or agreed upon future increases of benefits levels (or creations of new benefits) with respect to any ACC Employee Plan or ACC Benefit Arrangement, and no such increases or creation of benefits have been proposed or made the subject of representations to employees under circumstances which make it reasonable to expect that such increases would be granted. No loan is outstanding between ACC, any of its Subsidiaries or any ERISA Affiliate and any Employee.

     5.15. Environmental Matters.

     (a) Except as set forth in Section 5.15 of the ACC Disclosure Schedule, ACC and its Subsidiaries are in full compliance with all applicable Environmental Laws, other than those as to which the failure to so comply would not result in an ACC Material Adverse Effect, and there are no circumstances that may prevent or interfere with such full compliance in the future. Except as set forth in
Section 5.15 of the ACC Disclosure Schedule, neither ACC nor any of its Subsidiaries has received any written or oral communication, whether from a governmental authority, citizens' group, employee, agent or otherwise, that alleges that ACC or any of its Subsidiaries is not in such full compliance with Environmental Laws or that alleges that any properties or assets of ACC or any of its Subsidiaries may have been affected by any Materials of Environmental Concern. All permits and other governmental authorizations currently held or being applied for by ACC pursuant to the Environmental Laws are identified in
Section 5.15 of the ACC Disclosure Schedule and will not be terminated, suspended or otherwise adversely affected by the Merger.

     (b) Except as set forth in Section 5.15 of the ACC Disclosure Schedule, there is no Environmental Claim pending or threatened (i) against ACC or any of its Subsidiaries, (ii) against any Person whose liability for any Environmental Claim ACC or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (iii) against any real or personal property which ACC or any of its Subsidiaries own, lease, manage, supervise or participate in the management of, or in which ACC or any of its Subsidiaries hold a security interest in connection with a loan or loan participation, other than such as would not, either individually or in the aggregate, result in an ACC Material Adverse Effect.

     (c) Except as set forth in Section 5.15 of the ACC Disclosure Schedule, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim against ACC or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim ACC or any of its Subsidiaries has or may have retained or assumed, either contractually or by operation of law, other than such as would not, either individually or in the aggregate, result in an ACC Material Adverse Effect.

     (d) Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where ACC or any of its Subsidiaries has stored, released, discharged, disposed of, or arranged for the disposal of Materials of Environmental Concern are identified in Section 5.15 of the ACC Disclosure Schedule, (ii) all underground storage tanks, whether or not regulated under Subtitle I of the Resource Conservation and Recovery Act, 42 U.S.C. ss.6991 et seq., or applicable state and local laws, rules and regulations, and the capacity and contents of such tanks, located on property owned, leased, managed or supervised by ACC or any of its Subsidiaries, or in which ACC or any of its Subsidiaries holds a security interest in connection with a loan or loan participation are identified in Section 5.15 of the ACC Disclosure Schedule,
(iii) except as set forth in Section 5.15 of the ACC Disclosure Schedule, there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased, managed or supervised by ACC or any of its Subsidiaries or in which ACC or any of its Subsidiaries holds a security interest in connection with a loan or loan participation, and (iv) except as set forth in Section 5.15 of the ACC Disclosure Schedule, no polychlorinated biphenyls are used or stored at any property owned, leased, managed or supervised by ACC or any of its Subsidiaries or in which ACC or any of its Subsidiaries holds a security interest in connection with a loan or loan participation.

     (e) Section 5.15 of the ACC Disclosure Schedule sets forth an accurate and complete list of outstanding loans of ACC or any of its Subsidiaries as to which the borrower has submitted (or is required to submit) to ACC or any of its Subsidiaries any environmental audits, analysis or surveys of any real property securing such loans, and a brief description of the environmental audit, analysis or survey, to the extent applicable. ACC will make available to VTI all reports of environmental audits, analysis and surveys referred to on Section
5.15 of the ACC Disclosure Schedule.

     5.16. Intellectual Property; Year 2000.

     (a) ACC and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of ACC and its subsidiaries.

     (b) To the knowledge of ACC, neither ACC nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of any other person, except for any such interference, infringement, misappropriation or other conflict which is not, individually or in the aggregate, reasonably likely to have a material adverse effect on ACC. Neither ACC nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or other conflict (including any claim that ACC or any such Subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person) which has not been settled or otherwise fully resolved. To ACC's knowledge, no other person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of ACC or any of its Subsidiaries, except for any such interference, infringement, misappropriation or other conflict which is not, individually or in the aggregate, reasonably likely to have an ACC Material Adverse Effect.

     (c) As the business of ACC and its Subsidiaries is presently conducted and without giving effect to any changes with respect thereto that may be made by VTI, to ACC's knowledge, VTI's use of the Intellectual Property Rights which are material to the conduct of the business of ACC and its Subsidiaries taken as a whole will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the Intellectual Property Rights of any other person.

     (d) ACC has implemented a program directed at ensuring that its and its subsidiaries' products (including prior and current products and technology and products and technology currently under development) will, when used in accordance with associated documentation on a specified platform or platforms, be capable upon installation of (i) operating in the same manner on dates in both the Twentieth and Twenty-First centuries and (ii) accurately processing, providing and receiving date data from, into and between the Twentieth and Twenty-First centuries, including the years 1999 and 2000, and making leap-year calculations, provided that all non-ACC products (e.g., hardware, software and firmware) material to the conduct of the business of ACC and used in or in combination with ACC's products, exchange data with ACC's products in the same manner on dates in both the Twentieth and Twenty-First centuries. ACC has taken the steps set forth in Section 5.16 of the ACC Disclosure Schedule to assure that the year 2000 date change will not adversely affect the systems and facilities that support the operations of ACC and its Subsidiaries, except as is not reasonably likely to have an ACC Material Adverse Effect.

     5.17. Customers. Section 5.17 of the ACC Disclosure Schedule includes a list of the top ten customers of ACC, plus any other customer or group of related customers from whom payments were received which equaled or exceeded five percent (5%) of ACC's gross sales for the fiscal years ended 1997 or 1998, or from whom payments are projected to equal or exceed such percentage for the current fiscal year (the "ACC Large Customers"). Except as set forth in Section
5.17 of the ACC Disclosure Schedule, ACC has no knowledge that any of the ACC Large Customers intends to terminate or otherwise modify adversely its relationship with ACC or to materially decrease its purchases of goods or services from ACC. ACC has maintained its customer lists and related information on a confidential and proprietary basis and has not granted to any third party any right to use such customer lists for any purpose unrelated to the business of ACC.

     5.18. Transactions with Affiliates. Except as set forth in Section 5.18 of the ACC Disclosure Schedule, no officer, director or holder of 5% or more of the outstanding share capital of ACC or any ACC Subsidiary, or any person or affiliated group with whom any such stockholder, officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person, owns (other than through a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such persons) any beneficial interest in: (i) any contract, arrangement or understanding or any related series of the same involving aggregate consideration in excess of $10,000 with, or relating to, the business or operations of ACC or any ACC Subsidiary; (ii) any loan, arrangement, understanding, agreement or contract or any related series of the same for or relating to indebtedness of ACC or any ACC Subsidiary in excess of $10,000 in the aggregate; or (iii) any property or related group of properties with an aggregate value of at least $10,000 (real, personal or mixed), tangible or intangible, used or currently intended to be used in, the business or operations of ACC or any ACC Subsidiary.

     5.19. Management Letters. True and accurate copies of all management letters by ACC or any ACC Subsidiary from any of their accountants since December 31, 1997 are included in Section 5.19 of the ACC Disclosure Schedule.

     5.20. Proxy Statement.

     (a) To the best of ACC's knowledge, the Proxy Statement relating to the ACC Shareholders' Meeting, as amended or supplemented from time to time, and any other documents relating to the ACC Shareholders Meeting to be filed with the SEC or any other Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by ACC or any Subsidiary of ACC in connection with the Merger and the other transactions contemplated hereby will not, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to shareholders, and at the time of the ACC Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, insofar as the information therein relates to ACC. The Proxy Statement and any such other documents filed by ACC with the SEC under the Exchange Act will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act.

     (b) Neither the information supplied or to be supplied by or on behalf of ACC for inclusion, nor the information incorporated by reference from documents filed by ACC with the SEC, in any document to be filed by VTI or any of its Subsidiaries with any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by ACC or VTI or any Subsidiary of either in connection with the Merger or any other transaction contemplated hereby will on the date of its filing contain, to the best of ACC's knowledge, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading except that no representation or warranty is made by ACC with respect to the statements made or incorporated by reference therein based upon information supplied by VTI specifically for inclusion or incorporation by reference in the Proxy Statement or any other documents filed by ACC with the SEC.

     5.21. Tax Matters. Except as set forth in Section 5.21 of the ACC Disclosure Schedule:

          (a) The Taxpayers of ACC have duly filed all tax reports and returns required to be filed by them, including all federal, state, local and foreign tax returns and reports and have paid in full all taxes required to be paid by such Taxpayers before such payment became delinquent or which is being contested in good faith and for which adequate reserves have been set aside in ACC's financial records. To the best of ACC's knowledge, ACC has made adequate provision, in conformity with generally accepted accounting principles consistently applied, for the payment of all taxes which may subsequently become due. All taxes which any Taxpayer of ACC has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing authority.

          (b) The federal income tax returns of ACC and its predecessors have not been examined by the Internal Revenue Service for any periods since their inception. There are no audits of ACC's tax returns known by ACC to be pending, and there are no claims which have been or may be asserted relating to any of ACC's tax returns filed for any year which if determined adversely would result in the assertion by any governmental agency of any deficiency which could reasonably be expected to result in, individually or in the aggregate, an ACC Material Adverse Effect. There have been no waivers of statutes of limitations by ACC.

          (c) None of the Taxpayers of ACC has filed a statement under
     Section 341(f) of the Code (or any comparable state income tax provision) consenting to have the provisions of Section 341(f)(2) (collapsible corporations provisions) of the Code (or any comparable state income tax provision) apply to any disposition of any of ACC's assets or property, and no property of ACC is property which VTI or ACC is or will be required to treat as owned by another person pursuant to the provisions of
     Section 168(f) (safe harbor leasing provisions) of the Code. ACC is not a party to any tax-sharing agreement or similar arrangement with any other party.

     5.22. Reports and Financial Statements. ACC has timely filed with the SEC all ACC SEC Reports and has previously made available to VTI true and complete copies of all ACC SEC Reports. As of their respective dates, the ACC SEC Reports
(i) complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in Section 5.22 of the ACC Disclosure Schedule, since June 30, 1997, ACC has not received from the SEC, any state securities commissioner or agency or NASDAQ, notice of any actual or threatened inquiry, investigation, hearing, prosecution, stop order proceeding or other adverse action by such agency or authority against ACC, any of its Subsidiaries or Affiliates or any listing of any security issued by ACC or any of its Subsidiaries. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the ACC SEC Reports (the "ACC Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected, individually or in the aggregate, to result in a ACC Material Adverse Effect) the consolidated financial position of ACC and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended, in each case, in accordance with generally accepted accounting principles consistently applied.

     5.23. Payments. ACC has not, directly or indirectly, paid nor has it delivered any fee, commission or other sum of money or item or property, however characterized, any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of ACC, which ACC knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and ACC has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and has at all times done business in an open and ethical manner.

     5.24. Information Supplied. The financial and other information provided to VTI by or on behalf of ACC on or prior to the date hereof and listed on
Section 5.24 of the ACC Disclosure Schedule was prepared in good faith and, as of the dates provided and in light of the circumstances under which such information was provided (as supplemented by further information provided by ACC to VTI prior to the date hereof), accurately reflected in all material respects the status or matters purported to be reflected by such financial or other information. To the best of ACC's knowledge, the information provided in these representations and warranties and the ACC Disclosure Schedule is not false or misleading in any material respect, as of the dates provided and in light of the circumstances under which such information was provided (as supplemented by further information provided by ACC to VTI prior to the date hereof).

     5.25. Other Reports. Since September 30, 1999, to the best of ACC's knowledge, ACC and each of its Subsidiaries has filed all required forms, reports and documents required to be filed with any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by ACC or any ACC Subsidiary (other than such forms, reports and documents which if not filed would not adversely affect in any material manner the licenses and regulatory status of ACC or any ACC Subsidiary), each of which complied in all material respects with applicable requirements in effect on the dates of such filings and to the best of ACC's knowledge, none of which, as of its date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

     5.26. Vote Required. The affirmative vote of the holders of record of a simple majority of the outstanding shares of the ACC Common Stock with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of ACC required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

                                   ARTICLE 6
               ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

     6.1. Conduct of the Business of VTI. Except with the prior consent of ACC or as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time: (i) VTI will, and will cause each of its Subsidiaries to, conduct its business only in, and VTI will not take, and will cause each of its Subsidiaries not to take, any action except in, the ordinary course consistent with past practice, (ii) VTI will not, and VTI will cause each of its Subsidiaries not to, enter into any material transaction other than in the ordinary course of business consistent with past practice (other than the sale by VTI of substantially all of the assets of USTelecenters, Inc. and Vermont Network Services Corporation) and (iii) to the extent consistent with the foregoing, with no less diligence and effort than would be applied in the absence of this Agreement, VTI will use its best efforts to, and will cause each of its Subsidiaries to use its best efforts to, preserve intact its current business organizations and reputation, keep available the service of its current officers and employees, preserve its relationships with customers, suppliers and others having business dealings with it with the objective that their goodwill and ongoing businesses shall be unimpaired at the Effective Time and comply in all material respects with all Laws and Orders of all Governmental Bodies or regulatory authorities applicable to it. Without limiting the generality of the foregoing and except as otherwise expressly permitted in this Agreement, prior to the

Effective Time, VTI will not and will not permit any of its Subsidiaries to, without the prior written consent of ACC (except to the extent set forth in the VTI Disclosure Schedule):

          (a) except for 3,395,278 shares of VTI Common Stock reserved for issuance upon exercise of VTI Options and warrants outstanding as of the date hereof and except as set forth in Section 4.3 of the VTI Disclosure Schedule, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, shares of the capital stock of VTI outstanding on the date hereof;

          (b) except as contemplated in subsection (a) above, directly or indirectly redeem, repurchase or otherwise acquire, or propose to redeem, repurchase or otherwise acquire, any of its outstanding securities or any Option with respect thereto;

          (c) except for a reverse split of its outstanding VTI Common Stock in a ratio agreed to by ACC, split, combine, subdivide, reclassify or take similar action with respect to any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such, other than in a manner consistent with prior business practices;

          (d) (i) increase in any manner the compensation or fringe benefits of any of its directors or officers; (ii) increase in any manner the compensation or fringe benefits of any employee (other than a director or officer); (iii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, pension or employment plans, agreements or arrangements as in effect on the date hereof to any such director, officer or employees, whether past or present; (iv) enter into any new or amend any existing employment agreement with any such director, officer or employee;
     (v) enter into any new or amend any existing severance agreement with any such director, officer or employee; or (vi) except as may be required to comply with applicable law, become obligated under any new pension plan or arrangement, welfare plan or arrangement, multi-employer plan or arrangement, employee benefit plan or arrangement, severance plan or arrangement, benefit plan or arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing or accelerating any benefits thereunder;

          (e) enter into any contract or amend or modify any existing contract, or engage in any new transaction with any Affiliate of VTI or any of its Subsidiaries;

          (f) adopt a plan of complete or partial liquidation, or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of VTI or any of its Subsidiaries (other than the Merger, and other than such of the foregoing with respect to any subsidiary of VTI as do not change the beneficial ownership interest of VTI in such Subsidiary);

          (g) make any acquisition, by means of merger, consolidation, purchase of a substantial equity interest in or a substantial portion of the assets of, or otherwise, of (i) any business or corporation, partnership, association or other business organization or division thereof or (ii) any other assets;

          (h) adopt or propose any amendments to its Certificate of Incorporation or By-laws, except as contemplated by this Agreement, or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary not constituting an inactive Subsidiary of VTI;

          (i) other than borrowings under existing credit facilities, (x) incur any indebtedness for borrowed money or guarantee any such indebtedness,
     (y) make any loans, advances or capital contributions to, or investments in, any other Person (other than to VTI or any Wholly-Owned Subsidiary of VTI) or (z) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money;

          (j) make any change in the lines of business in which it participates or is engaged;

          (k) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of VTI or its Subsidiaries;

          (l) enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services and for the expenditure of greater than $25,000 which is not cancelable without penalty on 30 days' or less notice; or

          (m) except to the extent required by applicable law, (x) permit any material change in (A) pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method or calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental Body or regulatory authority;

          (n) sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties, except for sales of inventory in the ordinary course of business;

          (o) take any action that would cause any representations set forth in
     Article 4 not to be true in all material respects from and after the date hereof until the Effective Time;

          (p) fail to maintain in full force the insurance policies in effect on the date hereof or change any self-insurance program in effect in any material respect;

          (q) in the event that a claim is made for damage, which damage would have a VTI Material Adverse Effect during the period prior to the Closing Date which is covered by such insurance, fail to promptly notify ACC of the pendency of such a claim;

          (r) do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any Contract or commitment of VTI or any of its Subsidiaries;

          (s) fail to duly comply in all material respects with all Laws and Orders applicable to it and its properties, operations, business and employees; or

          (t) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any Contract to do any of the foregoing.

Notwithstanding anything to the contrary in this Section 6.1, the parties acknowledge and agree that from the date of this Agreement through the Closing Date, ACC and VTI will be actively cooperating in running the business of VTI and that any action taken or not taken during such period by VTI at the direction of, with the knowledge of or in consultation with a representative of ACC will not result in a breach of this Section 6.1 by VTI.

     6.2. Conduct of the Business of ACC. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time: (i) ACC will, and will cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and
(ii) to the extent consistent with the foregoing, with no less diligence and effort than would be applied in the absence of this Agreement, ACC will, and will cause each of its Subsidiaries to, preserve intact its current business organizations and reputation, keep available the service of its current officers and employees, preserve its relationships with customers, suppliers and others having business dealings with it with the objective that their goodwill and ongoing businesses shall be unimpaired at the Effective Time and comply in all material respects with all Laws and Orders of all Governmental Bodies or regulatory authorities applicable to it.

     6.3. No Solicitation. VTI shall not, nor shall it authorize or permit any officer, director, employee, investment banker, financial advisor, attorney, accountant or other agent or representative (each, a

"Representative") retained by or acting for or on behalf of it to, directly or indirectly, initiate, solicit, encourage, participate in any negotiations regarding, furnish any confidential information in connection with, endorse or otherwise cooperate with, assist, participate in or facilitate the making of any proposal or offer for, or which may reasonably be expected to lead to, an Acquisition Transaction by any Person or group (a "Potential Acquiror"). VTI will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Transaction, all of which such activities, discussions and negotiations which have occurred since December 31, 1998 are set forth in section 6.3 of the VTI Disclosure Schedule, except to the extent that disclosure thereof is prohibited pursuant to a written agreement between VTI and any such Potential Acquiror. As used in this Agreement, "Acquisition Transaction" means any merger, consolidation or other business combination involving the relevant party to this Agreement or any of its Significant Subsidiaries or any acquisition in any manner of all or a substantial portion of the equity of, or all or a substantial portion of the assets of, such party or any of its Significant Subsidiaries, whether for cash, securities or any other consideration or combination thereof other than pursuant to the transactions contemplated by this Agreement.

     6.4. Meetings of Shareholders.

     (a) Subject to the fiduciary duties of VTI's Board of Directors under applicable law, (i) VTI will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders (the "VTI Stockholders' Meeting") as promptly as practicable to consider and vote upon the approval of the Merger and the other transactions contemplated hereby (the "VTI Stockholders' Approval") and
(ii) the Board of Directors of VTI shall recommend and declare advisable such approval and VTI shall take all lawful action to solicit, and use all reasonable efforts to obtain, such approval. ACC agrees to cooperate in all reasonable respects with VTI in VTI's efforts to obtain VTI Stockholders' Approval.

     (b) Subject to the fiduciary duties of ACC's Board of Directors under applicable law as advised in writing by counsel (i) ACC will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its shareholders (the "ACC Shareholders' Meeting") as promptly as practicable to consider and vote upon the approval of the Merger and the other transactions contemplated hereby (the "ACC Shareholders' Approval") and (ii) the Board of Directors of ACC shall recommend and declare advisable such approval, and ACC shall take all lawful action to solicit, and use all reasonable efforts to obtain, such approval. VTI agrees to cooperate in all reasonable respects with ACC in ACC's efforts to obtain the ACC Shareholders' Approval.

     (c) ACC and VTI will use their best efforts to hold the ACC Shareholders' Meeting and the VTI Stockholders' Meeting on the same day as soon as reasonably practicable after the date hereof.

     6.5. Proxy Statement. As soon as practicable following the date of this Agreement, VTI and ACC shall prepare and file with the SEC a joint proxy statement (the "Proxy Statement") and VTI shall prepare and file with the SEC a registration statement on Form S-4 (the "Form S-4"), in which the Proxy Statement will be included as a prospectus. Each of VTI and ACC shall use reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. VTI will use all reasonable efforts to cause the Proxy Statement to be mailed to VTI's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. ACC will use all reasonable efforts to cause the Proxy Statement to be mailed to ACC's shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. VTI shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of VTI Common Stock in the Merger and ACC shall furnish all information concerning ACC and the holders of ACC Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by VTI, or the Proxy Statement will be made by either VTI or ACC, without providing the other party the opportunity to review and comment thereon. VTI will advise ACC, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the VTI Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for additional information. If at any time prior to the Effective Time any information relating to ACC or VTI, or any of their respective affiliates,

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

officers or directors, should be discovered by ACC or VTI which would be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of ACC and VTI.

     6.6. Reasonable Efforts. ACC and VTI shall, and shall use all reasonable efforts to cause their respective Subsidiaries to: (i) promptly make all filings and seek to obtain all Authorizations required under all applicable laws with respect to the Merger and the other transactions contemplated hereby and will cooperate with each other with respect thereto; (ii) use all reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in Article 6 and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein as soon as practicable (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation); and (iii) not take any action (including, without limitation, effecting or agreeing to effect or announcing an intention or proposal to effect, any acquisition, business combination or other transaction) which might reasonably be expected to impair the ability of the parties to consummate the Merger at the earliest possible time (regardless of whether such action would otherwise be permitted or not prohibited hereunder).

     6.7. Access to Information. Upon reasonable notice, each of ACC and VTI shall (and shall cause their respective Subsidiaries to) afford to the authorized Representatives of the other party access, during normal business hours throughout the period prior to the Effective Time, to its properties, books and records (including without limitation, the work papers of independent accountants) and, during such period, shall (and shall cause their respective Subsidiaries to) furnish promptly to such Representatives all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any of the respective representations or warranties made by VTI or ACC. Each of ACC and VTI agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.7 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party hereto will keep confidential, and will cause its Representatives to keep confidential, all information and documents obtained pursuant to this
Section 6.7 except as otherwise consented to by the other party; provided, however, that neither VTI nor ACC shall be precluded from making any disclosure which it deems required by law in connection with the transactions contemplated by this Agreement. In the event any party is required to disclose any information or documents pursuant to the immediately preceding sentence, such party shall promptly give written notice of such disclosure that is proposed to be made to the other party so that the parties can work together to limit the disclosure to the greatest extent possible and, in the event that either party is legally compelled to disclose any information, to seek a protective order or other appropriate remedy or both. Upon any termination of this Agreement, each of ACC and VTI will collect and deliver to the other party all documents obtained pursuant to this Section 6.7 or otherwise for such party or its Respective Representatives by it or any of its Respective Representatives then in their possession and any copies thereof. All requests for access to ACC or VTI and their respective Subsidiaries pursuant to this Section 6.7 shall be made through their Respective Representatives named in the VTI Disclosure Schedule or the ACC Disclosure Schedule, as the case may be.

     6.8. Registration and Listing of Share Consideration.

     (a) VTI will cause to be registered, under the applicable provisions of the Securities Act, the Merger Consideration.

     (b) VTI will use its best efforts to cause the Merger Consideration to be listed on NASDAQ.

     6.9. Affiliate Agreements. Within two weeks following the date of this Agreement, ACC will provide VTI with a list of those persons who are, in ACC's reasonable judgment after review by its independent counsel, "affiliates" of it within the meaning of Rule 145 promulgated under the Securities Act
("Rule 145") (each such person who is an "affiliate" within the meaning of Rule 145 is referred to herein as a "Rule 145 Affiliate"). ACC shall provide VTI with such information and documents as VTI shall reasonably request for purposes of reviewing such list and shall notify VTI in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Effective Time. ACC shall use its commercially reasonable efforts to deliver or cause to be delivered to VTI prior to the Effective Time from each of its Rule 145 Affiliates, an executed Affiliate Agreement, in substantially the form attached hereto as Exhibit D an "Affiliate Agreement"). VTI shall be entitled to place appropriate legends on the certificates evidencing any VTI Common Stock to be received by such Rule 145 Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for VTI Common Stock, consistent with the terms of the Affiliate Agreements.

     6.10. Consents. ACC and VTI shall use their respective best efforts, without payment of any consideration to the persons or entities from whom or which consents or agreements are required, to obtain at the earliest practicable date, all consents and agreements of third parties necessary for the performance by ACC and VTI of their respective obligations under this Agreement or any agreement referred to herein or contemplated hereby or to the consummation of the transactions contemplated hereby or thereby except for those consents and agreements which, if not obtained, would not have an ACC Material Adverse Effect or a VTI Material Adverse Effect, as the case may be. No consideration, whether such consideration shall consist of the payment of money or shall take any other form, for any such consent or agreement necessary to the consummation of the transactions contemplated hereby shall be given or promised by either of ACC or VTI or any of their respective Subsidiaries without the prior written approval of the other party.

     6.11. Filings and Authorizations. ACC and VTI shall, as promptly as practicable following the execution and delivery of this Agreement, file or supply, or cause to be filed or supplied, all notifications, reports and other information required to be filed or supplied pursuant to the HSR Act in connection with the transactions contemplated by this Agreement. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings required of VTI and ACC or their respective affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general. Each of ACC and VTI will proceed diligently and in good faith and will use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, (i) make, or cause to be made, all such other filings and submissions, as may be required to consummate the Merger and the other transactions contemplated hereby in accordance with the terms of this Agreement,
(ii) obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all persons and governmental authorities necessary to be obtained in order to consummate such transfer and such transactions and
(iii) take, or cause to be taken, all other actions necessary, proper or advisable in order to fulfill their respective obligations hereunder.

     6.12. Further Assurances; Notice of Breach; Cure. At any time and from time to time after the Closing, the parties agree to use their best efforts to cooperate with each other, to execute and deliver such other documents, instruments of transfer or assignment (which documents and instruments must be in form reasonably satisfactory to each party executing the same) and do all such further acts and things as may reasonably be required to carry out the transactions contemplated hereunder. Each party shall promptly notify the other party in writing of any information delivered to or obtained by such party which would prevent the satisfaction of any condition set forth in Article 7 or consummation of the transactions contemplated by this Agreement, or would indicate a breach of the representations or warranties of any of the parties to this Agreement. After giving or receiving notice that any representation, warranty or covenant set forth herein has been breached or that any condition set forth in Article 7 cannot be satisfied, the affected party shall have 15 days to cure same or to demonstrate to the other party's reasonable satisfaction that such breach or condition both is curable and will be cured prior to the estimated Effective Time. If such party fails to cure or demonstrate such ability to cure such breach or satisfy such condition, the other party shall have the right to waive the breach or failure of condition unless the nature of such breach or failure of condition renders closing under this Agreement impossible. If such breach or failure of condition is not waived, this Agreement may be terminated in accordance with Section 8.1.

     6.13. Voting Agreements.

     (a) VTI Voting Agreements. Concurrently herewith, each of William Shea, Franklin Reece and Paul O'Brien has entered into the VTI Voting Agreement with ACC in substantially the form attached hereto as Exhibit E.

     (b) ACC Voting Agreement. Concurrently herewith, Richard Reiss has entered into the ACC Voting Agreement with VTI in substantially the form attached hereto as Exhibit F.

     6.14. Cooperation on Litigation. VTI and ACC agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information (including access to books and records) and assistance as is reasonably necessary for the preparation for or the prosecution or defense of any suit, action, litigation or arbitration or other proceeding or investigation against VTI or ACC, respectively, arising from this Agreement or the transactions contemplated hereby. The party requesting such information and assistance shall reimburse the other party for all reasonable out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance.

     6.15. Restriction on Sale of VTI Common Stock. VTI shall cause each Indemnifying Shareholder to enter into a lockup agreement in the form of Exhibit G pursuant to which such Indemnifying Shareholder will agree that, for a period of six (6) months after the Effective Time, such Indemnifying Shareholder will not sell, offer to sell, pledge, transfer or otherwise dispose of any shares of its VTI Common Stock or derivative thereof.

                                   ARTICLE 7
                             CONDITIONS TO CLOSING

     7.1. Conditions to Obligations of the Parties. The respective obligations of each party to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, unless waived in writing by the party being benefited thereby, to the extent permitted by applicable law.

     (a) VTI Stockholders' Approval. VTI shall have obtained the VTI Stockholders' Approval from the requisite holders of shares of the VTI Common Stock in accordance with applicable law and the Certificate of Incorporation and Bylaws of VTI.

     (b) ACC Shareholders' Approval. ACC shall have obtained the ACC Shareholders' Approval from the requisite holders of the Shares in accordance with applicable law and the Certificate of Incorporation and Bylaws of ACC.

     (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or expired.

     (d) Government Consents. All (i) Authorizations specified in the ACC Disclosure Schedule and the VTI Disclosure Schedule and (ii) other Authorizations required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained in each case without limitation or restriction unacceptable to VTI and ACC in their reasonable judgment, except, in the case of Authorizations referred to in clause (ii) above, where the failure to have obtained such Authorizations could not reasonably be expected to have a VTI Material Adverse Effect or an ACC Material Adverse Effect, as the case may be.

     (e) No Suits nor Injunctions. There shall be no suits, actions, inquiry, investigations nor proceedings, nor shall there be in effect any Order or injunction of any court or Governmental Body of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement or permitting such consummation only subject to any condition or restriction unacceptable to VTI and ACC in their reasonable judgment.

     (f) Proxy Statement. The Proxy Statement shall have been approved for distribution to each of ACC's shareholders and VTI's stockholders at the time that it is mailed to ACC and VTI shareholders, and no order suspending such approval shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend such approval shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or Exchange Act relating to the issuance of the VTI Common Stock shall have been received.

     (g) Tax Opinion. ACC and VTI shall have received the written opinions of Morrison & Foerster LLP and Burns & Levinson LLP, respectively, in form and substance satisfactory to them, to the effect that the Merger, if consummated according to this Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that the federal income tax consequences to ACC's shareholders will be consistent with such type of reorganization.

     7.2. Conditions to Obligations of VTI. The obligations of VTI to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or part by VTI to the extent permitted by applicable law:

          (a) Representations and Warranties True. Each of the representations and warranties made by ACC in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and ACC shall have delivered to VTI a certificate, dated the Closing Date and executed on behalf of ACC by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

          (b) Performance. ACC shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing, and ACC shall have delivered to VTI a certificate, dated the Closing Date and executed on behalf of ACC by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

          (c) Opinion of Counsel for ACC. VTI shall have received from Morrison & Foerster LLP, or other counsel for ACC satisfactory to VTI, an opinion dated the Closing Date in substantially the form set forth in Exhibit H hereto.

          (d) Proceedings. All corporate proceedings taken by ACC in connection with the transactions contemplated hereby and all documents incident thereto shall reasonably be satisfactory in all respects to VTI and VTI's counsel, and VTI and VTI's counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

          (e) Third Party Consents. All required authorizations, consents or approvals of any third party (other than a Governmental Body), the failure to obtain which could have an ACC Material Adverse Effect, shall have been obtained.

          (f) The ACC Voting Agreement. The ACC Voting Agreement shall have been observed and shall continue to be in full force and effect in accordance with its terms.

          (g) Fairness Opinion. VTI shall have received a written opinion of H.C. Wainwright & Co., Inc., or another investment banking firm, dated the date of the Proxy Statement, to the effect that the financial terms of the Merger are fair from a financial point of view to VTI and its stockholders.

     7.3. Conditions to Obligations of ACC. The obligations of ACC to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by ACC to the extent permitted by applicable law.

     (a) Representations and Warranties True. Each of the representations and warranties made by VTI in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and VTI shall have delivered to ACC a certificate, dated the Closing

Date and executed on behalf of VTI by its Chairman of the Board, Chief Executive Officer, or any Executive or Senior Vice President, to such effect.

     (b) Performance. VTI shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing, and VTI shall have delivered to ACC a certificate, dated the Closing Date and executed on behalf of VTI by its Chairman of the Board, Chief Executive Officer, or any Executive or Senior Vice President, to such effect.

     (c) Resignation of VTI Directors. VTI shall have received written letters of resignation from each of the current members of its Board of Directors, in each case effective immediately after the Effective Time.

     (d) Termination of Employment Agreements. VTI shall have terminated its employment agreements with each of William Shea and Franklin Reece, in each case effective immediately after the Effective Time and on terms reasonably acceptable to ACC.

     (e) No Liabilities. VTI shall have provided evidence reasonably acceptable to ACC that immediately prior to Closing that it has no debt or liabilities other than (i) current liabilities incurred in the ordinary course of business;
(ii) as disclosed in VTI's most recent quarterly report on Form 10-Q;
(iii) under VTI's senior bank facility or (iv) as otherwise disclosed to ACC in writing.

     (f) Disposal of US TeleCenters and Vermont Network Services, Inc. VTI shall have provided evidence reasonably acceptable to ACC that it has disposed of US TeleCenters and Vermont Network Services, Inc., with no recourse to VTI, except as set forth on Schedule 7.3(f).

     (g) Private Placement. ACC shall have received evidence satisfactory to it that a private placement of not less than $4,000,000 of equity securities (including the conversion of any outstanding debt securities of VTI into equity) of the Surviving Corporation, on terms acceptable to ACC, shall close immediately following consummation of the Merger.

     (h) Extension of Maturity Dates for VTI Notes. VTI shall have provided evidence reasonably acceptable to ACC that those noteholders who provided subordinated debt to VTI pursuant to a subordinated loan and security agreement dated November 17, 1999 have agreed to forbear payments on such subordinated debt until its scheduled maturity date of June 30, 2000.

     (i) Lock-Up Agreements. Each Indemnifying Shareholder shall have executed and delivered to ACC a lock-up letter agreeing in form and substance to the restrictions contained in Section 7.15.

     (j) The VTI Voting Agreement. The VTI Voting Agreements shall have been observed and shall continue to be in full force and effect in accordance with their terms.

     (k) Opinion of Counsel for VTI. ACC shall have received from Burns & Levinson LLP, or other counsel for VTI satisfactory to ACC, an opinion dated the Closing Date in substantially the form set forth in Exhibit I hereto.

     (l) Proceedings. All corporate proceedings taken by VTI in connection with the transactions contemplated hereby and all documents incident thereto shall reasonably be satisfactory in all respects to ACC and ACC's counsel, and ACC and ACC's counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

     (m) Escrow Agreement. Each of the Indemnifying Shareholders and VTI shall have executed and delivered to ACC the Escrow Agreement in the form of Exhibit C hereto.

     (n) Third Party Consents. All required authorizations, consents or approvals of any third party (other than a Governmental Body), the failure to obtain which could have a VTI Material Adverse Effect, shall have been obtained.

     (o) Listing of VTI Shares on NASDAQ. The shares of the VTI Common Stock required to be issued hereunder shall have been approved for listing on NASDAQ, subject only to official notice of issuance.

     (p) Fairness Opinion. ACC shall have received a written opinion of an investment banking firm chosen by ACC, dated the date of the Proxy Statement, to the effect that the financial terms of the Merger are fair from a financial point of view to ACC and its shareholders.

     (q) Amended and Restated Certificate of Incorporation and Bylaws. The Amended and Restated Certificate of Incorporation of VTI in the form attached hereto as Exhibit A shall have been filed with the Secretary of State of the State of Delaware and VTI shall have duly adopted the Amended and Restated Bylaws attached hereto as Exhibit B.

                                   ARTICLE 8
                          TERMINATION AND ABANDONMENT;
                     BREAK-UP FEE AND EXPENSE REIMBURSEMENT

     8.1. Termination Rights. This Agreement may be terminated by VTI or ACC at any time after the Final Termination Date unless the Closing has occurred on or prior to such date, unless the failure of such occurrence shall be due to a failure of the party seeking to terminate this Agreement to perform or observe its agreements and conditions set forth herein required to be performed or observed by such party at or before the Closing. This Agreement may be terminated at an earlier time upon the mutual written consent of the parties. In addition, either party may terminate this Agreement prior to the Final Termination Date by delivery of written notice to such effect to the other party
(a) in accordance with termination rights specifically provided elsewhere in this Agreement, (b) in the event that any condition precedent to the closing of the Merger has not been or cannot be satisfied within the time periods (including any grace or cure periods) and in the manner provided herein, and (c) in the event that a party breaches in some material respect a representation, warranty or covenant contained herein and such party fails to cure or demonstrate an ability to cure such breach within the time period provided in
Section 6.12.

     8.2. Termination Expenses and Liability.

     (a) General Provision. Except to the extent ACC is entitled pursuant to the provisions of subsection (b) below to receive any termination payment, or unless a party commits a breach of any representation, warranty or covenant contained herein, upon a termination of this Agreement by either party, each party shall bear its own costs and expenses and neither party shall have any liability to the other in connection with or following any valid termination of this Agreement. Upon a breach of any representation, warranty or covenant made by a party herein, such party shall have such liability for breach of contract and shall pay such damages as may be determined by a court of law or equity.

     (b) Termination Fee--ACC. In the event that VTI directly or indirectly, through any officer, employee, director, representative, parent, affiliate, broker, advisor or agent (i) seeks, solicits, initiates or encourages the submission of any inquiry, proposal or offer from any corporation, or any lender, partnership, person or other entity or group relating to any acquisition or purchase of the assets of VTI, or exchange offer, merger, reverse merger, consolidation, business combination, recapitalization, spin-off, liquidation, dissolution, or similar transaction involving, directly or indirectly, VTI (each an "Acquisition Proposal"); or (ii) participates or cooperates in or pursues any discussions or negotiations regarding any Acquisition Proposal or furnishes to any person or entity information concerning VTI for any Acquisition Proposal; VTI shall be obligated to reimburse ACC for all reasonable out-of-pocket costs and expenses incurred in connection with this transaction up to a maximum of $200,000. In addition, in the event that a definitive agreement is executed within nine months of the taking of any such action described in the foregoing sentence, and VTI executes a definitive agreement with a party other than ACC providing for the sale of VTI to such party, VTI shall be obligated to pay to ACC a fee of $1,000,000 upon the closing of such transaction.

                                   ARTICLE 9
                        SURVIVAL OF REPRESENTATIONS AND
                         WARRANTIES AND INDEMNIFICATION

     9.1. Survival of Representations and Warranties.

     (a) All representations and warranties made or undertaken by VTI and the Shareholders in this Agreement or the Other Agreements (i) are material, have been relied upon by the other parties hereto, shall survive the Closing hereunder, and shall not merge in the performance of any obligation by any party hereto, and (ii) shall terminate and expire on the first anniversary of the Closing Date.

     (b) All representations and warranties made or undertaken by ACC in this Agreement or the Other Agreements are material, have been relied upon by the other parties hereto and shall terminate and expire on the Closing Date.

     (c) Each of VTI and ACC acknowledges and agrees that no due diligence or other investigation of such party by the other or its representatives will diminish or obviate any of the representations, warranties, covenants or agreements made or to be performed by such party pursuant to this Agreement or the Other Agreements or the other's right to fully rely upon such representations, warranties, covenants and agreements.

     9.2. Indemnification.

     (a) VTI hereby agrees to indemnify ACC, its successors and assigns, and the officers, directors, affiliates, employees, controlling persons and agents of the foregoing (collectively, the "ACC Indemnified Persons"), and hold each of them harmless against and in respect of any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (collectively, "Damages") incurred or suffered by any of them by reason of (i) a breach of any of the representations or warranties made by VTI in this Agreement or (ii) the nonperformance (whether partial or total) of any covenants or agreements made by VTI in this Agreement; provided, however, that VTI shall not have any liability under any of the foregoing clauses (i) and (ii) unless the aggregate of all Damages relating thereto for which VTI would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $50,000; and provided, further, that for purposes of determining the amount of Damages under said clauses for the breach of any representation, warranty or covenant in this Agreement that contains a materiality qualifier, such representation, warranty or covenant shall be deemed breached where the Damages relating thereto, individually or in the aggregate, are in excess of $20,000 (which Damages, once such $20,000 threshold has been surpassed, shall be included in full in determining whether the aggregate amount of Damages exceeds the $50,000 amount set forth in the next preceding proviso).

     (b) ACC agrees to indemnify and to hold harmless VTI, its successors and assigns, and the officers, directors, affiliates, employees, controlling persons and agents of the foregoing (the "VTI Indemnified Persons") against and in respect of any and all Damages incurred or suffered by them by reason of (i) a breach of any of the representations or warranties made by ACC in this Agreement, or (ii) the nonperformance (whether partial or total) of any covenants or agreements made by ACC in this Agreement provided, however, that ACC shall not have any liability under any of the foregoing clauses (i) and (ii) unless the aggregate of all Damages relating thereto for which the ACC would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $50,000; and provided, further, that for purposes of determining the amount of Damages under said clauses for the breach of any representation, warranty or covenant in this Agreement that contains a materiality qualifier, such representation, warranty or covenant shall be deemed breached where the Damages relating thereto, individually or in the aggregate, are in excess of $20,000 (which Damages, once such $20,000 threshold has been surpassed, shall be included in full in determining whether the aggregate amount of Damages exceeds the $50,000 amount set forth in the next preceding proviso).

     9.3. Method of Asserting Claims.

     (a) If any person entitled to indemnification pursuant to Section 9.2 hereof (an "Indemnitee") is threatened in writing with any claim, or any claim is presented in writing to, or any action or proceeding is formally commenced against, any of the Indemnitees which may give rise to the right of indemnification hereunder, the Indemnitee will promptly give written notice thereof to each indemnifying party; provided, however, that any delay by an Indemnitee in so notifying the indemnifying party shall not relieve the indemnifying party of any liability to any of the Indemnitees hereunder except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure.

     (b) The indemnifying party or parties, by delivery of written notice to an Indemnitee within 30 days of notice of claim to indemnity from an Indemnitee, may elect to assume the defense of such claim, action or proceeding at the expense of the indemnifying party; provided, however, that (a) unless such written notice shall be accompanied by a written agreement of each indemnifying party acknowledging the liability of the indemnifying parties to the Indemnitees as a result of this Agreement for any indemnified damage which any Indemnitee might incur or suffer as a result of such claim, action or proceeding or the contesting thereof, each indemnifying party shall be jointly and severally liable for the attorneys' fees and expenses of the Indemnitee, if any, incurred in connection with defending such claim; (b) counsel undertaking such defense shall be reasonably acceptable to the Indemnitee; (c) the indemnifying parties shall mutually elect to contest such claim, action or proceeding and shall conduct and settle such contest in a joint manner, and if the indemnifying parties shall fail at any time to agree, the Indemnitee shall have no obligation to contest such claim, action or proceeding and (d) if the Indemnitee requests in writing that such claim, action or proceeding not to be contested, then it shall not be contested but shall not be covered by the indemnities provided herein. In the event the indemnifying parties jointly elect to contest an indemnifiable matter, VTI, ACC and the Shareholders shall permit each other reasonable access, subject to the provisions of Section 6.7 hereof, to their respective books and records and shall otherwise cooperate in connection with such claim. If the indemnifying parties do not jointly elect to contest an indemnifiable matter, they shall cooperate with the Indemnitee to the extent any of them has knowledge of facts or circumstances relating to such matter, and the Indemnitee shall have the exclusive right to prosecute, defend, compromise, settle or pay any claim, but the Indemnitee shall not be obligated to do so; provided, however, that, should the Indemnitee elect not to exercise its right exclusively to prosecute, defend, compromise, settle or pay such claim, any indemnifying party may elect to do so at its sole expense.

     (c) To secure their obligations pursuant to the provisions of this Section, the Shareholders have placed in escrow the Escrowed Shares pursuant to the terms and conditions of the Escrow Agreement. Indemnity obligations hereunder shall be satisfied, in the case of indemnification of any ACC Indemnified Person, through the release of Escrowed Shares pursuant to the Escrow Agreement.

     9.4. Limitation.

     (a) Notwithstanding anything to the contrary herein, except as provided in
Section 9.4(b), the aggregate liability of VTI and the Indemnifying Shareholders for Damages shall not exceed the Escrowed Shares, and the sole remedy of any ACC Indemnified Person against VTI or the Indemnifying Shareholders for such Damages under this Section 9.2 (except as provided in Section 9.4(b)), shall be to make a claim against the Escrowed Shares in accordance with the Escrow Agreement.

     (b) Except with respect to claims based on fraud, the rights of the Indemnitees under this Article 9 shall be the exclusive remedy of the ACC Indemnified Persons and the VTI Indemnified Persons with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of any party hereto contained in this Agreement.

                                   ARTICLE 10
                                 MISCELLANEOUS

     10.1. Expenses. Except as otherwise provided in Section 8.2, each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Agreement and the transactions contemplated hereby.

     10.2. Public Disclosure. Except as may be required to comply with the requirements of applicable law, or otherwise to comply with the terms and conditions of this Agreement, in which case prior notice thereof shall, to the extent practicable, be given to the other party hereto, and reasonable efforts to obtain such party approval shall be made, the parties hereto agree that no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement without the prior approval of the other party.

     10.3. Governing Law; Consent to Jurisdiction. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires signed receipt, postage prepaid, mailed to such party as herein provided.

     10.4. Notices. Any notices or other communications required under this Agreement shall be in writing, shall be deemed to have been given and received when delivered in person, or addressed

        (a) if to VTI to:
          View Tech, Inc.
          3760 Calle Tecate
          Suite A
          Camarillo, CA 93102-5041
          Attn: Paul O'Brien
          Phone: (805) 482-8277
          Fax: (805) 482-3487

          with a copy to:
          Burns & Levinson LLP
          125 Summer Street
          Boston, MA 02110
          Attn: Robert C. Rives, Esq.
          Phone: (617) 345-3000
          Fax: (617) 345-3299

        (b) if to ACC to:
          All Communications Corporation
          225 Long Avenue
          Hillside, NJ 07205
          Attn: Richard Reiss, President and CEO
          Phone: (973) 282-2000
          Fax: (973) 282-2033

          with a copy to:
          Morrison & Foerster LLP
          1290 Avenue of the Americas
          New York, NY 10104-0050
          Attn: Michael J.W. Rennock, Esq.
          Phone: (212) 468-8000
          Fax: (212) 468-7900

or at such other place or places or to such other person or persons as shall be designated in writing by the parties to this Agreement in the manner herein provided.

     10.5. Headings; Singular/Plural. Article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Where the context so requires or permits, the use of singular form includes the plural, and the use of the plural form includes the singular.

     10.6. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

     10.7. Assignment. This Agreement may not be assigned by a party hereto without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of successors and assigns of the parties hereto.

     10.8. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the fullest extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent permitted.

     10.9. Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, at any time, but only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

     10.10. No Third Party Beneficiaries. Except as provided in Section 5.9, nothing in this Agreement shall convey any rights or remedies upon any person or entity that is not a party to this Agreement or a permitted assignee of a party to this Agreement.

     10.11. Entire Agreement. This Agreement and the Exhibits and the Disclosure Schedules hereto and any collateral agreements executed in connection with the consummation of the transactions contemplated herein, constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior written or oral understandings, agreements or undertakings with respect thereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.



                                                  VIEW TECH, INC.

                                                  By: /s/ DOUGLAS HOPKINS

                                                  ALL COMMUNICATIONS CORPORATION

                                                  By: /s/ RICHARD REISS

                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER



     THIS AMENDMENT NO.1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into as of February 29, 2000, by and between All Communications Corporation, a New Jersey corporation ("ACC") and View Tech, Inc., a Delaware corporation ("VTI").



                              W I T N E S S E T H:



     WHEREAS, ACC and VTI have entered into that certain Agreement and Plan of Merger dated as of December 27, 1999 (the "Merger Agreement") providing for the merger of ACC with and into VTI (the "Merger") upon the terms and subject to the conditions set forth therein; and



     WHEREAS, ACC and VTI have reinstated and reaffirmed that the Merger Agreement is in full force and effect; and



     WHEREAS, ACC and VTI desire to adjust certain of the terms of the Merger Agreement.



     NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to, and on the terms and conditions herein set forth, the parties hereto agree as follows:



      1. Final Termination Date. The definition of "Final Termination Date" set forth in Article I of the Merger Agreement is amended by deleting the date "February 29, 2000" and substituting therefor the following "April 30, 2000; provided, however, that the Final Termination Date shall be 5:00 PM New York City time on March 6, 2000 if VTI has not received at least $2,000,000 in gross proceeds from the exercise of outstanding warrants to purchase VTI Common Stock on or before March 6, 2000"



     2. Extension of Escrow Period. The period during which the Escrow Agent shall hold the Escrow Shares under the Escrow Agreement shall be increased to eighteen months and Section 3.5(b) of the Merger Agreement is amended by deleting the number "twelve" in the third sentence thereof and substituting therefor the number "eighteen."



     3. Extension of Closing Date. The Closing or Closing Date referred to in
Section 3.8 of the Merger Agreement shall occur no later than April 30, 2000 and
Section 3.8 of the Merger Agreement is amended by deleting the date
"February 29, 2000" and substituting therefor the following "April 30, 2000; provided, however, that VTI and ACC may, by mutual written consent, extend such date"



     4. Removal of Certain Conditions to Obligations of ACC. Section 7.3(g) of the Merger Agreement relating to a private placement of not less than $4,000,000 of equity securities of the Surviving Corporation as a condition of ACC's obligation to consummate the transactions contemplated under the Merger Agreement is hereby deleted in its entirety.



     5. VTI Indemnification Obligations. VTI's indemnification obligations under
Section 9.2(a) of the Merger Agreement shall be extended to cover certain risks in connection with VTI's sale of USTelecenters, Inc. and Vermont Network Services Corporation to OC Mergerco 4, Inc. on February 18, 2000 and
Section 9.2(a) is hereby amended to read in its entirety as follows:



     "(a) VTI hereby agrees to indemnify ACC, its successors and assigns, and the officers, directors, affiliates, employees, controlling persons and agents of the foregoing (collectively, the "ACC Indemnified Persons"), and hold each of them harmless against and in respect of any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (collectively, "Damages") incurred or suffered by any of them by reason of (i) a breach of any of the representations or warranties made by VTI in this Agreement; (ii) the nonperformance (whether partial or total) of any covenants or agreements made by VTI in this Agreement; (iii) the value of the Pentastar Communications, Inc. stock received by VTI in connection with the sale of USTelecenters, Inc. ("UST") and Vermont Network Services Corporation ("VNSC") to OC Mergerco 4, Inc. ("OCM") under that certain Asset Purchase

Agreement dated as of December 31, 1999 among UST, VNSC, OCM and VTI (the "UST/VNSC Purchase Agreement") being less than One Hundred Fifty Thousand Dollars ($150,000.00) at the Termination Date (as defined in the Escrow Agreement (based upon the trading price for the five day period ending on the Termination Date); and (iv) any payments by VTI (or Wire One upon closing of the Merger Agreement) with respect to any of the the Excluded Liabilities (as set forth under Section 2.3 of the UST/VNSC Purchase Agreement; provided, however, that VTI shall not have any liability under any of the foregoing clauses
(i) and (ii) unless the aggregate of all Damages relating thereto for which VTI would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $50,000; and provided, further, that for purposes of determining the amount of Damages under said clauses for the breach of any representation, warranty or covenant in this Agreement that contains a materiality qualifier, such representation, warranty or covenant shall be deemed breached where the Damages relating thereto, individually or in the aggregate, are in excess of $20,000 (which Damages, once such $20,000 threshold has been surpassed, shall be included in full in determining whether the aggregate amount of Damages exceeds the $50,000 amount set forth in the next preceding proviso)."



     6. Miscellaneous. Capitalized terms not defined herein shall have the meanings given to such terms in the Merger Agreement. Except as expressly modified hereby, the Merger Agreement and the other agreements entered into thereunder or contemplated thereby shall continue in full force and effect. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.



     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.



                                          ALL COMMUNICATIONS CORPORATION

                                          By:/s/ Richard Reiss

                                          VIEW TECH, INC.


                                          By:/s/ Douglas Hopkins

                                                                      APPENDIX B

January 19, 2000

Board of Directors
ViewTech, Inc.
3760 Calle Tecate, Suite A
Camarillo, CA 93012

Dear Sirs:

     You have asked us to advise you with respect to the fairness to the stockholders of ViewTech, Inc. ("VTI") from a financial point of view of the terms of the Agreement and plan of merger, dated as of December 27, 1999 (the "Merger Agreement"), between All Communications Corporation ( "ACC") and VTI, which is attached as Appendix A to the Joint Proxy Statement/Prospectus contained in the registration statement on Form S-4 filed by VTI with respect to the Merger (as defined) (the "Joint Proxy Statement/Prospectus"). The Merger Agreement provides for the merger (the "Merger") of ACC with and into VTI. In the Merger, VTI will issue 3.3 shares of its common stock for each share of ACC Common Stock and the resulting company will be renamed Wire One Technologies, Inc.

     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to VTI and ACC, including the Joint Proxy Statement/Prospectus and the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by VTI and ACC, and have met with VTI's and ACC's management to discuss the business and prospects of VTI and ACC.

     We have also considered certain financial and stock market data of VTI and ACC, and we have compared that data with similar data for other publicly held companies in businesses similar to those of VTI and ACC and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information (including the information contained in the Joint Proxy Statement/Prospectus) and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of VTI's and ACC's management as to the future financial performance of VTI and ACC. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of VTI or ACC, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of VTI's Common Stock actually will be when issued to ACC's stockholders pursuant to the Merger or the prices at which such VTI Common Stock will trade subsequent to Merger. In connection with our engagement, we approached third parties to solicit indications of interest in a possible acquisition of VTI and held preliminary discussions with certain of these parties prior to the date hereof. We have not been requested to opine as to, and our opinion does not in any manner address, VTI's underlying business decision to effect the Merger.

     It should be noted that this opinion is based on interest rates, dividend rates and market conditions prevailing, and other circumstances and conditions existing, on January 12, 2000 and this opinion does not represent our opinion as to what the value of the VTI Common Stock actually will be upon consummation of the Merger. Such actual value of the VTI Common Stock could be higher or lower depending upon changes in such interest rates, dividend rates, market conditions, general economic conditions and other factors which generally influence the price of securities. Furthermore, any valuation of securities is only an approximation, subject to uncertainties and contingencies all of which are difficult to predict and beyond the control of the firm preparing such valuation.

     We have acted as financial advisor to VTI in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

     In the ordinary course of our business, H.C. Wainwright and its affiliates may actively trade the debt and equity securities of both VTI and ACC for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.


     It is understood that this letter is for the information and assistance of the Board of Directors in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without H.C. Wainwright's prior written consent; provided, that this letter may be included in its entirety in any joint proxy statement/prospectus of VTI and ACC filed with the Securities and Exchange Commission in connection with the Merger.


     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the stockholders of VTI in the Merger is fair to such stockholders from a financial point of view.

Very truly yours,
/s/ H.C. WAINWRIGHT & CO., INC.

H.C. WAINWRIGHT & CO., INC.

                                                                      APPENDIX C

January 19, 2000

Board of Directors
All Communications Corporation
225 Long Avenue
Hillside, NJ 07205

Gentlemen:

You have requested our opinion from a financial point of view as to the fairness to the holders (the "Holders") of the outstanding shares of common stock, par value $.01 per share (the "ALL Shares") of All Communications Corporation (the "Company") of the exchange ratio (the "Exchange Ratio") of 3.3 shares of View Tech, Inc. ("Buyer") common stock, par value $.0001 per share, to be received by each Holder for each ALL Share pursuant to the Agreement and Plan of Merger, dated as of December 27, 1999, between Buyer and the Company (the "Agreement").

Alterity Partners, LLC, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive biddings, private placements and valuations for corporate and other purposes.

In connection with this opinion, we have reviewed, among other things, the Agreement, the Registration Statement on Form S-4, including the Joint Proxy Statement-Prospectus relating to the Special Meetings of Stockholders of the Company and the Buyer to be held in connection with the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and the Buyer for the three fiscal years ended December 31, 1998; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and the Buyer; certain other communications from the Company and the Buyer to their respective stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and its past and current business operations and financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares and the Buyer's common stock, compared certain financial and stock market information for the Company and the Buyer with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and performed such other studies and analyses as we considered appropriate.

All Communicatons Corporation
January 19, 2000
Page Two

We have relied upon the accuracy and completeness of all financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Buyer or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any Holder of ALL Shares should vote with respect to such transaction.


This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or in any other document used in connection with the offering or sales of securities, nor shall this letter be used for any other purposes, without the prior written consent of Alterity Partners; provided that this letter may be included in its entirety in any joint proxy statement/prospectus of the Company and Buyer filed with the Securities and Exchange Commission in connection with the merger transaction.


Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio to be received by the Holders pursuant to the Agreement is fair from a financial point of view to such Holders.

Very truly yours,

/s/ Alterity Partners, LLC

ALTERITY PARTNERS, LLC

                                                                      APPENDIX D

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                VIEW TECH, INC.

VIEW TECH, INC., a corporation organized and existing under the laws of the State of Delaware hereby certifies as follows:

     1. The name of the corporation is View Tech, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was November 4, 1996.

     2. This Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of this corporation in its entirety.

     3. The text of the Certificate of Incorporation is hereby amended and restated to read as herein set forth in full:

     FIRST: The name of the Corporation is View Tech, Inc.

     SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law (the "GCL") of the State of Delaware.

     FOURTH: The total number of shares of all classes of stock that the Corporation is authorized to issue is one hundred five million (105,000,000) shares, consisting of one hundred million (100,000,000) shares of common Stock with a par value of $.0001 per share and five million (5,000,000) shares of Preferred Stock with a par value of $.0001 per share.

     Any of the shares of Preferred Stock may be issued from time to time in one or more series. Subject to the limitations and restrictions set forth in this Article Fourth, the Board of Directors or a Committee of the Board of Directors, to the extent permitted by law and the By-Laws of the Corporation or a resolution of the Board of Directors, by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as hereinafter otherwise expressly provided in this paragraph Fourth, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by Committee of the Board of Directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

     Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

     FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

          (b) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

          (c) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

          (d) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article Seventh by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

          (e) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as my be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not be adopted.

     SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation my be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as my be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

     SEVENTH: The directors shall be divided, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number of directors as possible, as determined by the Board of Directors, with the term of office of the first class to expire at the first Annual Meeting of Stockholders to be held after the effectiveness of the Corporation's registration statement on Form S-4 relating to its merger with All Communications Corporation, the term of office of the second class to expire at the second Annual Meeting of Stockholders to be held after the effectiveness of such registration statement, and the term of office of the third class to expire at the third Annual Meeting of Stockholders to be held after the effectiveness of such registration statement with each class of directors to hold office until their successors are duly elected and have qualified. At each Annual Meeting of Stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire at such annual meeting, other than those directors elected under particular circumstances by a separate class vote of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation of the Corporation, shall be elected to hold office for a term expiring at the Annual Meeting of Stockholders in the third year following the year of their election and until their successors are duly elected and have qualified. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number of directors as possible, as determined by the Board of Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     To the extent that any holders of any class or series of stock other than Common Stock issued by the Corporation shall have the separate right, voting as a class or series, to elect directors, the directors elected by such class or series shall be deemed to constitute an additional class of directors and shall have a term of office for one year or such other period as may be designated by the provisions of such class or series providing such separate voting right to the holders of such class or series of stock, and any such class of directors shall be in addition to the classes designated above.

     EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     4. [In lieu of a meeting and vote of stockholders], a majority of stockholders of the corporation entitled to vote thereon have given their written consent to this Amended and Restated Certificate in accordance with
Section 228 of the General Corporation Law of the State of Delaware.

     5. This Amended and Restated Certificate of Incorporation was duly adopted by Board of Directors in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said VIEW TECH, INC. has caused this Amended and Restated
Certificate of Incorporation to be signed by             , its             ,
this      th day of             , 2000.

                                          VIEW TECH, INC.


                                          By: __________________________________
CORPORATE SEAL

                                                                      APPENDIX E

                              AMENDED AND RESTATED
                                    BY-LAWS
                                       OF
                                VIEW TECH, INC.
                     (HEREINAFTER CALLED THE "CORPORATION")

                                   ARTICLE I.
                                    OFFICES

     Section 1.1. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

     Section 1.2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine.

                                  ARTICLE II.
                            MEETINGS OF STOCKHOLDERS

     Section 2.1. Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware as shall be designated from time to time by the Board of Directors.

     Section 2.2. Annual Meetings. The Annual Meetings of Stockholders for the election of directors shall be held on such date and at such time as shall be designated from time to time by the Board of Directors. Any other proper business may be transacted at the Annual Meeting of Stockholders.

     Section 2.3. Special Meetings. Unless otherwise required by law or by the certificate of incorporation of the Corporation, as amended and restated from time to time (the "Certificate of Incorporation"), Special Meetings of Stockholders, for any purpose or purposes, may be called by either (i) the Chairman of the Board or (ii) a majority of the Board of Directors.

     Section 2.4. Nature of Business at Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the annual meeting by any stockholder of the Company (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 5 and on the record date for the determination of stockholders entitled to vote at such annual meeting and
(ii) who complies with the notice procedures set forth in this Section 2.4.

     In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Company.

     To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

     To be in proper written form, a stockholder's notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder,
(iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

     No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.4; provided, however, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.4 shall be deemed to preclude discussion by any stockholder of any such business. If the Chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

     Section 2.5. Nomination of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company, except as may be otherwise provided in the Certificate of Incorporation with respect to the right of holders of preferred stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the Company (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.5 and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this
Section 2.5.

     In addition to any other requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Company.

     To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company (a) in the case of an annual meeting, not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

     To be in proper written form, a stockholder's notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person,
(iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

     No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth in this Section
2.5. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

     Section 2.6. Adjournments. Any meeting of the stockholders may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

     Section 2.7. Quorum. Unless otherwise required by law or the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 2.5, until a quorum shall be present or represented.

     Section 2.8. Voting. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question brought before any meeting of stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the total number of votes of the capital stock represented and entitled to vote thereat, voting as a single class. Unless otherwise provided in the Certificate of Incorporation, each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in such officer's discretion, may require that any votes cast at such meeting shall be cast by written ballot.

     Section 2.9. List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

     Section 2.10. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 2.9 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

     Section 2.11. Conduct of Meetings. The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting;
(iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by participants.

                                  ARTICLE III.
                                   DIRECTORS

     Section 3.1. Number and Election of Directors. The Board of Directors shall consist of not less than one nor more than fifteen members, the exact number of which shall be fixed from time to time by the Board of Directors. Except as provided in Section 3.2 of this Article III, directors shall be elected by a plurality of the votes cast at the Annual Meetings of Stockholders and each director so elected shall hold office until the next Annual Meeting of Stockholders and until such director's successor is duly elected and qualified, or until such director's earlier death, resignation or removal. Any director or the entire Board of Directors may be removed from office at any time, [but only for cause], and only by the affirmative vote of the holders of majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors. Any director may resign at any time upon written notice to the Corporation. Directors need not be stockholders.

     Section 3.2. Vacancies. Unless otherwise required by law or the Certificate of Incorporation, vacancies arising through death, resignation, removal, an increase in the number of directors or otherwise may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

     Section 3.3. Duties and Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders.

     Section 3.4. Meetings. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman, if there be one, the President. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone or telegram on twenty-four (24) hours' notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

     Section 3.5. Quorum. Except as otherwise required by law or the Certificate of Incorporation, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

     Section 3.6. Actions by Written Consent. Unless otherwise provided in the Certificate of Incorporation, or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

     Section 3.7. Meetings by Means of Conference Telephone. Unless otherwise provided in the Certificate of Incorporation, members of the Board of Directors of the Corporation, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar

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

communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this
Section 3.7 shall constitute presence in person at such meeting.

     Section 3.8. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall keep regular minutes and report to the Board of Directors when required.

     Section 3.9. Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

                                  ARTICLE IV.
                                    OFFICERS

     Section 4.1. General. The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, a Secretary and a Treasurer. The Board of Directors, in its discretion, also may choose a Chairman of the Board of Directors (who must be a director) and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law or the Certificate of Incorporation. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.

     Section 4.2. Election. The Board of Directors, at its first meeting held after each Annual Meeting of Stockholders (or action by written consent of stockholders in lieu of the Annual Meeting of Stockholders), shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier death, resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

     Section 4.3. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

     Section 4.4. Chairman of the Board of Directors. The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board of Directors shall be the Chief Executive Officer of the Corporation, unless the Board of Directors designates the President as the Chief Executive Officer, and, except where by law the signature of the President is required, the

Chairman of the Board of Directors shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the President, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the President. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as may from time to time be assigned by these By-Laws or by the Board of Directors.

     Section 4.5. President. The President shall, subject to the control of the Board of Directors and, if there be one, the Chairman of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these By-Laws, the Board of Directors or the President. In the absence or disability of the Chairman of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders and the Board of Directors. If there be no Chairman of the Board of Directors, or if the Board of Directors shall otherwise designate, the President shall be the Chief Executive Officer of the Corporation. The President shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these By-Laws or by the Board of Directors.

     Section 4.6. Vice Presidents. At the request of the President or in the President's absence or in the event of the President's inability or refusal to act (and if there be no Chairman of the Board of Directors), the Vice President, or the Vice Presidents if there is more than one (in the order designated by the Board of Directors), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairman of the Board of Directors and no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

     Section 4.7. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board of Directors or the President, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest to the affixing by such officer's signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

     Section 4.8. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of the Treasurer and for the restoration to the Corporation, in case of the Treasurer's death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer's possession or under the Treasurer's control belonging to the Corporation.

     Section 4.9. Assistant Secretaries. Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of the Secretary's disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

     Section 4.10. Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer's disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Corporation, in case of the Assistant Treasurer's death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer's possession or under the Assistant Treasurer's control belonging to the Corporation.

     Section 4.11. Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

                                   ARTICLE V.
                                     STOCK

     Section 5.1. Form of Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation (i) by the Chairman of the Board of Directors, the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such stockholder in the Corporation.

     Section 5.2. Signatures. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

     Section 5.3. Lost Certificates. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or the owner's legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of such new certificate.

     Section 5.4. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these By-Laws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by such person's attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be cancelled before a new certificate shall be issued. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

     Section 5.5. Record Date.

     (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; providing, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     (b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in this State, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolutions taking such prior action.

     (c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

     Section 5.6. Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

                                  ARTICLE VI.
                                    NOTICES

     Section 6.1. Notices. Whenever written notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at such person's address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telegram, telex or cable.

     Section 6.2. Waivers of Notice. Whenever any notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed, by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

                                  ARTICLE VII.
                               GENERAL PROVISIONS

     Section 7.1. Dividends. Dividends upon the capital stock of the Corporation, subject to the requirements of the DGCL and the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting of the Board of Directors (or any action by written consent in lieu thereof in accordance with Section 3.6 of Article III hereof), and may be paid in cash, in property, or in shares of the Corporation's capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

     Section 7.2. Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

     Section 7.3. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

     Section 7.4. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                 ARTICLE VIII.
                                INDEMNIFICATION

     Section 8.1. Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 8.3 of this
Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

     Section 8.2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 8.3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 8.3. Authorization of Indemnification. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in
Section 8.1 or Section 8.2 of this Article VIII, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

     Section 8.4. Good Faith Defined.  For purposes of any determination under
Section 8.3 of this Article VIII, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person's conduct was unlawful, if such person's action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this
Section 8.4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 8.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 8.1 or 8.2 of this
Article VIII, as the case may be.

     Section 8.5. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 8.3 of this Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery in the State of Delaware for indemnification to the extent otherwise permissible under Sections 8.1 and 8.2 of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 8.1 or 8.2 of this Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 8.3 of this Article VIII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 8.5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

     Section 8.6. Expenses Payable in Advance. Expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

     Section 8.7. Nonexclusivity of Indemnification and Advancement of
Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 8.1 and 8.2 of this Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Sections 8.1 or 8.2 of this Article VIII but whom the Corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware, or otherwise.

     Section 8.8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this
Article VIII.

     Section 8.9. Certain Definitions. For purposes of this Article VIII, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VIII.

     Section 8.10. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 8.11. Limitation on Indemnification. Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 8.5 hereof), the Corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

     Section 8.12. Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this
Article VIII to directors and officers of the Corporation.

                                  ARTICLE IX.
                                   AMENDMENTS

     Section 9.1. Amendments. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation's By-Laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation's By-Laws. The Corporation's By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote at an election of directors.

     Section 9.2. Entire Board of Directors. As used in this Article IX and in these By-Laws generally, the term "entire Board of Directors" means the total number of directors which the Corporation would have if there were no vacancies.

                                                                      APPENDIX F

                              VTI VOTING AGREEMENT

                                                                          , 1999

All Communications Corporation
225 Long Avenue
Hillside, NJ 07205

Gentlemen:

     The undersigned understands that All Communications, Inc. ("ACC") is about to enter into an Agreement and Plan of Merger (the "Merger Agreement") with View Tech, Inc. ("VTI") providing for the merger of ACC with and into VTI (the "Merger") and the conversion of the outstanding shares of ACC Common Stock into VTI Common Stock in accordance with the provisions thereof. Capitalized terms used herein which are not otherwise defined shall have the respective meanings assigned to them in the Merger Agreement.

     In order to induce ACC to enter into the Merger Agreement, and intending to be legally bound hereby, the undersigned covenants and agrees that at the VTI Stockholders' Meeting contemplated by Section 6.4(a) of the Merger Agreement and any adjournment thereof the undersigned will, in person or by proxy, vote or cause to be voted in favor of the Merger Agreement and the Merger the shares of VTI Stock beneficially owned by the undersigned individually or, to the extent of the undersigned's proportionate voting interest, jointly with other persons, as well as (to the extent of the undersigned's proportionate voting interest) any other shares of VTI Stock over which the undersigned may hereafter acquire beneficial ownership in such capacities (collectively, the "Shares"). Subject to the final paragraph of this agreement, the undersigned further agrees that he will use his best efforts to cause any other shares of VTI Stock over which he has or shares voting power to be voted in favor of the Merger Agreement and the Merger.

     The undersigned further covenants and agrees that until the earlier of
(i) the consummation of the Merger or (ii) the termination of the Merger Agreement in accordance with its terms, the undersigned will not, directly or indirectly:

          (a) vote any of the Shares, or cause or permit any of the Shares to be voted, in favor of any other merger, consolidation, plan of liquidation, sale of assets, reclassification or other transaction involving VTI which would have the effect of any Person other than ACC or an affiliate of ACC acquiring control over VTI or any substantial portion of the assets of VTI. As used herein, the term "control" means (1) the ability to direct the voting of 10% or more of the outstanding voting securities of a Person having ordinary voting power in the election of directors or in the election of any other body having similar functions or (2) the ability to direct the management and policies of a Person, whether through ownership of securities, through any contract, arrangement or understanding or otherwise.

          (b) sell or otherwise transfer any of the Shares, or cause or permit any of the Shares to be sold or otherwise transferred (i) pursuant to any tender offer, exchange offer or similar proposal made by any Person other than ACC or an affiliate of ACC, (ii) to any Person seeking to obtain control of VTI or any substantial portion of the assets of VTI or to any other Person (other than ACC or an affiliate of ACC) under circumstances where such sale or transfer may reasonably be expected to assist a person seeking to obtain such control or (iii) for the purpose of avoiding the obligations of the undersigned under this agreement.

     It is understood and agreed that this agreement relates solely to the capacity of the undersigned as a shareholder or other beneficial owner of the shares, is not in any way intended to affect the exercise by the undersigned's responsibilities as a director or officer of VTI in any way which results in or has the effect of abrogating or violating the undersigned's duties as a director or officer of VTI under applicable law. It is further understood and agreed that the term "Shares" shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary, and that this agreement is not in any way intended to affect the exercise by the undersigned of the undersigned's fiduciary responsibility in respect of any such securities.

                                          Very truly yours,
                                          Accepted and Agreed to:

                                          ALL COMMUNICATIONS CORPORATION

                                          By: __________________________________

                                          Name: ________________________________

                                          Title: _______________________________

                              SHARES OF VTI STOCK
                               BENEFICIALLY OWNED
                          AS OF                , 1999

   NAME(S) OF            CAPACITY OF             CLASS AND
RECORD OWNER(S)     BENEFICIAL OWNERSHIP     NUMBER OF SHARES
----------------    ---------------------    -----------------
                      Direct Ownership



                                                                      APPENDIX G

                              ACC VOTING AGREEMENT
                                                                          , 1999

View Tech, Inc.
1760 Calle Tecate, Suite A
Camarillo, CA 93102-5041

Gentlemen:

     The undersigned understands that View Tech, Inc. ("VTI") is about to enter into an Agreement and Plan of Merger (the "Merger Agreement") with All Communications, Inc. ("ACC") providing for the merger of ACC with and into VTI (the "Merger") and the conversion of the outstanding shares of ACC Common Stock into VTI Common Stock in accordance with the provisions thereof. Capitalized terms used herein which are not otherwise defined shall have the respective meanings assigned to them in the Merger Agreement.

     In order to induce VTI to enter into the Merger Agreement, and intending to be legally bound hereby, the undersigned covenants and agrees that at the ACC Shareholders' Meeting contemplated by Section 6.4(b) of the Merger Agreement and any adjournment thereof the undersigned will, in person or by proxy, vote or cause to be voted in favor of the Merger Agreement and the Merger the shares of ACC Stock beneficially owned by the undersigned individually or, to the extent of the undersigned's proportionate voting interest, jointly with other persons, as well as (to the extent of the undersigned's proportionate voting interest) any other shares of ACC Stock over which the undersigned may hereafter acquire beneficial ownership in such capacities (collectively, the "Shares"). Subject to the final paragraph of this agreement, the undersigned further agrees that he will use his best efforts to cause any other shares of ACC Stock over which he has or shares voting power to be voted in favor of the Merger Agreement and the Merger.

     The undersigned further covenants and agrees that until the earlier of
(i) the consummation of the Merger or (ii) the termination of the Merger Agreement in accordance with its terms, the undersigned will not, directly or indirectly:

          (a) vote any of the Shares, or cause or permit any of the Shares to be voted, in favor of any other merger, consolidation, plan of liquidation, sale of assets, reclassification or other transaction involving ACC.

          (b) sell or otherwise transfer any of the Shares, or cause or permit any of the Shares to be sold or otherwise transferred (i) pursuant to any tender offer, exchange offer or similar proposal made by any Person other than VTI or an affiliate of VTI, (ii) to any Person seeking to obtain control of ACC or any substantial portion of the assets of ACC or to any other Person (other than VTI or an affiliate of VTI) under circumstances where such sale or transfer may reasonably be expected to assist a person seeking to obtain such control or (iii) for the purpose of avoiding the obligations of the undersigned under this agreement.

     It is understood and agreed that this agreement relates solely to the capacity of the undersigned as a shareholder or other beneficial owner of the shares, is not in any way intended to affect the exercise by the undersigned's responsibilities as a director or officer of ACC in any way which results in or has the effect of abrogating or violating the undersigned's duties as a director or officer of ACC under applicable law. It is further understood and agreed that the term "Shares" shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary, and that this agreement is not in any way intended to affect the exercise by the undersigned of the undersigned's fiduciary responsibility in respect of any such securities.

                                          Very truly yours,
                                          Accepted and Agreed to:

                                          VIEW TECH, INC.

                                          By: __________________________________

                                          Name: ________________________________

                                          Title: _______________________________

                              SHARES OF ACC STOCK
                               BENEFICIALLY OWNED
                          AS OF                , 1999

   NAME(S) OF            CAPACITY OF             CLASS AND
RECORD OWNER(S)     BENEFICIAL OWNERSHIP     NUMBER OF SHARES
----------------    ---------------------    -----------------
                      Direct Ownership

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(1) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which the director derived an improper personal benefit. VTI's Certificate of Incorporation contains provisions permitted by
Section 102(b)(7) of the DGCL.

     Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

     VTI's amended and restated Certificate of Incorporation filed as Exhibit
3.1 to this Registration Statement provides indemnification of directors and officers of VTI to the fullest extent permitted by the DGCL.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     The Exhibits are as set forth in the Exhibit Index.

     (b) Financial Statement Schedules

     None.

ITEM 22. UNDERTAKINGS

     (1) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (3) The Registrant undertakes that every prospectus: (a) that is filed pursuant to paragraph (2) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (6) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (7) The undersigned Registrant hereby undertakes: To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CAMARILLO, STATE OF CALIFORNIA, ON THIS 31ST DAY OF MARCH, 2000.



                                          VIEW TECH, INC.


                                          By:     /s/ DOUGLAS HOPKINS
                                               ------------------------------
                                                      Douglas Hopkins
                                                  Chief Executive Officer



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-4 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON MARCH 31, 2000:



                      SIGNATURE                                                 TITLE
------------------------------------------------------  ------------------------------------------------------
                 /s/ Paul C. O'Brien*                   Chairman
-----------------------------------------------------
                   Paul C. O'Brien


                 /s/ DOUGLAS HOPKINS                    Chief Executive Officer
-----------------------------------------------------   (Principal Executive Officer)
                   Douglas Hopkins


             /s/ Franklin A. Reece, III*                Director
-----------------------------------------------------
                Franklin A. Reece, III


             /s/ Christopher A. Zigmont*                Chief Financial Officer and
-----------------------------------------------------   Chief Accounting Officer
                Christopher A. Zigmont                  (Principal Financial and Accounting Officer)


                /s/ Therese Violette*                   Vice President--Finance
-----------------------------------------------------
                   Therese Violette


                 /s/ William J. Shea*                   Director
-----------------------------------------------------
                   William J. Shea


                 /s/ Robert F. Leduc*                   Director
-----------------------------------------------------
                   Robert F. Leduc


                 /s/ David F. Millet*                   Director
-----------------------------------------------------
                   David F. Millet


*By:              /s/ DOUGLAS HOPKINS
   ------------------------------------------------
                     Douglas Hopkins
                     attorney-in-fact

                                                                     SCHEDULE II

                                 EXHIBIT INDEX


EXHIBIT
 NO.     EXHIBIT
------   --------------------------------------------------------------------------------------------------------
  2.1    Agreement and Plan of Merger, dated as of December 27, 1999, by and between View Tech, Inc. and All
         Communications Corporation (included as Appendix A to the joint proxy statement/prospectus filed as part of this registration statement).

  2.2    Amendment No. 1 to Agreement and Plan of Merger, dated as of February 29, 2000 by and between View Tech,
         Inc. and All Communications Corporation (included as Appendix A to the joint proxy statement/prospectus filed as a part of this registration statement).

  3.1    Amended and Restated Certificate of Incorporation of View Tech, Inc. (included as Appendix D to the joint proxy statement/prospectus filed as part of this registration statement).

  3.2    Amended and Restated Bylaws of View Tech, Inc. (included as Appendix E to the joint proxy statement/prospectus filed as part of this registration statement).

  4.1    Specimen Common Stock Certificate of View Tech, Inc.(22)

  4.2    Warrant Agreement dated as of June 28, 1995 between View Tech, Inc. and U.S. Stock Transfer
         Corporation.(1)

  4.3    Form of Warrant between View Tech, Inc. and Telecom Holding, LLC.(2)

  5.1    Opinion of Burns & Levinson LLP as to the legality of Common Stock of View Tech, Inc., together with consent.(22)

  8.1    Opinion of Morrison & Foerster LLP regarding federal income tax matters, together with consent.(23)

 10.1    Dealer Agreement between View Tech, Inc. and PictureTel Corporation dated as of March 30, 1995.(3)

 10.2    Employment Agreement between View Tech, Inc. and Franklin A. Reece, III dated as of November 29,
         1996.(2)

 10.3    Severance and Consulting Agreement by and between, View Tech, Inc. and John W. Hammon, dated April 22,
         1997.(4)

 10.4    Tenth Amendment to Revolving Credit, Term Loan and Security Agreement between USTeleCenters, Inc. and
         The First National Bank of Boston, dated March 31, 1997.(4)

 10.5    Employment Agreement between View Tech, Inc. and William M. McKay, dated as of December 9, 1996.(5)

 10.6    1995 Stock Option Plan of View Tech, Inc., as amended.(6)

 10.7    Amendment to the Dealer Agreement between View Tech, Inc. and PictureTel Corporation, dated as of
         August 1, 1995.(1)

 10.8    1997 Stock Incentive Plan of View Tech, Inc.(7)

 10.9    Asset Purchase Agreement, dated as of November 13, 1997, as amended by Amendment No. 1 to the Asset
         Purchase Agreement, dated as of November 21, 1997, by and among Vermont Network Services Corporation,
         Vermont Telecommunications Network Services, Inc. and Zoltan B. Keve.(8)

 10.10   Amendment No. 1 to the Asset Purchase Agreement, dated as of November 21, 1997, by and among Vermont
         Network Services Corporation, Vermont Telecommunications Network Services, Inc. and Zoltan B. Keve.(8)

 10.11   Promissory Note, dated November 21, 1997, of Vermont Network Services Corporation, payable to Vermont
         Telecommunications Network Services, Inc. in the amount of $250,000.(8)

EXHIBIT
 NO.     EXHIBIT
------   --------------------------------------------------------------------------------------------------------
 10.12   Contingent Note, dated November 21, 1997, of Vermont Network Services Corporation, payable to Vermont
         Telecommunications Network Services, Inc. in the amount of $250,000.(8)

 10.13   Subordination Agreement, dated as of July 26, 1996, by and among View Tech, Inc., the First National
         Bank of Boston, BancBoston Leasing, Inc., and USTeleCenters, Inc.(9)

 10.14   Sublease Agreement dated as of October 11, 1996, by and between Atlantic Steel Industries, Inc. and View
         Tech, Inc. (together with prime Lease Agreement dated as of November 1, 1993 between Atlantic Steel
         Industries, Inc. and the State of California Public Employees' Retirement System).(2)

 10.15   Common Stock and Common Stock Purchase Warrants Agreement, dated as of December 31, 1996, by and between
         View Tech, Inc. and Telcom Holding, LLC, a Massachusetts limited liability company.(2)

 10.16   Letter Agreement, dated as of December 31, 1996, from View Tech, Inc. to Paul C. O'Brien and Mark P.
         Kiley.(2)

 10.17   Common Stock Purchase Warrant, dated as of November 21, 1997, for the purchase of 60,000 shares of
         Common Stock of View Tech, Inc., a Delaware corporation, by Imperial Bank, a California banking corporation, on or before November 21, 2004 at a purchase price of $7.08 per share.(10)

 10.18   Common Stock Purchase Warrant, dated as of November 21, 1997, for the purchase of 20,000 shares of
         Common Stock of View Tech, Inc., a Delaware corporation, by BankBoston, N.A., a national banking association, a participating lender, on or before November 21, 2004 at a purchase price of $7.08 per share.(10)

 10.19   Revolving Note with City National Bank, dated February 20, 1996.(11)

 10.20   Loan Agreements with Power-Data Services, Inc., dated February 15, 1996 and March 22, 1996.(11)

 10.21   Credit Agreement, dated as of November 21, 1997, among, USTeleCenters, Inc., a Delaware corporation,
         View Tech, Inc. a Delaware corporation, and Imperial Bank, a bank organized under the laws of the State of California.(10)

 10.22   Security Agreement, dated as of November 21, 1997, among USTeleCenters, Inc., a Delaware corporation,
         View Tech, Inc., a Delaware corporation, and Imperial Bank, a bank organized under the State of
         California.(10)

 10.23   Amendment No. 2 dated as of May 1, 1998, to the Credit Agreement, dated as of November 21, 1997, among
         USTeleCenters, Inc., a Delaware corporation (the borrower), View Tech, Inc., a Delaware corporation (the parent company), and Imperial Bank and BankBoston, N.A. (the banks).(17)

 10.24   Amendment No. 3 dated as of August 14, 1998, to the Credit Agreement, dated as of November 21, 1997, among USTeleCenters, Inc., a Delaware corporation (the borrower), View Tech, Inc., a Delaware corporation (the parent company), and Imperial Bank and BankBoston, N.A. (the banks).(17)

 10.25   Amendment No. 4 dated as of October 27, 1998, to the Credit Agreement, dated as of November 21, 1997, among USTeleCenters, Inc., a Delaware corporation (the borrower), View Tech, Inc., a Delaware corporation (the parent company), and Imperial Bank and BankBoston, N.A. (the banks).(17)

 10.26   Amendment No. 1, Exhibit A, dated as of October 14, 1998, to the Common Stock Purchase Warrant, dated as of November 21, 1997, for the purchase of common stock of View Tech, Inc., a Delaware corporation, by
         Imperial Bank.(17)

EXHIBIT
 NO.     EXHIBIT
------   --------------------------------------------------------------------------------------------------------
 10.27   Amendment No. 1, Exhibit B, dated as of October 14, 1998, to the Common Stock Purchase Warrant, dated as of November 21, 1997, for the purchase of common stock of View Tech, Inc., a Delaware corporation, by
         BankBoston, N.A.(17)

 10.28   Memorandum of Understanding by and between View Tech, Inc. and former Chief Executive Officer, Robert G.
         Hatfield, effective April 17, 1998.(15)

 10.29   Severance and Consulting Agreement by and between, View Tech, Inc. and Robert G. Hatfield, dated
         April 17, 1998.(16)

 10.30   Separation Agreement, effective August 31, 1998, by and between View Tech, Inc. and David A. Kaplan, the former Chief Financial Officer.(17)

 10.31   General Release between, David A. Kaplan, former Chief Financial Officer, and View Tech, Inc.(17)

 10.32   Settlement Agreement, Consulting Agreement & General Release, effective February 28, 1999, by and between View Tech, Inc. and Calvin M. Carrera, former Vice President and General Manager.(12)

 10.33   Agreement dated December 9, 1996 between All Communications Corporation and HFS Incorporated.(18)

 10.34   Dealer Agreement dated May 20, 1992, between All Communications Corporation and Panasonic Communications
         & Systems Company.(18)

 10.35   Employment Agreement, effective January 1, 1997, between All Communications Corporation and Richard
         Reiss.(18)

 10.36   Amendment to the Employment Agreement between All Communications Corporation and Richard Reiss, effective March 21, 1997.(18)

 10.37   Employment Agreement, effective January 1, 1997, between All Communications Corporation and Joseph
         Scotti.(18)

 10.38   Amendment No. 1 to the Employment Agreement between All Communications Corporation and Joseph Scotti, effective January 11, 1999.(19)

 10.39   Employment Agreement, effective January 1, 1997, between All Communications Corporation and Leo
         Flotron.(18)

 10.40   Amendment No. 1 to the Employment Agreement between All Communications Corporation and Leo Flotron, effective January 11, 1999.(19)

 10.41   Sublease Agreement for premises located at 1130 Connecticut Avenue, NW, Washington D.C., dated July 1,
         1996, between All Communications Corporation and Charles L. Fishman, P.C.(18)

 10.42   All Communications Corporation's Stock Option Plan.(18)

 10.43   Amendment No. 1 to All Communications Corporation's Stock Option Plan.(19)

 10.44   Lease Agreement for premises located at 225 Long Avenue, Hillside, New Jersey, dated March 20, 1997, between All Communications Corporation and Vitamin Realty Associates, L.L.C.(18)

 10.45   Agreement, dated September 10, 1997, between the Company and Maxbase, Inc.(20)

 10.46   Reseller Agreement dated November 21, 1997, between Polycom, Inc. and All Communications
         Corporation.(21)

 10.47   Dealer Agreement, dated November 26, 1997, between Lucent Technologies, Inc. and All Communications
         Corporation.(21)

 10.48   First Amendment of Lease dated as of December, 1997 by and between Vitamin Realty Associates, L.L.C. and
         All Communications Corporation.(22)

EXHIBIT
 NO.     EXHIBIT
------   --------------------------------------------------------------------------------------------------------
 10.49   Second Amendment of Lease dated as of December 20, 1999 by and between Vitamin Realty Associates, L.L.C.
         and All Communications Corporation.(22)

 10.50   Asset Purchase Agreement, dated as of December 31, 1999 among OC Mergerco 4, Inc., USTeleCenters, Inc.,
         Vermont Network Services Corporation and View Tech, Inc.(23)

 11.1    Statement re Computation of Per Share Earnings.(23)

 21.1    Subsidiaries of View Tech, Inc.(12)

 23.1    Consent of Arthur Andersen LLP.(23)

 23.2    Consent of BDO Seidman LLP.(23)

 23.3    Consent of BDO Seidman LLP.(23)

 23.4    Consent of Burns & Levinson LLP (included in their opinion filed as Exhibit 5).

 23.5    Consent of Morrison & Foerster LLP (included in their opinion filed as Exhibit 8).

 24.1    Power of Attorney.(22)

 99.1    Form of proxy of View Tech, Inc.(22)

 99.2    Form of proxy of All Communications Corporation.(22)

 99.3    View Tech, Inc. Special Non-Officer Stock Option Plan.(13)

 99.4    Form of View Tech, Inc. Special Non-Officer Stock Option Agreement.(13)

 99.5    Form of Addendum to View Tech, Inc. Stock Option Agreement; Involuntary Termination Following Corporate
         Transaction.(13)

 99.6    Form of View Tech, Inc. Stock Option Agreement.(14)

 99.7    Form of Addendum to View Tech, Inc. Stock Option Agreement: Involuntary Termination Following Corporate
         Transaction.(14)

 99.8    Form of Addendum to View Tech, Inc. Stock Option Agreement: Involuntary Termination Following Change in
         Control.(14)

 99.9    View Tech, Inc. 1997 Non-Employee Directors Stock Option Plan.(14)

 99.10   Form of View Tech, Inc. Automatic Stock Option Agreement.(14)

 99.11   View Tech, Inc. Employee Stock Purchase Plan.(14)

 99.12   Form of Stock Purchase Agreement under the View Tech, Inc. Employee Stock Purchase Plan.(14)


------------------

(1) Filed as an exhibit to View Tech, Inc.'s Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995, and incorporated herein by reference.


(2) Filed as an exhibit to View Tech, Inc.'s Registration Statement on Form SB-2 (Registration No. 333-19597), and incorporated herein by reference.

(3) Filed as an exhibit to View Tech, Inc.'s Registration Statement on Form SB-2 (Registration No. 333-91232), and incorporated herein by reference.

(4) Filed as an exhibit to View Tech, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, and incorporated herein by reference.

(5) Filed as an exhibit to View Tech, Inc.'s Transitional Report on Form 10-K for the six month period ended December 31, 1997, and incorporated herein by reference.

(6) Filed as an exhibit to View Tech, Inc.'s Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1995, and incorporated herein by reference.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(7) Filed as an exhibit to View Tech, Inc.'s Registration Statement on Form S-4 (Registration No. 333-13459), and incorporated herein by reference.

(8) Filed as an exhibit to View Tech, Inc.'s Report on Form 8-K dated December 5, 1997, and incorporated herein by reference.

(9) Filed as an exhibit to View Tech, Inc.'s Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996, and incorporated herein by reference.

(10) Filed as an exhibit to View Tech, Inc.'s Report on Form 8-K dated February 5, 1998, and incorporated herein by reference.

(11) Filed as an exhibit to View Tech, Inc.'s Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996, and incorporated herein by reference.

(12) Filed as an exhibit to View Tech, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and incorporated herein by reference.

(13) Filed as an exhibit to View Tech, Inc.'s Registration Statement on
     Form S-8 filed on November 4, 1997, and incorporated herein by reference.

(14) Filed as an exhibit to View Tech, Inc.'s Registration Statement on Form S-8 filed on June 30, 1997, and incorporated herein by reference.

(15) Filed as an exhibit to View Tech, Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, and incorporated herein by reference.

(16) Filed as an exhibit to View Tech, Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, and incorporated herein by reference.

(17) Filed as an exhibit to View Tech, Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, and incorporated herein by reference.

(18) Filed as an exhibit to All Communications Corporation's Registration Statement on Form SB-2 (Registration No. 333-21069), and incorporated herein by reference.

(19) Filed as an exhibit to All Communications Corporation's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, and incorporated herein by reference.

(20) Filed as an exhibit to All Communications Corporation's Report on Form 8-K dated September 18, 1997, and incorporated herein by reference.

(21) Filed as an exhibit to All Communications Corporation's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, and incorporated herein by reference.


(22) Previously filed.



(23) Filed herewith.